Exhibit 99.1

ARRANGEMENT INVOLVING

BUNKER HILL MINING CORP.

and

SILVER47 EXPLORATION CORP.

Notice of Meeting and Proxy Statement with respect to the Special Meeting of Stockholders of Bunker Hill Mining Corp.

to be held at 10:00 a.m. (Pacific Time) on October 28, 2026
at 1009 McKinley Avenue, Kellogg, Idaho, 83837

The Board of Directors of Bunker Hill Mining Corp. unanimously recommends that Stockholders vote FOR the Charter Amendment Proposal and the Share Issuance Proposal

TAKE ACTION AND VOTE TODAY

September 23, 2026

BUNKER HILL
MINING CORPORATION

1009 McKinley Avenue
Kellogg, Idaho 83837

PROPOSED ARRANGEMENT - YOUR VOTE IS VERY IMPORTANT

Letter to Stockholders

Dear Stockholders,

On behalf of the board of directors (the "**Bunker Hill Board**") and management of Bunker Hill Mining Corp. (the "**Corporation**" or "**Bunker Hill**"), I write in connection with the special meeting (the "**Special Meeting**") of the holders ("**Bunker Hill Stockholders**") of shares of common stock of Bunker Hill ("**Bunker Hill Shares**").

The accompanying proxy statement, dated September 23, 2026 (the "**Proxy Statement**"), and notice of special meeting of Bunker Hill Stockholders (the "**Notice of Meeting**") contain important information regarding how to vote at the Special Meeting, the Arrangement (as defined below), the Charter Amendment Resolution (as defined below) and the Share Issuance Resolution (as defined below). Bunker Hill Stockholders are urged to read this information carefully and, if they require assistance, to consult their tax, financial, legal and other professional advisors.

The Arrangement

On August 20, 2026, Bunker Hill entered into an arrangement agreement (the "**Arrangement Agreement**") with Silver47 Exploration Corp. ("**Silver47**") whereby, subject to the terms and conditions of the Arrangement Agreement, Bunker Hill will acquire all of the issued and outstanding common shares of Silver47 (the "**Silver47 Shares**") on the basis of 0.1724 of a Bunker Hill Share for each Silver47 Share outstanding (the "**Exchange Ratio**"), pursuant to a statutory plan of arrangement (the "**Arrangement**") under the *Business Corporations Act* (British Columbia). Immediately following completion of the Arrangement, Silver47 will become a wholly-owned subsidiary of Bunker Hill and, following the issuance of Bunker Hill Shares in exchange for Silver47 Shares at the effective time, it is anticipated that current Bunker Hill Stockholders and former shareholders of Silver47 ("**Silver47 Shareholders**") will own approximately 57% and 43% of the combined entity ("**Post-Arrangement Bunker Hill**"), respectively. Additionally, if the Arrangement is completed, Bunker Hill intends to change the name of Post-Arrangement Bunker Hill to "Bunker Hill Silver Corp.".

Reasons for the Arrangement

- *Improved capital markets profile*. The expectation that the Arrangement will provide a stronger balance sheet and increased access to capital to the Post-Arrangement Bunker Hill and provide greater trading liquidity and market exposure to Bunker Hill Stockholders.

- *Participation by Bunker Hill Stockholders and Silver47 Shareholders in the combined projects*. Through ownership of Bunker Hill Shares, both companies' shareholders will continue to participate in the opportunities associated with Post-Arrangement Bunker Hill's operating assets and growth property, and will benefit from a lower cost of capital and lower risk profile for the combined business. Following the completion of the Arrangement, assuming that: (i) there are no dissenting Silver47 Shareholders; and (ii) prior to the Effective Date, (a) no additional Bunker Hill security-based compensation awards are issued; and (b) no additional Silver47 Shares or securities convertible into Silver47 Shares are issued, existing Bunker Hill Stockholders will hold approximately 57% and former Silver47 Shareholders will own approximately 43% of the issued and outstanding shares of Post-Arrangement Bunker Hill.

- *Leadership from an industry leading team*. Post-Arrangement Bunker Hill will benefit from an experienced leadership team, comprising members from both Bunker Hill and Silver47, supported by a post-Arrangement board of directors chaired by Richard Williams, and a shared commitment to operational excellence.

- *Complementary U.S. focused platform*. The combination of two strong management teams and similar operating assets is expected to support a smooth integration process and enhance operational efficiency across Post-Arrangement Bunker Hill.

- *Support of directors, officers and significant shareholders*. The Arrangement is supported by each of the directors and senior officers of Bunker Hill, as well as certain other significant shareholders, who collectively hold 24,031,785 Bunker Hill Shares or 50.9% of the issued and outstanding Bunker Hill Shares as at the date hereof and have agreed to vote such Bunker Hill Shares in favor of the Bunker Hill Resolutions (as defined in the Proxy Statement) at the Special Meeting. In addition, each of the directors and senior officers of Silver47, who collectively hold 13,244,675 Silver47 Shares or approximately 6.3% of the issued and outstanding Silver47 Shares as of the date hereof, have agreed to vote such Silver47 Shares in favor of the Arrangement at the upcoming special meeting of Silver47 Shareholders.

- *Negotiated transaction*. The Arrangement Agreement is the result of a comprehensive negotiation process with respect to the key elements of the Arrangement Agreement and Plan of Arrangement, which includes terms and conditions that are in line with market and reasonable in the judgement of the Bunker Hill Board.

- *Fairness opinion*. The oral opinion of Evans & Evans, Inc., subsequently confirmed in writing by delivery of a written opinion, to the effect that, as of August 20, 2026, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in Evans & Evans, Inc.'s written opinion, the Exchange Ratio is fair, from a financial point of view, to Bunker Hill Stockholders.

Stockholder Vote

At the Special Meeting, Bunker Hill Stockholders will be asked to consider and approve the following proposals:

- *Proposal No. 1 – The Charter Amendment Proposal* – to approve the amendment to the Articles of Incorporation of Bunker Hill, as amended (the "**Charter Amendment**"), conditioned upon the closing of the Arrangement, to increase the number of authorized shares of Bunker Hill Common Stock from 100,000,000 shares to 400,000,000 shares (the "**Charter Amendment Proposal**"); and

- *Proposal No. 2 – The Share Issuance Proposal* – to approve the issuance of up to 51,965,961 Bunker Hill Shares to former Silver47 Securityholders in connection with the Arrangement (including the Bunker Hill Shares issuable upon the exchange or settlement of Silver47 Convertible Securities (as defined in the Proxy Statement), as applicable) (the "**Share Issuance Proposal**"). The total number of Bunker Hill Shares authorized for issuance pursuant to the Share Issuance Proposal also includes a 2% buffer to account for administrative and clerical matters.

Recommendations

The Bunker Hill Board, after careful consideration, including a thorough review of the Arrangement Agreement and receiving the advice of its financial and legal advisors, including the fairness opinion of Evans & Evans, Inc., in addition to considering other matters, each as described in the Proxy Statement, has unanimously determined that the Arrangement is in the best interests of Bunker Hill and its stockholders. Bunker Hill Stockholders who collectively hold approximately 50.9% of the issued and outstanding Bunker Hill Shares as at the date hereof have agreed to vote their Bunker Hill Shares in favor of the Bunker Hill Resolutions at the Special Meeting, meaning Bunker Hill Stockholders holding a sufficient number of shares of Bunker Hill Shares to approve the Charter Amendment Proposal and the Share Issuance Proposal have agreed to vote "**FOR**" each such proposal. However, your vote is important and Bunker Hill encourages you to promptly vote your Bunker Hill Shares. **Accordingly, the Bunker Hill Board unanimously recommends that you vote "FOR" each of the proposals described above.**

Other Information

The accompanying Proxy Statement provides you with information about the Arrangement, the Charter Amendment and the Special Meeting. Bunker Hill encourages you to read the Proxy Statement carefully and in its entirety, including the annexes attached thereto. **Before deciding how to vote, you should consider the risk factors discussed**

in the "*Risk Factors*" section of the Proxy Statement. You may also obtain more information about Bunker Hill and Silver47 from the documents each of them has filed with the United States Securities and Exchange Commission (the "**SEC**") or the System for Electronic Data Analysis Retrieval + (SEDAR+) of the Canadian Securities Administrators, as applicable. For more information, see the "*Where You Can Find More Information*" section of the Proxy Statement.

YOUR VOTE IS VERY IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

Your vote is important. The Arrangement cannot be completed unless the Charter Amendment Proposal and the Share Issuance Proposal are approved. Approval of the Charter Amendment Proposal requires the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding shares of Bunker Hill Common Stock entitled to vote thereon as of the close of business on the record date for the Special Meeting, being the close of business on September 24, 2026. Assuming the presence of a quorum, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast on the Share Issuance Proposal. Please read the Proxy Statement before exercising your vote. Brokers are not permitted to vote on certain proposals and may not vote on certain proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the Special Meeting.

Whether or not you plan to attend the Special Meeting in person, you are requested to promptly vote your shares as soon as possible by completing, signing and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid envelope provided, or by voting over the telephone or via the internet in accordance with the instructions included with the proxy card or voting instruction form. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote "FOR" each of the proposals described above. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions provided by that institution to vote your shares.

To be counted, proxies must be received in each case no later than 10:00 a.m., Pacific Time, on October 26, 2026, or no later than 48 hours before the Special Meeting is reconvened following any adjournment or postponement. The time limit for the deposit of proxies may be waived or extended by the Chair of the Special Meeting at the Chair's discretion without notice.

I strongly support the proposed Arrangement, including the Charter Amendment Proposal and the Share Issuance Proposal, and join with our board of directors in unanimously recommending that you vote "**FOR**" each of the proposals described in the Proxy Statement. Thank you for your continued support of Bunker Hill.

By Order of the Board of Directors,

/s/ Richard Williams

Richard Williams
Executive Chairman

September 23, 2026

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE ARRANGEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE ARRANGEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THE ARRANGEMENT AGREEMENT, INCLUDING THE ARRANGEMENT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

1009 McKinley Avenue
Kellogg, Idaho 83837

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On October 28, 2026

NOTICE IS HEREBY GIVEN THAT a special meeting ("**Special Meeting**") of the holders ("**Bunker Hill Stockholders**") of shares of common stock ("**Bunker Hill Shares**") in the capital of Bunker Hill Mining Corp. (the "**Corporation**" or "**Bunker Hill**"), is scheduled to be held at 1009 McKinley Avenue, Kellogg, Idaho, 83837, at 10:00 a.m., Pacific Time, on October 28, 2026.

At the Special Meeting, Bunker Hill Stockholders will be asked to consider and approve the following proposals in connection with a proposed strategic business combination transaction, to be implemented by way of a statutory plan of arrangement under the *Business Corporations Act* (British Columbia) (the "**Arrangement**"), whereby Bunker Hill would acquire all of the issued and outstanding common shares of Silver47 Exploration Corp. ("**Silver47**"), a corporation existing under the laws of the Province of British Columbia, Canada, pursuant to the terms and conditions of the arrangement agreement dated August 20, 2026, between Bunker Hill and Silver47 (the "**Arrangement Agreement**"):

- *Proposal No. 1 – The Charter Amendment Proposal* – to approve the amendment to the Articles of Incorporation of Bunker Hill, as amended, conditioned upon the closing of the Arrangement, to increase the number of authorized shares of Bunker Hill Common Stock from 100,000,000 shares to 400,000,000 shares (the "**Charter Amendment Proposal**"); and

- *Proposal No. 2 – The Share Issuance Proposal* – to approve the issuance of up to 51,965,961 Bunker Hill Shares to former Silver47 Securityholders in connection with the Arrangement (including the Bunker Hill Shares issuable upon the exchange or settlement of Silver47 Convertible Securities (as defined in the Proxy Statement), as applicable) (the "**Share Issuance Proposal**"). The total number of Bunker Hill Shares authorized for issuance pursuant to the Share Issuance Proposal also includes a 2% buffer to account for administrative and clerical matters.

The Bunker Hill board of directors unanimously recommends that you vote "**FOR**" each of the proposals described above.

The accompanying proxy statement dated September 23, 2026 (the "**Proxy Statement**") provides you with information about the Arrangement and specific details of the business to be considered at the Special Meeting. You are encouraged to read the Proxy Statement carefully and in its entirety, including the annexes thereto.

The record date for determination of Bunker Hill Stockholders entitled to receive notice of and vote at the Special Meeting is the close of business on September 24, 2026 (the "**Record Date**"). Only Bunker Hill Stockholders as of the close of business on the Record Date are entitled to receive notice of and to vote in person or by proxy at the Special Meeting or at any adjournment or postponement thereof.

The Proxy Statement is first being mailed to our stockholders on or about September 29, 2026.

The Arrangement cannot be completed unless the Charter Amendment Proposal and the Share Issuance Proposal are approved. Approval of the Charter Amendment Proposal requires the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding Bunker Hill Shares entitled to vote thereon as of the close of business on the Record Date. Assuming the presence of a quorum, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast on the Share Issuance Proposal. Please read the Proxy Statement before exercising your vote. Brokers are not permitted to vote on certain proposals and may not vote on certain proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the Special Meeting. All stockholders are

cordially invited to attend the Special Meeting in person or by proxy. It is important that your shares be represented at the Special Meeting whether or not you are personally able to attend. **If you are unable to attend the Special Meeting in person and would like to listen to the Special Meeting live, dial in at 1-844-763-8274 (within North America) or at 1-647-361-0247 (outside North America) on October 28, 2026, at 10:00 a.m., Pacific Time. No stockholder or proxyholder will be able to vote or otherwise participate in the Special Meeting through the dial-in, and, as a result, you are encouraged to vote by proxy prior to the Special Meeting.** If you are unable to attend, please promptly vote your shares by telephone or internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. Voting by the internet or telephone is fast, convenient, and enables your vote to be immediately confirmed and tabulated, which helps Bunker Hill reduce postage and proxy tabulation costs. Your proxy or voting instructions must be received in each case no later than 10:00 a.m., Pacific Time, on October 26, 2026, or no later than 48 hours before the Special Meeting is reconvened following any adjournment or postponement.

Voting your shares will help to ensure that your interests are represented at the Special Meeting. Whether or not you plan to attend the Special Meeting in person, we encourage you to read the enclosed Proxy Statement and accompanying proxy materials and to promptly vote as soon as possible to ensure that your shares are represented and voted at the Special Meeting.

On behalf of Bunker Hill's board of directors, the management team and employees, we thank you for your continued support of Bunker Hill and look forward to hosting you at the Special Meeting.

By Order of the Board of Directors,

/s/ Bradley Barnett

Bradley Barnett
Chief Financial Officer

September 23, 2026

IMPORTANT VOTING INSTRUCTIONS

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, BUNKER HILL URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. INSTRUCTIONS ON HOW TO VOTE BEGIN ON PAGE 50 OF THIS PROXY STATEMENT ("PROXY STATEMENT").

Bunker Hill urges you to read this Proxy Statement, including all documents incorporated by reference into this Proxy Statement, and its annexes carefully and in their entirety.

If you are a Bunker Hill Stockholder and have any questions concerning the Arrangement or this Proxy Statement, would like additional copies of this Proxy Statement, need to obtain proxy cards or need help voting, please contact Bunker Hill's Investor Relations Department at ir@bunkerhillmining.com.

For additional information about documents incorporated by reference into this Proxy Statement, please see the "*Where You Can Find More Information*" section of this Proxy Statement.

TABLE OF CONTENTS

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms "Bunker Hill", "we", "us" or "our" refer to Bunker Hill Mining Corp., a Nevada corporation. References to "$" refer to the lawful currency of the United States of America; and "C$", to the lawful currency of Canada.

In this Proxy Statement, unless otherwise stated or the context otherwise requires:

"**Acquisition Proposal**" means, other than the transactions contemplated by the Arrangement Agreement, any offer, proposal, expression of interest, or inquiry, whether oral or written, from, or public announcement of intention by, any person or group of persons acting jointly or in concert (as such term is defined in National Instrument 62-104 – *Takeover Bids and Issuer Bids*) (other than a Party or any of its affiliates) made after the date hereof relating to: (i) any acquisition, sale, disposition, lease, license, joint venture, royalty, stream, long-term supply agreement or other arrangement having the same economic effect as an acquisition, sale or disposition, direct or indirect, of: (a) the assets of a Party and/or one or more of its subsidiaries (including shares of subsidiaries of such Party) that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries taken as a whole, or which contribute 20% or more of the consolidated revenue of the Party and its subsidiaries, taken as a whole (in each case based upon the most recent publicly available consolidated financial statements of the Party); or (b) 20% or more of any voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of a Party or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of the Party and its subsidiaries, taken as a whole (in each case based upon the most recent publicly available consolidated financial statements of the Party); (ii) any take-over bid, tender offer, treasury issuance, exchange offer or other offer for any class of voting or equity securities of a Party that, if consummated, would result in such person or group of persons beneficially owning 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of a Party; or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Party or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of the Party and its subsidiaries, taken as a whole (in each case based upon the most recent publicly available consolidated financial statements of the Party);

"**Adams Plateau Project**" means Silver47's wholly-owned, non-material project taking place on the Adams Plateau property located in Kamloops, British Columbia, Canada;

"**Arrangement**" means the arrangement of Silver47 under the provisions of Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or the Plan of Arrangement, or made at the direction of the Court in the Final Order (with the prior written consent of Bunker Hill and Silver47, all acting reasonably);

"**Arrangement Agreement**" means the arrangement agreement entered into by and between Bunker Hill and Silver47 on August 20, 2026, as it may be amended from time to time;

"**Arrangement Resolution**" means the special resolution to be considered by the Silver47 Shareholders at the Silver47 Shareholder Meeting to approve the Arrangement, substantially on the terms and in the form attached as Schedule B to the Arrangement Agreement;

"**ASC**" means Accounting Standards Codification;

"**BCBCA**" means the *Business Corporations Act (British Columbia)* and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

"**Blakes**" means Blake, Cassels & Graydon LLP.

"**Bunker Hill**" means Bunker Hill Mining Corp., a Nevada corporation;

"**Bunker Hill Annual Financial Statements**" means the audited consolidated financial statements for the year ended December 31, 2025, together with the notes thereto and the auditor's reports thereon;

"**Bunker Hill Annual MD&A**" means the management's discussion and analysis of Bunker Hill for its financial condition and results of operations filed March 20, 2026 for the year ended December 31, 2025;

"**Bunker Hill Annual Report**" means the annual report of Bunker Hill on Form 10-K dated March 6, 2026 for the fiscal year ended December 31, 2025;

"**Bunker Hill Articles of Incorporation**" means the Second Amended and Restated Articles of Incorporation of Bunker Hill, effective as of June 5, 2025, as amended from time to time;

"**Bunker Hill Benefit Plans**" means all employee benefit, health, welfare, dental, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, life insurance, pension or retirement plans, group registered retirement savings and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured which are sponsored, administered or maintained by or contributed to or required to be contributed to by, or which are otherwise binding upon, Bunker Hill or Silver Valley or in respect of which Bunker Hill or Silver Valley has any actual or potential liability;

"**Bunker Hill Board**" means the board of directors of Bunker Hill;

"**Bunker Hill Budget**" means the Bunker Hill Budget as disclosed in Schedule 1.1 of the Bunker Hill Disclosure Letter;

"**Bunker Hill Bylaws**" means the Amended and Restated Bylaws of Bunker Hill, dated August 1, 2026, as amended from time to time;

"**Bunker Hill Common Stock**" means the common stock of Bunker Hill, par value $0.000001 per share;

"**Bunker Hill Preferred Stock**" means the preferred stock of Bunker Hill, par value $0.000001 per share;

"**Bunker Hill Compensation Options**" means the Bunker Hill Share compensation options issued under the terms of the compensation option certificates, as amended, dated September 29, 2025 and March 5, 2026, representing the compensation options previously issued by Bunker Hill;

"**Bunker Hill Convertible Debentures**" means, collectively, the amended and restated series 1 secured convertible debentures in the aggregate principal amount of US$6,000,000, the amended and restated series 2 secured convertible debentures in the aggregate principal amount of US$15,000,000, and the series 3 senior secured convertible debentures in the aggregate principal amount of US$25,000,000;

"**Bunker Hill Convertible Securities**" means the Bunker Hill Compensation Options, Bunker Hill Options, Bunker Hill Warrants, Bunker Hill DSUs and Bunker Hill RSUs;

"**Bunker Hill Disclosure Letter**" means the disclosure letter dated August 20, 2026 regarding the Arrangement Agreement that was executed by Bunker Hill and delivered to Silver47 concurrently with the execution of the Arrangement Agreement;

"**Bunker Hill DSU**" means a deferred share unit issued pursuant to the deferred share unit plan of Bunker Hill effective April 21, 2020;

"**Bunker Hill Interim Financial Statements**" means the unaudited condensed interim consolidated financial statements for the three and six months ended June 30, 2026, together with the notes thereto;

"**Bunker Hill Interim MD&A**" means the management's discussion and analysis of Bunker Hill for its financial condition and results of operations for the three and six month period ended June 30, 2026;

"**Bunker Hill Mine**" means the Bunker Hill silver-lead-zinc mine located in the Silver Valley mining district in Kellogg, Idaho, USA;

"**Bunker Hill Options**" means the outstanding options to purchase Bunker Hill Shares granted under the Bunker Hill Stock Option Plan;

"**Bunker Hill Resolutions**" means the Share Issuance Resolution and the Charter Amendment Resolution;

"**Bunker Hill RSU**" means a restricted share unit issued pursuant to the restricted share unit plan of Bunker Hill dated June 11, 2026, as amended;

"**Bunker Hill Shares**" means the shares of Bunker Hill Common Stock;

"**Bunker Hill Stockholder Approvals**" means the approval of (i) the Share Issuance Resolution by the affirmative vote of a majority of the votes cast on the Share Issuance Proposal at the Special Meeting; and (ii) the Charter Amendment Resolution by the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding Bunker Hill Shares entitled to vote thereon at the Special Meeting;

"**Bunker Hill Stockholders**" means holders of Bunker Hill Shares;

"**Bunker Hill Stock Option Plan**" means the amended and restated stock option plan of Bunker Hill adopted by the Bunker Hill Stockholders on June 11, 2026;

"**Bunker Hill Supporting Stockholders**" means each of the executive officers, directors and other stockholders of Bunker Hill that entered into Bunker Hill Voting Agreements;

"**Bunker Hill Technical Report**" means the NI 43-101 technical report with respect to the Bunker Hill Mine;

"**Bunker Hill Voting Agreements**" means the voting and support agreements (including any amendments thereto) between Silver47 and the Bunker Hill Supporting Stockholders setting forth the terms and conditions upon which the Bunker Hill Supporting Stockholders have agreed to vote their Bunker Hill Shares in favor of the Bunker Hill Resolutions;

"**Bunker Hill Warrants**" means the Bunker Hill Share purchase warrants issued under the terms of the warrant certificates dated August 9, 2024, October 1, 2024, November 15, 2024, January 7, 2025, November 21, 2025 and June 5, 2025, and the warrant indentures dated June 5, 2025, September 29, 2025 and March 5, 2026;

"**business day**" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia or Toronto, Ontario;

"**Canadian Securities Regulators**" means the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada;

"**Change in Recommendation**" means, as described in the Arrangement Agreement, a Party engaging in, among other things, any withdrawal, change, amendment, modification or qualification of, in a manner adverse to the other Party, such Party's board recommendation, or the acceptance, endorsement, recommendation or entry into any agreement in respect of an Acquisition Proposal;

"**Charter Amendment**" means the proposed amendment to the Bunker Hill Articles of Incorporation, conditioned upon the Closing, to increase the number of authorized shares of Bunker Hill Common Stock from 100,000,000 shares to 400,000,000 shares, a copy of which is attached to this Proxy Statement as **Annex H**;

"**Charter Amendment Proposal**" means the proposal to Bunker Hill Stockholders to approve the Charter Amendment;

"**Charter Amendment Resolution**" means the resolution approving the Charter Amendment Proposal to be considered by the Bunker Hill Stockholders at the Special Meeting;

"**Closing**" means the closing of the Arrangement under the Arrangement Agreement;

"**Closing Date**" means the date the Closing occurs;

"**Confidentiality Agreement**" means the mutual confidentiality agreement between Bunker Hill and Silver47 dated February 3, 2026;

"**Consideration**" means the consideration to be received by the Silver47 Shareholders pursuant to the Plan of Arrangement for their Silver47 Shares, consisting of the Consideration Shares;

"**Consideration Shares**" means the Bunker Hill Shares to be issued to certain Silver47 Securityholders pursuant to the Arrangement;

"**Contract**" means any contract, agreement, license, franchise, lease, arrangement or other right or obligation to which Silver47 or Bunker Hill or any of their respective subsidiaries is a party or by which Silver47 or Bunker Hill or any of their respective subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

"**Court**" means the Supreme Court of British Columbia;

"**Dissent Rights**" means the rights of dissent exercisable by registered Silver47 Shareholders as of the record date of the Silver47 Shareholder Meeting, described in Section 4.1 of the Plan of Arrangement;

"**EDGAR**" means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC;

"**Effective Date**" means the date on which the Arrangement becomes effective in accordance with Section 1.1 of the Plan of Arrangement;

"**Effective Time**" means 12:01 a.m. (Vancouver time) on the Effective Date, unless a different time on the Effective Date is agreed to by Bunker Hill and Silver47;

"**Evans & Evans**" means Evans & Evans, Inc.;

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the SEC promulgated thereunder;

"**Exchange Ratio**" means 0.1724 of a Bunker Hill Share for each Silver47 Share;

"**Exchanges**" means the TSX and the TSXV, and if applicable at the relevant time the NYSE American;

"**Fairness Opinion**" means the oral fairness opinion delivered by Evans & Evans to the Bunker Hill Board and the written fairness opinion delivered by Evans & Evans to the Bunker Hill Board dated August 20, 2026, to the effect that, as of August 20, 2026, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to Bunker Hill Stockholders;

"**Final Order**" means the final order of the Court, after being informed of the intention to rely upon the exemption from the registration requirements under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and the Replacement Convertible Securities pursuant to the Arrangement, made pursuant to Section 291(4) of the BCBCA, approving the Arrangement, in form and substance acceptable to Silver47 and Bunker Hill, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions

of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date (provided that any such amendment, modification, supplementation or variation is acceptable to each of Silver47 and Bunker Hill, each acting reasonably), or, if appealed, then, as affirmed or as amended on appeal (provided that any such amendment is acceptable to each of Silver47 and Bunker Hill, each acting reasonably) unless such appeal is withdrawn, abandoned or denied;

"**Governmental Entity**" means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, bureau, board or authority of any of the foregoing; (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (d) any stock exchange; or (e) any government-run, government-owned, or government-controlled entity;

"**Hughes Project**" means Silver47's wholly-owned, material project taking place in the Tonopah Mining District of central Nevada, United States;

"**IFRS**" means the IFRS® Accounting Standards as issued by the International Accounting Standards Board;

"**Interim Order**" means the interim order of the Court, after being informed of the intention to rely upon the exemption from the registration requirements under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and the Replacement Convertible Securities pursuant to the Arrangement, made pursuant to Section 291(2) of the BCBCA, following the application contemplated by Section 2.3(a) of the Arrangement Agreement, in form and substance acceptable to each of Silver47 and Bunker Hill, each acting reasonably, providing for, among other things, declarations and directions in respect of the notice to be given in respect of, and the calling and holding of the Silver47 Shareholder Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of Silver47 and Bunker Hill, each acting reasonably);

"**Kennedy Project**" means Silver47's wholly owned, non-material project located in Pershing County, Nevada, United States;

"**Letter of Intent**" means the non-binding letter of intent dated April 29, 2026 between Bunker Hill and Silver47 setting out the principal terms of the proposed Arrangement;

"**Loan Facilities**" means the Teck Facility and the Ocean Partners Facility;

"**Management Designees**" means Richard Williams, Executive Chairman of Bunker Hill, or failing him, Bradley Barnett, Chief Financial Officer of Bunker Hill, or failing him, Sam Ash, Chief Executive Officer, who have agreed to act as the Bunker Hill management proxyholders for the Special Meeting;

"**Material Adverse Effect**" means in respect of Silver47 or Bunker Hill, as applicable, any change, effect, event, occurrence or state of facts that either individually or in the aggregate with other such changes, effects, events, occurrences or states of fact, is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, properties, financial condition or liabilities of that person and its subsidiaries, on a consolidated basis, except any change, effect, event, occurrence or state of facts resulting from or relating to: (i) the execution, announcement or performance of the Arrangement Agreement or the consummation of the transactions contemplated thereby (including the impact of any of the foregoing on the relationships, contractual or otherwise, of such Party with its customers, suppliers, service providers and employees); (ii) changes in general economic, securities, financial, banking or currency exchange markets including, without limitation, the imposition or adjustment of tariffs provided that such changes do not have a materially disproportionate effect on that person relative to comparable silver mining companies; (iii) any change in IFRS, U.S. GAAP or changes in applicable regulatory accounting requirements applicable to the industries in which such party conducts business, or that results from any action taken for the purpose of complying with any of the foregoing; (iv) any natural disaster provided that it does not have a materially disproportionate effect on that person relative to comparable silver mining companies; (v) changes or developments affecting the silver mining industry generally or silver prices (on a current or forward basis), provided

that such changes do not have a materially disproportionate effect on that person relative to comparable silver mining companies; (vi) generally applicable changes in applicable law provided that it does not have a materially disproportionate effect on that person relative to comparable silver mining companies; (vii) the commencement or continuation of any war, armed hostilities or acts of terrorism provided that it does not have a materially disproportionate effect on that person relative to comparable silver mining companies; (viii) changes in political or civil conditions in any jurisdiction in which such person's assets and/or its business and operations are located provided that such changes do not have a materially disproportionate effect on that person relative to comparable silver mining companies; (ix) any change or development in political policy conditions in Canada or the United States provided that it does not have a materially disproportionate effect on that person relative to comparable silver mining companies; (x) any decrease in the market price or any decline in the trading volume of that person's common shares on the Exchanges (it being understood that the causes underlying such change in market price or trading volume (other than those in items (i) to (ix) above) may be taken into account in determining whether a Material Adverse Effect has occurred); and (xi) any actions taken or omitted to be taken by such person pursuant to the Arrangement Agreement to obtain any approvals, consents, registrations, permits, or authorizations for the completion of the transactions contemplated by the Arrangement Agreement;

"**Material Contract**" means, in respect of any person, any Contract entered into outside the ordinary course of business of such person (except for any earn-in, option, joint venture or similar agreement not relating to the Bunker Hill Mine or Silver47's Red Mountain Project, Hughes Project, Mogollon Project, Kennedy Project, Adams Plateau Project or Michelle Project, as applicable) to which such person is party: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (ii) under which such person or any of its subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $2,000,000 in the aggregate; (iii) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $2,000,000; (iv) providing for the establishment, organization or formation of any joint venture that is material to it; (v) under which such person or any of its subsidiaries is obligated to make or expects to receive payments in excess of $1,000,000 over the remaining term of the Contract; (vi) that limits or restricts such person or any of its subsidiaries from engaging in any line of business or any geographic area in any material respect; or (vii) that is otherwise material to such person and its subsidiaries, considered as a whole;

"**Material Employee**" means senior management and executive officers as set out in the Bunker Hill Disclosure Letter and the Silver47 Disclosure Letter, as applicable;

"**MI 61-101**" means Multilateral Instrument 61-101 – *Protection of Minority Securityholders in Special Transactions*;

"**Michelle Project**" means Silver47's wholly-owned, non-material project located in Yukon, Canada;

"**Mogollon Project**" means Silver47's wholly-owned, material project taking place in the Mogollon Mining District in southwestern New Mexico, United States;

"**Monetary Metals**" means Monetary Metals Bond III LLC;

"**NI 43-101**"means National Instrument 43-101 – *Standards of Disclosure for Mineral Projects*;

"**NI 44-101**" means National Instrument 44-101 – *Short Form Prospectus Distributions*;

"**NI 45-102**" means National Instrument 45-102 – *Resale of Securities of the Canadian Securities Administrators*;

"**NI 51-102**" means National Instrument 51-102 – *Continuous Disclosure Obligations*;

"**NI 54-101**" means National Instrument 54-101 – *Communication with Beneficial Owners of Securities of a Reporting Issuer*;

"**NRS**" means the Nevada Revised Statutes, as amended;

"**NYSE American**" means the NYSE American stock exchange;

"**Ocean Partners**" means Ocean Partners UK Ltd.;

"**Ocean Partners Facility**" means the concentrate prepayment facility of up to US$10,000,000 established pursuant to a prepayment agreement dated August 20, 2026 by and among Bunker Hill, Silver Valley and Ocean Partners;

"**OTCQB**" means the OTCQB Venture Market by the OTC Markets Group;

"**OTCQX**" means the OTCQX Best Market by the OTC Markets Group;

"**Outside Date**" means January 31, 2027 or such later date as may be agreed to by the Parties and set out in an instrument in writing for that purpose that is executed by the Parties;

"**Party**" means any of Silver47 or Bunker Hill, as the case may be, and "**Parties**" means each of them, as applicable;

"**Plan of Arrangement**" means that certain plan of arrangement implementing the Arrangement, substantially in the form of Schedule A to the Arrangement Agreement, and any amendments or variations thereto made in accordance with the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Silver47 and Bunker Hill, each acting reasonably;

"**Post-Arrangement Bunker Hill**" means Bunker Hill after the consummation of the Arrangement;

"**Post-Arrangement Bunker Hill Board**" means the board of directors of Post-Arrangement Bunker Hill;

"**Pro Forma Financial Statements**" means the unaudited pro forma consolidated financial statements of Post-Arrangement Bunker Hill for the year ended December 31, 2025 and as at and for the six months ended June 30, 2026, and the accompanying notes thereto, attached as **Annex G** to this Proxy Statement;

"**Proxy Statement**" means this proxy statement, dated September 23, 2026, including all annexes hereto and all documents incorporated by reference herein;

"**Qualified Person**" has the meaning ascribed thereto in NI 43-101;

"**Record Date**" means September 24, 2026;

"**Red Mountain Project**" means Silver47's wholly-owned, material project located approximately 100 kilometers south of Fairbanks, Alaska, United States;

"**Regulatory Approvals**" means the sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities described in Schedule C to the Arrangement Agreement;

"**Replacement Convertible Securities**" means the Replacement Options and the Replacement Warrants;

"**Replacement Option**" means the options to be issued to holders of Silver47 Options in exchange for such holders' Silver47 Options pursuant to the Plan of Arrangement;

"**Replacement Option In-The-Money Amount**" in respect of a Replacement Option means the amount, if any, by which the total fair market value (determined immediately after the Effective Time) of the Bunker Hill Shares that a holder is entitled to acquire on exercise of the Replacement Option at and from the Effective Time exceeds the amount payable to acquire such shares;

"**Replacement Warrant**" means the warrants to be issued to holders of Silver47 Warrants in exchange for such holders' Silver47 Warrants pursuant to the Plan of Arrangement;

"**Response Period**" means the five business day period following receipt by a Party of notice from the other Party in respect of a Superior Proposal;

"**SEC**" means the United States Securities and Exchange Commission;

"**Section 3(a)(10) Exemption**" means the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereof;

"**SEDAR+**" means the System for Electronic Data Analysis Retrieval + of the Canadian Securities Administrators, accessible at www.sedarplus.ca;

"**Share Issuance Proposal**" means the proposal to Bunker Hill Stockholders to approve the issuance of up to 51,965,961 Bunker Hill Shares to former Silver47 Securityholders in connection with the Arrangement, inclusive of a 2% buffer to account for clerical and administrative matters;

"**Share Issuance Resolution**" means the resolution to approve the Share Issuance Proposal to be considered by the Bunker Hill Stockholders at the Special Meeting;

"**Silver47**" means Silver47 Exploration Corp., a corporation existing under the laws of the Province of British Columbia, Canada;

"**Silver47 Advisory Warrant Certificates**" means the warrant certificates, as amended, each dated January 14, 2026, September 16, 2025, August 1, 2025 and November 1, 2024;

"**Silver47 Advisory Warrants**" means Silver47 Share purchase warrants issued under the terms of the Silver47 Advisory Warrant Certificates;

"**Silver47 AIF**" means the annual information form of Silver47 dated November 28, 2025 for the year ended July 31, 2025;

"**Silver47 Annual Financial Statements**" means the audited consolidated financial statements of Silver47 as at and for the years ended July 31, 2025 and 2024, together with the notes thereto and the independent auditor's report thereon;

"**Silver47 Annual MD&A**" means the management's discussion and analysis of Silver47 for the year ended July 31, 2025;

"**Silver47 Benefit Plans**" means all employee benefit, health, welfare, dental, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, life insurance, pension or retirement plans, group registered retirement savings and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured which are sponsored, administered or maintained by or contributed to or required to be contributed to by, or which are otherwise binding upon, Silver47 or any Silver47 Material Subsidiary or in respect of which Silver47 or any of the Silver47 Material Subsidiaries has any actual or potential liability;

"**Silver47 Board**" means the board of directors of Silver47;

"**Silver47 Broker Warrant Certificates**" means the warrant certificates, as amended, each dated January 14, 2026, September 16, 2025, August 1, 2025 and November 1, 2024;

"**Silver47 Broker Warrants**" means Silver47 Share purchase warrants issued under the terms of the Silver47 Broker Warrant Certificates;

"**Silver47 Convertible Securities**" means Silver47 Options, Silver47 Warrants, Silver47 Advisory Warrants, Silver47 Broker Warrants, Silver47 Finder Warrants, Silver47 Restricted Warrants, Silver47 Unrestricted Warrants and Silver47 RSUs;

"**Silver47 Disclosure Letter**" means the disclosure letter dated August 20, 2026 regarding the Arrangement Agreement that was executed by Silver47 and delivered to Bunker Hill concurrently with the execution of the Arrangement Agreement;

"**Silver47 Dissenting Shareholders**" means the Silver47 Shareholders who exercise their Dissent Rights in respect of the Arrangement;

"**Silver47 Equity Incentive Plans**" means, collectively, the Silver47 Omnibus Incentive Plan and the Summa Silver Option Plan;

"**Silver47 Financing Commitment**" means Silver47's commitment to make available to Bunker Hill an unsecured debt facility in an aggregate principal amount of up to US$5,000,000;

"**Silver47 Finder Warrant Certificates**" means the warrant certificates, as amended, each dated January 14, 2026, April 4, 2025, April 2, 2025, March 21, 2025, March 12, 2025, March 5, 2025, November 1, 2024, June 6, 2024, June 2, 2024, June 28, 2022, and certain other finder warrant certificates issued in 2022;

"**Silver47 Finder Warrants**" means Silver47 Share purchase warrants issued under the terms of the Silver47 Finder Warrant Certificates;

"**Silver47 Interim Financial Statements**" means the condensed consolidated interim financial statements of Silver47 for the nine months ended April 30, 2026 and 2025, together with the notes thereto;

"**Silver47 Interim MD&A**" means the management's discussion and analysis of Silver47 for the three and nine months ended April 30, 2026;

"**Silver47 Material Subsidiaries**" means the following subsidiaries of Silver47: Summa Silver, 1237025 B.C. Ltd., 1237025 Nevada Inc., Summa Silver (US) Corp. and Silver47 USA Inc.;

"**Silver47 Omnibus Incentive Plan**" means the omnibus incentive plan of Silver47 effective December 8, 2025 and approved by Silver47 Shareholders on January 21, 2026;

"**Silver47 Option In-The-Money Amount**" in respect of a Silver47 Option means the amount, if any, by which the total fair market value (determined immediately before the Effective Time) of the Silver47 Shares that a holder is entitled to acquire on exercise of the Silver47 Option immediately before the Effective Time exceeds the amount payable to acquire such shares;

"**Silver47 Options**" means options to acquire Silver47 Shares granted pursuant to or otherwise subject to the Silver47 Equity Incentive Plans;

"**Silver47 Record Date**" means September 21, 2026, being the record date for the Silver47 Shareholder Meeting;

"**Silver47 Restricted Warrant Certificates**" means the warrant certificates, as amended, each dated November 1, 2024;

"**Silver47 Restricted Warrants**" means Silver47 Share purchase warrants issued under the terms of the Silver47 Restricted Warrant Certificates;

"**Silver47 RSU**" means a restricted share unit issued pursuant to the Silver47 Omnibus Incentive Plan;

"**Silver47 Securityholders**" means holders of Silver47 Shares, Silver47 Options, Silver47 RSUs, Silver47 Warrants, Silver47 Advisory Warrants, Silver47 Broker Warrants, Silver47 Finder Warrants, Silver47 Restricted Warrants and Silver47 Unrestricted Warrants;

"**Silver47 Shareholder Approval**" means the approval of the Arrangement Resolution, in the manner required by the Interim Order and applicable laws, from: (i) at least 66 ⅔% of the votes cast by all Silver47 Shareholders present in person or represented by proxy and entitled to vote at the Silver47 Shareholder Meeting; and (ii) a majority of the votes cast by the Silver47 Shareholders present in person or represented by proxy at the Silver47 Shareholder Meeting, excluding the votes cast by persons described in items (a) through (d) of section 8.1(2) of MI 61-101;

"**Silver47 Shareholder Meeting**" means the special meeting of Silver47 Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement Resolution and for any other purpose as may be set out in the Silver47's management information circular to be sent to the Silver47 Shareholders in connection with such meeting;

"**Silver47 Shareholders**" means holders of the Silver47 Shares;

"**Silver47 Shares**" means the common shares in the capital of Silver47;

"**Silver47 Supporting Shareholders**" means each of the executive officers and directors of Silver47 that entered into Silver47 Voting Agreements;

"**Silver47 Technical Reports**" means, collectively, (i) the technical reports prepared for Silver47 entitled "Technical Report on the Red Mountain VMS Property, Bonnifield Mining District, Alaska, USA" dated June 28, 2024 with an effective date of January 12, 2024, (ii) the technical report prepared for Silver47 entitled "Technical Report and Mineral Resource Estimate For The Hughes Silver-Gold Property, Nye County, Nevada, USA" dated March 3, 2025, with an effective date of October 22, 2024, and (iii) the technical report prepared for Silver47 entitled "NI 43-101 Technical Report on Mineral Resources at the Mogollon Silver-Gold Property, Catron County, New Mexico, USA" dated March 2, 2025, with an effective date of November 22, 2024;

"**Silver47 Unrestricted Warrant Certificates**" means the warrant certificates, as amended, each dated November 1, 2024;

"**Silver47 Unrestricted Warrants**" means Silver47 Share purchase warrants issued under the terms of the Silver47 Unrestricted Warrant Certificates;

"**Silver47 Voting Agreements**" means the voting and support agreements (including any amendments thereto) between Bunker Hill and the Silver47 Supporting Shareholders setting forth the terms and conditions upon which the Silver47 Supporting Shareholders agree to vote their Silver47 Shares in favor of the Arrangement;

"**Silver47 Warrant Certificates**" means the warrant certificates, as amended, each dated July 8, 2021, June 28, 2022, November 28, 2022, June 2, 2024, June 6, 2024, November 1, 2024, November 6, 2024, March 5, 2025, March 12, 2025, March 21, 2025, April 2, 2025, April 4, 2025, August 1, 2025, September 16, 2025, January 14, 2026 and February 17, 2026;

"**Silver47 Warrant Indentures**" means the warrant indentures, as amended, each dated November 1, 2024, June 17, 2025, August 1, 2025, September 16, 2025, and January 14, 2026;

"**Silver47 Warrants**" means Silver47 Share purchase warrants issued under the terms of the Silver47 Warrant Certificates and Silver47 Warrant Indentures;

"**Silver Valley**" means Silver Valley Metals Corp., the wholly-owned subsidiary of Bunker Hill;

"**Special Meeting**" means the special meeting of Bunker Hill Stockholders to be held on October 28, 2026 at 10:00 a.m., Pacific Time, at 1009 McKinley Avenue, Kellogg, Idaho, 83837 to consider and vote on the Charter Amendment Proposal and the Share Issuance Proposal, and includes any adjournment or postponement thereof;

"**Sprott Streaming**" means Sprott Streaming & Royalty Corp.;

"**Summa Silver**" means Summa Silver Corp.;

"**Summa Silver Option Plan**" means the stock option plan of Summa Silver adopted by the board of directors of Summa Silver on February 5, 2024, and approved by the shareholders of Summa Silver on March 26, 2024, being the effective date of the plan;

"**Superior Proposal**" means any bona fide, unsolicited, written Acquisition Proposal made by a third party or third parties acting jointly or in concert with one another after the date of the Arrangement Agreement that relates to the acquisition of 100% of the outstanding voting shares of a Party (the "**Target**") (other than voting shares owned by the person making the Superior Proposal) or all or substantially all of the consolidated assets of the Target and its subsidiaries, taken as a whole that is not obtained in violation of the Arrangement Agreement, or any agreement between the person making such Superior Proposal and the Target; and (i) complies with all applicable laws; (ii) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the person making such proposal; (iii) that, in the case of an Acquisition Proposal to acquire 100% of the outstanding voting shares of the Target, is made available to all shareholders of the Target on the same terms and conditions; (iv) that is not subject to a due diligence or access condition (but, for greater certainty, may include a customary access covenant); (v) that is not subject to a financing condition; (vi) in respect of which the Target's board of directors determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors, that having regard for all of its terms and conditions, and such other factors deemed to be relevant by the board of directors of the Target, including certainty of financing, likelihood of obtaining regulatory approvals and the expected timing and likelihood of consummation, such Acquisition Proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the holders of its voting shares from a financial point of view than the Arrangement; and (vii) the Target has sufficient financial resources available to pay or has made arrangements to pay any Termination Fee payable pursuant to the terms hereof in accordance with the terms of the Arrangement Agreement;

"**Tax Act**" means the *Income Tax Act* (Canada), and the regulations promulgated thereunder;

"**Teck Facility**" means the uncommitted demand revolving standby prepayment facility established pursuant to a standby prepayment facility agreement dated June 5, 2025 by and among Bunker Hill, Silver Valley and Teck Metals;

"**Teck Metals**" means Teck Metals Ltd.;

"**Teck Resources**" means Teck Resources Limited;

"**Termination Fee**" means, in accordance with the terms of the Arrangement Agreement, (a) if payable by Silver47, C$7,900,000 and (b) if payable by Bunker Hill, C$9,100,000;

"**Third Party Consents and Approvals**" means consents and approvals, other than the Regulatory Approvals, required from any third party to proceed with the transactions contemplated by the Arrangement Agreement and the Plan of Arrangement;

"**TSX**" means the Toronto Stock Exchange;

"**TSXV**" means the TSX Venture Exchange;

"**United States**" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

"**U.S. GAAP**" means the generally accepted accounting principles in the United States in effect from time to time;

"**U.S. Securities Act**" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

"**U.S. Tax Code**" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

"**VIF**" means a voting instruction form; and

"**Voting Agreements**" means, collectively, the Bunker Hill Voting Agreements and the Silver47 Voting Agreements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement and the documents incorporated by reference into this Proxy Statement include or may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act and Section 21E of the Exchange Act, and forward-looking information within the meaning of applicable Canadian securities laws, including, without limitation financial and business prospects and financial outlooks, which may be forward-looking plans and intentions, growth, results of operations, performance and business prospects and opportunities (collectively, "**forward-looking information**"). All statements, other than statements of historical fact, included in this Proxy Statement, including those that address activities, events, or developments that Bunker Hill expects, believes, or anticipates will or may occur in the future, may be forward-looking information. Forward-looking information contained in this Proxy Statement is based on expectations, estimates and projections as of the date of this Proxy Statement and include, without limitation, statements regarding: the Arrangement, including any statements regarding the expected timetable for completing the Arrangement; Bunker Hill's or Silver47's plans and expectations with respect to the Arrangement; the results, effects and benefits of the Arrangement; the anticipated impact of the Arrangement on Post-Arrangement Bunker Hill's results of operations, financial position, growth opportunities, competitive position, including maintaining Bunker Hill's and Silver47's current management, strategies and plans and integration; Bunker Hill's intention to change its legal name; expected ownership percentages in Post-Arrangement Bunker Hill following completion of the Arrangement; the timing of the Special Meeting and the Final Order; the anticipated number of Bunker Hill Shares to be issued pursuant to the Arrangement, including the number of shares that may be, in certain circumstances, issued upon the exercise, conversion or settlement of the Replacement Convertible Securities, as applicable; future opportunities for Post-Arrangement Bunker Hill; future financial performance and condition; guidance and any other statements regarding Bunker Hill's or Silver47's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. The words "anticipate", "believe", "ensure", "expect", "if", "intend", "estimate", "probable", "project", "forecasts", "predict", "outlook", "aim", "will", "could", "should", "would", "potential", "may", "might", "likely", "plan", "positioned", "strategy", and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking information. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking information is intended to be subject to the safe harbor provided by Section 27A of the U.S. Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws.

Forward-looking information involves known and unknown risks and uncertainties, many of which are outside Bunker Hill's control, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking information, which speaks only as of the date of this Proxy Statement. Investors are cautioned not to place undue reliance on this forward-looking information. Risks and uncertainties that could cause actual results to differ from those described in forward-looking information include the following:

- shareholders of Silver47 may not approve the Arrangement;
- stockholders of Bunker Hill may not approve the Charter Amendment Proposal or the Share Issuance Proposal;
- any other condition to the completion of the Arrangement may not be satisfied or the completion of the Arrangement might be delayed or not occur at all;
- either Bunker Hill or Silver47 may terminate the Arrangement Agreement and either Bunker Hill or Silver47 may be required to pay a Termination Fee to the other party;
- the regulatory approvals required to complete the Arrangement may be delayed, impose burdensome conditions, or may not be obtained at all, which could prevent or delay completion of the Arrangement;
- the Arrangement may not be accretive, and may be dilutive, to Bunker Hill's earnings per share, which may negatively affect the market price of Bunker Hill Shares;
- Bunker Hill and Silver47 may incur significant transaction and other costs in connection with the Arrangement in excess of those anticipated by the Parties;
- potential adverse reactions or changes to business or employee relationships of Bunker Hill or Silver47, including those resulting from the announcement or completion of the Arrangement;
- the ultimate timing, outcome and results of integrating the operations of Bunker Hill and Silver47;

- the effects of the business combination of Bunker Hill and Silver47, including Post-Arrangement Bunker Hill's future financial condition, results of operations, strategy and plans;
- the possibility that Post-Arrangement Bunker Hill will not realize all of the anticipated strategic and other benefits of the business combination, in the timeframe expected or at all;
- changes in capital markets and the ability of Post-Arrangement Bunker Hill to finance operations in the manner expected;
- the Arrangement and the announcement, pendency and/or completion thereof or the failure to complete the Arrangement could have an adverse effect on the price of Bunker Hill Shares, or on the business, financial results and operations or employee or business relationships of Bunker Hill and/or Silver47;
- risks related to disruption of management time from ongoing business operations due to the Arrangement, or the diversion of management time on transaction-related issues;
- risks related to the ultimate timing, outcome and results of integrating the operations of Bunker Hill and Silver47;
- operating costs and business disruption may be greater than expected following the public announcement or consummation of the Arrangement;
- Bunker Hill or Silver47 may not receive the required stock exchange approvals of the Arrangement or the issuance of the Consideration Shares, as applicable;
- the risk of any litigation relating to the proposed Arrangement;
- risks to Bunker Hill's and Silver47's business generally, including changes in governmental regulations or enforcement practices;
- the effects of commodity prices;
- life of mine estimates;
- the timing and amount of estimated future production;
- the risks of mining activities;
- Silver47 may have liabilities that are not known to Bunker Hill;
- the Arrangement Agreement contains restrictions on Bunker Hill's ability to pursue certain transactions during the pendency of the Arrangement Agreement without Silver47's consent; and
- other risks and uncertainties discussed under the heading "*Risk Factors*" in this Proxy Statement.

The foregoing list of factors is not exhaustive and there may be other factors that could affect Bunker Hill, Silver47 or Post-Arrangement Bunker Hill. Accordingly, undue reliance should not be placed on forward-looking information. For further discussion of these and other risks, contingencies, and uncertainties applicable to Bunker Hill, please see "*Risk Factors*" in this Proxy Statement as well as Bunker Hill's other filings with the SEC incorporated herein by reference. For forward-looking information in the documents incorporated by reference herein, you should refer to the applicable forward-looking information advisories, including the related assumptions and risk factors, set out in those documents. Please see "*Where You Can Find More Information*" for more information about the documents incorporated by reference into this Proxy Statement.

Additional factors that could cause results to differ materially from those described above can be found in the Bunker Hill Annual Report, and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available from Bunker Hill's website at www.bunkerhillmining.com and on SEDAR+, and in other documents Bunker Hill files with the SEC and on SEDAR+. Information included on this website is not incorporated by reference into this Proxy Statement.

All forward-looking information attributable to Bunker Hill or any person acting on its behalf are expressly qualified by the cautionary statements contained in this section. All forward-looking information speaks only as of the date such statements are made and are based on information available at that time. Neither Bunker Hill nor Silver47 assumes any obligation to update forward-looking information to reflect circumstances or events that occur after the date such statements were made or to reflect the occurrence of unanticipated events, except as required by applicable laws.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ARRANGEMENT

The following questions and answers briefly address some commonly asked questions about the Arrangement and other matters being considered at the Special Meeting. They may not include all the information that is important to our stockholders. Bunker Hill Stockholders should carefully read this entire Proxy Statement, including the annexes and the other documents referred to herein and incorporated by reference.

Q: Why am I receiving this Proxy Statement?

A: Bunker Hill has agreed to acquire all of the issued and outstanding Silver47 Shares pursuant to the terms and conditions of the Arrangement Agreement and the Plan of Arrangement that are described in this Proxy Statement.

You are receiving this Proxy Statement because you have been identified as a holder of one or more Bunker Hill Shares as of the close of business on the Record Date. This Proxy Statement is being used to solicit proxies on behalf of the Bunker Hill Board for the Special Meeting to obtain the required approval of Bunker Hill Stockholders. This Proxy Statement contains important information about the Arrangement and related transactions, the Charter Amendment Proposal, the Share Issuance Proposal and the Special Meeting, and you should read it carefully.

In order to complete the Arrangement, several conditions must be satisfied, including the approval of the Charter Amendment Proposal and the Share Issuance Proposal by Bunker Hill Stockholders. See "*Is completion of the Arrangement subject to any conditions?*" and "*When will the Arrangement become effective*?" below for additional information.

Q: Who is Silver47?

A: Silver47 is a mineral exploration and development company focused on advancing high-grade silver and silver-rich polymetallic projects in the United States. Silver47's focus is on the acquisition, exploration and development of silver, silver-gold and silver-rich polymetallic mineral deposits. Its activities involve the exploration, evaluation, acquisition and advancement of mineral properties. Silver47's principal assets include the Red Mountain Project in Alaska, the Hughes Project in Nevada and the Mogollon Project in New Mexico.

The Silver47 Shares currently trade on the TSXV under the symbol "AGA" and are quoted on the OTCQX under the symbol "AAGAF". The Silver47 Shares are also listed for trading on the Frankfurt Stock Exchange under the symbol "QP2".

For a more detailed description of Silver47, please see **Annex E** to this Proxy Statement.

Q: Why is Bunker Hill proposing to combine with Silver47?

A: Management of Bunker Hill and the Bunker Hill Board believe that combining with Silver47 will accelerate achievement of Bunker Hill's growth and revaluation objectives, delivering greater value to Bunker Hill Stockholders than could be achieved on a standalone basis, and that Bunker Hill Stockholders will benefit from the anticipated attributes of Post-Arrangement Bunker Hill, including:

- an improved balance sheet and capital markets profile;
- participation by Bunker Hill Stockholders and former Silver47 Shareholders in the combined projects;
- leadership from an industry leading team; and
- a complementary U.S. focused platform, through the combination of two strong management teams and similar operating assets.

The Bunker Hill Board believes the Arrangement, through the partnership with Silver47 as a U.S.-focused silver and critical metals developer, provides Bunker Hill Stockholders with share price appreciation potential and aligns long-term shareholder interests. In assessing the Arrangement, the Bunker Hill Board weighed the issuance of new Bunker Hill Shares against the expected contribution from Silver47's exploration and development assets, the financial capacity of Post-Arrangement Bunker Hill, and the enhanced potential of the combined organic growth pipeline.

In evaluating the Arrangement, the Bunker Hill Board considered alternatives reasonably available to Bunker Hill, including continuing as a standalone company and pursuing organic growth and development opportunities. After considering the expected benefits, risks, timing, execution requirements and relative certainty of these alternatives, the Bunker Hill Board concluded that the Arrangement was in the best interests of Bunker Hill and the Bunker Hill Stockholders.

For additional information, see the "*Background to the Arrangement and Recommendation——Bunker Hill's Reasons for the Arrangement*" section of this Proxy Statement.

Q: When and where is the Special Meeting?

A: The Special Meeting will take place in-person on Wednesday, October 28, 2026, at 10:00 a.m., Pacific Time, at 1009 McKinley Avenue, Kellogg, Idaho, 83837. Please see "*How do I attend the Special Meeting?*" below.

Q: How do I attend the Special Meeting?

A: The Special Meeting will take place in-person on Wednesday, October 28, 2026, at 10:00 a.m., Pacific Time, at 1009 McKinley Avenue, Kellogg, Idaho, 83837. Stockholders may also listen to the Special Meeting live by dialing in at 1-844-763-8274 (within North America) or at 1-647-361-0247 (outside North America). No stockholder or proxyholder will be able to vote or otherwise participate in the Special Meeting through the dial-in, and, as a result, you are encouraged to vote by proxy prior to the Special Meeting. For detailed information on how to vote by proxy, please see "*How do I vote?*" below.

For additional information on attending the Special Meeting, please see "*The Special Meeting*" in this Proxy Statement.

Q: What am I being asked to vote on at the Special Meeting?

A: At the Special Meeting, Bunker Hill Stockholders will be asked to consider and vote on the Charter Amendment Proposal and the Share Issuance Proposal. Approval of the Charter Amendment Proposal and the Share Issuance Proposal are conditions to the completion of the Arrangement.

Q: Who is eligible to vote at the Special Meeting?

A: Holders of Bunker Hill Shares as of the close of business on September 24, 2026, being the Record Date, are eligible to vote at the Special Meeting.

Q: How many votes do Bunker Hill Stockholders have?

A: Bunker Hill Stockholders are entitled to cast one vote for each Bunker Hill Share held by such Bunker Hill Stockholder at the close of business on the Record Date. As of the date of this Proxy Statement, there were 47,207,589 Bunker Hill Shares issued and outstanding.

Q: Are any Bunker Hill Stockholders already committed to vote in favor of the Charter Amendment Proposal or the Share Issuance Proposal?

A: Yes. Concurrently with the execution of the Arrangement Agreement, each director and senior officer of Bunker Hill, as well certain other significant stockholders, who collectively hold approximately 50.9% of the

outstanding Bunker Hill Shares as of the date of this Proxy Statement, entered into voting and support agreements with Silver47. Each such agreement provides that the Bunker Hill Supporting Stockholder party thereto will, among other things and subject to limited exceptions, vote their Bunker Hill Shares in favor of approving the Arrangement, any other transactions contemplated in the Arrangement Agreement and any other matter necessary for the consummation of the Arrangement, and against certain matters inconsistent with the Arrangement.

For additional details regarding the Bunker Hill Voting Agreements, see "*Voting Agreements*".

Q: What constitutes a quorum for the Special Meeting?

A: In accordance with the Bunker Hill Bylaws, stockholders, represented in person or by proxy, representing at least 33 1/3% of the shares of Bunker Hill Common Stock entitled to vote at the Special Meeting, will constitute a quorum at the Special Meeting. If a quorum is not present at the Special Meeting, a majority of the shares represented at the Special Meeting may adjourn the Special Meeting without further notice for a period not to exceed 60 days at any one adjournment. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the Special Meeting is for any reason adjourned for less than 30 days to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Q: What vote by the Bunker Hill Stockholders is required to approve the Charter Amendment Proposal?

A: Approval of the Charter Amendment Proposal requires the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding Bunker Hill Shares entitled to vote thereon as of the close of business on the Record Date. Because the required vote for the Charter Amendment Proposal is based on the number of Bunker Hill Shares outstanding, if you (i) are a record holder and fail to vote or authorize a proxy or (ii) are a beneficial holder and fail to instruct your broker on how to vote, such failure will have the same effect as votes cast "**AGAINST**" the Charter Amendment Proposal.

See "*The Arrangement—Required Approvals—Shareholder Approvals*".

Q: Why am I being asked to consider and vote on the Charter Amendment Proposal?

A: The Bunker Hill Articles of Incorporation currently authorizes 100,000,000 shares of Bunker Hill Common Stock, and the effect of the Charter Amendment is to increase the number of authorized shares to 400,000,000 shares. Under the NRS and the Bunker Hill Articles of Incorporation, amendments to the Bunker Hill Articles of Incorporation require the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding Bunker Hill Common Shares.

The Bunker Hill Board believes that the increased number of authorized shares of Bunker Hill Common Stock contemplated by the Charter Amendment is required to issue the Consideration Shares required under the Arrangement as well as to have available for issuance from time to time, without further action or authorization by Bunker Hill Stockholders (except as required by applicable law or any applicable stock exchange rules), if needed for such corporate purposes as may be determined by the Bunker Hill Board.

Q: What vote by the Bunker Hill Stockholders is required to approve the Share Issuance Proposal?

A: Assuming the presence of a quorum, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast on the Share Issuance Proposal. A broker non-vote or an abstention from voting for the Share Issuance Proposal will not constitute or be counted as votes cast and, consequently, if a quorum is present at the Special Meeting, will have no effect on the outcome of the Share Issuance Proposal.

See "*The Arrangement—Required Approvals—Shareholder Approvals*".

Q: Why am I being asked to consider and vote on the Share Issuance Proposal?

A: Pursuant to section 604(d) of the TSX Company Manual, to be effective, the Share Issuance Resolution required pursuant to section 611(c) of the TSX Company Manual must be approved by a majority of the votes cast thereon by the Bunker Hill Stockholders present in person or represented by proxy at the Special Meeting. Accordingly, assuming the presence of a quorum, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast thereon. See "*What vote by the Bunker Hill Stockholders is required to approve the Share Issuance Proposal?*" above.

Q: What is an Arrangement?

A: An arrangement is a statutory procedure under Canadian corporate law that allows companies to carry out certain significant corporate transactions upon receiving shareholder and court approval that then becomes binding on all other securityholders by operation of law. The Plan of Arrangement is being conducted pursuant to Division 5 of Part 9 of the BCBCA.

Q: How does the Bunker Hill Board recommend that I vote?

A: The Bunker Hill Board unanimously recommends that you vote:

- "**FOR**" the Charter Amendment Proposal; and
- "**FOR**" the Share Issuance Proposal.

Each of the members of the Bunker Hill Board intends to vote his or her Bunker Hill Shares (including any Bunker Hill Shares issued upon the exercise, vesting or conversion, as applicable, of any Bunker Hill Convertible Securities) "**FOR**" each of the foregoing proposals.

Q: How do I vote?

A: If you are a registered Bunker Hill Stockholder, you may vote:

- in person, by attending the Special Meeting;
- by proxy, but completing, signing, dating and returning the enclosed proxy form in accordance with the instructions provided in the proxy form; or
- by internet or by telephone, in accordance with the instructions provided in the proxy form.

See "*The Special Meeting—Voting by Proxy*" in this Proxy Statement for additional information.

If your Bunker Hill Shares are held in "street name" by your bank, broker or other nominee, please see "*How do I vote if my Bunker Hill Shares are held in street name by my bank, broker or other nominee?*" below.

The Bunker Hill Board recommends that you vote by proxy using one of the above methods. Even if you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy or voting instruction card as instructed in these materials as promptly as possible to ensure that your shares will be represented at the Special Meeting if you are unable to attend.

Q: How do I vote if my Bunker Hill Shares are held in street name by my bank, broker or other nominee?

A: If your shares of common stock are held beneficially in "street" name through a nominee such as a brokerage firm, financial institution or other holder of record, your vote is controlled by that firm, institution or holder. Your vote by proxy may also be cast by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your voting instruction card.

For more information, see "*The Special Meeting—Advice to Beneficial Stockholders*" in this Proxy Statement.

Q: What should I do if I receive more than one set of materials?

A: You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your Bunker Hill Shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.

Q: What happens if I sell my Bunker Hill Shares before the Special Meeting?

A: The Record Date for Bunker Hill Stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your Bunker Hill Shares after the Record Date, but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting unless special arrangements are made between you and the person to whom you transfer your shares. If you sold your shares after the Record Date you are still encouraged to vote the shares you owned on the Record Date.

Q: How can I change or revoke my vote?

A: You may revoke your proxy at any time before it is exercised in accordance with the provisions of Section 78.355 of the NRS, by (i) going online and completing a new proxy at www.investorvote.com or calling by telephone at 1-866-732-8683, (ii) except to the extent otherwise noted on such later proxy, signing a new proxy bearing a later date and depositing it at the place and within the time required for the deposit of proxies as described above, or (iii) an instrument in writing executed by you or by your attorney authorized in writing and deposited either at the registered office of Bunker Hill or its transfer agent, Computershare Investor Services Inc. at the address provided above for voting proxies, at any time up to and including the last business day preceding the day of the Special Meeting, or any adjournment or postponement thereof, at which the proxy is to be used, or with the Chairman of the Special Meeting on the day of the Special Meeting or any adjournment or postponement thereof and before any vote in respect of which the proxy is to be used shall have been taken or in any other manner permitted by law.

For more information, see "*The Special Meeting—Revoking Your Proxy*" in this Proxy Statement.

Q: Am I entitled to dissenters' rights?

A: No. Under the NRS and in accordance with Bunker Hill's amended and restated by-laws, holders of Bunker Hill Shares are not entitled to dissenters' rights in connection with the Bunker Hill Resolutions or any of the matters to be acted on at the Special Meeting.

Q: Is completion of the Arrangement subject to any conditions?

A: Completion of the Arrangement is subject to customary closing conditions for a transaction of this nature, including, among other things, approval of the Court, approval of the TSX of the listing of the Consideration Shares issuable under the Arrangement on the TSX, approval of the TSXV of the Arrangement, approval by Silver47 Shareholders of the Arrangement and approval of Bunker Hill Stockholders of the Bunker Hill Resolutions.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Arrangement, see "*The Arrangement Agreement—Conditions to Closing*" in this Proxy Statement.

Q: What happens if the Arrangement is terminated?

A: If the Arrangement is terminated, Silver47 will not be combined with Bunker Hill, and Bunker Hill and Silver47 will continue to operate as separate entities as they did before. The Arrangement Agreement contains certain termination rights for both Bunker Hill and Silver47, including among others, (i) by mutual written agreement by Bunker Hill and Silver47, (ii) by either Bunker Hill or Silver47 if (A) the Arrangement shall not have occurred on or before the Outside Date (subject to certain extensions), (B) a change in law makes the Arrangement illegal or prohibited and such change has become final and non-appealable; (C) the Silver47 Shareholder Approval shall not have been obtained, (D) the Bunker Hill Stockholder Approvals shall not have been obtained, (iii) by a party if the other party breaches any of its representations, warranties or covenants in the Arrangement Agreement in a manner that would cause any of the closing conditions to not be satisfied, subject to certain conditions, (iv) by a party if the other party's board of directors changes its recommendation with respect to the Arrangement, (v) by a party if the other party materially breaches its non-solicitation covenants under the Arrangement Agreement, (vi) by a party if a Material Adverse Effect occurs on the other party, or (vii) by a party, if, prior to the Silver47 Shareholder Approval or the Bunker Hill Stockholder Approvals, as applicable, the party proposes to enter into a Superior Proposal, subject to certain limitations set out in the Arrangement Agreement.

The Arrangement Agreement further provides that, upon termination of the Arrangement Agreement under certain circumstances, Silver47 or Bunker Hill, as applicable, will be required to pay to the other party a Termination Fee of C$7.9 million or C$9.1 million, respectively. See the "*The Arrangement Agreement—Termination of the Arrangement Agreement*" section of this Proxy Statement for a more complete summary of the termination provisions under the Arrangement Agreement.

Q: When will the Arrangement become effective?

A: Subject to the satisfaction of all conditions precedent to the Arrangement and receipt of all requisite approvals completion of the Arrangement is anticipated to occur in the fourth quarter of 2026.

See "*Is completion of the Arrangement subject to any conditions?*" above for additional information.

Q: What will happen if the Arrangement is completed?

A: If completed, the Arrangement will result in Bunker Hill acquiring all of the issued and outstanding Silver47 Shares in exchange for newly issued Bunker Hill Shares. As a result, Silver47 will become a wholly-owned subsidiary of Bunker Hill. It is anticipated that the Silver47 Shares, which are currently listed for trading or quoted on the TSXV, the Frankfurt Stock Exchange and the OTCQX, as applicable, will be delisted or removed from quotation from the TSXV, the Frankfurt Stock Exchange and the OTCQX following completion of the Arrangement. It is also expect that Bunker Hill will, subject to applicable law, apply to have Silver47 cease to be a reporting issuer in all jurisdictions in which it is a reporting issuer and thus will terminate Silver47's reporting obligations in Canada following completion of the Arrangement.

Q: Who will be the directors and executive officers of Post-Arrangement Bunker Hill following the Arrangement?

A: Bunker Hill has agreed with Silver47 that it will take all actions necessary to ensure that, as of the Effective Time, two current members of Silver47 Board, Gary Thompson and Galen McNamara, shall be appointed to the Post-Arrangement Bunker Hill Board, provided that (i) such nominees meet any applicable qualification requirements to serve as directors under applicable laws, and (ii) such nominees have each delivered to Bunker Hill a consent to act as a director of Bunker Hill. Bunker Hill anticipates that the current members of its board of directors shall continue to serve as directors upon closing of the Arrangement. Accordingly, it is anticipated that the Post-Arrangement Bunker Hill Board will consist of Richard Williams (Executive Chairman), Dr. Mark Cruise (Lead Independent Director), Sam Ash (Director), Gary Thompson (Director), Galen McNamara (Director), Pamela Saxton (Director), and Kelli Kast (Director).

Bunker Hill anticipates the following individuals will serve as officers of Post-Arrangement Bunker Hill: Richard Williams (Executive Chairman), Sam Ash (Chief Executive Officer), Galen McNamara (President & Chief Investment Officer), and Bradley Barnett (Chief Financial Officer). See "*The Arrangement—Management Following the Arrangement*" in this Proxy Statement.

Q: Are there any risks I should consider in connection with the Arrangement?

A: Yes. There are a number of risk factors relating to Bunker Hill's business and operations, the Arrangement and Post-Arrangement Bunker Hill's business and operations, all of which should be carefully considered.

See the "*Risk Factors*" section of this Proxy Statement.

Q: Is this Bunker Hill's annual meeting? Will I be voting on the election of directors at the Special Meeting?

A: No. This is not Bunker Hill's annual meeting and you will not be asked to elect any of Bunker Hill's directors at this Special Meeting.

Q: Who is making this proxy solicitation?

A: The solicitation is made on behalf of the registrant, i.e., Bunker Hill, and each director of Bunker Hill.

Q: Who is paying for this proxy solicitation?

A: Bunker Hill pays for the costs of soliciting proxies.

Q: Who can help answer my questions?

A: The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this Proxy Statement. You should carefully read the entire proxy statement, including its annexes and other documents incorporated by reference into this Proxy Statement. If you would like additional copies of this Proxy Statement, without charge, or if you have questions about the Arrangement, including the procedures for voting your shares, you should contact Bunker Hill's Investor Relations Department at ir@bunkerhillmining.com.

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Arrangement, the Arrangement Agreement or other matters discussed in this Proxy Statement. You may also obtain additional information about Bunker Hill from the documents we file with the SEC and on SEDAR+, or by following the instructions in the "*Where You Can Find More Information*" section of this Proxy Statement.

GENERAL INFORMATION

Information Contained in this Proxy Statement

This Proxy Statement describes the business of the Special Meeting, items to be voted upon and the voting process. In particular, it contains a detailed description of the Arrangement and the matters to be considered at the Special Meeting, as well as detailed information regarding Bunker Hill and Silver47 and certain unaudited pro forma financial information regarding Post-Arrangement Bunker Hill. It also includes certain risk factors relating to the completion of the Arrangement and the other transactions contemplated by the Arrangement Agreement. Please give this material your careful consideration and, if you require assistance, consult your financial, tax or other professional advisors.

This Proxy Statement does not constitute an offer to sell or a solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or a proxy solicitation.

Certain information concerning Silver47 and Post-Arrangement Bunker Hill contained in this Proxy Statement has been provided by Silver47, including, but not limited to the information pertaining to Silver47 in **Annex E** and certain information pertaining to Post-Arrangement Bunker Hill in **Annex F**. Although Bunker Hill has no knowledge that would indicate that any of such information is untrue or incomplete, Bunker Hill does not assume any responsibility for the accuracy or completeness of such information or the failure by Silver47 to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to Bunker Hill.

Descriptions of the terms of the Arrangement Agreement, the Plan of Arrangement and the Voting Agreements in this Proxy Statement are summaries of the key terms of those documents and are qualified in their entirety by the full text of such agreements. Bunker Hill Stockholders should refer to the full text of each of the Arrangement Agreement, the Plan of Arrangement and the Voting Agreements for complete details of those documents. The full text of the Arrangement Agreement and the Voting Agreements is available under Bunker Hill's and Silver47's respective SEDAR+ profiles at www.sedarplus.ca, and on EDGAR at www.sec.gov for Bunker Hill. The Plan of Arrangement, is attached as **Annex A** to this Proxy Statement.

Exchange Rate Data

The following table sets forth for each period indicated: (i) the exchange rates in effect at the end of the period; (ii) the high and low exchange rates during such period; and (iii) the average exchange rates for such period, for one Canadian dollar, expressed in United States dollars, as quoted by the Bank of Canada.

	Six months ended June 30,		Year ended December 31,	
	2026	**2025**	**2025**	**2024**
	$	**$**	**$**	**$**
Closing	0.7037	0.7330	0.7296	0.6950
High	0.7399	0.7376	0.7376	0.7510
Low	0.7025	0.6848	0.6848	0.6937
Average	0.7258	0.7098	0.7157	0.7302

On September 22, 2026, the daily exchange rate as quoted by the Bank of Canada was C$1.00=$0.7110 ($1.00=C$1.4064).

SUMMARY

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand each of the proposals to be submitted for a vote at the Special Meeting, you should carefully read this Proxy Statement, including its annexes, other documents incorporated by reference into this Proxy Statement and the other documents referred to by Bunker Hill. See also the "Where You Can Find More Information" section of this Proxy Statement.

The Parties to the Arrangement

Bunker Hill

Bunker Hill was incorporated under the laws of Nevada on February 20, 2007 under its former name "Lincoln Mining Corp." for the purpose of mineral exploration at the Bunker Hill Mine in Idaho, United States. Pursuant to a Certificate of Amendment dated February 11, 2010, Bunker Hill changed its name to "Liberty Silver Corp.", and on September 29, 2017, the Corporation changed its name to "Bunker Hill Mining Corp.". The principal executive offices of Bunker Hill are located at 1009 McKinley Ave, Kellogg, Idaho, United States 83837. Bunker Hill's registered office is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada, United States 89701, and its Canadian office is located at 300-1055 West Hastings Street, Vancouver, British Columbia, Canada V6E 2E9.

The Bunker Hill Shares currently trade on the TSX in Canada under the symbol "BNKR" and are quoted on the OTCQB in the United States under the symbol "BHLL". Bunker Hill's current focus is the start-up of its operations at the Bunker Hill silver-lead-zinc mine in Silver Valley, Idaho.

As of the date of this Proxy Statement, Bunker Hill has one subsidiary, Silver Valley (formerly "American Zinc Corp."), an Idaho corporation created to facilitate the work being conducted at the Bunker Hill Mine in Kellogg, Idaho.

See **Annex D** for additional information regarding Bunker Hill.

Silver47

Silver47 was incorporated under the BCBCA on January 29, 2021 under the name "Silver47 Exploration Corp." and subsequently amalgamated with Gastown Acquisitions 2.0 Corp. on July 29, 2025 to form Silver47, as it currently exists, an amalgamated company existing under the BCBCA. On August 1, 2025, Silver47 and Summa Silver completed a court-approved plan of arrangement, pursuant to which Silver47 acquired all of the issued and outstanding shares of Summa Silver, resulting in Summa Silver becoming a wholly-owned subsidiary of Silver47. The head office of Silver47 is located at Suite 918-1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3. The registered and records office of Silver47 is located at Suite 401-353 Water Street, Vancouver, British Columbia, V6B 1B8.

The Silver47 Shares are listed on the TSXV in Canada under the symbol "AGA" and are quoted on the OTCQX in the United States under the symbol "AAGAF". The Silver47 Shares are also listed for trading on the Frankfurt Stock Exchange under the symbol "QP2". Silver47's principal business purpose is currently focused on the production, development, exploration and acquisition of mineral properties, with its current focus on (i) its wholly-owned Hughes Project in Nevada; (ii) its wholly-owned Red Mountain Project in Alaska; and (iii) its wholly-owned Mogollon Project in New Mexico.

As of the date of this Proxy Statement, Silver47 has the following subsidiaries: Silver47 USA Inc., Summa, 1237025 B.C. Ltd., 1237025 Nevada Inc., Summa Silver Nevada Inc. and Summa Silver (US) Corp.

See **Annex E** for additional information regarding Silver47.

Post-Arrangement Bunker Hill

As a result of the Arrangement, Silver47 will become a wholly-owned subsidiary of Bunker Hill. For further information concerning the business and operations of Post-Arrangement Bunker Hill, see **Annex F**. See **Annex G**

for selected pro forma financial information for Post-Arrangement Bunker Hill as at and for the six months ended June 30, 2026 and for the year end December 31, 2025.

Special Meeting of Bunker Hill Stockholders

The Special Meeting

The Special Meeting will be held at 1009 McKinley Avenue, Kellogg, Idaho, United States on October 28, 2026 at 10:00 a.m., Pacific Time. Stockholders may also listen to the Special Meeting live by dialing in at 1-844-763-8274 (within North America) or at 1-647-361-0247 (outside North America). No stockholder or proxyholder will be able to vote or otherwise participate in the Special Meeting through the dial-in, and, as a result, you are encouraged to vote by proxy prior to the Special Meeting. See "*The Special Meeting—Voting by Proxy*" for information on how to vote by proxy.

At the Special Meeting, Bunker Hill is asking holders of Bunker Hill Shares to vote on the following proposals:

- *Proposal No. 1 – The Charter Amendment Proposal* – to approve the Charter Amendment, conditioned upon the Closing, to increase the number of authorized shares of Bunker Hill Common Stock from 100,000,000 shares to 400,000,000 shares; and

- *Proposal No. 2 – The Share Issuance Proposal* – to approve the issuance of up to 51,965,961 Bunker Hill Shares to former Silver47 Securityholders in connection with the Arrangement (including the Bunker Hill Shares issuable upon the exchange or settlement of Silver47 Convertible Securities, as applicable). The total number of Bunker Hill Shares authorized for issuance pursuant to the Share Issuance Proposal also includes a 2% buffer to account for administrative and clerical matters.

The Bunker Hill Board has fixed the close of business on September 24, 2026 as the Record Date for determination of Bunker Hill Stockholders entitled to notice of, and to vote at, the Special Meeting. Only Bunker Hill Stockholders holding Bunker Hill Shares as of the close of business on the Record Date will receive notice of, and be entitled to vote at, the Special Meeting and any adjournments, postponements or continuations thereof. As of the close of business on the Record Date, it is anticipated that there will be 47,207,589 Bunker Hill Shares outstanding.

See "*The Special Meeting—Record Date; Outstanding Shares; Shares Entitled to Vote*" in this Proxy Statement for additional information.

Required Votes

Approval of the Charter Amendment Proposal requires the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding shares of Bunker Hill Common Stock entitled to vote thereon as of the close of business on the Record Date. Because the required vote for the Charter Amendment Proposal is based on the number of Bunker Hill Shares outstanding, if you (i) are a registered holder and fail to vote or authorize a proxy, or (ii) are a beneficial holder and fail to instruct your broker on how to vote, such failure will have the same effect as votes cast "**AGAINST**" the Charter Amendment Proposal.

Assuming the presence of a quorum, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast on the Share Issuance Proposal. A broker non-vote or abstention from voting for the Share Issuance Proposal will not constitute or be counted as votes cast and, consequently, if a quorum is present at the Special Meeting will have no effect on the outcome of the Share Issuance Proposal.

Background to the Arrangement and Recommendation

Background to the Arrangement

The Arrangement and the provisions of the Arrangement Agreement are the result of arm's length negotiations among representatives of Bunker Hill and Silver47 and their respective financial and legal advisors. See "*Background to the*

Arrangement and Recommendation–Background of the Arrangement" for a detailed summary of the background to the Arrangement and the events leading up to the execution of the Arrangement Agreement and the public announcement of the proposed Arrangement.

Recommendation of the Board

After careful consideration, the Bunker Hill Board has determined, in consultation with its legal and financial advisors and based in part on the Fairness Opinion, that it is advisable and in the best interests of Bunker Hill and its stockholders to consummate the Arrangement as contemplated by the Arrangement Agreement. Bunker Hill Stockholders who collectively hold approximately 50.9% of the issued and outstanding Bunker Hill Shares as at the date hereof have agreed to, among other things and subject to certain limited exceptions, vote their Bunker Hill Shares in favor of the Arrangement at the Special Meeting, meaning Bunker Hill Stockholders holding a sufficient number of Bunker Hill Shares to approve the Bunker Hill Resolutions have agreed to vote "**FOR**" each such proposal. However, your vote is important and Bunker Hill encourages you to promptly vote your Bunker Hill Shares. Accordingly, the Bunker Hill Board unanimously recommends that Bunker Hill Stockholders vote:

- "**FOR**" the Charter Amendment Proposal; and
- "**FOR**" the Share Issuance Proposal.

Each of the members of the Bunker Hill Board intends to vote his or her Bunker Hill Shares (including any Bunker Hill Shares issued upon the exercise, vesting or conversion, as applicable, of any Bunker Hill Convertible Securities) "**FOR**" each of the foregoing proposals.

The determination of the Bunker Hill Board is based on various factors described more fully in this Proxy Statement. See "*Background to the Arrangement and Recommendation—Recommendation of the Board*".

Reasons for the Arrangement

In unanimously determining that the Arrangement and the other transactions contemplated by the Arrangement Agreement are advisable to and in the best interests of Bunker Hill and the Bunker Hill Stockholders, and in making its recommendation that Bunker Hill Stockholders vote in favor of each of the proposals, the Bunker Hill Board considered and relied on a number of principal factors that it believed supported its determination, including, among others, factors relating to: (i) an anticipated improved balance sheet and capital markets profile, including potential for greater institutional ownership, index inclusion, trading liquidity, and market recognition; (ii) participation by Bunker Hill Stockholders and Silver47 Shareholders in the combined projects of Post-Arrangement Bunker Hill, including utilizing cash flow to be generated from the Bunker Hill Mine to advance the expanded portfolio of silver exploration and development assets owned by Post-Arrangement Bunker Hill; (iii) strong combined leadership team; (iv) a complementary U.S. focused platform; (v) strengthened cash position and balance sheet; (vi) support of directors, officers and significant stockholders; (vii) that the Arrangement Agreement was the result of a comprehensive negotiation process; and (viii) the Fairness Opinion. In the course of its deliberations, the Bunker Hill Board also considered the various procedural and qualitative safeguards provided by the terms of the Arrangement Agreement to protect the interests of Bunker Hill and Bunker Hill Stockholders.

See "*Background to the Arrangement and Recommendation—Bunker Hill's Reasons for the Arrangement*" for a more detailed description of these and other factors and procedural safeguards.

Fairness Opinion

Bunker Hill retained Evans & Evans to provide its opinion as to the fairness, from a financial point of view, to Bunker Hill Stockholders of the Exchange Ratio provided for pursuant to the terms and subject to the conditions set forth in the Arrangement Agreement. Evans & Evans has delivered an oral opinion to the Bunker Hill Board (which was subsequently confirmed in writing by delivery of the written Fairness Opinion) to the effect that, as of August 20, 2026, based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio was fair, from a financial point of view, to the Bunker Hill Stockholders.

The full text of the Fairness Opinion, dated August 20, 2026, is attached to this Proxy Statement as **Annex B**. The Fairness Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Evans & Evans in rendering its opinion.

For a further discussion of the Fairness Opinion, Evans & Evans' relationship with Bunker Hill and the terms of Evans & Evans' engagement, see "*Background to the Arrangement and Recommendation—Fairness Opinion*" in this Proxy Statement.

The Arrangement

Procedural Steps

The Arrangement is proposed to be carried out pursuant to section 288 of the BCBCA. The following procedural steps must be taken in order for the Arrangement to become effective:

(i) the Silver47 Shareholder Approval must be obtained;

(ii) the Bunker Hill Stockholder Approvals must be obtained;

(iii) the Arrangement must be approved by the Court; and

(iv) all other conditions precedent to the Arrangement set forth in the Arrangement Agreement must be satisfied or waived by the appropriate Party.

There is no assurance that the conditions set out in the Arrangement Agreement will be satisfied or waived on a timely basis or at all. See "*Risk Factors–Risk Factors Relating to the Arrangement*".

Effects of the Arrangement

General

The purpose of the Arrangement is to effect the business combination of Bunker Hill and Silver47. The Arrangement is to be carried out pursuant to the Arrangement Agreement and the Plan of Arrangement. Upon completion of the Arrangement, among other things, Bunker Hill will acquire all of the issued and outstanding Silver47 Shares and Silver47 will become a wholly-owned subsidiary of Bunker Hill.

See "*The Arrangement–Effects of the Arrangement–General*".

Silver47 Shares

Under the terms of the Arrangement, each Silver47 Share outstanding at the Effective Time (other than Silver47 Shares held by Silver47 Dissenting Shareholders) will be deemed to be transferred to Bunker Hill in exchange for the Consideration Shares. The Exchange Ratio implies a consideration of approximately $0.67 (C$0.93) per Silver47 Share based on the closing price of the Bunker Hill Shares of C$5.38 on the TSX on August 20, 2026 (being the last trading day prior to the announcement of the Arrangement).

Each Silver47 Share held by Silver47 Dissenting Shareholders will be deemed to have been transferred to Silver47 (free and clear of any encumbrances), without any further act or formality, and such Silver47 Dissenting Shareholders will cease to have any rights as a Silver47 Shareholder other than the right to be paid the fair value for their Silver47 Shares by Silver47.

See "*The Arrangement–Effects of the Arrangement–Silver47 Shares*".

Silver47 RSUs

Each Silver47 RSU remaining outstanding prior to the Effective Time, whether vested or unvested, will be deemed to be immediately and unconditionally vested and settled by Silver47 at the Effective Time, net of any applicable withholdings, in exchange for Silver47 Shares. Any Silver47 Shares issued upon such settlement will be transferred to Bunker Hill in exchange for the Consideration Shares in accordance with the Plan of Arrangement and be immediately cancelled.

See "*The Arrangement–Effects of the Arrangement–Silver47 RSUs*".

Silver47 Options

At the Effective Time, each outstanding Silver47 Option, whether vested or unvested, will be exchanged for a Replacement Option. Each Replacement Option will allow the holder to purchase Bunker Hill Shares equal to (rounded down to the nearest whole number): (i) the number of Silver47 Shares subject to such Silver47 Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio.

See "*The Arrangement–Effects of the Arrangement–Silver47 Options*".

Silver47 Warrants

At the Effective Time, each outstanding Silver47 Warrant, whether vested or unvested, will be exchanged for a Replacement Warrant. Each Replacement Warrant will allow the holder to purchase Bunker Hill Shares equal to (rounded down to the nearest whole number): (i) the number of Silver47 Shares subject to such Silver47 Warrant immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. The exercise price per share will be equal to (rounded up to the nearest whole cent): (i) the exercise price of such Silver47 Warrant immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. The Replacement Warrants will be subject to customary U.S. securities law restrictions on exercise and, in certain circumstances specified in the Plan of Arrangement, will be exercisable exclusively on a cashless exercise basis.

See "*The Arrangement–Effects of the Arrangement–Silver47 Warrants*".

Bunker Hill Shares

If the Arrangement is completed, the actual number of Bunker Hill Shares that will be issued on the Effective Date will depend on the number of Silver47 Shares issued and outstanding on the Effective Date, which will be affected by the number of Silver47 RSUs that vest and are exercised prior to the Effective Date. In addition, the Replacement Convertible Securities will be assumed by Bunker Hill and may be settled in Bunker Hill Shares, which could result in the issuance of additional Bunker Hill Shares following closing of the Arrangement.

See "*The Arrangement–Effects of the Arrangement–Bunker Hill Shares*".

Required Approvals

Shareholder Approvals

At the Special Meeting, in connection with the Arrangement, Bunker Hill Stockholders will be required to consider and vote on the Charter Amendment Proposal and the Share Issuance Proposal. The Charter Amendment Proposal and the Share Issuance Proposal will be required to be approved by the Bunker Hill Stockholders in order for the Arrangement to be completed.

Pursuant to section 611(c) of the TSX Company Manual, the TSX requires shareholder approval in circumstances where the number of securities issued or issuable in payment of the purchase price for an acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis. At the Special Meeting, Bunker Hill Stockholders will be asked to approve the Share Issuance Resolution authorizing the issuance of up to

51,965,961 Bunker Hill Shares in connection with the Arrangement (inclusive of Bunker Hill Shares that will be issuable upon exercise or settlement, as applicable, of Replacement Convertible Securities after the Effective Time), representing approximately 110% of the 47,207,589 issued and outstanding Bunker Hill Shares as of the date hereof (on a non-diluted basis).

Accordingly, the TSX requires that the Share Issuance Resolution must be approved at the Special Meeting. Assuming the presence of a quorum, approval of the Share Issuance Resolution requires the affirmative vote of a majority of the votes cast on the Share Issuance Proposal. If the Share Issuance Resolution is not approved by Bunker Hill Stockholders, Bunker Hill will not be able to satisfy the listing requirements of the TSX for the Consideration Shares, and the Arrangement will not proceed.

The TSX will generally not require further shareholder approval for the issuance of up to an additional 12,991,490 Bunker Hill Shares, such number being 25% of the number of Bunker Hill Shares approved by Bunker Hill Stockholders for the Arrangement.

The full text of the Share Issuance Resolution is set forth in the "*Proposal No. 2 – The Share Issuance Proposal*" section of this Proxy Statement.

Approval of the Charter Amendment Proposal requires the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding Bunker Hill Shares entitled to vote thereon as of the close of business on the Record Date.

The full text of the Charter Amendment Resolution is set forth in the "*Proposal No. 1 – The Charter Amendment Proposal*" section of this Proxy Statement.

See "*The Arrangement—Required Approvals—Shareholder Approvals—Bunker Hill Stockholder Approvals*".

At the Silver47 Shareholder Meeting, Silver47 Shareholders will be asked to consider and vote on a special resolution to approve the Arrangement. In order for the Arrangement to become effective, the Arrangement Resolution must be approved by: (i) at least 66 ⅔% of the votes cast on the Arrangement Resolution by the Silver47 Shareholders present in person or represented by proxy at the Silver47 Shareholder Meeting; and (ii) a majority of the votes cast by the Silver47 Shareholders present in person or represented by proxy at the Silver47 Shareholder Meeting, excluding the votes cast by persons described in items (a) through (d) of section 8.1(2) of MI 61-101.

See "*The Arrangement—Required Approvals—Shareholder Approvals—Silver47 Shareholder Approval*".

Court Approvals

The Arrangement requires approval by the Court under Part 9, Division 5 of the BCBCA. On September 23, 2026, the Court granted the Interim Order which provides for the calling, holding and conduct of the Silver47 Shareholder Meeting and other procedural matters.

Subject to the terms of the Arrangement Agreement, if the Interim Order, the Silver47 Shareholder Approval and the Bunker Hill Stockholder Approvals are obtained, Silver47 intends to make an application to the Court for the Final Order. The hearing for the Final Order is expected to take place on November 2, 2026.

See "*The Arrangement—Required Approvals—Court Approvals*" for more information.

Stock Exchange Matters

As soon as practicable following completion of the Arrangement, Bunker Hill intends to apply to applicable Canadian securities regulators to have Silver47 cease to be a reporting issuer and to have the Silver47 Shares delisted from the TSXV and the Frankfurt Stock Exchange and removed from quotation on the OTCQX.

Bunker Hill has applied to list and post for trading the Consideration Shares on the TSX and has received conditional approval from the TSX. It is a condition to completion of the Arrangement that the TSX will have conditionally approved the listing of the Consideration Shares, subject to satisfaction of standard listing conditions.

See "*The Arrangement—Stock Exchange Matters*" for more information.

Other Approvals

It is a mutual condition precedent to the consummation of the Arrangement that all necessary Third Party Consents and Approvals and Regulatory Approvals shall have been obtained and shall not have been modified or rescinded.

"*The Arrangement Agreement—Conditions to Closing*".

Securities Laws Matters

Canada

The Bunker Hill Shares distributed pursuant to the Arrangement will be issued in reliance on exemptions from the prospectus requirements of applicable Canadian securities laws, will generally be "freely tradable" and the resale of such Bunker Hill Shares will be exempt from the prospectus requirements (and not subject to any "restricted period" or "hold period") under applicable Canadian securities laws if certain conditions are met.

See "*The Arrangement–Securities Laws Matters–Canada*".

United States

A general overview of certain requirements of U.S. securities laws that may be applicable to certain Silver47 Securityholders is set out in this Proxy Statement under the heading "*The Arrangement–Securities Laws Matters–United States*". All holders of such securities are urged to consult with counsel to ensure that the resale of their securities complies with applicable U.S. securities laws.

Subject to obtaining the Final Order, the issuance of the Consideration Shares to Silver47 Shareholders in exchange for the Silver47 Shares, in each case pursuant to the Arrangement, will be exempt from registration under the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption. However, the exemption from the registration requirements of the U.S. Securities Act provided by the Section 3(a)(10) Exemption does not exempt the issuance of securities upon the exercise of securities that were previously issued pursuant to the Section 3(a)(10) Exemption. As a result, the Bunker Hill Shares issuable upon exercise or settlement of any Replacement Convertible Securities may not be issued in reliance upon the Section 3(a)(10) Exemption and such Replacement Convertible Securities may only be exercised or settled pursuant to an available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws or pursuant to a registration statement under the U.S. Securities Act.

The Arrangement Agreement

General

The Arrangement will be effected in accordance with the Arrangement Agreement, a copy of which can be found under Bunker Hill's SEDAR+ profile at www.sedarplus.ca and on EDGAR at www.sec.gov, and the Plan of Arrangement, the full text of which is attached as **Annex A** to this Proxy Statement. A more detailed summary of certain key terms of the Arrangement Agreement is provided under "*The Arrangement Agreement*" and is qualified in its entirety by the full text of the Arrangement Agreement. **You are urged to read the Arrangement Agreement and the Plan of Arrangement in their entirety because they are the legal documents that govern the Arrangement.**

Non-Solicitation

In addition to certain covenants, representations and warranties made by each of Bunker Hill and Silver47 in the Arrangement Agreement, each Party has provided certain non-solicitation covenants, agreeing not to solicit, promote, facilitate or knowingly encourage an Acquisition Proposal from any third party. However, a Party may, prior to obtaining the Bunker Hill Stockholder Approvals or the Silver47 Shareholder Approval, as applicable, respond to an Acquisition Proposal that constitutes, or could reasonably be expected to constitute or lead to, a Superior Proposal, subject to the other Party's right to match any such Superior Proposal within five business days. See "*The Arrangement Agreement—Non-Solicitation and Acquisition Proposals*".

Termination

The Arrangement Agreement may be terminated by mutual written consent of Bunker Hill and Silver47 and by each Party in certain circumstances as more particularly set forth in the Arrangement Agreement, including the failure to obtain the requisite Silver47 Shareholder Approval or Bunker Hill Stockholder Approvals. Subject to certain limitations, each Party may also terminate the Arrangement Agreement if the Arrangement Agreement is not consummated by the Outside Date, which date can be extended by written agreement of the Parties. For more information, see "*The Arrangement Agreement—Termination of the Arrangement Agreement*" of this Proxy Statement.

Termination Fees and Expense Reimbursement

Upon termination of the Arrangement Agreement under certain circumstances, Silver47 or Bunker Hill, as applicable, will be required to pay to the other Party a Termination Fee of C$7.9 million or C$9.1 million, respectively. See the "*The Arrangement Agreement—Termination of the Arrangement Agreement*" section of this Proxy Statement for a more complete summary of the termination provisions under the Arrangement Agreement.

In addition to the other rights and remedies of the Parties under the Arrangement Agreement, each Party may be required to reimburse the other for certain costs and expenses up to a maximum of C$1.5 million in certain circumstances. See "*The Arrangement Agreement—Termination of the Arrangement Agreement—Expense Reimbursement Fees Payable by Bunker Hill*" and "*Expense Reimbursement Fees Payable by Silver47*" sections of this Proxy Statement for a more complete summary of the termination provisions under the Arrangement Agreement.

Conditions to Completion of the Arrangement

Closing of the Arrangement is subject to certain conditions under the Arrangement Agreement, including, among others, (i) the approval of the Arrangement Resolution by at least 66 2/3% of the votes cast by Silver47 Shareholders present in person or represented by proxy at the Silver47 Shareholder Meeting, voting as a single class, (ii) the approval of the Arrangement Resolution by a simple majority of the votes cast by the Silver47 Shareholders present in person or represented by proxy at the Silver47 Shareholder Meeting, voting as a single class, excluding the votes cast by those persons whose votes are required to be excluded by MI 61-101, (iii) the approval of the Bunker Hill Share Issuance Resolution by the affirmative vote of a majority of the votes cast by on the Share Issuance Proposal, (iv) the approval of the Bunker Hill Charter Amendment Resolution by the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding Bunker Hill Shares entitled to vote thereon at the Special Meeting; (v) the authorization for listing of the Consideration Shares issuable pursuant to the Arrangement on the TSX, subject only to satisfaction of standing listing conditions, (vi) the approval of the TSXV of the Arrangement; and (vii) the absence of any law or order prohibiting the consummation of the Arrangement.

The obligation of each party to consummate the Arrangement is also conditioned upon, among other things, (i) the other party's representations and warranties being true and correct (generally subject to certain materiality thresholds), (ii) the other party having performed in all material respects its obligations under the Arrangement Agreement, and (iii) the absence of a Material Adverse Effect of Bunker Hill or Silver47.

For more information, see "*The Arrangement Agreement—Conditions to Closing*" of this Proxy Statement.

Voting Agreements

Contemporaneously and in connection with the execution of the Arrangement Agreement, Bunker Hill entered into the Silver47 Voting Agreements with each of the directors and senior officers of Silver47, who collectively held approximately 6.3% of the issued and outstanding Silver47 Shares as of the Silver47 Record Date, and Silver47 entered into the Bunker Hill Voting Agreements with each of the directors and senior officers and certain other significant securityholders of Bunker Hill, including Teck Resources and Sprott Streaming, who collectively held approximately 50.9% of the issued and outstanding Bunker Hill Shares as of the date hereof. The Voting Agreements provide that, among other things and subject to certain limited exceptions, the Bunker Hill Supporting Stockholder or Silver47 Supporting Shareholder, as applicable, will vote their shares in favor of approving the Arrangement and any other transactions contemplated by the Arrangement Agreement or any other matter necessary for the consummation of the Arrangement, and against certain matters inconsistent with the Arrangement. The directors, executive officers and significant securityholders who executed the Voting Agreements have also agreed not to exercise any rights of appraisal or rights of dissent provided under any applicable laws. Each Voting Agreement will automatically terminate upon the earlier of (a) the Effective Time, and (b) the date and time that the Arrangement Agreement is terminated in accordance with its terms.

For more information, see "*Voting Agreements*" of this Proxy Statement. Copies of the forms of the Bunker Hill Voting Agreement and the Silver47 Voting Agreement can be found under Bunker Hill's SEDAR+ profile at www.sedarplus.ca and on EDGAR at www.sec.gov.

Board of Directors Following the Arrangement

Bunker Hill has agreed with Silver47 that it will take all actions necessary to ensure that, as of the Effective Time, two current members of the Silver47 Board, Gary Thompson and Galen McNamara, are appointed to the Bunker Hill Board, provided that such nominees (i) meet any applicable qualification requirements to serve as directors under applicable laws, and (ii) have each delivered to Bunker Hill a consent to act as a director of Bunker Hill.

Bunker Hill anticipates that the current members of its board of directors shall continue to serve as directors upon Closing. Accordingly, the Post-Arrangement Bunker Hill Board will consist of Richard Williams (Executive Chairman), Dr. Mark Cruise (Lead Independent Director), Sam Ash (Director), Gary Thompson (Director), Galen McNamara (Director), Pamela Saxton (Director), and Kelli Kast (Director).

Management Following the Arrangement

Pursuant to the Arrangement Agreement, the management team of Post-Arrangement Bunker Hill will include executives from both Bunker Hill and Silver47. Bunker Hill anticipates the following individuals will serve as officers of Post-Arrangement Bunker Hill: Richard Williams (Executive Chairman), Sam Ash (Chief Executive Officer), Galen McNamara (President & Chief Investment Officer), and Bradley Barnett (Chief Financial Officer).

See "*The Arrangement—Management Following the Arrangement*" for additional information.

Interests of Bunker Hill Directors and Executive Officers in the Arrangement

To the knowledge of Bunker Hill, none of its directors or executive officers, or any of their respective affiliates, have any material interest in the Arrangement, the Share Issuance Resolution or the Charter Amendment Resolution that differs from the interests of Bunker Hill Stockholders generally, other than that the current directors and executive officers of Bunker Hill are expected to continue as directors and executive officers of Bunker Hill following the consummation of the Arrangement.

See "*The Arrangement—Interests of Bunker Hill Directors and Executive Officers in the Arrangement*" for additional information regarding the interests of Bunker Hill's directors and officers in the Arrangement.

Accounting Treatment

Bunker Hill prepares its financial statements in accordance with U.S. GAAP and Silver47 prepares its financial statements in accordance with IFRS. The Arrangement will be accounted for using the asset acquisition method of accounting, as prescribed in ASC 805, Business Combinations, under U.S. GAAP, which requires an allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values as of the Closing Date. Under this method, Bunker Hill is expected to be the accounting acquirer.

See "*The Arrangement—Accounting Treatment*" for additional information.

Risk Factors

In evaluating the Arrangement Agreement and the Arrangement, you should carefully read this Proxy Statement and the documents incorporated herein by reference. In particular, you should consider the factors discussed in the section titled "*Risk Factors*".

No Dissenters' Rights

Under the NRS and in accordance with Bunker Hill's amended and restated by-laws, holders of Bunker Hill Shares are not entitled to dissenters' rights in connection with the Arrangement or any of the matters to be acted on at the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Special Meeting, please contact Bunker Hill's Investor Relations Department at ir@bunkerhillmining.com.

SUMMARY OF SIGNIFICANT IFRS TO U.S. GAAP DIFFERENCES AND ACCOUNTING POLICY ALIGNMENT

This Proxy Statement includes Silver47's Consolidated Financial Statements for the Years Ended July 31, 2025 and 2024, and Silver47's Consolidated Interim Financial Statements for the Nine Months Ended April 30, 2026 and 2025, which are incorporated into this Proxy Statement by reference. The financial information of Silver47 included in this Proxy Statement has been prepared in accordance with IFRS as issued by the International Accounting Standards Board (**"IASB"**) and condensed interim financial information has been prepared in accordance with International Accounting Standard 34 - Interim Financial Reporting as issued by the IASB. Certain differences exist between IFRS and U.S. GAAP, which might be material to the financial information included in this Proxy Statement.

The principal differences between IFRS and U.S. GAAP which might be material in the preparation of Silver47's consolidated financial statements are described below. The following summary does not include all differences that exist between IFRS and U.S. GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to Bunker Hill, Silver47 or the industry in which Bunker Hill and Silver47 operate.

The differences described below reflect only those differences in accounting principles and policies in force at the time of the preparation of the historical financial information of Silver47 included in this Proxy Statement. There has been no attempt to identify future differences between IFRS and U.S. GAAP as the result of prescribed changes in accounting standards, transactions or events that may occur in the future.

At this time, no material differences between IFRS and U.S. GAAP have been identified in relation to the preparation of Silver47's consolidated financial statements. This statement is provided solely for context and does not represent an exhaustive list of all differences that may exist between IFRS and U.S. GAAP.

RISK FACTORS

In deciding how to vote, Bunker Hill Stockholders should carefully consider the following risk factors and all of the information contained in or incorporated by reference herein, including, but not limited to, the matters addressed in "Cautionary Statement Regarding Forward-Looking Information" as well as Bunker Hill's and Silver47's other filings with the SEC or on SEDAR+, as applicable, incorporated herein by reference. Please see "Where You Can Find More Information".

Risk Factors Relating to the Arrangement

The Arrangement is subject to a number of conditions which may not be satisfied or waived, may delay the completion of the Arrangement and could result in additional expenditures of money and resources or reduce the anticipated benefits, or result in termination of the Arrangement Agreement. Termination of the Arrangement Agreement could negatively affect Bunker Hill and Bunker Hill may have to pay a Termination Fee.

Each of Bunker Hill's and Silver47's obligations to consummate the Arrangement are subject to the satisfaction (or waiver by Bunker Hill or Silver47, to the extent permissible under applicable laws) of a number of conditions described in the Arrangement Agreement, including, among others, the Bunker Hill Stockholder Approvals, the Silver47 Shareholder Approval, the approval of the Arrangement by the Court on terms consistent with the Arrangement Agreement and otherwise reasonably satisfactory to Bunker Hill and Silver47 and receipt of certain regulatory approvals. Many of the conditions to completion of the Arrangement are not within Bunker Hill's control and Bunker Hill cannot predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the Outside Date, it is possible that the Arrangement Agreement may be terminated. The Arrangement Agreement provides that, upon termination of the Arrangement Agreement under certain circumstances, Bunker Hill or Silver47 would be required to pay the other party a Termination Fee of C$9.1 million or C$7.9 million, respectively. In addition, in connection with a termination of the Arrangement Agreement in accordance with its terms, Bunker Hill or Silver47 may be required to reimburse the other party in respect of the reasonable and documented expenses of such party's third party representatives incurred in respect of the Arrangement and the Arrangement Agreement up to a maximum amount of C$1.5 million. See "*The Arrangement Agreement—Conditions to Closing*" and "*The Arrangement Agreement—Termination of the Arrangement Agreement*" of this Proxy Statement for additional information.

Although Bunker Hill and Silver47 have each agreed to use commercially reasonable best efforts for specific covenants, subject to certain limitations, to complete the Arrangement promptly, these and other conditions may fail to be satisfied. In addition, completion of the Arrangement may take longer and could cost more than we expect. The requirements for obtaining the required regulatory approvals could delay the completion of the Arrangement for a significant period of time or prevent them from occurring. Any delay in completing the Arrangement may adversely affect the benefits that Bunker Hill expects to achieve if the Arrangement and the integration of businesses were to be completed within the expected timeframe. Furthermore, failure to complete the Arrangement could negatively impact the trading price of our common stock or otherwise adversely affect Bunker Hill's business.

Bunker Hill Stockholders and Silver47 Shareholders, in each case as of immediately prior to the Arrangement, will have significantly reduced ownership in Post-Arrangement Bunker Hill.

Bunker Hill expects to issue 36,325,545 Consideration Shares to former Silver47 Shareholders (including former holders of Silver47 RSUs to be settled into Silver47 Shares prior to such exchange) pursuant to the Arrangement Agreement. Upon completion of the Arrangement, it is expected that existing Bunker Hill Stockholders and former Silver47 Shareholders will own, respectively, approximately 57% and 43% of the issued and outstanding shares of Post-Arrangement Bunker Hill (based on the number of Silver47 Shares, Silver47 RSUs and Bunker Hill Shares outstanding as of the date of this Proxy Statement and the Silver47 Record Date, as applicable). Further, pursuant to the Arrangement, the Replacement Convertible Securities, which may be exercised or exchanged for up to an estimated 14,621,476 additional Bunker Hill Shares after the Effective Time, will be received by former holders of Silver47 Convertible Securities. As a result, each of Bunker Hill's current stockholders and each of Silver47's current shareholders will have less influence over Post-Arrangement Bunker Hill as shareholders than they currently have over Bunker Hill and Silver47, respectively.

The Exchange Ratio will not be adjusted in the event of any change in either Bunker Hill's or Silver47's share price.

Upon completion of the Arrangement, each Silver47 Share (other than Silver47 Shares held by Silver47 Dissenting Shareholders) will be converted into the right to receive 0.1724 of a Bunker Hill Share. This Exchange Ratio was fixed in the Arrangement Agreement and will not be adjusted to reflect changes in the market price of either Silver47 Shares or Bunker Hill Shares before the Arrangement is completed. Stock price changes may result from a variety of factors (many of which are beyond Bunker Hill's and Silver47's control), including the following:

- changes in Bunker Hill's and Silver47's respective businesses, operations and prospects;
- investor behavior and strategies, including market assessments of the likelihood that the Arrangement will be completed, including related considerations regarding court approval and regulatory clearance or approval, if any, of the Arrangement;
- interest rates, general market and economic conditions and other factors generally affecting the price of Bunker Hill's and Silver47's shares; and
- foreign, federal, state, provincial and local legislation, governmental regulation and legal developments in the businesses in which Bunker Hill and Silver47 operate.

The price of Bunker Hill Shares at the completion of the Arrangement will vary from its price on the date the Arrangement Agreement was executed, the date of this Proxy Statement and the date of the Special Meeting. As a result, the market value represented by the Exchange Ratio will also vary. For example, the Exchange Ratio implies consideration of approximately $0.67 (C$0.93) per Silver47 Share based on the closing price of Bunker Hill Shares on the TSX on August 20, 2026, being the last trading day prior to the announcement of the Arrangement, and the Exchange Ratio implies consideration of approximately $0.52 (C$0.73) per Silver47 Share based on the closing price of the Bunker Hill Shares on the TSX on September 22, 2026, being the latest practicable date before the date of this Proxy Statement.

If a Governmental Entity asserts objections to the Arrangement, Bunker Hill may be unable to complete the Arrangement or, in order to do so, Bunker Hill or Silver47 may be required to comply with material restrictions or satisfy material conditions.

Closing is subject to the condition that there is no law applicable to the Arrangement that makes consummation of the Arrangement illegal, as well as the procurement of relevant approvals.

There can be no assurance as to the cost, scope or impact of the actions that may be required to address any Governmental Entity objections to the Arrangement. If Bunker Hill or Silver47 takes such actions, it may be detrimental to them or to Post-Arrangement Bunker Hill following the consummation of the Arrangement. Furthermore, these actions may have the effect of delaying or preventing consummation of the Arrangement or imposing additional costs on or limiting the revenue or cash available for distribution of Post-Arrangement Bunker Hill following the consummation of the Arrangement. Depending on the nature of any objections by any Governmental Entities to the Arrangement, Bunker Hill may decline to agree to take such actions resulting in the failure of the Arrangement to be completed.

The Arrangement may be completed even though material adverse changes may result from the announcement of the Arrangement, industry-wide changes or other causes.

In general, Bunker Hill or Silver47 can refuse to complete the Arrangement if a Material Adverse Effect has occurred in respect of the other party and is continuing as of the Effective Time. However, some types of changes that would result in a material adverse effect of either Party are excluded from the definition of a Material Adverse Effect according to the Arrangement Agreement and do not permit either party to refuse to complete the Arrangement. If such adverse changes occur but the Parties still complete the Arrangement, it may have a negative impact on the market price of Bunker Hill Shares.

Bunker Hill or Silver47 may waive one or more of the closing conditions without re-soliciting approval by Bunker Hill Stockholders.

Bunker Hill or Silver47 may determine to waive, in whole or part, one or more of the conditions to closing prior to Bunker Hill or Silver47, as the case may be, being obligated to consummate the Arrangement. Bunker Hill expects to evaluate the materiality of any proposed waiver and its effect on Bunker Hill Stockholders in light of the facts and circumstances at the time, to determine whether any amendment of this Proxy Statement or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to closing or to re-solicit stockholder approval or to amend or supplement this Proxy Statement as a result of a waiver will be made by Bunker Hill at the time of such waiver based on the facts and circumstances as they exist at that time.

The business relationships of Bunker Hill and Silver47, as applicable, may be subject to disruption due to uncertainty associated with the Arrangement, which could have a material adverse effect on the results of operations, cash flows and financial position of Bunker Hill pending and following the Arrangement.

Parties with which Bunker Hill and Silver47, as applicable, do business may experience uncertainty associated with the Arrangement, including with respect to current or future business relationships with Bunker Hill following the Arrangement. Bunker Hill's and Silver47's business relationships may be subject to disruption as business partners, including, but not limited to, smelters, refiners, contractors, third-party providers of materials, equipment or services or any other third parties, may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Bunker Hill or Silver47, as applicable, following the Arrangement. These disruptions could have a material and adverse effect on the results of operations, cash flows and financial position of Bunker Hill, regardless of whether the Arrangement is completed, as well as a material and adverse effect on Bunker Hill's ability to realize the expected benefits of the Arrangement. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the Arrangement or termination of the Arrangement Agreement.

The Arrangement Agreement subjects Bunker Hill to restrictions on its business activities prior to the Closing, limits its ability to pursue alternatives to the Arrangement and may discourage other companies from making a favorable alternative transaction proposal.

The Arrangement Agreement subjects Bunker Hill to restrictions on its business activities prior to the Closing. The Arrangement Agreement obligates Bunker Hill to generally conduct its business in the ordinary course until the Closing and to, among other things, preserve, in all material respects, its business operations, organization and material business relationships, and to maintain and preserve its reputation and goodwill. Further, the Arrangement Agreement restricts Bunker Hill from taking certain actions without the consent of Silver47, including amending its articles, charter, by-laws or other organizational documents, making certain acquisitions, incurring certain indebtedness and expenditures, repurchasing or issuing securities outside of existing equity award programs, and other specified actions.

These restrictions could prevent Bunker Hill from pursuing certain business opportunities that arise prior to the Closing and are outside the ordinary course of business, which could have the effect of delaying or preventing other strategic transactions. See "*The Arrangement Agreement—Covenants—Covenants relating to General Conduct of Business*" for additional details.

Bunker Hill is subject to customary restrictions on its ability to solicit alternative Acquisition Proposals or engage in discussions with, third parties regarding such proposals, except that Bunker Hill is permitted to engage, subject to limitations set out in the Arrangement Agreement, with an unsolicited Acquisition Proposal that the Bunker Hill Board has determined constitutes or would reasonably be expected to constitute a Superior Proposal. Furthermore, in limited circumstances, prior to receiving the Bunker Hill Stockholder Approvals, the Bunker Hill Board may effect a Change in Recommendation if it determines in good faith that another Acquisition Proposal constitutes a Superior Proposal.

Under specified circumstances, upon termination of the Arrangement Agreement in connection with a Superior Proposal, Bunker Hill may be required to pay Silver47 a Termination Fee of C$9.1 million. These provisions could affect the decision by a third party to make a competing Acquisition Proposal, including the structure, pricing, and terms proposed by a third party seeking to acquire or merge with Bunker Hill.

The issuance of a significant number of Bunker Hill Shares and a resulting "market overhang" could adversely affect the market price of Bunker Hill Shares after completion of the Arrangement.

On completion of the Arrangement, a significant number of additional Bunker Hill Shares will be issued and available for trading in the public market. Further, Replacement Convertible Securities, which may be exercised or exchanged for up to an estimated 14,621,476 additional Bunker Hill Shares, will be received by former holders of Silver47 Convertible Securities pursuant to the Arrangement. The increase in the number of shares of our common stock may lead to sales of such shares or the perception that such sales may occur (commonly referred to as "*market overhang*"), either of which may adversely affect the market for, and the market price of, the Bunker Hill Shares.

Bunker Hill does not currently control Silver47 and its subsidiaries.

Bunker Hill will not control Silver47 or any of its subsidiaries until completion of the Arrangement and the business and results of operations of Silver47 may be adversely affected by events that are outside of Bunker Hill's control during the interim period. The performance of Silver47 may be influenced by, among other factors, economic downturns, changes in commodity prices, political instability in the countries in which Silver47 operates, changes in applicable laws, increased regulation, volatility in the financial markets, unfavorable regulatory decisions, litigation, rising costs, civic and labor unrest, disagreements with business partners, delays in ongoing exploration and development projects and other factors beyond Bunker Hill's control. As a result of any one or more of these factors, among others, the operations and financial performance of Silver47 may be negatively affected, which may adversely affect the future financial results of Post-Arrangement Bunker Hill.

The Arrangement could negatively affect the price of our common stock as a result of market response to the Arrangement, significant delays in the consummation of the Arrangement or the termination of the Arrangement Agreement.

The market price of the Bunker Hill Shares may vary significantly from the price on the date of the Arrangement Agreement. Negative market response to the Arrangement, the issuance of Bunker Hill Shares resulting in dilution of our existing shareholders, or any significant delays in the consummation of the Arrangement could negatively affect our stock price. In addition, there can be no assurance that the conditions to the consummation of the Arrangement will be satisfied in a timely manner or at all. If the Arrangement is not consummated or is delayed, the market price of the Bunker Hill Shares may decline significantly, particularly to the extent the market price reflects a market assumption that the Arrangement will be consummated or will be consummated in a particular timeframe.

Stock price changes may result from a variety of factors that are beyond our control, including:

- market reaction to the announcement of the Arrangement and market assessment of the likelihood of the Arrangement being consummated;
- changes in the respective businesses, operations or prospects of Bunker Hill or Silver47, including their respective ability to meet earnings estimates;
- governmental or litigation developments or regulatory considerations affecting Bunker Hill or Silver47 or the mining industry;
- general business, market, industry or economic conditions or global supply chain disruptions;
- volatility in metal prices, the worldwide supply/demand balance for metals and the prevailing commodity price environment; and
- other factors beyond our control, including those described elsewhere in, or incorporated by reference into, this "*Risk Factors*" section.

Failure to complete the Arrangement could negatively impact Bunker Hill's stock price and have a material adverse effect on its results of operations, cash flows and financial position.

The failure to complete the Arrangement for any reason, including as a result of failure to obtain all requisite regulatory and stock exchange approvals or if the Bunker Hill Stockholders fail to approve the Charter Amendment Proposal and the Share Issuance Proposal or Silver47 Shareholders fail to approve the Arrangement, may materially affect the ongoing business of Bunker Hill and, without realizing any of the benefits of having completed the Arrangement, Bunker Hill would be subject to a number of risks, including the following:

- Bunker Hill may experience negative reactions from the financial markets, including negative impacts on its stock price;
- Bunker Hill and its subsidiaries may experience negative reactions from their business partners;
- Bunker Hill will still be required to pay certain significant costs relating to the Arrangement, such as legal, accounting, financial advisor and printing fees;
- Bunker Hill may be required to pay a Termination Fee, or reimburse Silver47 for certain costs and expenses up to a maximum of C$1.5 million in certain circumstances, as required by the Arrangement Agreement;
- matters relating to the Arrangement (including integration planning) require substantial commitments of time and resources by Bunker Hill's management, which may have resulted in the distraction of Bunker Hill's management from ongoing business operations and pursuing other opportunities that could have been beneficial to Bunker Hill; and
- litigation related to any failure to complete the Arrangement or related to any enforcement proceeding commenced against Bunker Hill to perform its obligations pursuant to the Arrangement Agreement.

If the Arrangement is not completed, the risks described above may materialize and they may have a material adverse effect on Bunker Hill's results of operations, cash flows, financial position and stock price.

Completion of the Arrangement will trigger change in control or other provisions in certain agreements to which Silver47 is a party.

The completion of the Arrangement will trigger change in control or other provisions in certain agreements to which Silver47 is a party. If Silver47 is unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminating such agreements, or seeking monetary damages. Even if Silver47 is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to Silver47.

Bunker Hill and Silver47 are expected to incur significant transaction costs in connection with the Arrangement, which may be in excess of those anticipated by them.

Bunker Hill and Silver47 have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the Arrangement and combining the operations of the two companies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Bunker Hill whether or not the Arrangement is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, printing and mailing costs, and filing fees. Bunker Hill will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. Bunker Hill and Silver47 will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Arrangement and the integration of the two companies' businesses. While Bunker Hill and Silver47 have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset

integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by Bunker Hill even if the Arrangement is not completed, could have an adverse effect on Bunker Hill's financial condition and operating results.

Bunker Hill and Silver47 may be the targets of legal claims, securities class actions, derivative lawsuits and other claims and negative publicity related to the Arrangement.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisitions, mergers or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Bunker Hill's and Silver47's respective liquidity and financial condition.

Lawsuits that may be brought against Bunker Hill, Silver47 or their respective directors which could seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Arrangement Agreement already implemented and to otherwise enjoin the parties from consummating the Arrangement. One of the conditions to the Closing is that no law (including injunction or judgments) is in effect that makes the Arrangement illegal or enjoins or prohibits Bunker Hill or Silver47 from consummating the Arrangement. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Arrangement, that injunction may delay or prevent the Arrangement from being completed within the expected timeframe or at all, which may adversely affect Bunker Hill's and Silver47's respective business, financial position, results of operations and cash flows. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Arrangement is completed may adversely affect Bunker Hill's or Silver47's business, financial condition, results of operations and cash flows.

In addition, political and public attitudes towards the Arrangement could result in negative press coverage and other adverse public statements affecting Bunker Hill or Silver47. There is an increasing level of public concern relating to the perceived effect of mining activities on indigenous communities. Local communities and stakeholders can become dissatisfied with our activities or with changes in personnel following the Arrangement. Adverse press coverage and other adverse statements could lead to investigations by regulators, legislators and law enforcement officials or in legal claims or otherwise negatively impact the ability of Post-Arrangement Bunker Hill to take advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Post-Arrangement Bunker Hill's business, financial condition and results of operations.

Silver47 may have liabilities that are not known to Bunker Hill.

Silver47 may have liabilities that Bunker Hill was unable to discover in the course of performing its due diligence investigations. Other than publicly available information, all historical information relating to Silver47 has been provided in exclusive reliance on the information made available to us by Silver47 and its representatives. Through the completion of the Arrangement, Silver47 continues to be obligated to file certain reports on SEDAR+. Additionally, pursuant to the Arrangement Agreement, during the period from the date of the Arrangement Agreement until the earlier of the Effective Time and the termination thereof, Silver47 is required to notify us, subject to certain exceptions, of (i) any circumstance or development that is or is reasonably expected to constitute a Material Adverse Effect in respect of Silver47, (ii) communication from third parties alleging that their consent is required in connection with the Arrangement, (iii) communication from any Governmental Entity in connection with the Arrangement, and (iv) any litigation commenced or threatened in connection with the Arrangement. Bunker Hill may learn additional information about Silver47 that materially adversely affects it, including, without limitation, unknown or contingent liabilities, environmental liabilities, significant capital expenditures that may not be known to Bunker Hill or liabilities related to compliance with applicable laws.

As a result of these factors, Post-Arrangement Bunker Hill may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in Post-Arrangement Bunker Hill reporting losses. Even if Bunker Hill's due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary

risk analysis. If any of these risks materialize, this could have a material adverse effect on Post-Arrangement Bunker Hill's financial condition and results of operations and could contribute to negative market perceptions about Bunker Hill Common Stock.

Post-Arrangement Bunker Hill may record assets that could become impaired and result in material non-cash charges to the results of operations of Post-Arrangement Bunker Hill in the future.

Post-Arrangement Bunker Hill will account for the Arrangement as an asset acquisition as prescribed in ASC 805, Business Combinations, under U.S. GAAP, which requires an allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values as of the Closing Date. Under this method, Bunker Hill is expected to be the accounting acquirer. Under the acquisition method of accounting, the assets and liabilities of Silver47 and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of Bunker Hill. The reported financial condition and results of operations of Bunker Hill for periods after completion of the Arrangement will reflect Silver47's balances and results after completion of the Arrangement, but will not be restated retroactively to reflect the historical financial position or results of operations of Silver47 and its subsidiaries for periods prior to the Arrangement.

Under the acquisition method of accounting, the total purchase price will be allocated to Silver47's identifiable tangible assets acquired and liabilities assumed based on their respective fair values as of the completion date of the Arrangement.

To the extent the value of assets, becomes impaired in the future, Post-Arrangement Bunker Hill may be required to incur material non-cash charges relating to such impairment. Post-Arrangement Bunker Hill's operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

Potential payments to Silver47 Shareholders who exercise Dissent Rights could have an adverse effect on Post-Arrangement Bunker Hill's financial condition or result in the Arrangement not being completed.

Silver47 Shareholders have the right to exercise Dissent Rights and demand payment equal to the fair value of their Silver47 Shares. If Dissent Rights are duly and validly exercised in respect of a significant number of Silver47 Shares, Silver47 may incur additional legal fees and a substantial payment may be required to be made to such Silver47 Shareholders by Silver47, which could have an adverse effect on Post-Arrangement Bunker Hill's financial condition and cash flows. If, as of the Effective Date, the aggregate number of Silver47 Shares in respect of which Silver47 Shareholders have validly exercised Dissent Rights exceeds 5% of the Silver47 Shares outstanding, Bunker Hill is entitled, in its discretion, not to complete the Arrangement. See "*The Arrangement Agreement—Dissent Rights of Silver47 Shareholders*" in this Proxy Statement for additional information regarding the Dissent Rights of Silver47 Shareholders.

Risk Factors Relating to Post-Arrangement Bunker Hill Following the Arrangement

Post-Arrangement Bunker Hill may be unable to integrate the businesses of Bunker Hill and Silver47 successfully or realize the anticipated benefits of the Arrangement.

The Arrangement involves the combination of two companies that currently operate as independent public companies. The combination of two independent businesses is complex, costly and time consuming, and significant management attention and resources will be required to integrate the business practices and operations of Silver47 into Bunker Hill. This may divert our focus and resources from other strategic opportunities and/or operational matters during this integration stage. The success and the ability to realize the anticipated benefits of the Arrangement will depend upon our ability to effectively manage the integration, performance and operations of entities or properties of Silver47. Potential difficulties and risks that may accompany this Arrangement include the following:

- the inability to successfully combine the business or personnel of Bunker Hill and Silver47 in a manner that permits Post-Arrangement Bunker Hill to achieve, on a timely basis, or at all, the cost savings and other benefits anticipated to result from the Arrangement;

- complexities associated with managing and supporting the combined businesses and the expanded operations, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees, business partners and other constituencies;

- complexities associated with realizing anticipated benefits of the business combination and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization;

- the assumption of contractual obligations with less favorable or more restrictive terms;

- potential unknown liabilities and unforeseen increased expenses or delays associated with the Arrangement;

- loss of employees, labor disruptions, work stoppages or other disruptions in production; such labor disruptions may also be used to advocate labor, political or social goals;

- mining and processing facilities may not be developed, available or operate as well as anticipated, and may require significant development time, maintenance, downtime and capital investment; and

- difficulties or loss of social license to operate resulting from failure of efforts to establish positive relationships and/or agreements with local communities or local indigenous peoples.

In addition, Bunker Hill and Silver47 have operated and, until the completion of the Arrangement, will continue to operate, independently. It is possible that the integration process could result in:

- diversion of the attention of each company's management; and

- the disruption of, or the loss of momentum in, each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company's ability to maintain relationships with customers, suppliers, employees, smelters, refiners, contractors, third-party providers of materials, equipment or services and other constituencies or achieve the anticipated benefits of the Arrangement, or could reduce each company's earnings or otherwise adversely affect the business and financial results of Post-Arrangement Bunker Hill following the Arrangement.

Significant demands will be placed on Post-Arrangement Bunker Hill as a result of the Arrangement.

As a result of the pursuit and completion of the Arrangement, significant demands will be placed on the managerial, operational and financial personnel and systems of Post-Arrangement Bunker Hill. We cannot provide any assurance that the systems, procedures and controls of Post-Arrangement Bunker Hill will be adequate to support the expansion of operations and associated increased costs and complexity following and resulting from the Arrangement. The future operating results of Post-Arrangement Bunker Hill will be affected by the ability of its officers and key employees to manage changing business conditions, to integrate the acquisition of Silver47, to implement a new business strategy and to improve its operational and financial controls and reporting systems.

The trading price and volume of Post-Arrangement Bunker Hill common stock may be volatile following the Arrangement.

The trading price and volume of Post-Arrangement Bunker Hill common stock may be volatile following completion of the Arrangement. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Post-Arrangement Bunker Hill common stock. As a result, you may suffer a loss on your investment. Many factors may impair the market for Post-Arrangement Bunker Hill common stock and the ability of investors to

sell shares at an attractive price, and could also cause the market price and demand for Post-Arrangement Bunker Hill common stock to fluctuate substantially, which may negatively affect the price and liquidity of Post-Arrangement Bunker Hill common stock. Many of these factors and conditions are beyond the control of Post-Arrangement Bunker Hill or its stockholders.

The consummation of the Arrangement may result in one or more ratings organizations taking actions which may adversely affect Post-Arrangement Bunker Hill's business, financial condition and operating results, as well as the market price of Bunker Hill Shares.

Rating organizations regularly analyze the financial performance and condition of companies and may reevaluate Post-Arrangement Bunker Hill's credit ratings following the consummation of the Arrangement. Factors that may impact Post-Arrangement Bunker Hill's credit ratings include debt levels, planned asset purchases or sales and near-term and long-term production growth, opportunities, liquidity, asset quality, cost structure, product mix and commodity pricing levels. If a ratings downgrade was to occur in connection with the Arrangement, Post-Arrangement Bunker Hill could experience higher borrowing costs in the future and more restrictive covenants which would reduce profitability and diminish operational flexibility. We cannot provide assurance that any of our current ratings will remain in effect following the consummation of the Arrangement for any given period of time or that a rating will not be lowered by a rating agency if, in its judgment, circumstances so warrant.

The market price of Bunker Hill Shares may decline if large amounts of Bunker Hill Shares are sold following the Arrangement and may be affected by factors different from those that historically have affected or that are currently affecting the market price of Bunker Hill Shares.

The market price of Bunker Hill Shares may fluctuate significantly following completion of the Arrangement and holders of Bunker Hill Shares could lose some or all of the value of their investment. If the Arrangement is consummated, Bunker Hill expects to issue 36,325,545 Bunker Hill Shares to former Silver47 Shareholders (including former holders of Silver47 RSUs). Further, pursuant to the Arrangement, the Replacement Convertible Securities, which may be exercised or exchanged for up to 14,621,476 additional Bunker Hill Shares, will be received by holders of Silver47 Convertible Securities. The Arrangement Agreement contains no restrictions on the ability of former Silver47 Securityholders to sell or otherwise dispose of such shares following completion of the Arrangement. Former Silver47 Securityholders may decide not to hold the Bunker Hill Shares that they receive in the Arrangement, and Bunker Hill's historic stockholders may decide to reduce their investment in Bunker Hill as a result of the changes to Bunker Hill's investment profile as a result of the Arrangement. These sales of Bunker Hill Shares (or the perception that these sales may occur) could have the effect of depressing the market price for Bunker Hill Shares. In addition, Bunker Hill's financial position after completion of the Arrangement may differ from its financial position before the completion of the Arrangement, and the results of Bunker Hill's operations and cash flows after the completion of the Arrangement may be affected by factors different from those currently affecting its financial position or results of operations and cash flows, all of which could adversely affect the market price of Bunker Hill Shares. Accordingly, the market price and performance of Bunker Hill Shares is likely to be different from the performance of Bunker Hill Shares prior to the Arrangement. Furthermore, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, Bunker Hill Shares, regardless of our actual operating performance.

The Pro Forma Financial Statements included in this Proxy Statement are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of Post-Arrangement Bunker Hill after the Arrangement may differ materially.

The Pro Forma Financial Statements in this Proxy Statement are presented for illustrative purposes only, have been prepared based on available information and certain assumptions and estimates that Bunker Hill believes are reasonable, and are not necessarily indicative of what Bunker Hill's actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated.

Further, the Pro Forma Financial Statements may not be indicative of Post-Arrangement Bunker Hill's financial condition or results of operations following the Arrangement and Post-Arrangement Bunker Hill's actual results and financial position after the pro forma events occur may differ materially and adversely from the Pro Forma Financial Statements included in this Proxy Statement. For example, the unaudited pro forma consolidated financial statements

have been derived from the historical financial statements of Silver47 and Bunker Hill and certain assumptions have been made, which may not, with the passage of time, prove to be relevant or correct. The information upon which these assumptions have been made is historical, preliminary and is not reflective of any financial performance of Post-Arrangement Bunker Hill following the Arrangement. Moreover, the Pro Forma Financial Statements do not reflect all costs that are expected to be incurred by Silver47 and Bunker Hill in connection with the Arrangement, including the impact of any incremental costs incurred in integrating Bunker Hill and Silver47. In addition, the assumptions used in preparing the Pro Forma Financial Statements may not prove to be accurate and may not be reflective of Post-Arrangement Bunker Hill's financial condition or results of operations following closing of the Arrangement. The Pro Forma Financial Statements have been prepared with Bunker Hill as the accounting acquirer under U.S. GAAP and reflect adjustments based on estimates of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed. The market price of the Bunker Hill Shares may be adversely affected if the actual results of Post-Arrangement Bunker Hill fall short of the Pro Forma Financial Statements contained in this Proxy Statement.

The Pro Forma Financial Statements are presented for illustrative purposes only and may not be an indication of Post-Arrangement Bunker Hill's financial condition or results of operations following the Arrangement

The unaudited pro forma consolidated financial statements contained in this Proxy Statement are presented for illustrative purposes only and may not be indicative of Post-Arrangement Bunker Hill's financial condition or results of operations following the Arrangement.

Bunker Hill has limited cash on hand and may have difficulties meeting certain debt obligations as they come due.

On August 8, 2024, Bunker Hill entered into definitive agreements with Monetary Metals for a silver loan in an amount of U.S. dollars equivalent to up to 1.2 million ounces of silver, to be advanced in one or more tranches, in support of the re-start and ongoing development of the Bunker Hill Mine (the "**Silver Loan**").

As of June 30, 2026, the principal outstanding on the Silver Loan was 1.2 million ounces of silver - the current portion of the Silver Loan being $1,624,625 and the non-current portion of the Silver Loan being $69,989,396. The non-current portion of the Silver Loan becomes due on August 8, 2027.

The existing cash resources of Bunker Hill may not be sufficient to fund the Silver Loan payment when it becomes due, and Bunker Hill may need to obtain additional financing or refinance existing indebtedness to satisfy this payment. There can be no assurance that additional financing will be available to Bunker Hill on acceptable terms, or at all.

Bunker Hill's ability to obtain additional financing or refinance its existing indebtedness will depend on, among other things, prevailing market conditions, financial performance and creditworthiness. If Bunker Hill is unable to make the required payment when due, Bunker Hill may be in default of the agreements underlying the Silver Loan, which could trigger cross-default or cross-acceleration provisions in Bunker Hill's other debt instruments and material agreements. An event of default could permit lenders to accelerate the maturity of outstanding amounts and exercise remedies, which could force Bunker Hill to curtail or cease operations, sell assets at unfavorable prices, or seek protection under bankruptcy laws. Any of these outcomes could have a negative effect on Bunker Hill's business, financial condition, results of operations, and liquidity.

Bunker Hill has limited cash on hand and has drawn down on existing prepayment and standby facilities to fund its working capital requirements and ongoing operations, and there can be no assurance that those facilities will remain available.

As of the date of this Proxy Statement, Bunker Hill has drawn an aggregate of US$8.0 million under the Teck Facility and has drawn an aggregate of US$8.0 million under the Ocean Partners Facility. The proceeds from the Loan Facilities are being used to support Bunker Hill's working capital requirements and ongoing operational activities as it advances toward full commercial production. The Teck Facility is repayable on demand, meaning Teck Metals may demand repayment of outstanding amounts at any time, in each case subject to the terms underlying the Teck Facility. Neither Teck Metals nor Ocean Partners are required to make further advances to Bunker Hill unless certain conditions have been met.

Bunker Hill's obligations under the Teck Facility are secured by a first-ranking security interest over substantially all property and assets of the obligors, subject to permitted liens. Amounts drawn bear interest at a rate of 13.5% per annum (increasing to 15.0% per annum after June 30, 2027, and subject to further automatic increases), and upon an event of default, default interest accrues at the applicable rate plus 3.0% per annum. Interest is capitalized quarterly in arrears, which will increase the outstanding principal amount over time. The availability period under the Teck Facility expires on the earliest of June 30, 2028, the date the project reaches 90% of nameplate capacity, or termination of the Teck Facility by Teck Metals.

Outstanding amounts under the Ocean Partners Facility accrue interest daily at 7% per annum plus the 3-month CME Secured Overnight Financing Rate (SOFR) and upon an event of default, default interest accrues at the applicable rate plus 3.0% per annum.

If Teck Metals were to demand repayment of the outstanding amounts under the Teck Facility, or if either Teck Metals or Ocean Partners were to decline to fund further advances, Bunker Hill may not have sufficient liquidity to meet its working capital needs and fund its operations, which could negatively affect the Bunker Hill's business, financial condition and results of operations, and could impair its ability to advance towards full commercial production. In such circumstances, Bunker Hill may be required to seek alternative financing on terms that may be less favorable or may not be available at all, and, if applicable, Teck Metals' first-ranking security interest over substantially all of the obligors' property and assets could limit Bunker Hill's ability to obtain such alternative financing or could result in the loss of such assets upon enforcement. Any of the foregoing could also adversely affect the completion of the Arrangement on the terms contemplated, or at all.

Post-Arrangement Bunker Hill's inability to raise additional financing would limit its growth and may have a material adverse effect upon future profitability. Additional financing may dilute Post-Arrangement Bunker Hill's stockholders.

Post-Arrangement Bunker Hill will require additional funding, for example through equity or debt financing, in order to execute its business plan. Post-Arrangement Bunker Hill's inability to raise financing in the future would limit its growth, impede its ability to service its existing debt obligations, and may have a material adverse effect upon future profitability. If additional funds are raised through further issuances of equity or convertible debt securities, Post-Arrangement Bunker Hill's stockholders could suffer significant dilution.

Post-Arrangement Bunker Hill's ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2025, Bunker Hill had an aggregate U.S. federal net operating loss ("**NOL**") carryforward of approximately $78.5 million, which may be available to offset future taxable income for U.S. income tax purposes. Realization of these net operating loss carryforwards depends on Bunker Hill's future taxable income, and there is a risk that certain of its existing carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect its business, operating results, financial condition, and prospects.

In addition, under Sections 382 and 383 of the Internal Revenue Code, if a corporation undergoes an "ownership change," generally defined as a greater than 50% cumulative change (by value) in ownership by "5 percent shareholders" over a rolling three-year period, the corporation's ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income or taxes may be limited. Bunker Hill has experienced, and may in the future experience, ownership changes as a result of shifts in its stock ownership. As a result, if Bunker Hill earns net taxable income, its ability to use its pre-change U.S. NOL carryforwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability. In addition, Bunker Hill may undergo additional ownership changes in the future, which could further limit its ability to use its NOLs and other pre-change tax attributes. Similar provisions of state tax law may also apply to limit Bunker Hill's use of accumulated state tax NOLs. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase Bunker Hill's state income tax liabilities. As a result of the foregoing, even if Bunker Hill attains profitability, it may be unable to use all or a material portion of its net operating losses and other tax attributes, which could adversely affect its future cash flows.

Post-Arrangement Bunker Hill will be required to maintain insurance coverage to cover certain risks associated with Post-Arrangement Bunker Hill's business, the total coverage of which may not be sufficient to cover all claims and losses that Post-Arrangement Bunker Hill becomes subject to.

Post-Arrangement Bunker Hill will require insurance coverage for a number of risks. Although Bunker Hill's management believes that the events and amounts of liability covered by its insurance policies will be reasonable, taking into account the risks relevant to its business, and the fact that agreements with customers contain limitations of liability, there can be no assurance that such coverage will be available or sufficient to cover claims to which Post-Arrangement Bunker Hill may become subject. If insurance coverage is unavailable or insufficient to cover any such claims, Post-Arrangement Bunker Hill's financial resources, results of operations and prospects could be adversely affected.

Post-Arrangement Bunker Hill might be involved in litigation claims and legal proceedings.

Post-Arrangement Bunker Hill may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which Post-Arrangement Bunker Hill becomes involved be determined against Post-Arrangement Bunker Hill, such a decision could adversely affect Post-Arrangement Bunker Hill's ability to continue operating and the market price for its shares and could use significant resources. Even if Post-Arrangement Bunker Hill is involved in litigation and wins, litigation can redirect significant resources.

The anticipated benefits attributable to the Arrangement may vary from expectations.

Post-Arrangement Bunker Hill may fail to realize the anticipated benefits expected from the Arrangement, which could adversely affect Post-Arrangement Bunker Hill's business, financial condition and operating results. The mineral reserves and mineral resource figures presented in public filings are also based on estimates made by technical personnel and are a function of geological and engineering analyses that require assumptions about production costs, recoveries, and market prices. Thus, irrespective of well-established controls, the estimation of mineral reserves and mineral resource figures are based on subjective factors. No assurances can be given that any mineral resource estimate will ultimately be reclassified as proven or probable mineral reserves or that inferred resources will be upgraded to measured or indicated resources. Any of these adjustments or updates to mining plans of Post-Arrangement Bunker Hill or new or updated technical or geological information may also impact anticipated metal recovery rates. Any of these adjustments may adversely affect actual operating performance, production, financial condition, results of operations and cash flows.

Expected benefits from the Arrangement are based on estimates of a variety of key factors, including mineral reserves and resources, grade, recovery rates, the ability of processing infrastructure to meet desired throughput rates, and operating costs, among others. However, achieving results in line with those estimates is subject to risks and uncertainties such as variability in grade, recovery rates and cost inputs and any inability of infrastructure to accommodate higher throughput.

The success of the Arrangement will depend, in significant part, on Post-Arrangement Bunker Hill's ability to successfully integrate the acquired business, grow the revenue of Post-Arrangement Bunker Hill, and realize the anticipated strategic benefits from the combination. Bunker Hill and Silver47 believe that the combination of the companies will provide operational and financial scale, increase free cash flow, and generate meaningful stockholder return. However, achieving these goals requires, among other things, realization of the targeted cost synergies expected from the Arrangement. This growth and the anticipated benefits of the transaction may not be realized fully or at all, or may take longer to realize than expected. Actual operating, technological, strategic opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If Post-Arrangement Bunker Hill is not able to achieve these objectives and realize the anticipated benefits expected from the Arrangement within the anticipated timing or at all, Post-Arrangement Bunker Hill's business, financial condition and operating results may be adversely affected.

Post-Arrangement Bunker Hill is subject to risks associated with tariffs, trade restrictions, and international trade policy.

As an international company with operations and suppliers in the United States and Canada, Post-Arrangement Bunker Hill would be exposed to risks caused by changing trade policies and the imposition of tariffs, duties, export or import controls, sanctions, quotas, and other policies regulating international commerce. These risks include potential increases in the cost of mining equipment, steel, chemical reagents, fuel, and other critical materials, as well as restrictions on the import or export of goods and technology essential to our operations. The imposition of tariffs by the United States or by countries where Post-Arrangement Bunker Hill operates or sources materials could result in higher operating and capital costs, supply chain disruptions, and potential production delays. In addition, volatile geopolitical dynamics may contribute to currency volatility, inflationary pressure on materials and energy, and reduced global demand for gold, silver and copper. Post-Arrangement Bunker Hill's ability to transport materials and finished products across borders is also subject to the risk of increased regulation or restriction by governmental authorities, including through customs delays, trade restrictions, or new licensing and quota requirements. Such measures could be adopted with little notice and may materially affect Post-Arrangement Bunker Hill's operations. Further, Post-Arrangement Bunker Hill may be adversely impacted by shifts in trade agreements, regional economic integration, or changes in the interpretation and enforcement of customs, tax, and environmental regulations affecting mining operations. Any such changes could result in the imposition of new or higher tariffs, royalties, or taxes; limitations on foreign ownership; or restrictions on the export of mined products, thereby increasing costs or reducing profitability. There can be no assurance that future foreign trade policies will not impose additional burdens on the mining industry or on Post-Arrangement Bunker Hill specifically. The enactment or expansion of tariffs, export controls, or trade restrictions could materially and adversely affect Post-Arrangement Bunker Hill's financial condition, results of operations, and cash flows.

Post-Arrangement Bunker Hill's operations outside the United States may also expose it to political and regulatory risks.

A portion of Post-Arrangement Bunker Hill's assets, namely the Adams Plateau Project in British Columbia, Canada and the Michelle Project in Yukon, Canada, will be located outside the United States, in Canada. Exploration, development, production and closure activities in many countries are potentially subject to heightened political, sovereign and social risks that are beyond our control and could result in increased costs, capacity constraints and potential disruptions to our business. These risks include the possible unilateral cancellation or forced renegotiation of contracts in which we, directly or indirectly, may have an interest, unfavorable changes in foreign laws and regulations, royalty and tax increases (including taxes associated with the import or export of goods), risks associated with tax recovery and collection process, aggressive or punitive tax audits, policy-driven interference with or moratoriums on processing of permit applications or granting water or mineral concessions, erection of trade barriers, including tariffs and duties, claims by governmental entities or indigenous communities, changes to mining and related laws impacting current and future operations, expropriation or nationalization of property and other risks arising out of foreign sovereignty over areas in which our operations are conducted. Any material adverse changes in government policies or legislation in Canada or any other country where Post-Arrangement Bunker Hill has economic interests that affect mining or mineral exploration activities may affect the viability and profitability of Post-Arrangement Bunker Hill following the Arrangement. There is no assurance that governments outside the United States will not in the future adopt different regulations, policies or interpretations with respect to, but not limited to, foreign ownership of mineral resources, royalty rates, taxation, exchange rates, environmental protection, labor relations, repatriation of income or return of capital, restrictions on production or processing, price controls, export controls, currency remittance, or obligations of Post-Arrangement Bunker Hill under its respective mining codes and stability conventions. The right to import and export zinc, lead, copper, silver and other minerals may depend on obtaining certain licenses and quotas, which could be delayed or denied at the discretion of the relevant regulatory authorities, or could become subject to new taxes, tariffs or duties imposed by U.S. or foreign jurisdictions, which could have a material adverse effect on our business, financial condition, or future prospects. In addition, Post-Arrangement Bunker Hill's rights under local law may be less secure in countries where judicial systems are susceptible to manipulation and intimidation by governmental agencies, non-governmental organizations or civic groups. Any of these developments could require us to curtail or terminate operations or otherwise adversely modify operations at our mines, incur significant costs to renegotiate contracts, meet newly-imposed environmental or other standards, pay greater royalties or higher prices for labor or services and recognize higher taxes, address aggressive or punitive tax audit assessments including through litigation, or experience significant delays or obstacles in the recovery of VAT

or income tax refunds owed, which could materially and adversely affect financial condition, results of operations and cash flows.

Silver47's Canadian operations are, and Post-Arrangement Bunker Hill's operations will be, also exposed to political and regulatory risks that extend beyond statutory compliance into the broader Canadian political landscape. While Canada is regarded as a stable jurisdiction, the perception of a U.S. takeover or consolidation within the mining sector can generate sensitivity among local communities, Indigenous governments, and other key stakeholders. Such perceptions may fuel concerns over foreign influence on resource management, environmental stewardship, or employment priorities. This potential resistance, whether political, social, or cultural, should be anticipated and carefully considered as a part of communication planning and Indigenous engagement strategies. Moreover, any shift in federal or provincial mining policy, particularly around environmental assessment processes, taxation, or resource royalties, could materially impact Post-Arrangement Bunker Hill's operating flexibility and financial performance. As a result, maintaining transparent, locally grounded relationships and proactively addressing stakeholder expectations are critical to ensuring project continuity and preserving Post-Arrangement Bunker Hill's social license to operate.

Post-Arrangement Bunker Hill's operations outside the United States may also expose Bunker Hill to economic and operational risks.

Post-Arrangement Bunker Hill's operations outside the United States, and in particular its increased operations in Canada following the Arrangement, further expose us to economic and operational risks. Local economic conditions, as well as epidemics, pandemics or natural disasters, can cause shortages of skilled workers and supplies, increase costs and adversely affect the security of operations. These conditions could adversely impact Post-Arrangement Bunker Hill's operations and lead to lower productivity and higher costs, which would adversely affect results of Post-Arrangement Bunker Hill's operations and cash flows.

Post-Arrangement Bunker Hill is expected to conduct operations outside the United States in local currency. Currency exchange movements could also adversely affect results of operations of Post-Arrangement Bunker Hill.

Continuation of Post-Arrangement Bunker Hill's mining operations is dependent on the availability of sufficient and affordable water supplies.

Post-Arrangement Bunker Hill's mining operations will require significant quantities of water for mining, ore processing and related support facilities. Continuous production and mine development is dependent on Post-Arrangement Bunker Hill's ability to acquire and maintain water rights and claims and to defeat claims adverse to current water uses in legal proceedings. Although Bunker Hill currently has sufficient water rights and claims to cover its operational demands, we cannot predict the potential outcome of pending or future legal proceedings relating to enforcement of water rights, claims and uses, or potential pressure from other users of water, government agencies and officials, or non-governmental organizations to limit the amount of water made available to or used for mining activities, regardless of legally valid water rights.

Water shortages may also result from weather or environmental and climate impacts outside of our control. Shortages in water supply could result in production and processing interruptions. In addition, the scarcity of water in certain regions could result in increased costs to obtain sufficient quantities of water to conduct Post-Arrangement Bunker Hill's operations. The loss of some or all water rights, ongoing litigation to enforce existing water rights, ongoing shortages of water to which Post-Arrangement Bunker Hill has rights or significantly higher costs to obtain sufficient quantities of water could result in Post-Arrangement Bunker Hill's inability to maintain production at current or expected levels, require Post-Arrangement Bunker Hill to curtail or shut down mining operations or could prevent Post-Arrangement Bunker Hill from pursuing expansion or development opportunities, which could adversely affect the results of operations and financial condition of Post-Arrangement Bunker Hill. Laws and regulations may be introduced in some jurisdictions in which Post-Arrangement Bunker Hill operates which could also limit access to sufficient water resources, adversely affecting Post-Arrangement Bunker Hill's operations or its expansion or development plans.

The future results of Post-Arrangement Bunker Hill following the Arrangement will suffer if Post-Arrangement Bunker Hill does not effectively manage its expanded operations.

Following the Arrangement, the size of the business of Post-Arrangement Bunker Hill will increase significantly. Post-Arrangement Bunker Hill's future success will depend, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Post-Arrangement Bunker Hill may also face increased scrutiny from Governmental Entities as a result of the significant increase in the size of its business. There can be no assurances that Post-Arrangement Bunker Hill will be successful or that it will realize the expected operating efficiencies, cost savings or other benefits currently anticipated from the Arrangement.

Other Risk Factors Relating to Bunker Hill and Silver47

As a result of entering into the Arrangement Agreement, Bunker Hill's and Silver47's businesses are and will be subject to the risks described above. In addition, Bunker Hill is, and following completion of the Arrangement, Bunker Hill will be, subject to the risks described in the Bunker Hill Annual Report and the Bunker Hill Interim MD&A, which are available on EDGAR and SEDAR+ and incorporated by reference into this Proxy Statement, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and Silver47 is subject to the risks described in the Silver47 AIF and the Silver47 Interim MD&A, which are available on SEDAR+ and incorporated by reference into this Proxy Statement.

See "*Where You Can Find More Information*" for the location of information incorporated by reference into this Proxy Statement.

THE SPECIAL MEETING

General

This Proxy Statement is being provided to Bunker Hill Stockholders as part of a solicitation of proxies by the Bunker Hill Board for use at the Special Meeting and at any adjournments or postponements of such Special Meeting. This Proxy Statement provides Bunker Hill Stockholders with important information about the Special Meeting and should be read carefully in its entirety.

Date, Time and Place of the Special Meeting

The Special Meeting will be held in person at 1009 McKinley Avenue, Kellogg, Idaho, 83837 on October 28, 2026 at 10:00 a.m., Pacific Time. Registered Bunker Hill Stockholders and duly appointed proxyholders can attend the Special Meeting in person, where they can participate, vote and ask questions during the Special Meeting.

Stockholders may also listen to the Special Meeting live by dialing in at 1-844-763-8274 (within North America) or at 1-647-361-0247 (outside North America). No stockholder or proxyholder will be able to vote or otherwise participate in the Special Meeting through the dial-in, and, as a result, you are encouraged to vote by proxy prior to the Special Meeting. See "*The Special Meeting—Voting by Proxy*" for information on how to vote by proxy.

Purpose of the Special Meeting

At the Special Meeting, Bunker Hill is asking holders of Bunker Hill Shares to vote on the following proposals:

- *Proposal No. 1 – The Charter Amendment Proposal* – to approve the Charter Amendment, conditioned upon the Closing, to increase the number of authorized shares of Bunker Hill Common Stock from 100,000,000 shares to 400,000,000 shares; and

- *Proposal No. 2 – The Share Issuance Proposal* – to approve the issuance of up to 51,965,961 Bunker Hill Shares to former Silver47 Securityholders in connection with the Arrangement (including the Bunker Hill Shares issuable upon the exchange or settlement of Silver47 Convertible Securities, as applicable). The total number of shares of Bunker Hill Shares authorized for issuance pursuant to the Share Issuance Proposal also includes a 2% buffer to account for administrative and clerical matters.

Record Date; Outstanding Shares; Shares Entitled to Vote

The Bunker Hill Board has fixed the close of business on September 24, 2026 as the record date for determination of Bunker Hill Stockholders entitled to notice of, and to vote at, the Special Meeting. Only Bunker Hill Stockholders holding Bunker Hill Shares as of the close of business on the Record Date will receive notice of, and be entitled to vote at, the Special Meeting and any adjournments or postponements thereof.

As of the close of business on the date hereof, there were 47,207,589 Bunker Hill Shares outstanding. Each Bunker Hill Stockholder is entitled to one vote at the Special Meeting for each Bunker Hill Share held by that stockholder at the close of business on the Record Date. Bunker Hill Common Stock is the only security the holders of which are entitled to notice of, and to vote at, the Special Meeting.

If you own shares that are registered in the name of someone else, such as a bank, broker or other nominee, you need to direct that organization to vote those shares or vote the shares yourself at the Special Meeting. For additional information, please see the "*Advice to Beneficial Stockholders*" below.

Quorum; Abstentions; Broker Non-Votes

In accordance with the Bunker Hill Bylaws, stockholders, represented in person or by proxy, representing at least 33 1/3% of the shares of Bunker Hill Common Stock entitled to vote at the Special Meeting, will constitute a quorum at the Special Meeting.

Abstentions are counted for purposes of determining whether a quorum is present at the Special Meeting. Banks, brokers and other nominees that hold their customers' shares in street name may not vote their customers' shares on "non-routine" matters without instructions from their customers. As the Charter Amendment Proposal and the Share Issuance Proposal are considered "non-routine", such organizations do not have discretion to vote on the Charter Amendment Proposal or the Share Issuance Proposal with a broker non-vote. As a result, no broker would be permitted to vote your Bunker Hill Shares at the Special Meeting without receiving instructions. Given Bunker Hill's expectation that there will be no broker non-votes at the Special Meeting, failure to instruct your broker on how to vote your shares with respect to the Charter Amendment Proposal or the Share Issuance Proposal, your Bunker Hill Shares will have the same effect as a vote "**AGAINST**" the Charter Amendment Proposal, and will have no effect on the Share Issuance Proposal (assuming a quorum is present), other than reducing the number of affirmative votes required to achieve a majority by reducing the total number of Bunker Hill Shares relative to which the majority is calculated.

If a quorum is not present at the Special Meeting, a majority of the shares represented at the Special Meeting may adjourn the Special Meeting without further notice for a period not to exceed 60 days at any one adjournment. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the Special Meeting is for any reason adjourned for less than 30 days to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Required Votes

Approval of the Charter Amendment Proposal requires the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding shares of Bunker Hill Common Stock entitled to vote thereon as of the close of business on the Record Date. Because the required vote for the Charter Amendment Proposal is based on the number of shares of Bunker Hill Common Stock outstanding, if you (i) are a record holder and fail to vote or authorize a proxy or (ii) are a beneficial holder and fail to instruct your broker on how to vote, such failure will have the same effect as votes cast "**AGAINST**" the Charter Amendment Proposal.

Assuming the presence of a quorum, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast on the Share Issuance Proposal. A broker non-vote or an abstention from voting for the Share Issuance Proposal will not constitute or be counted as votes cast and, consequently, if a quorum is present at the Special Meeting and entitled to vote on such proposal, assuming a quorum is present, (i) shares not represented at the Special Meeting, will have no effect on the outcome of the Share Issuance Proposal.

Voting by Proxy

This Proxy Statement is being sent to you on behalf of the Bunker Hill Board for the purpose of requesting that you allow your Bunker Hill Shares to be represented at the Special Meeting by the persons named in the enclosed proxy card. All Bunker Hill Shares represented at the Special Meeting by properly executed proxy cards, voted over the telephone or voted over the internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as follows:

- "**FOR**" *Proposal No. 1 – The Charter Amendment Proposal* – to approve the Charter Amendment, conditioned upon the Closing, to increase the number of authorized shares of Bunker Hill Common Stock from 100,000,000 shares to 400,000,000 shares; and

- "**FOR**" *Proposal No. 2 – The Share Issuance Proposal* – to approve the issuance of up to 51,965,961 Bunker Hill Shares to former Silver47 securityholders in connection with the Arrangement (including the Bunker Hill Shares issuable upon the exchange or settlement of Silver47 Convertible Securities, as applicable). The total number of Bunker Hill Shares authorized for issuance pursuant to the Share Issuance Proposal also includes a 2% buffer to account for administrative and clerical matters.

Approval of the Charter Amendment Proposal requires the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding shares of Bunker Hill Common Stock entitled to vote thereon as of the close of business on the Record Date. Because the required vote for the Charter Amendment Proposal is based on

the number of Bunker Hill Shares outstanding, if you (i) are a record holder and fail to vote or authorize a proxy, or (ii) are a beneficial holder and fail to instruct your broker on how to vote, such failure will have the same effect as votes cast "**AGAINST**" the Charter Amendment Proposal.

Assuming the presence of a quorum, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast on the Share Issuance Proposal. A broker non-vote or an abstention from voting for the Share Issuance Proposal will not constitute or be counted as votes cast and, consequently, if a quorum is present at the Special Meeting, will have no effect on the outcome of the Share Issuance Proposal.

The persons named in the form of proxy, the Management Designees, are directors and/or officers of Bunker Hill. **You have the right to appoint a person or company, other than the Management Designees, who need not be a stockholder, to represent you and votes your shares at the Special Meeting.** You may appoint someone else as the proxyholder to vote your Bunker Hill Shares by inserting that other person or company's name into the blank space provided in the form of proxy, and submitting it as directed on the form.

In order for a proxy to be valid, it must be:

- signed by the registered stockholder whose name appears thereon or by such registered stockholder's attorney authorized in writing, or if the registered stockholder is a corporation, by a duly authorized representative on behalf of such corporation; and

- returned by hand delivery or by mail addressed to Bunker Hill's transfer agent, Computershare Investor Services Inc., Proxy Department, 320 Bay Street, 14th Floor, Toronto, Ontario, M5H 4A6.

An executed proxy that is returned undated will be deemed to be dated the date of the mailing of the form of proxy by Bunker Hill or its agent. To be counted, proxies must be received in each case no later than 10:00 a.m., Pacific Time, on October 26, 2026, or no later than 48 hours before the Special Meeting is reconvened following any adjournment or postponement. The time limit for the deposit of proxies may be waived or extended by the Chair of the Special Meeting at the Chair's discretion without notice.

Alternatively, as a registered Bunker Hill Stockholder, you may vote:

- online, by visiting www.investorvote.com and providing your control number on the accompanying proxy card, by 10:00 a.m., Pacific Time, on October 26, 2026, or no later than 48 hours before the Special Meeting is reconvened following any adjournment or postponement; or

- by telephone, by calling 1-866-732-8683 and providing your control number on the accompanying proxy card, by 10:00 a.m., Pacific Time, on October 26, 2026, or no later than 48 hours before the Special Meeting is reconvened following any adjournment or postponement.

Voting

The persons named in the accompanying form of proxy will vote for, against or abstain from voting Bunker Hill Shares represented by the proxy in accordance with your instructions, provided your instructions are clear. You may indicate the manner in which the persons named in the form of proxy are to vote on any matter by marking an "X" in the appropriate space. If you have specified a choice on any matter to be acted on at the Special Meeting, your Bunker Hill Shares will be voted, withheld, or abstained from voting accordingly. In the absence of any such specification of voting on the executed proxy, the persons named as proxy holders will vote your proxy pursuant to the recommendation of the Board being "**FOR**" each proposal.

The form of proxy gives the persons named as proxy holders discretionary authority regarding amendments or variations to matters identified therein and any other matter that may properly come before the Special Meeting, to the extent permitted by law and Bunker Hill's governing documents. As of the date of this Proxy Statement, our management is not aware of any such amendment, variation or other matter proposed or likely to come before the Special Meeting. However, if any such amendment, variation or other matter properly comes before the Special

Meeting, the persons named in the form of proxy intend to vote on such other business in accordance with their judgement.

If your shares are held beneficially in "street" name by your bank, broker or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials will be forwarded to you by your bank, broker or other nominee. The bank, broker or nominee is considered the Bunker Hill Stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote. Your vote by proxy may also be cast by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your voting instruction card.

Revoking Your Proxy

In addition to the revocation in any other manner permitted by law, a Bunker Hill Stockholder who has given a proxy may revoke it, at any time before it is exercised in accordance with the provisions of Section 78.355 of the NRS, by the following methods:

- voting online at www.investorvote.com or by telephone at 1-866-732-8683 by 10:00 a.m., Pacific Time, on October 26, 2026;
- voting in person at the Special Meeting;
- except to the extent otherwise noted on such later proxy, signing a new proxy bearing a later date and depositing it at the place and within the time required for the deposit of proxies as described above; or
- by depositing an instrument in writing executed by the stockholder or by his/her/its attorney authorized in writing either at the registered office of Bunker Hill or its transfer agent, Computershare Investor Services Inc. at the address provided above for voting proxies, at any time up to and including the last business day preceding the day of the Special Meeting, or any adjournment or postponement thereof, at which the proxy is to be used, or with the Chairman of the Special Meeting on the day of the Special Meeting or any adjournment or postponement thereof and before any vote in respect of which the proxy is to be used shall have been taken or in any other manner permitted by law.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to such revocation.

If you are a beneficial stockholder who wishes to revoke a VIF (as defined below) and to give voting instructions, you must give written instructions to your broker, agent, trustee or other intermediary through which you hold your shares of common stock in accordance with the applicable procedures and deadlines of your broker, agent, trustee or other intermediary.

Advice to Beneficial Stockholders

Only registered Bunker Hill Stockholders or duly appointed proxyholders are permitted to vote at the Special Meeting. The information set forth in this section is of significant importance to many stockholders as a substantial number of stockholders do not hold their shares of common stock in their own name. Such "beneficial stockholders" should note that only proxies deposited by stockholders whose names appear on the records maintained by Bunker Hill's transfer agent as the registered holders of common stock can be recognized and acted upon at the Special Meeting. If the shares of common stock are listed in an account statement provided to a stockholder by a broker, then in almost all cases those shares of common stock will not be registered in such stockholder's name. Such shares of common stock are more likely to be registered under the names of the stockholder's broker or an agent of that broker. In the United States, the vast majority of such shares of common stock are registered in the name of CEDE & Co. (the registration name for The Depository Trust Company, which acts as nominee for many U.S. brokerage firms). Shares of common stock held by brokers or their agents or nominees can only be voted (for, against or abstained from voting resolutions) upon the instructions of the beneficial stockholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares of common stock for their clients. The directors and officers of Bunker

Hill do not know for whose benefit the shares of common stock registered in the name of CEDE & Co. are held. In Canada, the vast majority of such shares of common stock are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc. ("**CDS**"), which acts as nominee for many Canadian banks, trust companies and brokerage firms). Shares of common stock held by brokers or their agents or nominees can only be voted (for, against or abstained from voting resolutions) upon the instructions of the beneficial stockholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares of common stock for their clients. The directors and officers of Bunker Hill do not know for whose benefit the shares of common stock registered in the name of CDS are held. Therefore, beneficial stockholders should ensure that instructions respecting the voting of their shares of common stock are communicated to the appropriate person well in advance of the Special Meeting.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from beneficial stockholders in advance of stockholder meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by beneficial stockholders in order to ensure that their shares of common stock are voted at the Special Meeting. The purpose of the form of proxy supplied to a beneficial stockholder by its broker (or the agent of the broker) is limited to instructing the registered stockholder (the broker or agent of the broker) how to vote on behalf of the beneficial stockholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. ("**Broadridge**"). Broadridge typically prepares a machine-readable VIF (voting instruction form), mails the VIF to the beneficial stockholders and requests the beneficial stockholders to return the VIF forms to Broadridge or otherwise communicate voting instructions to Broadridge by way of the Internet or telephone. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares of common stock to be represented at the Special Meeting. A beneficial stockholder receiving a VIF from Broadridge cannot use that form to vote directly at the Special Meeting. The VIF must be returned to Broadridge well in advance of the Special Meeting in order to have the shares of common stock voted. If you have any questions with respect to the voting of shares of common stock held through a broker or other intermediary, please contact your broker or other intermediary directly for assistance.

Although a beneficial stockholder may not be recognized directly at the Special Meeting for the purposes of voting shares of common stock registered in the name of his/her/its broker (or agent of the broker), a beneficial stockholder may attend at the Special Meeting as proxyholder for the registered stockholder and vote shares of common stock in that capacity. If a beneficial stockholder wishes to attend and vote at the Special Meeting in person, the beneficial stockholder must insert his/her/its own name as appointee in the blank space of the form of proxy provided to them and return the same to their broker (or the broker's agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Special Meeting.

Beneficial stockholders fall into two categories: those who object to their identity being made known to the issuers of securities which they own ("**OBOs**") and those who do not object to their identity being made known to the issuers of the securities they own ("**NOBOs**"). Subject to the provisions of NI 54-101, Bunker Hill may request and obtain a list of its NOBOs from intermediaries. Pursuant to NI 54-101, Bunker Hill may obtain and use the NOBO list in connection with any matter relating to the affairs of Bunker Hill, including the distribution of the proxy materials directly to NOBOs. The Corporation is sending this Proxy Statement directly to the NOBOs. The Corporation will not use and pay intermediaries and agents to send this Proxy Statement to the NOBOs but intends to pay for intermediaries to deliver this Proxy Statement to the OBOs. This Proxy Statement is being sent to both registered stockholders and beneficial stockholders. If you are a beneficial stockholder, and Bunker Hill or its transfer agent has sent this Proxy Statement directly to you, your name and address and information about your holdings of your shares of common stock, has been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may, subject to the terms of the Arrangement Agreement, be adjourned or postponed to a later date. If a quorum is not present at the Special Meeting, a majority of the shares represented at the Special Meeting may adjourn the Special Meeting without further notice for a period not to exceed 60 days at any one adjournment. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. Any adjournment

of the Special Meeting for the purpose of soliciting additional proxies will allow Bunker Hill Stockholders who have already sent in their proxies to revoke them at any time before voting occurs at the rescheduled Special Meeting. If the Special Meeting is for any reason adjourned for less than 30 days to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Householding

One copy of this Proxy Statement and notice will be sent to Bunker Hill Stockholders that share an address, unless they have notified Bunker Hill that they want to continue receiving multiple packages. Each Bunker Hill Stockholder in the household will continue to receive a separate proxy card. This process, known as "householding", reduces the volume of duplicate information received at a household and helps to reduce Bunker Hill's expenses. A copy will also be sent upon written or oral request to any Bunker Hill Stockholder of a shared address to which a single copy was delivered. If two or more Bunker Hill Stockholders with a shared address are currently receiving only one copy, then they may request to receive multiple packages in the future, or if a Bunker Hill Stockholder is currently receiving multiple packages, then the Bunker Hill Stockholder may request to receive a single copy in the future. Such requests may be made by writing to Bunker Hill's Investor Relations department at 1009 McKinley Avenue, Kellogg, Idaho, United States 83837, or by emailing ir@bunkerhillmining.com.

Solicitation of Proxies

The Bunker Hill Board is soliciting your proxy in connection with the Special Meeting and Bunker Hill will bear all costs of solicitation related to the Special Meeting. Solicitation initially will be by mail. In addition to sending and making available these materials, some of Bunker Hill's directors, officers and other employees may solicit proxies by contacting Bunker Hill Stockholders via the internet, by mail, personal interview, telephone or other electronic medium. None of Bunker Hill's officers or employees will receive any extra compensation for soliciting Bunker Hill Stockholders. Bunker Hill may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and Bunker Hill will reimburse the forwarding expenses.

Other Business

Bunker Hill does not expect that any matter other than the proposals listed above will be brought before the Special Meeting. If, however, other matters are properly brought before the Special Meeting, or any adjournment or postponement of the Special Meeting, the persons named as proxies will vote on such matters in their discretion.

Assistance in Completing the Proxy Card

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Special Meeting, please contact Bunker Hill's Investor Relations Department at ir@bunkerhillmining.com.

BACKGROUND TO THE ARRANGEMENT AND RECOMMENDATION

On August 20, 2026, Bunker Hill entered into the Arrangement Agreement with Silver47 to implement the Arrangement by way of the Plan of Arrangement. Pursuant to the Arrangement, Bunker Hill will acquire all of the issued and outstanding Silver47 Shares in exchange for Bunker Hill Shares.

Background of the Arrangement

The Arrangement Agreement is the result of arm's length negotiations among representatives of Bunker Hill and Silver47 and their respective financial and legal advisors. The following is a summary of the principal events leading up to the execution of the Arrangement Agreement and public announcement of the Arrangement.

Bunker Hill's senior management ("**Bunker Hill Management**") and the Bunker Hill Board regularly evaluate Bunker Hill's operations, performance, strategy, financial position, liquidity, and future business prospects and risks in light of prevailing business, commodity price and capital markets conditions. In connection with that evaluation, the Bunker Hill Management and Bunker Hill Board also review and assess potential strategic alternatives available to Bunker Hill, including potential business combinations, asset acquisitions and financing alternatives.

Consequently, and as part of Bunker Hill's continuous assessment of its overall strategy, from time to time, Bunker Hill and its representatives engage in discussions with representatives of other companies concerning the possibility of such strategic transactions. The Arrangement Agreement is the result of such engagement as well as arm's length negotiations among representatives of Bunker Hill and Silver47 and their respective financial and legal advisors.

In the first half of 2021, Mr. Galen McNamara, then the Chief Executive Officer of Summa Silver, visited the Bunker Hill Mine and met with Mr. Sam Ash, the President and Chief Executive Officer of Bunker Hill. During that visit, Mr. Ash and Mr. McNamara discussed, in general terms, their respective companies and the potential merits of a combination of two U.S. focused silver companies on appropriate terms and at an appropriate time. No specific transaction was proposed or negotiated at that time.

Between 2022 and 2025, Mr. Ash and Mr. McNamara met periodically at mining industry and investor conferences and provided each other with general updates on their respective companies. On occasion, they discussed in conceptual terms the potential merits of a business combination. No proposal was made and no confidential information was exchanged during this period.

On August 1, 2025, Silver47 and Summa Silver completed an arrangement by way of a court-approved plan of arrangement under the BCBCA, pursuant to which Summa Silver became a wholly owned subsidiary of Silver47. As a result of that transaction, Summa Silver's Hughes Project in Nevada and Mogollon Project in New Mexico were combined with Silver47's Red Mountain Project in Alaska, and Mr. McNamara became the Chief Executive Officer and a director of Silver47. Following completion of that arrangement, Mr. Ash and Mr. McNamara remained in periodic contact regarding the potential for a future combination of U.S.-focused silver businesses.

On January 12, 2026, representatives of Haywood Securities Inc. ("**Haywood**") contacted Mr. Richard Williams, the Executive Chairman of Bunker Hill, and Mr. Ash regarding a potential combination of Bunker Hill and Silver47. On January 14, 2026, Haywood provided Mr. Williams and Mr. Ash with written materials describing the proposed combination in greater detail.

On January 25 and 26, 2026, at the Vancouver Resource Investment Conference in Vancouver, British Columbia, Mr. Ash and Mr. McNamara held a more detailed discussion regarding the merits of a potential business combination between Bunker Hill and Silver47 given the complementary attributes of each company's standalone projects and their respective development strategies and team members. Following that discussion, Mr. Ash and Mr. McNamara agreed that further discussions regarding a potential combination were warranted.

On February 3, 2026, Bunker Hill and Silver47 entered into the Confidentiality Agreement to permit the exchange of non-public information, site visits and due diligence in connection with a proposed business combination. The Confidentiality Agreement included a 12-month mutual non-solicitation covenant as well as an area of interest

restriction. Shortly thereafter, each Party provided the other with access to an electronic data room containing its due diligence materials.

On February 23, 2026, Mr. Williams met with Mr. Ryan Matthiesen of Haywood to discuss the proposed combination further as well as Haywood's potential role as financial advisor to Bunker Hill in connection with any such transaction.

On February 25, 2026, the Bunker Hill Board was brought up to speed on the proposed business combination with Silver47.

On March 3, 2026, at the Prospectors & Developers Association of Canada convention in Toronto, Ontario, Haywood hosted a meeting between Mr. Ash and Mr. McNamara. On March 4, 2026, Mr. McNamara met with Mr. Williams in Toronto to further discuss the potential business combination and whether the Post-Arrangement Bunker Hill could become a leading American silver development company and a vehicle for acquiring additional silver companies. Mr. McNamara and Mr. Williams also agreed to arrange site visits to the Bunker Hill Mine, the Hughes Project and the Mogollon Project.

From March 9 to March 11, 2026, Mr. Ash and Mr. Sam Bourque, the Chief Geologist of Bunker Hill, conducted a due diligence site visit to Silver47's Mogollon Project in Catron County, New Mexico. The visit included a review of the historical mine workings, the epithermal vein system, the exploration program and the surrounding land position, and provided Bunker Hill's Management with an opportunity to assess the geology, infrastructure and development potential of the project first-hand. Also on March 11, updated transaction rationale materials prepared by Haywood were shared with the Bunker Hill Board for review.

Following the Mogollon Project visit, from March 11, 2026 to March 13, 2026, Mr. McNamara, together with Mr. Gary R. Thompson, the Executive Chairman of Silver47, Mr. Chris York, the Vice President, Operations of Silver47, and Mr. Dan Verrell, the Senior Geologist of Silver47, travelled to Kellogg, Idaho to conduct a due diligence site visit of the Bunker Hill Mine. The site visit was hosted by Mr. Ash and Mr. Bourque. The Silver47 representatives toured the underground workings, the process plant and associated surface infrastructure under construction, and met with Bunker Hill's operating team to review the status of the restart program, the development schedule and the permitting framework.

On March 25, 2026, Haywood held additional discussions with Bunker Hill Management coupled with updated transaction combination materials to discuss potential consideration ranges to be offered to Silver47. On April 2, 2025, and with guidance from Bunker Hill Management, Haywood circulated an initial draft of the Letter of Intent (as defined herein) to Bunker Hill for review.

On March 30, 2026, Mr. McNamara, Mr. York and Mr. Verrell hosted Mr. Ash and Mr. Bradley Barnett, the Chief Financial Officer of Bunker Hill, on a site visit to the Hughes Project. The site visit included a review of the historical Hughes and Tonopah district workings, the tailings facilities that are the subject of Silver47's ongoing tailings study, and the exploration targets on the property.

Following the site visit, the parties continued discussions regarding a potential business combination. Management of each party subsequently held various meetings with each other in March and April 2026 relating to desktop technical due diligence of their respective properties. Discussions regarding a potential business combination between Bunker Hill and Silver47 continued to advance throughout April 2026.

In March 2026, Bunker Hill commenced legal due diligence on Silver47's business and properties, including the commencement of a title review of the Red Mountain Project, the Hughes Project and the Mogollon Project. Bunker Hill also commenced third party due diligence of Silver47's assets that included, among other things, resource estimation, permitting and mining operations. In March 2026, Silver47 commenced legal due diligence on Bunker Hill's business and properties, including the commencement of a title review of the Bunker Hill Mine.

During the first week of April 2026, discussions between Bunker Hill Management and Haywood continued with respect to Haywood's role in a potential transaction between Bunker Hill and Silver47. Haywood's role was

formalized through an engagement letter dated April 14, 2026, which appointed Haywood as Bunker Hill's exclusive financial advisor for transaction discussions with Silver47.

Following several rounds of discussions and comments between Haywood and Bunker Hill Management, on April 16, 2026, a draft of the Letter of Intent was shared with the Bunker Hill Board. From April 16, 2026 to April 22, 2026, the Bunker Hill Board was engaged in discussions on key terms of the Letter of Intent.

On April 22, 2026, on behalf of Bunker Hill, Haywood delivered an initial draft letter of intent to Silver47 for their consideration. Silver47 delivered comments on the draft letter of intent on April 24, 2026 to Haywood, which were shared and discussed with Bunker Hill. Following discussions between Haywood and Bunker Hill, Haywood, Silver47, and Bunker Hill and Silver47, all comments on the draft Letter of Intent were addressed and a finalized version of the Letter of Intent was prepared on May 7, 2026.

On May 8, 2026, Bunker Hill and Silver47 entered into the non-binding Letter of Intent. The Letter of Intent, together with an attached non-binding term sheet, set out the principal indicative terms of a proposed acquisition by Bunker Hill of all of the issued and outstanding Silver47 Shares by way of a court-approved plan of arrangement under the BCBCA. The Letter of Intent provided for an exclusivity period expiring on June 22, 2026 (the "**Exclusivity Period**"). The Letter of Intent included certain provisions that were expressed to be binding on the parties, including with respect to due diligence, exclusivity, confidentiality, public announcements, and the conduct of Bunker Hill's and Silver47's businesses during the interim period.

On May 11, 2026, Blakes was engaged by Bunker Hill to assist with the Arrangement and was provided with a copy of the executed Letter of Intent. In addition, Bunker Hill engaged Blakes to support its legal due diligence. Bunker Hill along with technical and financial advisors also began their due diligence on Silver47.

On May 14, 2026, King & Spalding was engaged as U.S. counsel to Bunker Hill to assist with the Arrangement and legal due diligence.

On June 9, 2026, Blakes provided legal counsel to Silver47 with a preliminary draft of the Arrangement Agreement. The initial draft of the Arrangement Agreement was generally reciprocal, including with respect to termination events and fees.

On June 11, 2026, following Bunker Hill's annual general meeting, Bunker Hill Management updated the Bunker Hill Board on the status of discussions with Silver47 and on due diligence findings to date. Following informal discussion, the Bunker Hill Board indicated that it was supportive in principle of continued evaluation of the proposed transaction.

On June 15, 2026, Blakes provided Silver47's legal counsel with a draft of the form of Voting and Support Agreement.

On June 17, 2026, Bunker Hill executed an engagement letter with Evans & Evans, Inc. to provide a fixed fee fairness opinion in respect of the Arrangement and Bunker Hill Management also received and discussed an updated transaction combination analysis presentation from Haywood.

From June 18 to June 19, 2026, Mr. McNamara conducted a further due diligence visit to the Bunker Hill Mine, covering both site and business matters. Following this visit, on June 22, 2026, being the date on which the Exclusivity Period would otherwise have expired, Bunker Hill and Silver47 agreed to extend the Exclusivity Period to July 24, 2026 to allow additional time for due diligence and the negotiation of the definitive agreement.

On June 19, 2026, Bunker Hill received comments on the draft Arrangement Agreement from Silver47's legal counsel. Following receipt of the comments until August 20, 2026, Bunker Hill and Silver47 transaction teams, assisted by their respective legal and financial advisors, commenced detailed negotiations of the Arrangement Agreement and related documents. During this period, the deal protection provisions of the Arrangement Agreement were negotiated, including the non-solicitation covenants, the right of each party to match a Superior Proposal and the termination fees payable by each party.

On June 24, 2026, the forms of Voting and Support Agreement were substantially finalized.

During the rest of June 2026 through August 2026, members of management of each of Bunker Hill and Silver47, together with their respective legal counsel, met weekly to discuss various matters including due diligence and documentation in relation to the Arrangement.

On July 20, 2026, Mr. Williams briefed representatives of Teck Resources and Sprott, each by video conference, on the proposed transaction. Each indicated that it was supportive in principle. On July 29, 2026, representatives of Monetary Metals were briefed on the proposed transaction by video conference and indicated that they were supportive.

On July 30, 2026, Mr. Williams and Mr. McNamara met with representatives of Teck by video conference. During the meeting Mr. McNamara was introduced to the Teck team and Mr. Williams, Mr. McNamara, and Teck discussed the strategic merits of combining the Bunker Hill and Silver47 business.

On July 31, 2026, the Bunker Hill Board met to consider due diligence findings and to receive updates on the status of negotiations. Haywood presented the Bunker Hill Board with a detailed analysis of the proposed transaction, including: (i) market overview and analysis; (ii) the strategic rationale for the proposed transaction, (iii) detailed financial analysis including peer comparables and precedent transaction analysis; (iv) detailed transaction combination analysis including accretion analysis; and (iv) pro forma positioning and re-rating potential. At that meeting, Evans & Evans also delivered its preliminary oral opinion to the Bunker Hill Board to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Arrangement and the Exchange Ratio was fair, from a financial perspective, to Bunker Hill Stockholders. The Bunker Hill Board was also informed that they would hear a refreshed opinion from Evans & Evans when the definitive transaction agreements were ready for approval and execution. Management and advisors responded to various questions from the Bunker Hill Board. Based on preliminary information presented, the Bunker Hill Board indicated to management that it was supportive of continued evaluation of the proposed transaction with Silver47 and would review the opportunity further at its next meeting.

Between August 1 and August 19, 2026, Bunker Hill worked with Ocean Partners and Silver47 to arrange up to US$15,000,000 of working capital facilities to be available to Bunker Hill during the period between signing and closing in order to reduce execution risk associated with the ramp-up of the Bunker Hill Mine to commercial production. This included a concentrate prepayment facility of up to US$10,000,000 with Ocean Partners, an existing shareholder and offtake partner of Bunker Hill and Silver47 agreed to use commercially reasonable efforts to make available to Bunker Hill an unsecured debt facility of up to US$5,000,000, subject to negotiation of definitive documents following signing of the Arrangement Agreement, being the Silver47 Financing Commitment.

Between August 5, 2026 and August 19, 2026, senior management of Bunker Hill and Silver47, together with their respective legal counsel, held a series of meetings and telephone discussions regarding Bunker Hill's near-term liquidity requirements and the funding arrangements necessary to support Bunker Hill's operations through to completion of the Arrangement. Representatives of Bunker Hill and Silver47 also met with representatives of Bunker Hill's lenders on a number of occasions during this period.

On August 19, 2026, Haywood delivered to Bunker Hill Management, to be further shared with the Bunker Hill Board, updated financial and transaction combination analysis.

On August 19, 2026, the Bunker Hill Board met to consider the proposed transaction, including the Termination Fee, Reverse Termination Fee, the Exchange Ratio and the other proposed terms of the Arrangement Agreement and the Plan of Arrangement. At this meeting, Bunker Hill Management presented their final conclusions and analyses of the Arrangement and reviewed final reports as to the results of financial and legal due diligence. At the meeting, Evans & Evans delivered a presentation to the Bunker Hill Board on the work undertaken and the methodologies considered for the purposes of preparing the Fairness Opinion and provided an oral fairness opinion, subsequently confirmed in writing, that as of August 19, 2026, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Arrangement and Exchange Ratio is fair, from a financial point of view, to Bunker Hill Stockholders. The Bunker Hill Board was also advised by Blakes and King & Spalding on their fiduciary duties, the structure of the proposed transaction, the anticipated timeline to closing and a summary of the final terms and conditions of the Arrangement.

Following additional proposed changes to the Arrangement Agreement, on August 20, 2026, the Bunker Hill Board reconvened and received a further refreshed Fairness Opinion from Evans & Evans, subsequently confirmed in writing, that as of August 20, 2026, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Arrangement and Exchange Ratio is fair, from a financial point of view, to Bunker Hill Stockholders. The Exchange Ratio was fixed at 0.1724 Bunker Hill Shares for each Silver47 Share, representing a premium of approximately 38% to Silver47's closing price on the TSXV on August 20, 2026 and approximately 30% to the 20-day VWAP of the Silver47 Shares.

Following receipt of the final oral Fairness Opinion, the Bunker Hill Board deliberated and considered the proposed terms and conditions of the Arrangement, including the financial terms, termination fees and expense reimbursements. After deliberations, the Bunker Hill Board unanimously reaffirmed and confirmed that the Arrangement was in the best interests of Bunker Hill and unanimously authorized Bunker Hill to enter into the Arrangement Agreement, the Silver47 Voting Agreements and related matters.

Through the evening of August 20, 2026, Bunker Hill Management and Silver47 management, along with their respective financial and legal advisors, worked to finalize the terms of the Arrangement Agreement, the Plan of Arrangement, and the documents related thereto, following which the Arrangement Agreement, the Bunker Hill Voting Agreements and the Silver47 Voting Agreements were executed and delivered.

On August 21, 2026, prior to the opening of markets, Bunker Hill and Silver47 issued a joint news release announcing the execution of the Arrangement Agreement and the proposed Arrangement. Bunker Hill and Silver47 jointly hosted a conference call and webcast on August 21, 2026 at 7:00 a.m. (Vancouver time) to discuss, among other things, the Arrangement.

Bunker Hill's Reasons for the Arrangement

In evaluating the Arrangement Agreement and the transactions contemplated thereby, the Bunker Hill Board consulted with Bunker Hill's senior management and legal and financial advisors. The Bunker Hill Board considered a number of strategic, financial and operational factors and potential benefits and risks of the Arrangement, including, without limitation, those listed below, in light of the Bunker Hill Board's knowledge of the business, financial condition and prospects of Bunker Hill.

The Bunker Hill Board determined that the Arrangement and the other transactions contemplated by the Arrangement Agreement are advisable to and in the best interests of Bunker Hill and the Bunker Hill Stockholders.

The following is a list of certain primary factors (which are not necessarily presented in order of relative importance and are not exhaustive) that the Bunker Hill Board considered and relied upon in reaching its unanimous recommendation that the Bunker Hill Stockholders vote **FOR** each of the proposals to be considered and voted upon at the Special Meeting:

- *Improved capital markets profile*. The expectation that the Arrangement will provide a stronger balance sheet and increased access to capital and institutional investors to Post-Arrangement Bunker Hill and provide greater trading liquidity and market exposure to Bunker Hill Stockholders.

- *Strengthened balance sheet and access to capital*. Post-Arrangement Bunker Hill will benefit from an enhanced treasury to support the ramp-up at the Bunker Hill Mine, and ongoing exploration and development across the portfolio.

- *Participation by Bunker Hill Stockholders and Silver47 Shareholders in the combined projects*. Through ownership of Bunker Hill Shares, both companies' shareholders will continue to participate in the opportunities associated with Post-Arrangement Bunker Hill's operating assets and growth property, and will benefit from a lower cost of capital and lower risk profile for the combined business. Following the completion of the Arrangement, assuming that: (i) there are no Silver47 Dissenting Shareholders; and (ii) prior to the Effective Date, (a) no additional Bunker Hill security-based compensation awards are issued; and (b) no additional Silver47 Shares or Silver47 Convertible Securities are issued, existing Bunker Hill

Stockholders will hold approximately 57% and former Silver47 Shareholders will own approximately 43% of the issued and outstanding Bunker Hill Shares.

- *Leadership from an industry leading team*. Post-Arrangement Bunker Hill will benefit from an experienced leadership team comprising members from both Bunker Hill and Silver47, supported by a Post-Arrangement Bunker Hill Board chaired by Richard Williams, and a shared commitment to operational excellence.

- *Complementary U.S. focused platform*. The combination of two strong management teams and similar operating assets is expected to support a smooth integration process and enhance operational efficiency across Post-Arrangement Bunker Hill.

- *Support of Directors, Officers and Significant Stockholders*. The Arrangement is supported by each of the directors and senior officers of Bunker Hill, as well as certain other significant shareholders, who collectively hold 24,031,785 Bunker Hill Shares or 50.9% of the issued and outstanding Bunker Hill Shares as at the date of this Proxy Statement and have agreed to vote such Bunker Hill Shares in favor of the Bunker Hill Resolutions at the Special Meeting. In addition, each of the directors and senior officers of Silver47, who collectively hold 13,244,675 Silver47 Shares or approximately 6.3% of the issued and outstanding Silver47 Shares as of the Silver47 Record Date, have agreed to vote such Silver47 Shares in favor of the Arrangement at the Silver47 Shareholder Meeting (for additional information, see "*Voting Agreements*");

- *Negotiated Transaction*. The Arrangement Agreement is the result of a comprehensive negotiation process with respect to the key elements of the Arrangement Agreement and Plan of Arrangement, which includes terms and conditions that are in line with market and reasonable in the judgement of the Bunker Hill Board.

- *Fairness Opinion*. The oral opinion of Evans & Evans, subsequently confirmed in writing by delivery of a written opinion, to the effect that, as of August 20, 2026, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in Evans & Evans's written opinion, the Arrangement and the Exchange Ratio were fair from a financial point of view to Bunker Hill Stockholders (for additional information, see the section entitled "*The Arrangement—Fairness Opinion*" and **Annex B** to this Proxy Statement).

The Bunker Hill Board considered these factors as a whole and without assigning relative weight to each such factor, and overall considered the relevant factors to be favorable to, and supportive of, its determinations and recommendations.

In the course of its deliberations, the Bunker Hill Board also considered the various safeguards designed to protect the interests of Bunker Hill and the Bunker Hill Stockholders, including:

- *Bunker Hill Stockholder approval*. Approval of the Charter Amendment Proposal requires the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding shares of Bunker Hill Common Stock entitled to vote thereon as of the close of business on the Record Date. Assuming the presence of a quorum, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast on the Share Issuance Proposal. See "*The Arrangement–Required Approvals–Shareholder Approval*".

- *Deal protections and right to match*. The Arrangement Agreement contains customary non-solicitation covenants restricting Silver47's ability to solicit alternative transactions and provides Bunker Hill with the right to match any unsolicited Acquisition Proposal that constitutes a Superior Proposal prior to the approval for the Share Issuance Proposal and the Arrangement Resolution by Bunker Hill Stockholders and Silver47 Shareholders, respectively. In addition, the Bunker Hill Board considered the amount of the Termination Fee payable to Bunker Hill in certain circumstances, including where Silver47 terminates the Arrangement Agreement in response to a Superior Proposal, to be reasonable in the circumstances. See the *Superior* "*Proposals and Right to Match*" subsection of the "*The Arrangement Agreement*" section of this Proxy Statement.

The Bunker Hill Board also considered a variety of risks and other potentially negative factors associated with the Arrangement Agreement and the transactions contemplated thereby. These factors (which are not necessarily presented in order of relative importance and are not exhaustive) included:

- *Risk of non-completion*. The possibility that the Arrangement may not be completed or that completion may be unduly delayed for reasons beyond the control of Bunker Hill or Silver47, including the failure to receive necessary Regulatory Approvals in a timely manner, or the failure to receive the requisite Bunker Hill Stockholder Approvals of the Charter Amendment Proposal or the Share Issuance Proposal or Silver47 Shareholder Approval of the Arrangement Resolution.

- *Fixed Exchange Ratio*. The Exchange Ratio in the Arrangement Agreement is fixed and, as a result, Bunker Hill Stockholders cannot be certain at the time of the Special Meeting of the total market value of the consideration to be paid, and the possibility that Bunker Hill Stockholders could be adversely affected in the event that the market price of the Bunker Hill Shares increases relative to the market price of Silver47 Shares between the date of the Arrangement Agreement and the Closing.

- *Termination Fee*. The Arrangement Agreement provides that, in certain circumstances, Bunker Hill could be required to pay a Termination Fee of C$9.1 million to Silver47 or reimburse Silver47's reasonable and documented third-party expenses of up to C$1.5 million;

- *Interim covenants*. The restrictions on the conduct of Bunker Hill's business prior to the consummation of the Arrangement, although believed to be reasonable and not unduly burdensome, may delay or prevent Bunker Hill from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Bunker Hill pending the consummation of the Arrangement;

- *Alternative Transactions*. The Arrangement Agreement restricts Bunker Hill's ability to entertain alternative transactions unless certain conditions are satisfied;

- *Costs of the Transaction*. The substantial costs to be incurred in connection with the Arrangement, including integrating the businesses of Bunker Hill and Silver47, and advisor and other transaction costs to be incurred in connection with the Arrangement;

- *Silver47 Shareholder dissent rights*. Silver47 Shareholders are entitled to dissent rights under the BCBCA, as modified by the Plan of Arrangement, Interim Order and Final Order; and

- *Other risks*. Other risks of the type and nature described in the section titled "*Risk Factors*".

After taking into account the factors set forth above, among others, the Bunker Hill Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Arrangement, the majority of which are common to all M&A transactions, were outweighed by the potential benefits of the Arrangement to Bunker Hill Stockholders.

This foregoing discussion of the information and factors considered by the Bunker Hill Board, as a whole, in reaching its conclusion and recommendations includes the principal factors considered by the Bunker Hill Board with respect to the Arrangement but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Bunker Hill Board in evaluating the Arrangement Agreement and the transactions contemplated thereby, and the complexity of these matters, the Bunker Hill Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Bunker Hill Board may have given different weight to different factors. The Bunker Hill Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Arrangement Agreement, the Charter Amendment and the issuance of Bunker Hill Shares pursuant to the Arrangement Agreement.

In considering the recommendation of the Bunker Hill Board to approve each of the proposals, Bunker Hill Stockholders should be aware that Bunker Hill directors and executive officers may have interests in the Arrangement that are different from, or in addition to, the interests of Bunker Hill Stockholders generally, as further described in the section titled "*The Arrangement—Interests of Bunker Hill Directors and Executive Officers in the Arrangement*".

Bunker Hill Board's reasons for recommending the Arrangement including certain assumptions relating to Forward-looking Information, and such information and assumptions are subject to various risks. See "*Risk Factors*" and "*Cautionary Statement Regarding Forward-Looking Information*".

Exchange Ratio Consideration

Bunker Hill's Board and Bunker Hill Management believe Post-Arrangement Bunker Hill is expected to deliver greater value to Bunker Hill Stockholders across a number of metrics than could be achieved on a standalone basis. In reaching its determination, the Bunker Hill Board considered, among other things, the Exchange Ratio of 0.1724 Bunker Hill Share for each Silver47 Share and the relative trading prices of the Bunker Hill Shares compared to Silver47 Shares on the TSX and TSXV, respectively, over recent periods.

The Bunker Hill Board also reviewed the relative contributions of Bunker Hill and Silver47 to Post-Arrangement Bunker Hill, including metrics such as operating margins and cash flow, exploration upside and potential for future incremental and stand-alone production growth + net asset value and Measured, Indicated and Inferred mineral resources, in determining whether the Exchange Ratio is fair, from a financial point of view, to Bunker Hill Stockholders. The Bunker Hill Board further reviewed the market implied value for Bunker Hill and Silver47 based on peer comparable companies and precedent transactions, against the market Bunker Hill value and the Silver47 value implied by the Exchange Ratio to determine that Silver47 was relatively undervalued.

The Bunker Hill Board considered the implied premium of the Exchange ratio compared to a range of pricing time periods, as set out in the Letter of Intent, for the Bunker Hill Shares and Silver47 Shares as at August 20, 2026. The implied premiums were considered against precedent transaction premiums for similar transactions within the precious metals sector:

Implied Premiums	
Spot	38%
5-Day VWAP	30%
20-Day VWAP	30%

Fairness Opinion

Bunker Hill retained Evans & Evans to deliver an opinion to the Bunker Hill Board as to whether the Arrangement and the Exchange Ratio are fair, from a financial point of view, to the Bunker Hill Stockholders. In connection with its engagement, Evans & Evans reviewed and analyzed information relating to the business, operations, financial performance and prospects of Bunker Hill and Silver47, as well as the industry in which they operate. In addition, Evans & Evans reviewed financial, market and industry information and conducted such other analyses as it determined relevant and appropriate in the circumstances.

The following outline of the Fairness Opinion is qualified in its entirety by reference to the full text of the Fairness Opinion appended to this Proxy Statement as **Annex B**.

Engagement

On June 17, 2026, the lead independent director of the Bunker Hill Board formally engaged Evans & Evans to prepare and deliver to the Bunker Hill Board and an opinion regarding the fairness, from a financial standpoint, of the Arrangement and the Exchange Ratio to the Bunker Hill Stockholders.

Evans & Evans has advised the Bunker Hill Board that, as of the date of the Fairness Opinion, Evans & Evans and its affiliates did not have an equity interest in Bunker Hill or any of its affiliates or any material financial interest in the

completion of the Arrangement. The Bunker Hill Board determined, in part on certain representations to it by Evans & Evans, that Evans & Evans was independent of the Corporation for the purposes of providing the Fairness Opinion.

Verbal Delivery

On August 19, 2026, the Bunker Hill Board held a meeting at which all of the directors of the Corporation were present by Microsoft Teams. Representatives of Haywood, Evans & Evans, Blakes and King & Spalding were also present at the meeting. Haywood made a presentation to the Board on the strategic rationale for the proposed transaction, including detailed financial, combination, and pro forma position analysis, and Evans & Evans verbally delivered its opinion that, as of August 19, 2026, and based upon and subject to the analyses, assumptions, qualifications and limitations set forth therein, the Exchange Ratio provided for pursuant to the terms and subject to the conditions set forth in the Arrangement Agreement is fair, from a financial point of view, to Bunker Hill Stockholders.

On August 20, 2026, the Board reconvened and held meeting at which a majority of the Bunker Hill Board was present by Microsoft Teams. Representatives of Evans & Evans, Blakes and King & Spalding were also present at the meeting. Evans & Evans delivered a refreshed opinion that, as of August 20, 2026, and based upon and subject to the analyses, assumptions, qualifications and limitations set forth therein, the Arrangement and the Exchange Ratio provided for pursuant to the terms and subject to the conditions set forth in the Arrangement Agreement were fair to Bunker Hill Stockholders.

Fee Structure

Pursuant to its engagement letter with Evans & Evans, Bunker Hill has agreed to pay Evans & Evans a fixed fee for the preparation of the Fairness Opinion of $36,500 (plus tax), which is not contingent on the successful completion of the Arrangement. Bunker Hill has also agreed to reimburse Evans & Evans for its reasonable documented out-of-pocket disbursements, such as bank fees, credit card charges at a rate of 3%, travel, meals, telephone charges and courier services, incurred in connection with its services. The payment of expenses is not dependent on completion of the Arrangement or the conclusions reached in the Fairness Opinion.

General Assumptions and Limitations

Evans & Evans was not asked to prepare and did not prepare a formal valuation or appraisal of Silver47 or any of its respective securities or assets and the Fairness Opinion should not be construed as such. Evans & Evans relied upon, without independent verification or investigation, the assessment by Silver47 and its legal, tax and accounting advisors with respect to legal, tax and accounting matters. In addition, the Fairness Opinion does not address the relative merits of the Arrangement as compared to any other alternative business strategies or transactions involving Bunker Hill.

Evans & Evans relied upon, and has assumed the completeness, accuracy and fair presentation of, all financial information, business plans, forecasts and other information, data, advice, opinions and representations obtained by it from public sources or provided by the Corporation or its affiliates or any of their respective officers, directors, consultants, advisors or representatives. The Fairness Opinion is conditional upon the completeness, accuracy and fair presentation of such information. In accordance with the terms of the engagement agreement between the Corporation and Evans & Evans, but subject to the exercise of its professional judgment, and except as expressly described herein,

Evans & Evans has no past, present or prospective interest in Bunker Hill or Silver47 or any entity that is the subject of this Opinion, and we have no personal interest with respect to the parties involved. Neither Evans & Evans, nor its principal or managing partner hold any interest in Bunker Hill or Silver47.

Neither Evans & Evans nor any of its affiliates is an "associated" or "affiliated" entity or an "issuer insider" (as such terms are defined in MI 61-101) of Bunker Hill, Silver47 or any of their respective associates or affiliates. Evans & Evans has not provided any advisory services to Bunker Hill in the past two years.

Evans & Evans has not attempted to verify independently the completeness, accuracy or fair presentation of any of such information.

Evans & Evans did not visit any of Silver47's premises or offices.

Conclusion

Subject to the assumptions, qualifications and limitations set out in the Fairness Opinion, Evans & Evans is of the opinion that, as at August 20, 2026, the Arrangement and the Exchange Ratio are fair, from a financial point of view, to the Bunker Hill Stockholders.

Recommendation of the Board

The Bunker Hill Board, after careful consideration, including a thorough review of the Arrangement Agreement and, Bunker Hill Management's due diligence findings, and after having received the oral fairness opinion of Evans & Evans delivered to the Bunker Hill Board (which was subsequently confirmed in writing), as well as a thorough review of other matters, including those discussed in this Proxy Statement, has unanimously: (i) determined that the Arrangement and the entry into the Arrangement Agreement are in the best interests of the Corporation and the Bunker Hill Stockholders; (ii) approved the Arrangement Agreement and the transactions contemplated thereby; and (iii) resolved to recommend that the Bunker Hill Stockholders vote in favor of the Share Issuance Resolution and the Charter Amendment Resolution. Bunker Hill Stockholders who collectively hold approximately 50.9% of the issued and outstanding Bunker Hill Shares as at the record date for the Special Meeting have agreed to vote their Bunker Hill Shares in favor of the Bunker Hill Resolutions at the Special Meeting, meaning Bunker Hill Stockholders holding a sufficient number of shares of Bunker Hill Common Stock to approve the Charter Amendment Proposal and the Share Issuance Proposal have agreed to vote "**FOR**" each such proposal. However, your vote is important and Bunker Hill encourages you to promptly vote your Bunker Hill Shares. Accordingly, the Bunker Hill Board unanimously recommends that Bunker Hill Stockholders vote:

- "**FOR**" the Charter Amendment Proposal; and
- "**FOR**" the Share Issuance Proposal.

Each of the members of the Bunker Hill Board intends to vote his or her Bunker Hill Shares (including any Bunker Hill Shares issued upon the exercise, vesting or conversion, as applicable, of any Bunker Hill Convertible Securities) "**FOR**" each of the foregoing proposals.

See "*Background to the Arrangement and Recommendation—Bunker Hill's Reasons for the Arrangement*" and "*Risk Factors*" in this Proxy Statement for additional information.

THE ARRANGEMENT

This section of this Proxy Statement describes the material aspects of the proposed Arrangement. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated by reference into this Proxy Statement, including the full text of the Arrangement Agreement, for a more complete understanding of the proposed Arrangement. In addition, important business and financial information about each of Silver47 and Bunker Hill is included in, or incorporated by reference into, this Proxy Statement. See the "Where You Can Find More Information" section of this Proxy Statement.

Procedural Steps

The Arrangement is proposed to be carried out pursuant to section 288 of the BCBCA. The following procedural steps must be taken in order for the Arrangement to become effective:

(i) the Silver47 Shareholder Approval must be obtained;

(ii) the Bunker Hill Stockholder Approvals must be obtained;

(iii) the Arrangement must be approved by the Court; and

(iv) all other conditions precedent to the Arrangement set forth in the Arrangement Agreement must be satisfied or waived by the appropriate Party.

There is no assurance that the conditions set out in the Arrangement Agreement will be satisfied or waived on a timely basis or at all. See "*Risk Factors–Risk Factors Relating to the Arrangement*".

Structure of the Arrangement

On August 20, 2026, Bunker Hill entered into an Arrangement Agreement, pursuant to which Bunker Hill has agreed to acquire all of the issued and outstanding Silver47 Shares in a stock-for-stock transaction, subject to satisfaction of certain closing conditions. The transaction will be implemented by way of a court-approved plan of arrangement under the BCBCA in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement, with Silver47 becoming a wholly-owned subsidiary of Bunker Hill. Under the terms of the Arrangement Agreement, Silver47 Shareholders (other than Silver47 Dissenting Shareholders) will receive 0.1724 Bunker Hill Shares in exchange for each Silver47 Share held immediately prior to the Effective Time. Further, Bunker Hill will also issue Replacement Options and Replacement Warrants to holders of Silver47 Options and Silver47 Warrants, respectively, which will entitle the holders thereof to receive Bunker Hill Shares upon exercise of such Replacement Convertible Securities, as applicable, in accordance with the terms of the Plan of Arrangement.

For a detailed description of the steps that will occur under the Plan of Arrangement on the Effective Date, assuming all conditions to the implementation of the Arrangement have been satisfied or waived, please see the full text of the Plan of Arrangement attached as **Annex A** to this Proxy Statement.

Effects of the Arrangement

General

The purpose of the Arrangement is to effect the business combination of Bunker Hill and Silver47 through the acquisition by Bunker Hill of all the issued and outstanding Silver47 Shares. The Arrangement will be implemented by way of a court-approved plan of arrangement under the BCBCA in accordance with the terms of the Arrangement Agreement. For a detailed description of the steps that will occur under the Plan of Arrangement on the Effective Date,

assuming all conditions to the implementation of the Arrangement have been satisfied or waived, please see the full text of the Plan of Arrangement attached as **Annex A** to this Proxy Statement.

The Arrangement will result in the issuance of 0.1724 Bunker Hill Shares to each Silver47 Shareholder (excluding Silver47 Dissenting Shareholders) for each Silver47 Share held immediately prior to the Effective Time (which includes Silver47 Shares resulting from the settlement of all outstanding Silver47 RSUs into Silver47 Shares immediately prior to such exchange). In addition, Bunker Hill expects to issue additional Bunker Hill Shares following completion of the Arrangement upon the exercise, conversion or settlement of the Silver47 Convertible Securities, as applicable.

No fractional Bunker Hill Shares will be issued in connection with the Arrangement. Instead, in the event that a former Silver47 Shareholder would otherwise be entitled to a fractional Consideration Share or a fraction of an Bunker Hill Share on any particular exercise, conversion or settlement of a Silver47 Convertible Security, as applicable, the number of Bunker Hill Shares to be issued to such Silver47 Shareholder will be rounded down to the nearest whole Bunker Hill Share, without additional compensation.

Silver47 RSUs

All Silver47 RSUs outstanding immediately prior to the Effective Time, whether vested or unvested, will be deemed to be immediately and unconditionally vested and settled by Silver47 at the Effective Time, net of any applicable withholdings, in exchange for Silver47 Shares. Accordingly, holders of Silver47 RSUs prior to the Effective Time will participate in the Arrangement as Silver47 Shareholders. Any Silver47 Shares issued upon such settlement will be transferred to Bunker Hill in exchange for the Consideration in accordance with the Plan of Arrangement and be immediately cancelled. See "*Silver47 Shares*" below.

Silver47 Shares

Under the terms of the Arrangement, each Silver47 Share outstanding at the Effective Time (other than Silver47 Shares held by Silver47 Dissenting Shareholders) will be deemed to be transferred to Bunker Hill in exchange for the Consideration Shares. The Exchange Ratio implies a consideration of approximately $0.67 (C$0.93) per Silver47 Share based on the closing price of the Bunker Hill Shares of C$5.38 on the TSX on August 20, 2026 (being the last trading day prior to the announcement of the Arrangement).

Each Silver47 Share held by Silver47 Dissenting Shareholders will be deemed to have been transferred to Silver47 (free and clear of any encumbrances), without any further act or formality, and such Silver47 Dissenting Shareholders will cease to have any rights as a Silver47 Shareholder other than the right to be paid the fair value for their Silver47 Shares by Silver47.

As at the Silver47 Record Date, there were 210,525,021 Silver47 Shares and 180,000 Silver47 RSUs issued and outstanding. Accordingly, it is expected that 36,325,545 Bunker Hill Shares will be issuable as consideration for the Silver47 Shares, assuming: (i) there are no Silver47 Dissenting Shareholders; (ii) no additional Silver47 Shares are issued prior to the Effective Date; and (iii) settlement of all Silver47 RSUs outstanding as at the Effective Time.

Silver47 Options

Pursuant to the Plan of Arrangement, each Silver47 Option outstanding immediately prior to the Effective Time, whether vested or unvested, will be exchanged for a Replacement Option. Each Replacement Option will allow the holder to purchase Bunker Hill Shares equal to (rounded down to the nearest whole number): (i) the number of Silver47 Shares subject to such Silver47 Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. The exercise price per share will be equal to (rounded up to the nearest whole cent): (i) the exercise price of such Silver47 Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. The Replacement Options will be exercisable until the original expiry date of the Silver47 Option, except that Replacement Options held by individuals not continuing with Bunker Hill as a director, officer, employee or consultant of Bunker Hill or any of its affiliates (including Silver47) following 60 days after the Effective Date will expire on the earlier of: (A) the original expiry date of the Silver47 Option, and (B) 120 days following the Effective Date.

Except as set out above, the terms of each Replacement Option, including the conditions to and manner of exercising, will be the same as the Silver47 Option so exchanged, and will continue to be governed by the terms of the applicable Silver47 Equity Incentive Plan. Any document evidencing a Silver47 Option will thereafter evidence such Replacement Option and no certificates evidencing the Replacement Options will be issued.

Holders of Silver47 Options will be advised that securities issuable upon the exercise of the Replacement Options in the U.S. or by a person in the U.S., if any, will be "restricted securities" within the meaning of Rule 144 under the U.S. Securities Act, and may be issued only pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws. As necessary, Bunker Hill will register the Bunker Hill Shares issuable upon exercise of the Replacement Options with the SEC under the U.S. Securities Act on Form S-8 or another applicable.

It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Silver47 Option for a Replacement Option. Therefore, in the event that the Replacement Option In-The-Money Amount in respect of a Replacement Option exceeds the Silver47 Option In-The-Money Amount in respect of the Silver47 Option for which it is exchanged, the exercise price of a Replacement Option will be increased to ensure that the Replacement Option In-The-Money Amount in respect of the Replacement Option does not exceed the Silver47 Option In-The-Money Amount in respect of the Silver47 Option and the ratio of the amount payable to acquire such shares to the value of such shares to be acquired shall be unchanged. Following the exchange of Silver47 Options for Replacement Options, each holder of Silver47 Options will cease to have any rights as holders of Silver47 Options.

As at the Silver47 Record Date, there were 17,016,330 Silver47 Options outstanding. As such, based upon the Exchange Ratio, up to an estimated 2,933,615 Bunker Hill Shares may be issued either: (i) in exchange for Silver47 Options exercised for Silver47 Shares prior to the Effective Time pursuant to which such holder will then receive Consideration Shares; or (ii) upon exercise of a Replacement Option for Bunker Hill Shares following the Effective Time.

Silver47 Warrants

At the Effective Time, each outstanding Silver47 Warrant, whether vested or unvested, will be exchanged for a Replacement Warrant. Each Replacement Warrant will allow the holder to purchase Bunker Hill Shares equal to (rounded down to the nearest whole number): (i) the number of Silver47 Shares subject to such Silver47 Warrant immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. The exercise price per share will be equal to (rounded up to the nearest whole cent): (i) the exercise price of such Silver47 Warrant immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. The Replacement Warrants will be exercised for cash except if at any time (A) a registration statement filed under the U.S. Securities Act and covering the exercise of the Replacement Warrants is not effective, or (B) the holder has not demonstrated the Replacement Warrants are being exercised outside the United States or have not demonstrated the exercise complies with blue sky laws.

Except as set out above, the terms of each Replacement Warrant, including the term to expiry and the conditions to and manner of exercising, will be the same as the Silver47 Warrant so exchanged.

Holders of Silver47 Warrants will be advised that securities issuable upon the exercise of the Replacement Warrants in the U.S. or by a person in the U.S., if any, will be "restricted securities" within the meaning of Rule 144 under the U.S. Securities Act, and may be issued only pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws. As necessary, Bunker Hill will register the Bunker Hill Shares issuable upon exercise of the Replacement Warrants with the SEC under the U.S. Securities Act on Form S-8 or another applicable.

As at the Silver47 Record Date, there were 67,795,018 Silver47 Warrants outstanding. As such, based upon the Exchange Ratio, up to an estimated 11,687,861 Bunker Hill Shares may be issued either: (i) in exchange for Silver47 Warrants exercised for Silver47 Shares prior to the Effective Time pursuant to which such holder will then receive Consideration Shares; or (ii) upon exercise of a Replacement Warrant for Bunker Hill Shares following the Effective Time.

Bunker Hill Shares

As at the date of this Proxy Statement, there are 47,207,589 Bunker Hill Shares issued and outstanding and, as of the Silver47 Record Date, there were 210,525,021 Silver47 Shares issued and outstanding. The Share Issuance Resolution authorizes Bunker Hill to issue up to an aggregate of 51,965,961 Bunker Hill Shares, consisting of an estimated: (i) 36,325,545 Consideration Shares to be issued to Silver47 Shareholders at the Effective Time (other than Silver47 Dissenting Shareholders) in exchange for their Silver47 Shares (which, in accordance with the Plan of Arrangement, includes Silver47 Shares resulting from the settlement of all outstanding Silver47 RSUs into Silver47 Shares immediately prior to such exchange); (ii) 14,621,476 Bunker Hill Shares issuable following the Effective Time on the exercise of Replacement Convertible Securities issued under the Plan of Arrangement to former holders of Silver47 Options and Silver47 Warrants; and (iii) 1,018,940 Bunker Hill Shares as a 2% buffer of the foregoing amounts to account for clerical and administrative matters, (collectively representing approximately 110% of the current issued and outstanding Bunker Hill Shares as of the date hereof, on a non-diluted basis).

As described above, the actual number of Bunker Hill Shares that will be issued on the Effective Date will depend on the number of Silver47 Shares issued and outstanding on the Effective Date. Bunker Hill anticipates that immediately following the completion of the Arrangement, current Bunker Hill Stockholders and former Silver47 Shareholders will own approximately 57% and 43%, respectively, of the outstanding Bunker Hill Shares assuming that: (i) there are no Silver47 Dissenting Shareholders; and (ii) prior to the Effective Date, (a) no additional Bunker Hill security-based compensation awards or convertible securities are issued; and (b) no additional Silver47 Shares or Silver47 Convertible Securities are issued.

The Share Issuance Resolution is limited to the issuance of Bunker Hill Shares in connection with the Arrangement, including the issuance of (i) Bunker Hill Shares as consideration for Silver47 Shares (including Silver47 Shares issued upon settlement of Silver47 RSUs to be settled for Silver47 Shares at the Effective Time), and (ii) any Bunker Hill Shares issuable in connection with the exercise or settlement of certain Silver47 Convertible Securities adjusted to be exercisable or settled for Bunker Hill Shares following the Effective Time, as contemplated by the Plan of Arrangement. The Share Issuance Resolution does not authorize a new class of shares, superior voting rights, or a discretionary financing unrelated to the Arrangement.

The Charter Amendment will increase the authorized capital of Bunker Hill from 100,000,000 shares of common stock to 400,000,000 shares of common stock. The Charter Amendment will enable Bunker Hill to issue the Consideration Shares as well as enable Post-Arrangement Bunker Hill to issue additional Bunker Hill Common Stock in the future. Bunker Hill will obtain approval of its stockholders for security issuances, when required under applicable law.

In addition, the Bunker Hill Board has unanimously adopted a resolution authorizing, approving and declaring advisable that Bunker Hill further amend the Bunker Hill Articles of Incorporation to change the name of Bunker Hill to "Bunker Hill Silver Corp.", conditioned upon the Closing. If the Charter Amendment Proposal is approved and the Arrangement is completed, Bunker Hill intends to change its name to "Bunker Hill Silver Corp.".

Plan of Arrangement

The Plan of Arrangement sets out the steps and actions by which the Arrangement will be effected. The following is a summary only of the steps that will occur under the Plan of Arrangement on the Effective Date if all conditions to the completion of the Arrangement have been satisfied or waived. The following description of steps is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as **Annex A** to this Proxy Statement.

Pursuant to the Plan of Arrangement, commencing at the Effective Time, the following will occur and will be deemed to occur in the following order without any further authorization, act or formality:

(a) immediately prior to the exchange set forth in the Plan of Arrangement, each Silver47 Share held by a Dissenting Silver47 Shareholder shall be transferred by the holder thereof, without any further act or formality on its part, to Silver47 and cancelled, and Silver47 shall thereupon be obligated to

pay the amount therefor determined and payable in accordance with the Plan of Arrangement. Such Dissenting Silver47 Shareholder shall cease to be the holder of such Dissent Share and to have any rights as a Silver47 Shareholder other than the right to be paid the fair value by Silver47 for such Silver47 Shares;

(b) each Silver47 RSU outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed to be immediately vested to the fullest extent and shall settle in Silver47 Shares. Such Silver47 Shares shall be exchanged for the Consideration pursuant to the Plan of Arrangement, and each such Silver47 RSU shall be immediately cancelled by Silver47 and the holders of such Silver47 RSUs shall cease to be holders thereof and to have any rights as holders of Silver47 RSUs;

(c) each outstanding Silver47 Share (excluding any Dissent Share or any Silver47 Shares held by Bunker Hill or its affiliates, but including any Silver47 Shares issued pursuant to the Plan of Arrangement) shall be deemed to be transferred and assigned by the holder thereof, without further act or formality on its part, to Bunker Hill in exchange for the Consideration, and each holder of such Silver47 Shares shall cease to be the holder thereof and to have any rights as a Silver47 Shareholder other than the right to be paid the Consideration per Silver47 Share;

(d) each Silver47 Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be exchanged for a Replacement Option. Each Replacement Option will allow the holder to purchase Bunker Hill Shares equal to: (i) the number of Silver47 Shares subject to such Silver47 Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. The exercise price per share will be equal to: (i) the exercise price of such Silver47 Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. The Replacement Options will be exercisable until the original expiry date of the Silver47 Option, except that Replacement Options held by individuals not continuing with Bunker Hill as a director, officer, employee or consultant of Bunker Hill or any of its affiliates (including Silver47) following 60 days after the Effective Date will expire on the earlier of: (A) the original expiry date of the Silver47 Option, and (B) 120 days following the Effective Date. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Silver47 Option for a Replacement Option. Therefore, in the event that the Replacement Option In-The-Money Amount in respect of a Replacement Option exceeds the Silver47 Option In-The-Money Amount in respect of the Silver47 Option for which it is exchanged, the exercise price of a Replacement Option will be increased to ensure that the Replacement Option In-The-Money Amount in respect of the Replacement Option does not exceed the Silver47 Option In-The-Money Amount in respect of the Silver47 Option and the ratio of the amount payable to acquire such shares to the value of such shares to be acquired shall be unchanged. Following the exchange of Silver47 Options for Replacement Options, each holder of Silver47 Options will cease to have any rights as holders of Silver47 Options; and

(e) each outstanding Silver47 Warrant, whether vested or unvested, shall be exchanged for a Replacement Warrant. Each Replacement Warrant will allow the holder to purchase Bunker Hill Shares equal to (rounded down to the nearest whole number): (i) the number of Silver47 Shares subject to such Silver47 Warrant immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. The exercise price per share will be equal to (rounded up to the nearest whole cent): (i) the exercise price of such Silver47 Warrant immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. The Replacement Warrants will be subject to customary U.S. securities law restrictions on exercise and, in certain circumstances specified in the Plan of Arrangement, will be exercisable exclusively on a cashless exercise basis.

No fractional Bunker Hill Shares will be issued in connection with the Plan of Arrangement. The number of Bunker Hill Shares to be issued will be rounded down to the nearest whole number of Bunker Hill Shares in the event that any person would otherwise be entitled to a fractional Bunker Hill Share.

Required Approvals

Shareholder Approvals

Bunker Hill Stockholder Approvals

At the Special Meeting, in connection with the Arrangement, Bunker Hill Stockholders will be required to consider and vote on the Charter Amendment Proposal and the Share Issuance Proposal. The Charter Amendment Proposal and the Share Issuance Proposal will be required to be approved by the Bunker Hill Stockholders in order for the Arrangement to be completed.

(a) Share Issuance Proposal

Pursuant to section 611(c) of the TSX Company Manual, the TSX requires shareholder approval in circumstances where the number of securities issued or issuable in payment of the purchase price for an acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis. At the Special Meeting, Bunker Hill Stockholders will be asked to approve the Share Issuance Resolution authorizing the issuance of up to 51,965,961 Bunker Hill Shares in connection with the Arrangement, representing approximately 110% of the 47,207,589 issued and outstanding Bunker Hill Shares as of the date hereof (on a non-diluted basis).

The full text of the Share Issuance Resolution is set forth in the "*Proposal No. 2 – Share Issuance Proposal*" section of this Proxy Statement.

Accordingly, the TSX requires that the Share Issuance Resolution must be approved at the Special Meeting. Assuming the presence of a quorum, approval of the Share Issuance Resolution requires the affirmative vote of a majority of the votes cast on the Share Issuance Proposal. If the Share Issuance Resolution is not approved by Bunker Hill Stockholders, Bunker Hill will not be able to satisfy the listing requirements of the TSX, and the Arrangement will not proceed.

The TSX will generally not require further shareholder approval for the issuance of up to an additional 12,991,490 Bunker Hill Shares, such number being 25% of the number of Bunker Hill Shares approved by Bunker Hill Stockholders for the Arrangement. Any such additional Bunker Hill Shares would be issuable only in connection with the Arrangement and would rank equally with the existing Bunker Hill Shares. The Share Issuance Resolution does not authorize Bunker Hill to issue Bunker Hill Shares for purposes unrelated to the Arrangement without any approval that may otherwise be required under applicable law or stock exchange rules.

Notwithstanding the approval of the Share Issuance Resolution by Bunker Hill Stockholders at the Special Meeting, the Share Issuance Resolution authorizes the Bunker Hill Board, without further notice to or approval of the Bunker Hill Stockholders, to elect not to proceed with the Arrangement, terminate the Arrangement Agreement in accordance with its terms or to revoke and not give effect to the Share Issuance Resolution.

(b) Charter Amendment Proposal

Approval of the Charter Amendment Proposal requires the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding shares of Bunker Hill Common Stock entitled to vote thereon as of the close of business on the Record Date.

The full text of the Charter Amendment Resolution is set forth in the *Proposal No. 1 – Charter Amendment Proposal* section of this proxy statement.

Silver47 Shareholder Approval

It is a condition to completion of the Arrangement that the Arrangement Resolution be approved at the Silver47 Shareholder Meeting. The Silver47 Shareholder Meeting will take place on October 27, 2026, provided there is no adjournment or postponement thereof.

At the Silver47 Shareholder Meeting, Silver47 Shareholders will be asked to consider and vote on a special resolution to approve the Arrangement. Pursuant to the terms of the Interim Order, the Arrangement Resolution must, subject to further order of the Court, be approved at the Silver47 Shareholder Meeting by: (i) at least 66 ⅔% of the votes cast by all Silver47 Shareholders present in person or represented by proxy and entitled to vote at the Silver47 Shareholder Meeting; and (ii) a majority of the votes cast by the Silver47 Shareholders present in person or represented by proxy at the Silver47 Shareholder Meeting, excluding the votes cast by persons described in items (a) through (d) of section 8.1(2) of MI 61-101.

Court Approvals

(a) Interim Order

The Arrangement requires approval by the Court under Part 9, Division 5 of the BCBCA. On September 23, 2026, the Court granted the Interim Order which provides for the calling, holding and conduct of the Silver47 Shareholder Meeting and other procedural matters.

(b) Final Order

The BCBCA provides that a plan of arrangement requires Court approval. Subject to the terms of the Arrangement Agreement, if the Interim Order and the requisite Silver47 Shareholder Approval and Bunker Hill Stockholder Approvals are obtained, Silver47 will as soon as reasonably practicable, and in any event no later than four business days after the approval of the Arrangement by the Silver47 Shareholders at the Silver47 Shareholder Meeting, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA.

The Court hearing in respect of the Final Order is expected to take place on November 2, 2026, at the courthouse at 800 Smithe Street, Vancouver, British Columbia at 9:45 a.m. (Pacific Time), or as soon thereafter as counsel may be heard. The Court has broad discretion under the BCBCA when making orders with respect to plans of arrangement. At the hearing to obtain the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and a procedural point of view. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. If the Court approves the Arrangement with amendments, depending on the nature of the amendments, Bunker Hill or Silver47 may determine not to complete the Arrangement. There can be no assurance that the Court will approve the Arrangement.

Stock Exchange Matters

Silver47 is a reporting issuer under the Canadian securities laws of each province and territory of Canada. The Silver47 Shares are listed and posted for trading on the TSXV under the ticker symbol "AGA" and on the Frankfurt Stock Exchange under "QP2" and quoted from trading on the OTCQX under "AAGAF".

On August 20, 2026, the last trading day prior to the announcement of the Arrangement, the closing price of the Silver47 Shares on the TSXV was C$0.67. On September 22, 2026, the closing price of the Silver47 Shares on the TSXV was C$0.70.

Bunker Hill intends to have the Silver47 Shares delisted from the TSXV and the Frankfurt Stock Exchange and removed from quotation on the OTCQX as promptly as possible following completion of the Arrangement. In addition, it is expected that Bunker Hill will, apply to applicable Canadian securities regulators to have Silver47 cease to be a reporting issuer in all jurisdictions in which it is a reporting issuer and thus will terminate Silver47's reporting obligations in Canada following completion of the Arrangement.

On August 20, 2026, the last trading day prior to the announcement of the Arrangement, the closing price of the Bunker Hill Shares on the TSX was C$5.38. On September 22, 2026, the closing price of the Bunker Hill Shares on the TSX was C$4.26.

Bunker Hill is a reporting issuer under Canadian securities laws of each province and territory of Canada, except Quebec. The Bunker Hill Shares are currently listed for trading on the TSX under the ticker symbol "BNKR".

Bunker Hill has applied to list and post for trading the Consideration Shares on the TSX, and has received conditional approval from the TSX. It is a condition to completion of the Arrangement that the TSX will have conditionally approved the listing of the Consideration Shares, subject only to satisfaction of standard listing conditions.

The Arrangement is also subject to the approval of the TSXV.

For information with respect to the trading history of the Silver47 Shares and Bunker Hill Shares, see "*Trading Price and Volume Data*" in **Annex E** and "*Market for Securities*" in **Annex D** to this Proxy Statement, respectively.

Other Approvals

It is a mutual condition precedent to the consummation of the Arrangement that all necessary Third Party Consents and Approvals and Regulatory Approvals shall have been obtained and shall not have been modified or rescinded. See "*The Arrangement Agreement—Conditions to Closing*".

Dissent Rights of Silver47 Shareholders

Registered Silver47 Shareholders as of the record date of the Silver47 Shareholder Meeting may exercise rights of dissent with respect to the Arrangement Resolution pursuant to Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and the Final Order.

None of the following persons will be entitled to exercise Dissent Rights: (i) a holder of any Silver47 incentive awards in respect of such holder's Silver47 incentive awards; (ii) Silver47 Shareholders who vote or have instructed a proxyholder to vote their Silver47 Shares in favor of the Arrangement Resolution; and (iii) any other person who is not a registered Silver47 Shareholder as of the record date for the Silver47 Shareholder Meeting.

If, as of the Effective Date, the aggregate number of Silver47 Shares in respect of which Silver47 Shareholders have validly exercised Dissent Rights exceeds 5% of the Silver47 Shares outstanding, Bunker Hill is entitled, in its discretion, to not complete the Arrangement.

Board of Directors Following the Arrangement

Bunker Hill has agreed with Silver47 that it will take all actions necessary to ensure that, as of the Effective Time, two current members of Silver47's board of directors, Gary Thompson and Galen McNamara, are appointed to the Bunker Hill Board, provided that such nominees (i) meet any applicable qualification requirements to serve as directors under applicable laws, and (ii) have each delivered to Bunker Hill a consent to act as a director of Bunker Hill. See "*The Arrangement Agreement—Covenants—Covenants Relating to the Arrangement*" for additional information regarding the director appointments.

Bunker Hill anticipates that the current members of its board of directors will continue to serve as directors upon the Closing. Accordingly, the board of directors of Post-Arrangement Bunker Hill will consist of Richard Williams (Executive Chairman), Dr. Mark Cruise (Lead Independent Director), Sam Ash (Director), Gary Thompson (Director), Galen McNamara (Director), Pamela Saxton (Director), and Kelli Kast (Director).

Management Following the Arrangement

Pursuant to the Arrangement Agreement, the management team of Post-Arrangement Bunker Hill will include executives from both Bunker Hill and Silver47. Bunker Hill anticipates that Richard Williams, Bunker Hill's current Executive Chairman, Sam Ash, Bunker Hill's current Chief Executive Officer, and Bradley Barnett, Bunker Hill's current Chief Financial Officer, will remain as Executive Chairman, Chief Executive Officer and Chief Financial Officer of Post-Arrangement Bunker Hill, respectively. Pursuant to the Arrangement Agreement, Bunker Hill has agreed with Silver47 that it will appoint Galen McNamara as President & Chief Investment Officer of Post-

Arrangement Bunker Hill upon completion of the Arrangement. See "*The Arrangement Agreement—Covenants—Covenants Relating to the Arrangement*" for additional information.

Timing

If respective Parties receive the Bunker Hill Stockholder Approvals at the Special Meeting and the Silver47 Shareholder Approval at the Silver47 Shareholder Meeting, Silver47 will, as soon as reasonably practicable and in any event within four business days thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order. If the Final Order is obtained on November 2, 2026 in form and substance satisfactory to Bunker Hill and Silver47, and all other conditions set forth in the Arrangement Agreement are satisfied or waived, the Arrangement will become effective at 12:01 a.m. (Pacific Time) on the Effective Date. It is currently expected that the Effective Date will occur in the fourth quarter of 2026, and in no event will completion of the Arrangement occur later than January 31, 2027, unless extended by mutual agreement of the Parties in accordance with the terms of the Arrangement Agreement.

Interests of Bunker Hill Directors and Executive Officers in the Arrangement

To the knowledge of Bunker Hill, none of its directors or executive officers, or any of their respective affiliates, nor do any other insiders of Bunker Hill, have any material interest in the Arrangement, the Share Issuance Resolution or the Charter Amendment Resolution that differs from the interests of Bunker Hill Stockholders generally, other than that the current directors and executive officers of Bunker Hill are expected to continue as directors and executive officers of Bunker Hill following the consummation of the Arrangement. As at September 23, 2026, the date of this Proxy Statement: (i) Bunker Hill did not beneficially own or exercise control or direction over, directly or indirectly, any Silver47 Shares; and (ii) to the knowledge of Bunker Hill, the directors and executive officers of Bunker Hill did not beneficially own or exercise control or direction over, directly or indirectly, any Silver47 Shares.

Each member of the Bunker Hill Board and certain executive officers of Bunker Hill have entered into Voting Agreements with Silver47 providing that such directors and executive officers will, subject to limited exceptions, vote their shares in favor of the Share Issuance Proposal and the Charter Amendment Proposal and against any alternative business combination transaction. See "*Voting Agreements*" for a detailed summary of the Voting Agreements.

Securities Laws Matters

Canada

The Bunker Hill Shares distributed pursuant to the Arrangement will be issued in reliance on exemptions from the prospectus requirements of applicable Canadian securities laws, will generally be "freely tradable" and the resale of such Bunker Hill Shares will be exempt from the prospectus requirements (and not subject to any "restricted period" or "hold period") under applicable Canadian securities laws if the following conditions are met: (i) the trade is not a control distribution (as defined under applicable Canadian securities laws); (ii) no unusual effort is made to prepare the market or to create a demand for Bunker Hill Shares; (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (iv) if the selling shareholder is an insider or an officer of Bunker Hill, the selling securityholder has no reasonable grounds to believe that Bunker Hill is in default of securities legislation.

United States

(a) Exemption from the Registration Requirements of the U.S. Securities Act

The Consideration Shares and Replacement Convertible Securities issued to Silver47 Securityholders pursuant to the Arrangement will not be registered under the U.S. Securities Act or the U.S. securities laws of any state of the United States and will be issued and exchanged in reliance upon the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof. Section 3(a)(10) of the U.S. Securities Act exempts from the registration requirements under the U.S. Securities Act the issuance of securities which have been approved, after a hearing upon the substantive and procedural fairness of the terms and conditions of the relevant transaction, at which

all persons to whom it is proposed the securities will be issued shall have the right to appear, by any court expressly authorized by law to grant such approval.

Under the Arrangement Agreement, Silver47 is required to submit the Plan of Arrangement to the Court and it so submitted the Plan of Arrangement on September 21, 2026 for an Interim Order after informing the Court of the intention to rely upon the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof, and permitting notice to all persons who are entitled to receive the Consideration Shares or Replacement Convertible Securities under the Arrangement. The Interim Order was obtained on September 23, 2026. Under the Arrangement Agreement, Silver47 is required to ensure that each person entitled to receive the Consideration Shares or Replacement Convertible Securities will be given adequate notice of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary to exercise that right. The Interim Order also specifies such a right of Silver47 Securityholders to appear before the Court so long as they enter an appearance within a reasonable time. Persons entitled to receive the Consideration Shares or Replacement Convertible Securities will also be advised that the Consideration Shares and the Replacement Convertible Securities will not be registered under the U.S. Securities Act and will be issued in reliance on the exemption under section 3(a)(10) of the U.S. Securities Act. Following Silver47's receipt of the Interim Order and the Silver47 Shareholder approval of the Arrangement, Silver47 will seek a Final Order from the Court as to the substantive and procedural fairness of the Plan of Arrangement. Silver47 Securityholders will have the right to appear at the hearing for the Final Order. Such Final Order is a condition to the consummation of the Plan of Arrangement and the issuance of the Consideration Shares. Bunker Hill therefore anticipates that, if the Plan of Arrangement becomes effective under the terms and conditions described in the Arrangement Agreement (including the receipt of such Final Order from the Court), the issuance of Consideration Shares and Replacement Convertible Securities to Silver47 Securityholders will be exempt from the registration requirements under the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

(b) Resales of Bunker Hill Shares After the Effective Time

The Bunker Hill Shares to be received by the Silver47 Securityholders pursuant to the Arrangement will be freely transferable under U.S. securities laws, except by persons who are "affiliates" (as defined in Rule 144) of Bunker Hill after the Effective Time, or were "affiliates" of Bunker Hill within 90 days prior to the Effective Time. Persons who may be deemed to be "affiliates" of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract, or otherwise, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer.

Any resale of Bunker Hill Shares by such an "affiliate" or former "affiliate" may be subject to the registration requirements of the U.S. Securities Act, absent an exemption therefrom, such as the exemption contained in Rule 144.

(c) Exercise of Replacement Convertible Securities After the Effective Time

The exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof does not exempt the issuance of securities upon the exercise of securities that were previously issued pursuant to the exemption provided in Section 3(a)(10). Therefore, while the issuance of Replacement Convertible Securities to Silver47 Securityholders under the Arrangement will be issued in reliance upon the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof, such exemption does not exempt the issuance of Bunker Hill Shares underlying such Replacement Convertible Securities. The underlying Bunker Hill Shares issuable in respect of the Replacement Convertible Securities, if any, may only be issued pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any.

The foregoing discussion is only a general overview of certain provisions of United States securities law matters applicable to the issuance of Consideration Shares and Replacement Convertible Securities to Silver47 Securityholders pursuant to the Plan of Arrangement. All recipients of Consideration Shares and Replacement Convertible Securities are urged to consult with counsel to ensure that any subsequent transfer of such securities or securities underlying such securities complies with applicable securities laws.

The foregoing discussion does not address the Canadian securities laws that will apply to the issue to, or the resale within Canada of, the Bunker Hill Shares by U.S. shareholders. U.S. shareholders reselling their Bunker Hill Shares in Canada must comply with Canadian securities laws, as outlined above under "*Securities Law Matters–Canada*".

Accounting Treatment

Bunker Hill prepares its financial statements in accordance with U.S. GAAP and Silver47 prepares its financial statements in accordance with IFRS. The Arrangement will be accounted for using the asset acquisition method of accounting, as prescribed in ASC 805, under U.S. GAAP, which requires an allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values as of the Closing Date. Under this method, Bunker Hill is expected to be the accounting acquirer.

For the purposes of the Pro Forma Financial Statements, Bunker Hill has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the Silver47 assets to be acquired and liabilities to be assumed. A final determination of the fair value of Silver47's assets and liabilities will be based on the actual assets and liabilities of Silver47 that exist as of the closing date of the Arrangement and, therefore, cannot be made prior to such acquisition date. In addition, the value of the consideration to be paid by Bunker Hill upon the consummation of the Arrangement will be determined based on the closing price of the Bunker Hill Shares on the acquisition date. As a result of the foregoing, the purchase price adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary purchase price adjustments have been made solely for the purpose of providing the Pro Forma Financial Statements to help shareholders better understand the potential financial effect of the Arrangement. Until the Arrangement is completed, both Bunker Hill and Silver47 are limited in their ability to share certain financial information. Upon completion of the Arrangement, a final determination of the fair value Silver47's assets and liabilities will be performed. The final accounting for the Arrangement may be materially different from that reflected in the Pro Forma Financial Statements.

General

Following completion of the Arrangement, Bunker Hill will continue to be the publicly traded parent company of the combined business with the Bunker Hill Shares traded on the TSX, and Silver47 will be a wholly-owned subsidiary of Bunker Hill. Post-Arrangement Bunker Hill will remain a corporation governed by the laws of the state of Nevada. Bunker Hill's head office will continue to be located at 1009 McKinley Ave., Kellogg, Idaho, 83837.

VOTING AGREEMENTS

Pursuant to the Arrangement Agreement, Bunker Hill agreed to deliver the Bunker Hill Voting Agreements from each of the Bunker Hill Supporting Stockholders and Silver47 agreed to deliver the Silver47 Voting Agreements from each of the Silver47 Supporting Shareholders. On August 20, 2026, (i) each of the Bunker Hill Supporting Stockholders entered into a Bunker Hill Voting Agreement with Silver47, and (ii) each of the Silver47 Supporting Shareholders entered into a Silver47 Voting Agreement with Bunker Hill. As at the date of this Proxy Statement, the Bunker Hill Supporting Stockholders collectively, owned, directly or indirectly, or exercised control or direction over, an aggregate of 24,031,785 Bunker Hill Shares, representing approximately 50.9% of the issued and outstanding Bunker Hill Shares. As at the Silver47 Record Date, the Silver47 Supporting Shareholders collectively owned, directly or indirectly, or exercised control or direction over, an aggregate of 13,244,675 Silver47 Shares, representing approximately 6.3% of the issued and outstanding Silver47 Shares.

The Voting Agreements set forth, among other things, the agreement of the Bunker Hill Supporting Stockholders and the Silver47 Supporting Shareholders to (i) vote all of their securities entitled to vote for the approval of the Arrangement Resolution or the Bunker Hill Resolutions, as applicable, and any other matter necessary for the consummation of the Arrangement; (ii) except in the case of Sprott Streaming, vote all of their securities entitled to vote against: (A) any Acquisition Proposal; (B) except in the case of Teck Resources, any action, agreement, transaction or proposal that would result in a material breach of any representation, warranty, covenant, agreement or other obligation of Bunker Hill or Silver47, as applicable, in the Arrangement Agreement; or (C) any matter that could reasonably be expected to delay, prevent, impede or frustrate the completion of the Arrangement or any other transaction contemplated by the Arrangement Agreement; (iii) revoke any prior proxies, voting instructions, or voting arrangements that conflict with the Voting Agreement; (iv) not to transfer, encumber, vote, or otherwise deal with its securities in a way that conflicts with the Voting Agreement, subject to certain permitted transfers and actions; (v) except in the case of Teck Resources, promptly notify Bunker Hill or Silver47, as applicable, if any representation or warranty in the Voting Agreement becomes materially untrue or inaccurate; (vi) waive appraisal, dissent, and similar shareholder rights or remedies in connection with the transaction contemplated by the Arrangement Agreement; and (vii) at least five business days before the Special Meeting or the Silver47 Shareholder Meeting, as applicable, deliver irrevocable proxies or voting instructions directing that its securities be voted in favour of the Arrangement and related transactions.

The Voting Agreements shall terminate automatically upon the earliest of: (i) the Effective Time; and (ii) the termination of the Arrangement Agreement in accordance with its terms. Solely in respect of the Voting Agreement with Teck Resources, their Voting Agreement will automatically terminate upon the earliest of: (i) if the meeting of shareholders of Bunker Hill at which Teck Resources is required to vote its Bunker Hill Shares has not been convened by November 15, 2026; and (ii) if the Effective Time has not occurred prior to January 31, 2027. Teck Resources may also terminate its respective Bunker Hill Voting Agreement in the event that Bunker Hill or Silver47 do not comply with their respective obligations in respect of the unsecured debt facility to be provided by Silver47. See "*The Arrangement Agreement—Silver47 Financing Commitment*" for additional information.

Notwithstanding the above, pursuant to the Voting Agreements, Bunker Hill and Silver47 have agreed and acknowledged that each of the Bunker Hill Supporting Stockholders and the Silver47 Supporting Shareholders, as applicable, are bound to their respective Voting Agreements solely in their capacity as a securityholder of Bunker Hill or Silver47, as applicable, and not in their capacity as directors and/or officers of Bunker Hill or Silver47, as applicable, and that nothing in the Voting Agreements limits or restricts any Bunker Hill Supporting Stockholders or Silver47 Supporting Shareholders, as applicable, from properly fulfilling their fiduciary duties as a director or officer of Bunker Hill or Silver47, as applicable.

The Voting Agreements may terminate: (i) at any time upon mutual written agreement of the Bunker Hill Supporting Stockholders or the Silver47 Supporting Shareholder, as applicable, and Bunker Hill or Silver47, as applicable; (ii) by the Bunker Hill Supporting Stockholder or the Silver47 Supporting Shareholder, as applicable, if any representation or warranty of Bunker Hill or Silver47, as applicable, ceases to be true and correct in any material respect, or if the Exchange Ratio is amended in a manner adverse to the Bunker Hill Supporting Stockholder or the Silver47 Supporting Shareholder, as applicable; or (iii) by Bunker Hill or Silver47, as applicable, if any representation or warranty of the Bunker Hill Supporting Stockholder or the Silver47 Supporting Shareholder, as applicable, ceases to be true and correct in any material respect, or if the Bunker Hill Supporting Stockholder or the Silver47 Supporting Shareholder,

as applicable, breaches its covenants under the Voting Agreement and fails to cure such breach within ten business days after receiving written notice from Bunker Hill or Silver47, as applicable.

The summary of the material provisions of the Bunker Hill Voting Agreements and Silver47 Voting Agreements above and elsewhere in this Proxy Statement are qualified in their entirety by reference to the form of the Bunker Hill Voting Agreement, copies of which are available under Bunker Hill's profile on SEDAR+ (www.sedarplus.ca) and on EDGAR (www.sec.gov). This summary may not contain all of the information about the Bunker Hill Voting Agreements and the Silver47 Voting Agreements that is important to you. We urge you to carefully read the form of Bunker Hill Voting Agreement and the Silver47 Voting Agreement in their entirety.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ARRANGEMENT

There are no material U.S. federal income tax consequences to Bunker Hill's existing stockholders that will result from the Charter Amendment or the issuance of Bunker Hill Shares under the Arrangement.

NO DISSENTERS' RIGHTS

Under the NRS, holders of shares of Bunker Hill Common Stock are not entitled to dissenters' rights in connection with the Arrangement or any of the matters to be acted on at the Special Meeting.

THE ARRANGEMENT AGREEMENT

The summary of the material provisions of the Arrangement Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Arrangement Agreement, a copy of which has been filed on Bunker Hill's SEDAR+ profile. This summary may not contain all of the information about the Arrangement Agreement that is important to you. We urge you to carefully read the Arrangement Agreement in its entirety, including all of its schedules, as it is the legal document governing the Arrangement. The Arrangement Agreement contains representations and warranties that Silver47 and Bunker Hill have made to each other as of specific dates. The assertions embodied in the representations and warranties in the Arrangement Agreement were made solely for purposes of the Arrangement Agreement and the arrangement and agreements contemplated thereby among Silver47 and Bunker Hill, and may be subject to important qualifications and limitations agreed to by Silver47 and Bunker Hill in connection with negotiating the terms thereof. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC or on SEDAR+, as applicable, and the assertions embodied in the representations and warranties contained in the Arrangement Agreement (and summarized below) are qualified by information in disclosure letters provided by Silver47 to Bunker Hill and by Bunker Hill to Silver47 in connection with the signing of the Arrangement Agreement and by certain information contained in certain of Bunker Hill's and Silver47's public filings with the SEC or on SEDAR+, as applicable. The disclosure letters and filings with the SEC or on SEDAR+, as applicable, contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Arrangement Agreement. In addition, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Arrangement Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. In addition, if specific material facts arise that contradict the representations and warranties in the Arrangement Agreement, Bunker Hill or Silver47, as applicable, will disclose those material facts in the public filings that it makes with the SEC or on SEDAR+, as applicable, in accordance with, and to the extent required by, applicable law. Accordingly, the representations and warranties in the Arrangement Agreement and their description in this Proxy Statement should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings Bunker Hill and Silver47 publicly file with the SEC or on SEDAR+, as applicable. For more information, see the "Where You Can Find More Information" section of this Proxy Statement.

General

On August 20, 2026, Bunker Hill and Silver47 entered into the Arrangement Agreement. The Arrangement Agreement provides that, among other things, Bunker Hill will acquire all of the issued and outstanding Silver47 Shares in exchange for Bunker Hill Shares based on the Exchange Ratio, with Silver47 continuing as a wholly owned subsidiary of Bunker Hill.

The Arrangement will be effected in accordance with the Arrangement Agreement, which provides for the implementation of the Plan of Arrangement. The Arrangement Agreement contains covenants, representations and warranties of and from each of Bunker Hill and Silver47 and various conditions precedent, both mutual and with respect to Bunker Hill and Silver47 individually.

If the Final Order is granted, and all other conditions to completion of the Arrangement, as set out in the Arrangement Agreement, are satisfied or waived (to the extent that such conditions are capable of being satisfied prior to the Effective Date and, if waived, are not prohibited from being waived), the Arrangement will become effective at the Effective Time in accordance with the terms of the Plan of Arrangement. Unless all of such conditions are satisfied or waived by the Party for whose benefit such conditions exist, to the extent they may be capable of waiver, the Arrangement will not proceed as proposed. There is no assurance that the conditions will be satisfied or waived on a timely basis, or at all.

*The following is a summary of certain terms of the Arrangement Agreement and is qualified in its entirety by the full text of the Arrangement Agreement, a copy of which can be found under Bunker Hill's SEDAR+ profile at www.sedarplus.ca and on EDGAR at www.sec.gov, and pursuant to the Plan of Arrangement, the full text of which is attached as **Annex A** to this Proxy Statement. Bunker Hill Stockholders are encouraged to read the Arrangement Agreement and Plan of Arrangement in their entirety.*

In reviewing the Arrangement Agreement and this summary, readers are advised that this summary has been included to provide Bunker Hill Stockholders with information regarding the key terms of the Arrangement Agreement and is not intended to provide any other factual information about Bunker Hill, Silver47 or any of their respective subsidiaries or affiliates. The Arrangement Agreement contains representations and warranties that Silver47 and Bunker Hill have made to each other as of specific dates and have been made solely for the benefit of the other Party to the Arrangement Agreement. The assertions embodied in the representations and warranties in the Arrangement Agreement were made solely for purposes of the Arrangement Agreement and the Arrangement and agreements contemplated thereby among Silver47 and Bunker Hill and:

- were not intended as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate;
- may be subject to important qualifications and limitations agreed to by the Parties in connection with negotiating the terms of the Arrangement Agreement, including by reference to a Material Adverse Effect;
- have been qualified by certain confidential disclosures that were made to the other Party in connection with the negotiation of the Arrangement Agreement, such as, in the case of Silver47, disclosures contained in the Silver47 Disclosure Letter and, in the case of Bunker Hill, disclosures contained in the Bunker Hill Disclosure Letter, and by information contained in certain of Silver47's and Bunker Hill's public filings with the Canadian Securities Regulators or the SEC, as applicable, which such disclosures are not reflected in the Arrangement Agreement; and
- may apply a contractual standard of materiality that is different from what may be viewed as material by shareholders or other investors generally and reports and documents filed with the Canadian Securities Regulators or the SEC, as applicable.

Moreover, information concerning the subject matter of the representations and warranties in the Arrangement Agreement and described below may have changed since the date of the Arrangement Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. In addition, if specific material facts arise that contradict the representations and warranties in the Arrangement Agreement, Silver47 or Bunker Hill, as applicable, will disclose those material facts in the public filings that it makes with the Canadian Securities Regulators or the SEC, as applicable, in accordance with, and to the extent required by, applicable law. Accordingly, the representations and warranties and other provisions of the Arrangement Agreement and their description in this Proxy Statement should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement.

Consideration Issuable Pursuant to the Arrangement

At the Effective Time, each Silver47 Shareholder (other than Silver47 Shares held by Silver47 Dissenting Shareholders) will receive consideration of 0.1724 Bunker Hill Shares for each Silver47 Share they hold.

No fractional Bunker Hill Shares will be issued as part of the Arrangement. Where the aggregate number of Bunker Hill Shares to be issued to a Silver47 Shareholder as stock consideration would result in a fractional Bunker Hill Share being issuable, such fractional Bunker Hill Share shall be rounded down to the nearest whole Bunker Hill Share and no person will be entitled to any compensation in respect of a fractional Bunker Hill Share.

Effective Date and Conditions of Arrangement

If the Bunker Hill Stockholder Approvals and Silver47 Shareholder Approval are obtained, the Final Order of the Court is obtained approving the Arrangement, the Third Party Consents and Approvals are obtained and are in full force and effect, and all other conditions to the completion of the Arrangement set forth in the Arrangement Agreement are satisfied or waived, the Arrangement will become effective at 12:01 a.m. (Vancouver Time) on the Effective Date. It is currently expected that the Effective Date will occur in the fourth quarter of 2026.

Payment of Consideration

Bunker Hill and Silver47 have appointed Computershare Investor Services Inc. to act as depositary to handle the exchange of the Silver47 Shares for the Consideration Shares. Following receipt of the Final Order and at least one business day prior to the Effective Time, Bunker Hill will deposit in escrow, or cause to be deposited in escrow, with the depositary, sufficient Consideration Shares to satisfy the Consideration payable to the Silver47 Shareholders pursuant to the Plan of Arrangement.

Efforts to Obtain Required Silver47 Shareholder Approval

Silver47 shall, in accordance with the Interim Order, applicable laws and its constating documents, duly call, give notice of, convene and conduct a meeting of its stockholders for the purpose of obtaining the Silver47 Shareholder Approval.

Notwithstanding the foregoing, Silver47 shall not, except as required for quorum purposes, as required by law, or as otherwise permitted under the Arrangement Agreement, adjourn, postpone or cancel the Silver47 Shareholder Meeting without Bunker Hill's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Bunker Hill adjourns or postpones the special meeting, Silver47 shall adjourn or postpone the Silver47 Shareholder Meeting to the same date and time as the special meeting of Bunker Hill Stockholders.

Subject to the terms of the Arrangement Agreement, Silver47 shall use its commercially reasonable efforts to solicit proxies in favor of the approval of the Arrangement Resolution. Silver47 will promptly advise Bunker Hill of any communication from any Silver47 Shareholder in opposition to the Arrangement Resolution.

Unless the Silver47 Board has modified its recommendation regarding the Arrangement as permitted under the Arrangement Agreement, Silver47 will include in its circular the unanimous recommendation of the Silver47 Board to the Silver47 Shareholders that they vote in favor of the Arrangement Resolution.

Efforts to Obtain Required Bunker Hill Stockholder Approvals

Pursuant to the Arrangement Agreement, Bunker Hill is required to hold the Special Meeting for the purpose of obtaining the Bunker Hill Stockholder Approvals.

Notwithstanding the foregoing, Bunker Hill shall not, except as required for quorum purposes, as required by law, or as otherwise permitted under the Arrangement Agreement, adjourn, postpone or cancel the Special Meeting without Silver47's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Silver47 adjourns or postpones the Silver47 Shareholder Meeting, Bunker Hill shall adjourn or postpone the Special Meeting to the same date and time as the special meeting of Silver47 Shareholders.

Subject to the terms of the Arrangement Agreement, Bunker Hill shall use its commercially reasonable efforts to solicit proxies in favor of the approval of the Bunker Hill Resolutions. Bunker Hill will promptly advise Silver47 of any communication from any Bunker Hill Stockholder in opposition to the Share Issuance Resolution and the Charter Amendment Resolution.

Unless the Bunker Hill Board has modified its recommendation regarding the Arrangement as permitted under the Arrangement Agreement, Bunker Hill will include in its circular the unanimous recommendation of the Bunker Hill Board to the Bunker Hill Stockholders that they vote in favor of the Share Issuance Resolution and the Charter Amendment Resolution.

Conditions to Closing

In order for the Arrangement to become effective, certain conditions must have been satisfied or waived which conditions are summarized below.

Mutual Conditions Precedent

The obligations of Bunker Hill and Silver47 to complete the Arrangement are subject to the fulfillment of, on or before the Effective Time, each of the following conditions precedent, which may only be waived with the mutual consent of Bunker Hill and Silver47:

- the Interim Order and the Final Order shall each have been obtained on terms consistent with the Arrangement Agreement, and shall not have been set aside or modified in a manner unacceptable to Silver47 or Bunker Hill, acting reasonably, on appeal or otherwise;
- the Court shall have determined that the terms and conditions of the exchange of Silver47 Shares for Consideration Shares, pursuant to the Plan of Arrangement, are procedurally and substantively fair to holders of Silver47 Shares, and the Final Order shall have been granted in a form satisfactory to Silver47 and Bunker Hill, acting reasonably;
- the Consideration Shares and the Replacement Convertible Securities to be issued pursuant to this Agreement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;
- the Silver47 Shareholder Approval shall have been obtained at the Silver47 Shareholder Meeting in accordance with the Interim Order;
- the Bunker Hill Stockholder Approvals shall have been obtained at the Special Meeting;
- there shall not exist any prohibition at law, including a cease trade order, injunction or other prohibition or order at law or under applicable legislation against Bunker Hill or Silver47 which shall prevent the consummation of the Arrangement;
- the Regulatory Approvals shall have been obtained and shall not have been modified or withdrawn prior to the Effective Time;
- the Arrangement Agreement shall not have been terminated in accordance with its terms; and
- the distribution of the securities pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable securities laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces and territories of Canada or by virtue of applicable exemptions under securities laws and shall not be subject to resale restrictions under applicable securities laws (other than as applicable to control persons or pursuant to Section 2.6 of NI 45-102 or Rule 144 under the U.S. Securities Act with respect to securities issued to current and former affiliates (as defined in Rule 144 under the U.S. Securities Act) of Bunker Hill).

Conditions in Favor of Bunker Hill

The obligations of Bunker Hill to complete the Arrangement will also be subject to the fulfillment of the following conditions precedent, each of which is for the exclusive benefit of Bunker Hill and may be waived by Bunker Hill, in whole or in part, at any time:

- all covenants of Silver47 under this Agreement to be performed on or before the Effective Time which have not been waived by Bunker Hill shall have been duly performed by Silver47 in all material respects, and Bunker Hill shall have received a certificate of Silver47 addressed to Bunker Hill and dated the Effective Time, signed by two executive officers on behalf of Silver47 (on Silver47's behalf and without personal liability), confirming the same as at the Effective Date;
- (i) the representations and warranties of Silver47 set forth in this Agreement (other than as contemplated in clauses (ii) and (iii) below) shall be true and correct in all respects, without regard to any materiality or

Material Adverse Effect qualifications contained in them, as of the date of the Arrangement Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect; (ii) the representations and warranties of Silver47 regarding organization and qualification, authority relative to the Arrangement Agreement and absence of certain violations shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time, and (iii) the representations and warranties of Silver47 regarding capitalization, subsidiaries and brokers shall be true and correct in all respects (except for de minimis inaccuracies and as a result of transactions, changes, conditions, events or circumstances permitted hereunder) as of the date of the Arrangement Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and Bunker Hill shall have received a certificate of Silver47 addressed to Bunker Hill and dated the Effective Date, signed on behalf of Silver47 by a senior executive officer of Silver47 (on Silver47's behalf and without personal liability), confirming the same;

- since the date of the Arrangement Agreement, there shall not have occurred any event, occurrence, development or circumstance that, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Silver47 that is continuing as of the Effective Time;

- the Silver47 Third Party Consents and Approvals shall have been obtained and shall not have been modified or withdrawn prior to the Effective Time;

- Bunker Hill shall have received title opinions, dated the Effective Date and addressed to Bunker Hill from Silver47's counsel and/or other special counsel engaged by Silver47, in forms and substance acceptable to Bunker Hill and its counsel, acting reasonably, as to the title and ownership interests of Silver47 and its applicable subsidiaries; and

- holders of no more than 5% of the Silver47 Shares shall have exercised Dissent Rights.

Conditions in Favor of Silver47

The obligations of Silver47 to complete the Arrangement will also be subject to the fulfillment of the following conditions precedent, each of which is for the exclusive benefit of Silver47 and may be waived by Silver47, in whole or in part, at any time:

- all covenants of Bunker Hill under the Arrangement Agreement to be performed on or before the Effective Time which have not been waived by Silver47 shall have been duly performed by Bunker Hill in all material respects, and Silver47 shall have received a certificate of Bunker Hill, addressed to Silver47 and dated the Effective Time, signed on behalf of Bunker Hill by two executive officers of Bunker Hill (on Bunker Hill's behalf and without personal liability), confirming the same as of the Effective Date;

- (i) the representations and warranties of Bunker Hill set forth in this Agreement (other than as contemplated in clauses (ii) and (iii)) shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect; (ii) the representations and warranties of Bunker Hill regarding organization and qualification, authority relative to the Arrangement Agreement and absence of certain violations shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time, and (iii) the representations and warranties of Bunker Hill regarding capitalization, subsidiary and brokers shall be true and correct in all respects (except for de minimis inaccuracies and as a result of transactions, changes, conditions, events or circumstances permitted hereunder) as of the date of the Arrangement Agreement and as of the Effective Time as though

made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and Silver47 shall have received a certificate of Bunker Hill addressed to Silver47 and dated the Effective Date, signed on behalf of Bunker Hill by a senior executive officer of Bunker Hill (on Bunker Hill's behalf and without personal liability), confirming the same;

- since the date of the Arrangement Agreement, there shall not have occurred any event, occurrence, development or circumstance that, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Bunker Hill that is continuing as of the Effective Time;

- the Bunker Hill Third Party Consents and Approvals shall have been obtained and shall not have been modified or withdrawn prior to the Effective Time;

- Bunker Hill shall have delivered evidence satisfactory to Silver47 of the approval of the listing and posting for trading on the TSX and any other Exchange on which any Bunker Hill Common Stock are then listed, subject only to satisfaction of the standard listing conditions, of the Consideration Shares and the Bunker Hill Shares underlying the Replacement Options and the Replacement Warrants at the Effective Time; and

- Bunker Hill shall have complied with its Closing obligations under the Arrangement Agreement and the depositary shall have confirmed receipt of the Consideration Shares contemplated thereby.

Representations and Warranties

The Arrangement Agreement contains certain representations and warranties made by Bunker Hill and Silver47, in each case of a nature customary for transactions of this type. The representations and warranties were made solely for the purposes of the Arrangement Agreement and, in some cases, are subject to important qualifications, limitations and exceptions agreed to by Silver47 and Bunker Hill in connection with negotiating the Arrangement Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents publicly filed by Bunker Hill or Silver47. Accordingly, the Silver47 Shareholders and the Bunker Hill Stockholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they are also modified, by Silver47's and Bunker Hill's respective disclosure letters delivered in connection with the Arrangement Agreement. The disclosure letters contain information that has been included in the respective party's general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in the public record.

The representations and warranties of Bunker Hill relate to the following matters: Bunker Hill Board approval; organization and qualification; subsidiaries; authority relative to the Arrangement Agreement; required approvals and consents; absence of certain violations; capitalization; shareholder and similar agreements; reporting status and securities laws matters; public filings; financial statements; disclosure controls and internal controls; corrupt practices legislation; international trade laws; international trade and corrupt practices compliance and policies; books and records; minute books; absence of certain undisclosed liabilities; auditors; absence of certain material changes, litigation; insolvency; taxes; operational matters; property; First Nations or Aboriginal claims; non-governmental organizations and community groups; title and rights regarding other assets; contracts; permits; intellectual property; environmental matters; mineral reserves and mineral resources; regulatory matters; employee benefits; issuance of Consideration Shares; labour and employment; compliance with laws, absence of cease trade orders; related party transactions; registration rights; rights of other persons; restrictions on business activities; indemnification agreements; brokers; insurance; use of short form prospectus; arrangements with Silver47 Shareholders; fairness opinions; Silver47 security ownership; and U.S. securities law matters.

The representations and warranties of Silver47 relate to: Silver47 Board approval; organization and qualification; subsidiaries; authority relative to the Arrangement Agreement; required approvals; absence of certain violations, capitalization; shareholder and similar agreements; reporting status and securities laws matters; U.S. securities law matters; foreign investment; public filings; financial statements; disclosure controls and internal controls; corrupt practices legislation; international trade laws; international trade and corrupt practices compliance and policies; books

and records; minute books; absence of certain undisclosed liabilities; auditors; absence of certain material changes; litigation; insolvency; taxes; operational matters; property; First Nations or Aboriginal claims; non-governmental organizations and community groups; title and rights regarding other assets; contracts; permits; intellectual property; environmental matters; mineral reserves and resources; regulatory matters; employee benefits; labour and employment; compliance with laws; absence of cease trade orders; related party transactions; registration rights; rights of other persons; restrictions on business activities; indemnification agreements; brokers; insurance, *Competition Act* (Canada); use of short form prospectus; arrangements with Bunker Hill Stockholders; fairness opinions; and Bunker Hill security ownership.

Covenants

Covenants relating to General Conduct of Business

The Arrangement Agreement contains usual and customary covenants of each of Silver47 and Bunker Hill pertaining to the conduct of their respective businesses. In particular, Bunker Hill has covenanted and agreed that, until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, except as required or permitted by the Arrangement Agreement, applicable laws or any Governmental Entities or as consented to by Silver47 in writing, it will, and will cause Silver Valley to:

(1) conduct its business in the ordinary course of business consistent with past practice and the Bunker Hill Budget;

(2) preserve, in all material respects, its business operations, organization and material business relationships;

(3) defend, in good faith, all lawsuits or proceedings against Bunker Hill or Silver Valley; and

(4) maintain and preserve the reputation and goodwill of Bunker Hill and Silver Valley.

Until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, except (i) with the prior written consent of Silver47, (ii) as required or permitted by the Arrangement Agreement, (iii) as set out in the Bunker Hill Disclosure Letter, or (iv) as is required by applicable law or Governmental Entity, Bunker Hill will not, nor will it permit Silver Valley to, directly or indirectly:

(a) (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) split, combine or reclassify any shares in the capital of Bunker Hill or Silver Valley, or, except as set forth in the Bunker Hill Disclosure Letter, declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the Bunker Hill Shares owned by any person or the securities of any subsidiary owned by a person other than Bunker Hill other than, in the case of any subsidiary wholly-owned by Bunker Hill, any dividends payable to Bunker Hill or any other wholly-owned subsidiary of Bunker Hill, other than regular quarterly dividends declared from time to time by the Bunker Hill Board in the ordinary course provided that the quarterly dividend per Bunker Hill Share is not increased after the date hereof; (iii) issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any Bunker Hill Shares or shares of Silver Valley, or any rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Bunker Hill Shares or other securities of Bunker Hill or Silver Valley, other than the following which shall not require prior consent of Silver47: (A) the issuance of the Bunker Hill Shares pursuant to the terms of the outstanding Bunker Hill Options, Bunker Hill RSUs, Bunker Hill Convertible Debentures, Bunker Hill Compensation Options or Bunker Hill Warrants; (B) the issuance of Bunker Hill RSUs or Bunker Hill DSUs pursuant to grants for new employees hired from time to time by Bunker Hill in the ordinary course of business and in accordance with Bunker Hill's long term incentive program; (C) the issuance of Bunker Hill Shares to satisfy interest payment obligations in the ordinary course of business consistent with past practice under existing Material Contracts; (D) transactions in the ordinary course of business consistent with past practices between two or more Bunker Hill subsidiaries or

between Bunker Hill and Silver Valley; (E) as required under applicable Law or existing Material Contracts set forth in the Bunker Hill Disclosure Letter; (iv) except as set forth in the Bunker Hill Disclosure Letter, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Bunker Hill or any of its subsidiaries, (v) except as set forth in the Bunker Hill Disclosure Letter, amend the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Bunker Hill or Silver Valley; or (vii) enter into any agreement with respect to any of the foregoing;

(b) except as set forth in the Bunker Hill Disclosure Letter (provided that, in respect of any such matter, Bunker Hill shall provide Silver47 with reasonable advance written notice of the specific terms of the proposed action and shall not take such action without the prior written consent of Silver47, with such consent not to be unreasonably withheld) or in the ordinary course of business consistent with past practice or as otherwise provided for in this Arrangement Agreement: (i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Bunker Hill or Silver Valley other than as set out in the Bunker Hill Budget or as required under applicable Law or existing Material Contracts set forth in the Bunker Hill Disclosure Letter; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other person, other than as set out in the Bunker Hill Budget or intercompany cash transfers to or between its subsidiaries consistent with past practice; (iii) other than such transactions contemplated in the Bunker Hill Disclosure Letter and borrowings under existing Material Contracts set forth in the Bunker Hill Disclosure Letter, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (iv) pay, discharge or satisfy any material liabilities or obligations; (v) waive, release, grant or transfer any rights of material value; (vi) enter into new commitments of a capital expenditure nature other than as set out in the Bunker Hill Budget; or (vii) authorize or propose any of the foregoing, or enter into any agreement to do any of the foregoing;

(c) except as set forth in the Bunker Hill Disclosure Letter, in the ordinary course of business consistent with past practice or as otherwise necessary to comply with applicable Laws or Contracts, or in accordance with the Bunker Hill Benefit Plans: (i) grant to any officer, Material Employee or director of Bunker Hill an increase in compensation in any form, or grant any general salary increase; (ii) make any loan to any officer, Material Employee or director of Bunker Hill; (iii) take any action with respect to the grant of any severance, change of control, bonus or termination pay to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend any such existing agreement) with any officer, Material Employee, director or new employee hires of Bunker Hill, other than the declaration and payment of cash bonuses in the ordinary course of business consistent with past practice; (iv) increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or materially amend or make any contribution to any Bunker Hill Benefit Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or Material Employees or former directors, officers, Material Employees of Bunker Hill; (v) increase bonus levels or other benefits payable to any director, officer or Material Employee of Bunker Hill; or (vi) except as set forth in the Bunker Hill Disclosure Letter, establish or amend (except as required by applicable Law) any collective bargaining agreement or similar agreement;

(d) except as set forth in the Bunker Hill Disclosure Letter, provide for accelerated vesting, redemption or settlement, removal of restrictions on exercise or conversion, as applicable, of any stock based or stock related awards (including stock options, stock appreciation rights, deferred share units, performance units and restricted share awards), including upon a change of control occurring on or prior to the Effective Time;

(e) except as set forth in the Bunker Hill Disclosure Letter (provided that, in respect of any such matter, Bunker Hill shall provide Silver47 with reasonable advance written notice of the specific terms of the proposed action and shall not take such action without the prior written consent of Silver47, with such consent not to be unreasonably withheld) or as provided for in Bunker Hill Financial Statements, settle, pay, discharge, satisfy, compromise, waive, assign or release, (i) any material action, claim or proceeding brought against Bunker Hill and/or any of its subsidiaries; or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by the Arrangement Agreement or the Plan of Arrangement;

(f) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Bunker Hill or Silver Valley or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect Bunker Hill or Silver Valley from competing in any manner;

(g) waive, release or assign any material rights, claims or benefits of Bunker Hill or Silver Valley;

(h) except as set forth in the Bunker Hill Disclosure Letter (provided that, in respect of any such matter, Bunker Hill shall provide Silver47 with reasonable advance written notice of the specific terms of the proposed action and shall not take such action without the prior written consent of Silver47, with such consent not to be unreasonably withheld), enter into any agreement that if entered into prior to the date hereof would be a Material Contract; or modify, amend in any material respect, transfer or terminate any Material Contract, or waive, release or assign any material rights or claims thereto or thereunder;

(i) take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits or any approvals of or from any Governmental Entity necessary to conduct its businesses as now conducted or as proposed to be conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for approvals;

(j) except in the ordinary course of business, as provided for in the Bunker Hill Financial Statements or as set out in the Bunker Hill Disclosure Letter (provided that, in respect of any such matter, Bunker Hill shall provide Silver47 with reasonable advance written notice of the specific terms of the proposed action and shall not take such action without the prior written consent of Silver47, with such consent not to be unreasonably withheld), (i) make, change or revoke any material Tax election, other than the making of any election in respect of an event or circumstance occurring prior to the date of the Agreement and which will be made in a manner consistent with the past practice of Bunker Hill and Silver Valley, as applicable (except as may otherwise be required pursuant to applicable Law), (ii) materially amend any Return that has been filed on or before the Effective Date, or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of Returns for the most recently ended taxation year, except as may be required by applicable Laws, (iii) settle, offer to settle, or compromise any material claim, audit, proceeding, re-assessment or other Tax liability (other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Bunker Hill Financial Statements), (iv) agree to an extension or waiver of the limitation period with respect to the assessment, reassessment or determination of Taxes (other than, to the extent applicable, automatic six-month extensions for U.S. federal and applicable state income Returns), (v) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, (vi) enter into any Tax sharing, Tax allocation or Tax indemnification agreement; (vii) make a request for a Tax ruling to any Governmental Entity, or (viii) take any action inconsistent with past practice relating to the filing of any Return or the withholding, collecting, remitting and payment of any Tax, in all cases except as would not otherwise reasonably be expected to have a Material Adverse Effect on Bunker Hill or any subsidiary thereof following the Effective Time;

(k) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Bunker Hill to consummate the Arrangement or the other transactions contemplated by the Arrangement Agreement;

(l) take any action which would render any representation or warranty made by Bunker Hill in the Arrangement Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) at any time prior to the Effective Date if then made;

(m) except as consented to by Silver47 in writing, with such consent not to be unreasonably withheld, make, incur or commit to any expenditure, payment or disbursement other than in accordance with the Bunker Hill Budget; or

(n) agree, resolve or commit to do any of the foregoing.

In addition, Bunker Hill has agreed to: (i) use its commercially reasonable efforts to cause its, and its subsidiaries', current insurance or re-insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, subject to the terms and conditions of the Arrangement Agreement; (ii) keep Silver47 fully informed as to all material decisions or actions with respect to the business of Bunker Hill; and (iii) promptly notify Silver47 in writing of any circumstance or development that, to Bunker Hill's knowledge, is or would reasonably be expected to constitute a Material Adverse Effect.

For the complete text of the applicable Bunker Hill covenants regarding the conduct of business, see section 5.2 of the Arrangement Agreement.

Silver47 has covenanted and agreed that, until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, except as required or permitted by the Arrangement Agreement, applicable laws or any Governmental Entities or as consented to by Bunker Hill in writing, it will, and will cause the Silver47 Material Subsidiaries to:

(1) conduct its business in the ordinary course of business consistent with past practice;

(2) preserve, in all material respects, its business operations, organization and material business relationships;

(3) defend, in good faith, all lawsuits or proceedings against Silver47 or the Silver47 Material Subsidiaries; and

(4) maintain and preserve the reputation and goodwill of Silver47 and the Silver47 Material Subsidiaries.

Until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, except (i) with the prior written consent of Bunker Hill, (ii) as required or permitted by the Arrangement Agreement, (iii) as set out in the Silver47 Disclosure Letter, or (iv) as is required by applicable law or Governmental Entity, Silver47 will not, nor will it permit any of the Silver47 Material Subsidiaries to, directly or indirectly:

(a) (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) split, combine or reclassify any shares in the capital of Silver47 or any of the Silver47 Material Subsidiaries, or, except as set forth in the Silver47 Disclosure Letter, declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the Silver47 Shares owned by any person or the securities of any subsidiary owned by a person other than Silver47, other than, in the case of any subsidiary wholly-owned by Silver47, any dividends payable to Silver47 or any other wholly-owned subsidiary of Silver47, other than regular quarterly dividends declared from time to time by the Silver47 Board in the ordinary course provided that the quarterly dividend per Silver47 Share is not increased after the date hereof;

(iii) issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any Silver47 Shares or shares of the Silver47 Material Subsidiaries, or any rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Silver47 Shares or other securities of Silver47 or the Silver47 Material Subsidiaries, other than the following which shall not require the prior consent of Bunker Hill: (A) the issuance of the Silver47 Shares pursuant to the terms of the outstanding Silver47 Convertible Securities, including for certainty, the issuance of Silver47 Shares to settle outstanding Silver47 RSUs up to five business days prior to the Effective Date; (B) the issuance of Silver47 Incentive Securities pursuant to grants for new employee hires from time to time by the Silver47 in the ordinary course of business and in accordance with its long-term incentive program; (C) transactions in the ordinary course of business consistent with past practices between two or more Silver47 subsidiaries or between Silver47 and a Silver47 subsidiary; and (D) as required under applicable Law or existing Material Contracts set forth in the Silver47 Disclosure Letter; (iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Silver47 or any of its subsidiaries, (v) amend the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Silver47 or any of the Silver47 Material Subsidiaries; (vii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with IFRS; or (viii) enter into any agreement with respect to any of the foregoing;

(b) except as set forth in the Silver47 Disclosure Letter in the ordinary course of business consistent with past practice or as otherwise provided for in this Arrangement Agreement: (i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Silver47 or any of the Silver47 Material Subsidiaries for an amount greater than $1,000,000, in the aggregate, other than as required under applicable Law or existing Material Contracts set forth in the Silver47 Disclosure Letter; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other person, for an amount greater than $1,000,000, in the aggregate, other than intercompany cash transfers to or between its subsidiaries consistent with past practice; (iii) other than such transactions contemplated in the Silver47 Disclosure Letter and borrowings under existing Material Contracts set forth in the Silver47 Disclosure Letter, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (iv) pay, discharge or satisfy any material liabilities or obligations; (v) waive, release, grant or transfer any rights of material value; (vi) enter into new commitments of a capital expenditure nature in excess of $1,000,000, in the aggregate, except in accordance with current approved budgets that have been disclosed to Bunker Hill; or (vii) authorize or propose any of the foregoing, or enter into any agreement to do any of the foregoing;

(c) except as set forth in the Silver47 Disclosure Letter, in the ordinary course of business consistent with past practice or as otherwise necessary to comply with applicable Laws or Contracts, or in accordance with the Silver47 Benefit Plans: (i) grant to any officer, Material Employee or director of Silver47 or any of its subsidiaries an increase in compensation in any form, or grant any general salary increase; (ii) make any loan to any officer, Material Employee, or director of Silver47 or any of its subsidiaries; (iii) take any action with respect to the grant of any severance, change of control, bonus or termination pay to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend any such existing agreement) with any officer, Material Employee, director or new employee hires of Silver47 or any of its subsidiaries, other than the declaration and payment of cash bonuses in the ordinary course of business consistent with past practice; (iv) increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or materially amend or make any contribution to any Silver47 Benefit Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or Material Employees or former directors, officers,

Material Employees of Silver47 or any of its subsidiaries; (v) increase bonus levels or other benefits payable to any director, officer or Material Employee of Silver47 or any of its subsidiaries; or (vi) establish or amend (except as required by applicable Law) any collective bargaining agreement or similar agreement;

(d) except as contemplated in the Plan of Arrangement, and except as required for Silver47 to settle all outstanding Silver47 RSUs up to five business days prior the Effective Date, provide for accelerated vesting, redemption or settlement, removal of restrictions on exercise or conversion, as applicable, of Silver47 Convertible Securities (including stock options, deferred share units, performance units, restricted share awards and convertible notes), including upon a change of control occurring on or prior to the Effective Time;

(e) except as set forth in the Silver47 Disclosure Letter or as provided for in the Silver47 Financial Statements, settle, pay, discharge, satisfy, compromise, waive, assign or release (i) any material action, claim or proceeding brought against Silver47 and/or any of its subsidiaries; or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by the Arrangement Agreement or the Plan of Arrangement;

(f) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Silver47 or any of the Silver47 Material Subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect Silver47 or any of the Silver47 Material Subsidiaries from competing in any manner;

(g) waive, release or assign any material rights, claims or benefits of Silver47 or any of the Silver47 Material Subsidiaries;

(h) enter into any agreement that if entered into prior to the date hereof would be a Material Contract; or modify, amend in any material respect, transfer or terminate any Material Contract, or waive, release or assign any material rights or claims thereto or thereunder;

(i) except in the ordinary course of business, as provided for in the Silver47 Financial Statements or as set out in the Silver47 Disclosure Letter, (i) make, change or revoke any material tax election, other than the making of any election in respect of an event or circumstance occurring prior to the date of the Agreement and which will be made in a manner consistent with the past practice of Silver47 and the Silver47 Subsidiaries, as applicable, (ii) materially amend any Return that has been filed on or before the Effective Date, or change any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of Returns for the most recently ended taxation year, except as may be required by applicable Laws, (iii) settle, offer to settle, or compromise any material claim, audit, proceeding, re-assessment or other tax liability (other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Silver47 Financial Statements), (iv) agree to an extension or waiver of the limitation period with respect to the assessment, reassessment or determination of taxes (other than, to the extent applicable, automatic six-month extensions for U.S. federal and applicable state income Returns), (v) enter into any closing agreement with respect to any material tax or surrender any right to claim a material Tax refund, (vi) enter into any tax sharing, tax allocation, tax related waiver or tax indemnification agreement, (vii) make a request for a tax ruling to any Governmental Entity, or (viii) take any action inconsistent with past practice relating to the filing of any Return or the withholding, collecting, remitting and payment of any Tax, in all cases except as would not otherwise reasonably be expected to have a Material Adverse Effect on Bunker Hill, any subsidiary thereof, Silver47 or any Silver47 Subsidiary following the Effective Time;

(j) take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits, Concessions, or any approvals of or from any

Governmental Entity necessary to conduct its businesses as now conducted or as proposed to be conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for approvals;

(k) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Silver47 to consummate the Arrangement or the other transactions contemplated by the Arrangement Agreement;

(l) take any action which would render any representation or warranty made by Silver47 in the Arrangement Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) at any time prior to the Effective Date if then made; or

(m) agree, resolve or commit to do any of the foregoing.

In addition, Silver47 has agreed to: (i) use its commercially reasonable efforts to cause its, and its subsidiaries', current insurance or re-insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, subject to the terms and conditions of the Arrangement Agreement; (ii) keep Bunker Hill fully informed as to all material decisions or actions with respect to the business of Silver47; and (iii) promptly notify Bunker Hill in writing of any circumstance or development that, to Silver47's knowledge, is or would reasonably be expected to constitute a Material Adverse Effect.

For the complete text of the applicable Silver47 covenants regarding the conduct of business, see section 5.1 of the Arrangement Agreement.

Covenants Relating to the Arrangement

Silver47 has agreed that it will, and will cause its subsidiaries to, perform all obligations required or desirable to be performed by Silver47 or any of its subsidiaries under the Arrangement Agreement, co-operate with Bunker Hill in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in the Arrangement Agreement. In addition, Silver47 has agreed that it will and, where applicable, will cause its subsidiaries to:

(1) use its commercially reasonable efforts to obtain, as soon as practicable following execution of the Arrangement Agreement, all third-party consents, approvals and notices required under, and will obtain all amendments reasonably requested by Bunker Hill in respect of any of the Material Contracts and all Third Party Consents and Approvals;

(2) use commercially reasonable efforts to assist Bunker Hill in making the necessary arrangements to restructure, payout or otherwise deal with Bunker Hill's and Silver47's indebtedness;

(3) not take any action, or fail to take any action, in either case that would prevent the Arrangement from qualifying as a "reorganization" under Section 368(a) of the U.S. Tax Code; and

(4) until the earlier of the Effective Time and termination of the Arrangement Agreement, subject to applicable law, make available and cause to be made available to Bunker Hill, and its agents and advisors, information reasonably requested by Bunker Hill for the purposes of preparing and considering integration plans for the combined businesses of Bunker Hill and Silver47 following the Effective Date and confirming the representations and warranties of Silver47 set out in the Arrangement Agreement.

Bunker Hill has agreed that it will, and will cause its subsidiaries to, perform all obligations required to be performed by Bunker Hill or any of its subsidiaries under the Arrangement Agreement, co-operate with Silver47 in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make

effective, as soon as reasonably practicable, the transactions contemplated in the Arrangement Agreement. In addition, Bunker Hill has agreed that it will and, where applicable, will cause its subsidiaries to:

(1) subject to the terms and conditions of the Arrangement Agreement and of the Plan of Arrangement and applicable laws, (i) prior to the Effective Time, allot and reserve for issuance a sufficient number of Bunker Hill Shares to meet the obligations of Bunker Hill under the Plan of Arrangement, and (ii) pursuant to the Arrangement, at the time provided herein, issue the Consideration Shares to be issued;

(2) subject to the terms and conditions of the Arrangement Agreement and of the Plan of Arrangement and applicable laws, do all things necessary to provide for the application of the provisions set forth in the Plan of Arrangement with respect to the applicable Silver47 Convertible Securities;

(3) cause the Consideration Shares and Replacement Convertible Securities to be issued in compliance with all applicable U.S. state or local securities laws, without any restrictions on resale thereunder;

(4) as soon as practicable following the Effective Time, register the Bunker Hill Shares issuable upon exercise of Replacement Options (i) with the SEC under the U.S. Securities Act on Form S-8 or another applicable form, and use its reasonable efforts to maintain the effectiveness of such registration statement for as long as any Replacement Options remain outstanding, and (ii) under all applicable U.S. state and local securities laws, and use its reasonable efforts to maintain the effectiveness of such registration for as long as any Replacement Options remain outstanding, except in the case of this subparagraph (ii) to the extent that exemptions from U.S. state and local securities law registration requirements are available and such exemptions do not impose any resale or other restrictions on the holder of such Replacement Options or Bunker Hill Shares;

(5) as soon as practicable following the Effective Time, register the Bunker Hill Shares issuable upon exercise of Replacement Warrants (i) with the SEC under the U.S. Securities Act on Form S-3 or another applicable form, and use its reasonable efforts to maintain the effectiveness of such registration statement for as long as any Replacement Warrants remain outstanding, and (ii) under all applicable U.S. state and local securities laws, and use its reasonable efforts to maintain the effectiveness of such registration for as long as any Replacement Warrants remain outstanding, except in the case of this subparagraph (ii) to the extent that exemptions from U.S. state and local securities law registration requirements are available and such exemptions do not impose any resale or other restrictions on the holder of such Replacement Warrants or Bunker Hill Shares;

(6) use commercially reasonable efforts to assist Silver47 in making the necessary arrangements to restructure, payout or otherwise deal with Bunker Hill's and Silver47's indebtedness;

(7) apply for, and use its commercially reasonable efforts to obtain, approval of the listing for trading on the TSX (and, if applicable, any other stock exchange on which any Bunker Hill Common Stock are then listed) by the Effective Time of the Consideration Shares issuable pursuant to the Arrangement, subject to customary listing conditions of the TSX (and such other stock exchange, as applicable);

(8) with respect to the director and officer appointments: (i) fix the number of directors of the Bunker Hill Board at seven; (ii) appoint Gary R. Thompson and Galen McNamara (current members of the Silver47 Board) as members of the Bunker Hill Board as of the Effective Time, provided that (a) Gary R. Thompson and Galen McNamara meet any applicable qualification requirements to serve as directors under applicable laws, and (b) Gary R. Thompson and Galen McNamara have delivered to Bunker Hill a consent to act as a director of Bunker Hill; (iii) appoint Galen McNamara as the President and Chief Investment Officer of Bunker Hill as of the Effective Time; and (iv) enter into employment or consulting contracts reasonably acceptable to the Parties with Galen McNamara;

(9) use its commercially reasonable efforts to obtain, as soon as practicable following execution of the Arrangement Agreement, all third-party consents, approvals and notices required under any of the Material Contracts relating to Bunker Hill;

(10) not take any action, or fail to take any action, that would prevent the Arrangement from qualifying as a "reorganization" under Section 368(a) of the U.S. Tax Code; and

(11) until the earlier of the Effective Time and termination of the Arrangement Agreement, subject to applicable law, make available and cause to be made available to Silver47, and its agents and advisors, information reasonably requested by Silver47 for the purposes of preparing and considering integration plans for the combined businesses of Bunker Hill and Silver47 following the Effective Date and confirming the representations and warranties of Bunker Hill set out in the Arrangement Agreement.

Each of Silver47 and Bunker Hill have made certain mutual covenants to the other party, including that it shall use, and shall cause its subsidiaries to use, commercially reasonable efforts to satisfy the conditions precedent to its obligations under the Arrangement Agreement to the extent within its control and to take, as promptly as practicable, all other action and do all other things necessary and commercially reasonable to permit completion of the Arrangement, including using its commercially reasonable efforts to: (a) effect or cause to be effected all necessary registrations, filings and submissions (other than in respect of Third Party Consents and Approvals or Regulatory Approvals) required in connection with the Arrangement; (b) fulfill all conditions required to be satisfied under the Arrangement Agreement; and (c) cooperate with the other party in connection with the performance of its obligations. Each party has also mutually covenanted to the other party to use commercially reasonable efforts not to take, or cause to be taken any action, or refrain from taking any commercially reasonable action, which would be inconsistent with the Arrangement Agreement or which would reasonably be expected to materially impede or delay the consummation of the Arrangement or the other transactions contemplated in the Arrangement Agreement. The parties have further mutually agreed to use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other proceedings challenging the Arrangement or the consummation of the transactions contemplated in the Arrangement Agreement; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order that may materially adversely affect the ability of the parties to consummate the Arrangement; and (iii) appeal or overturn any law that makes consummation of the Arrangement illegal or otherwise prohibits it.

The parties have each agreed to promptly notify the other of: (i) any communication from any person alleging that their consent is required in connection with the Arrangement; (ii) any communication from any Governmental Entity in connection with the Arrangement; and (iii) any litigation threatened or commenced that is related to the Arrangement.

For a complete text of the applicable provisions, see sections 5.3, 5.4 and 5.5 of the Arrangement Agreement.

Covenants Relating to Third Party Consents and Approvals

Each party has made covenants to the other party with respect to obtaining Third Party Consents and Approvals, including that each of the parties will cooperate with the other party and provide such assistance as the other party may reasonably request in connection with obtaining all Third Party Consents and Approvals. The parties have also agreed to keep each other reasonably informed as to the progress of obtaining the Third Party Consents and Approvals.

For the complete text of the applicable covenants regarding the Third Party Consents and Approvals, see section 5.6 of the Arrangement Agreement.

Covenants Relating to Regulatory Approvals

With respect to the Regulatory Approvals, each party, as applicable to that party, has covenanted and agreed that:

(a) within 15 business days after the date of the Arrangement Agreement or such other date as the Parties may reasonably agree, the Parties shall file, and shall cause their respective subsidiaries to file (as applicable), any filings or notifications required to obtain any other Regulatory Approvals;

(b) The Parties shall use their commercially reasonable efforts to:

i. obtain the Regulatory Approvals at the earliest reasonably practicable date;

ii. promptly respond to any requests for additional information or documentation made by any Governmental Entity in connection with the Regulatory Approvals; and

iii. make such further filings as may be necessary, proper or advisable to obtain the Regulatory Approvals;

(c) The Parties shall coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with its preparation of any filing or submission necessary or advisable to obtain the Regulatory Approval, in particular:

i. the Parties shall exchange drafts of all submissions, correspondence, filings, presentations, applications, plans, consent agreements and other documents to be made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by the Arrangement Agreement, provide the other Party with the opportunity for review in advance of any submission or filing, and will consider in good faith any suggestions made by a Party and its counsel and will provide each of the other Party and its counsel with final copies of all such submissions, correspondence, filings, presentations, applications, plans, consent agreements and other documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the transactions contemplated by the Arrangement Agreement; provided, however, that, subject to the terms of the Arrangement Agreement, information indicated by a Party to be competitively sensitive shall be provided on an external counsel-only basis;

ii. each Party shall keep the other Party and its counsel fully apprised of all material written (including email) and oral communications and all meetings with any Governmental Entity and their staff in respect of the Regulatory Approvals, and unless participation by a Party is prohibited by applicable Law or by such Governmental Entity, will not participate in such communications or meetings without giving each other Party and its counsel the opportunity to participate therein; provided, however, that, subject to the terms of the Arrangement Agreement, where competitively sensitive information may be discussed or communicated, the external legal counsel of each other Party shall be provided with any such communications or information on an external counsel-only basis and, unless participation by a Party is prohibited by applicable Law or by such Governmental Entity, shall have the right to participate in any such meetings on an external counsel-only basis; and

iii. each Party shall keep the other Party reasonably informed on a timely basis of developments which are material or reasonably likely to be material to obtaining the Regulatory Approvals required for the completion of the Arrangement;

(d) With respect to obtaining the Regulatory Approvals, where a Party provides any submissions, communications, information, correspondence, filings, presentations, applications, plans, consent agreements or other documents to another Party on an external counsel-only basis, the Party disclosing the documents shall also provide the Party receiving such documents with a redacted version of any such submissions, communications, information, correspondence, filings, presentations, applications, plans, consent agreements or other documents;

(e) Neither Party shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to delay completion of the transactions contemplated by the Arrangement Agreement without first consulting with the other Parties;

(f) All filing fees (including any taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be paid by the Parties, shared equally;

(g) With the exception of the transactions contemplated by the Arrangement Agreement, Silver47 shall not enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals; and

(h) Notwithstanding anything to the contrary in the Arrangement Agreement, neither Party shall be required to propose, negotiate, accept, agree to and/or effect, by consent agreement or otherwise, (A) the sale, assignment, amendment, license, separate holding, divestiture, disposition or termination of any assets, properties, products, businesses, contracts, licenses or financing arrangements of either Bunker Hill or any of its affiliates, or Silver47 or any of its subsidiaries or (B) any behavioral or other remedy or undertaking imposing conditions, restraints, amendments, or limitations on the assets, properties, products, businesses, contracts, licenses or financing arrangements of either Bunker Hill or any of its affiliates, or Silver47 or any of its subsidiaries or (C) any other arrangement as may be necessary in order to obtain the Regulatory Approvals prior to the Outside Date;

For the complete text of the applicable covenants regarding the Regulatory Approvals, see section 5.7 of the Arrangement Agreement.

Non-Solicitation and Acquisition Proposals

Non-Solicitation

Except as otherwise expressly provided in the Arrangement Agreement, each of Bunker Hill and Silver47 has agreed not to, and each shall cause their subsidiaries to not, directly or indirectly, through any of its Representatives:

- make, solicit, assist, initiate, promote, facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding an Acquisition Proposal;

- participate, directly or indirectly, in any discussions or negotiations with any person (other than the other Party or any of its affiliates) regarding, or furnish to any person any information or otherwise co-operate with, respond to, assist or participate in, an Acquisition Proposal; provided that the party may communicate with any person making an Acquisition Proposal for the purpose of: (i) advising such person of the restrictions in the Arrangement Agreement, (ii) clarifying the terms of any inquiry, proposal or offer in order to determine if it may reasonably be expected to result in a Superior Proposal, or (iii) for the purpose of advising such person that the Acquisition Proposal could not reasonably be expected to result in a Superior Proposal;

- approve, accept, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal;

- accept or enter into or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, understanding, undertaking or arrangement or other contract in respect of an Acquisition Proposal, or requiring it to abandon, terminate or fail to consummate the Arrangement, or providing for the payment of any break, termination or other fees or expenses to any person in relation to an Acquisition Proposal;

Each of Bunker Hill and Silver47 has agreed to, and to cause its subsidiaries and its representatives to immediately cease any existing solicitation, encouragement, discussions, negotiations or other activities commenced prior to the date of the Arrangement Agreement with any person (other than another party and its subsidiaries or affiliates) conducted by such party or any of its subsidiaries or representatives with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal, and, in connection therewith, such party shall:

- discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise); and

- shall as soon as possible request, to the extent that it is entitled to do so (and use commercially reasonable efforts to exercise all rights it has to require) the return or destruction of all confidential information regarding such Party and its subsidiaries previously provided to any such person or any other person and will request (and use commercially reasonable efforts to exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any confidential information regarding such Party and its subsidiaries and use its commercially reasonable efforts to confirm that such requests are complied with in accordance with the terms of such rights.

Each of Bunker Hill and Silver47 has agreed that neither it, nor any of its subsidiaries, shall terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it or any of its subsidiaries is a party and each of the Parties has undertaken to use commercially reasonable efforts to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its subsidiaries have entered into prior to the date hereof.

Notification of Acquisition Proposals

Each of Bunker Hill and Silver47 has agreed that if either party receives (a) any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, or (b) any request for non-public information relating to the party or any of its subsidiaries or access to the properties, books or records of the party or any subsidiary in connection with any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, then such party shall:

- promptly notify the other party orally and thereafter in writing (and, in any event, within 24 hours) of such Acquisition Proposal, inquiry, proposal, offer or request; and

- indicate the identity of the person or group of persons making such proposal, inquiry or contact and all material terms and conditions thereof; and

- provide a copy of any such Acquisition Proposal, inquiry, proposal, offer or request and copies of all material written communications related thereto; and

- keep the other party promptly informed of the discussions and negotiations, including any change to the material terms, of any such Acquisition Proposal, inquiry, proposal, offer, request or amendment to any of the foregoing.

Responding to an Acquisition Proposal

Notwithstanding the covenants described under "Non-Solicitation" above, if prior to obtaining, in the case of Bunker Hill, the Bunker Hill Stockholder Approvals, or in the case of Silver47, the Silver47 Shareholder Approval, either Bunker Hill or Silver47 receives a bona fide written Acquisition Proposal, such party may (i) furnish, or provide access to, information with respect to such Party and its subsidiaries to the person making such Acquisition Proposal, and (ii) enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such Acquisition Proposal, if and only if:

- the board of directors of such party determines, in good faith after consultation with its legal and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;

- such person is not restricted from making an Acquisition Proposal pursuant to existing standstill, confidentiality or other similar restrictions;

- such Acquisition Proposal did not result from a breach of its non-solicitation covenants described above under "Non-Solicitation" in any material respect; and

- prior to providing any such copies, access or disclosures, such party enters into a confidentiality agreement with such person, or confirms it has previously entered into such an agreement which remains in effect, in either case on terms not materially less stringent than the confidentiality agreement dated February 3, 2026 between Bunker Hill and Silver47, and any such copies, access or disclosure provided to such person shall have already been or shall concurrently be provided to the other party.

Superior Proposals and Right to Match

Bunker Hill and Silver47 have agreed that if, in the case of Bunker Hill being the receiving party, prior to obtaining the Bunker Hill Stockholder Approvals, or in the case of Silver47 being the receiving party, prior to obtaining the Silver47 Shareholder Approval, a party receives a written Acquisition Proposal that its board of directors (after consultation with its legal and financial advisors) determines in good faith constitutes a Superior Proposal, such receiving party's board of directors may make a Change in Recommendation to its stockholders or securityholders, as applicable, in respect of the Arrangement or enter into a definitive agreement with respect to such Superior Proposal if and only if:

- the person making such Superior Proposal is not restricted from making an Acquisition Proposal pursuant to existing standstill, confidentiality or other similar restrictions;

- such Acquisition Proposal did not result from a breach of its non-solicitation covenants described above under "Non-Solicitation" in any material respect;

- such receiving party has provided the other party with notice in writing, which notice shall contain (a) a statement as to the intention of the board of directors of the receiving party to determine such Acquisition Proposal constitutes a Superior Proposal, (b) the value in financial terms that the board of directors of the receiving party has determined should be ascribed to any non-cash consideration offered under such Superior Proposal, (c) a copy of any definitive agreement relating to such Superior Proposal, and (d) copies of any material financing documents provided to the receiving party in connection therewith (with customary redactions);

- at least five business days (the "**Response Period**") have elapsed from the date that the other party received the notice from the receiving party in respect of the Superior Proposal;

- during the Response Period, the other party shall have had the opportunity (but not the obligation) to amend the terms of the Arrangement in accordance with the terms as described below;

- after the Response Period, the board of directors of the receiving party (after consultation with its legal and financial advisors) has determined in good faith that such Acquisition Proposal continues to constitute a Superior Proposal, compared to any proposed amendments to the terms of the Arrangement by the other party; and

- prior to or concurrently with entering into such definitive agreement in respect of the Superior Proposal, the receiving party shall have terminated the Arrangement Agreement and shall have paid to the other party the applicable termination payment as described below.

Bunker Hill and Silver47 acknowledge and agree that, during the Response Period, (i) the board of the party receiving an Acquisition Proposal shall review any offer made by the other party to amend the terms of the Arrangement Agreement and the Plan of Arrangement in good faith, (ii) such review is to determine whether the Acquisition Proposal previously constituting a Superior Proposal would cease to be a Superior Proposal when compared to the amended terms, and (iii) if the board determines that the Acquisition Proposal would no longer be a Superior Proposal compared to the amended terms, the receiving party shall promptly notify the other party and negotiate in good faith to finalize amendments to the Arrangement Agreement reflecting such amended terms. If the board of directors of the

receiving party determines that such Acquisition Proposal would cease to be a Superior Proposal, as compared to the proposed amendments to the terms of the Arrangement, Bunker Hill and Silver47 will promptly amend the Arrangement Agreement and the Plan of Arrangement to reflect such proposed amendments.

The board of directors of the receiving party shall promptly reaffirm its recommendation in respect of the Arrangement by press release after: (i) any Acquisition Proposal that is publicly announced is not a Superior Proposal; or (ii) the board of directors of the receiving party determines that a proposed amendment to the terms of the Arrangement as described in the foregoing paragraph would result in any Acquisition Proposal which has been publicly announced no longer constituting a Superior Proposal. The other party and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the receiving party, acting reasonably.

Each successive amendment or modification of any Acquisition Proposal that results in a modification to the Consideration (or value of such Consideration) to be received by the Bunker Hill Stockholders or Silver47 Shareholders, as applicable, or other material terms or conditions thereof, shall constitute a new Acquisition Proposal for the purposes of Bunker Hill's and Silver47's obligations described under this section.

Insurance Matters and Indemnification

Pursuant to the Arrangement Agreement, Silver47 must purchase customary "tail" policies of directors' and officers' liability, products and completed operations liability and employment practices liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by Silver47 and its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and Bunker Hill will, or will cause Silver47 and its subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date; provided that Bunker Hill will not be required to pay any amounts in respect of such coverage prior to the Effective Time.

Bunker Hill has also agreed to honor all rights to indemnification or exculpation existing in favor of present and former officers and directors of Silver47 and its subsidiaries, which will survive the completion of the Plan of Arrangement and will continue in full force and effect for a period of not less than six years from the Effective Date.

Silver47 will act as agent and trustee of the benefits of the foregoing for its directors and officers and those of its subsidiaries for the purpose of the above indemnification and insurance rights and obligations, which will survive the execution and delivery of the Arrangement Agreement, and the completion of the Arrangement and will be enforceable against Bunker Hill.

Termination of the Arrangement Agreement

Termination by Either Party

Subject to payment of the Termination Fee or expense reimbursement, where applicable, the Arrangement Agreement may be terminated and the Arrangement abandoned at any time prior to the Effective Time:

1. by mutual written agreement of Silver47 and Bunker Hill; or

2. by either Silver47 or Bunker Hill, if:

    (a) the Effective Time shall not have occurred on or before the Outside Date, except that such termination right shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Agreement has been the cause of, or directly resulted in, the failure of the Effective Time to occur by such Outside Date;

    (b) after the date hereof, there shall be enacted or made any applicable law (or any applicable law shall have been amended) that makes consummation of the Arrangement illegal or otherwise prohibits or

enjoins Silver47 or Bunker Hill from consummating the Arrangement and such applicable law (if applicable), prohibition or enjoinment shall have become final and non-appealable;

(c) the Arrangement Resolution shall have failed to obtain the requisite Silver47 Shareholder Approval at the Silver47 Shareholder Meeting (including any adjournment or postponement thereof), in accordance with the Interim Order, except that such termination right shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Agreement has been the cause of, or directly resulted in, the failure to receive the Silver47 Shareholder Approval;

(d) the Bunker Hill Resolutions shall have failed to obtain the Bunker Hill Stockholder Approvals at the Special Meeting (including any adjournment or postponement thereof) in accordance with applicable Law, except that such termination right shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Agreement has been the cause of, or directly resulted in, the failure to receive the Bunker Hill Stockholder Approvals.

Termination by Bunker Hill

The Arrangement Agreement may be terminated prior to the Effective Time by Bunker Hill if:

1. the Silver47 Board makes a Change in Recommendation;

2. prior to the Special Meeting, the Bunker Hill Board authorizes Bunker Hill to enter into a Superior Proposal Agreement (other than an acceptable confidentiality agreement entered into in accordance with the terms of the Arrangement Agreement) with respect to a Superior Proposal, provided that Bunker Hill is then in compliance with the terms of non-solicitation, superior proposals and right to match provisions set forth in the Arrangement Agreement in all material respects and that, prior to or concurrently with such termination, Bunker Hill pays the Termination Fee to Silver47;

3. subject to the notice and cure provisions set out in the Arrangement Agreement, if there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Silver47 set forth in this Agreement (other than as set forth in the non-solicitation provisions of the Arrangement Agreement) shall have occurred that would cause any of the mutual conditions precedent or the conditions precedent in favor of Bunker Hill set out in the Arrangement Agreement not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date (provided that Bunker Hill is not then in breach of the Arrangement Agreement so as to cause any of the mutual conditions precedent or the conditions precedent in favor of Silver47 set out in the Arrangement Agreement not to be satisfied);

4. Silver47 breaches any of its non-solicitation obligations or covenants set forth in the Arrangement Agreement in any material respect; or

5. there has occurred a Material Adverse Effect on Silver47 that is incapable of being cured prior to the Outside Date.

Termination by Silver47

The Arrangement Agreement may be terminated prior to the Effective Time by Silver47 if:

1. the Bunker Hill Board makes a Change in Recommendation;

2. prior to the Silver47 Shareholder Meeting, the Silver47 Board authorizes Silver47 to enter into a Superior Proposal Agreement (other than an acceptable confidentiality agreement entered into in accordance with the terms of the Arrangement Agreement) with respect to a Superior Proposal, provided that Silver47 is then in compliance with the non-solicitation, superior proposals and right to match provisions set forth in the

Arrangement Agreement in all material respects and that, prior to or concurrently with such termination, Silver47 pays the Termination Fee to Bunker Hill;

3. subject to the notice and cure provisions set out in the Arrangement Agreement, if there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Bunker Hill set forth in the Arrangement Agreement (other than as set forth in the non-solicitation provisions of the Arrangement Agreement) that would cause any of the mutual conditions precedent or the conditions precedent in favor of Silver47 set out in the Arrangement Agreement not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Silver47 is not then in breach of the Arrangement Agreement so as to cause any of the mutual conditions precedent or the conditions precedent in favor of Bunker Hill not to be satisfied;

4. Bunker Hill breaches any of its non-solicitation obligations or covenants set forth in the Arrangement Agreement in any material respect; or

5. There has occurred a Material Adverse Effect on Bunker Hill that is incapable of being cured prior to the Outside Date.

For the complete text of the applicable provisions, see Section 8.2 of the Arrangement Agreement.

Termination Payments

If the Arrangement Agreement is terminated as a result of a Party's board of directors authorizing such Party to enter into a Superior Proposal Agreement in accordance with the terms of the Arrangement Agreement, a Party's board of directors makes a Change in Recommendation, or a material breach of such Party's non-solicitation covenants, then such Party will pay the applicable Termination Fee to the other Party.

In addition to the foregoing:

1. Silver47 will pay the Termination Fee to Bunker Hill if the Arrangement Agreement is terminated by either Party due to a failure of Silver47 to obtain the Silver47 Shareholder Approval or by Bunker Hill as a result of there being a breach of representations and warranties or covenants of Silver47 but only in the event of a termination due to wilful or intentional breach or fraud by Silver47 if, in each case: (A) prior to such termination, a *bona fide* Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to Silver47 shall have been publicly announced by any person (other than Bunker Hill or any of its affiliates) after the date of this Agreement and prior to the Silver47 Shareholder Meeting; (B) such Acquisition Proposal (as it may be modified or amended) has not expired or been withdrawn at least five business days prior to the Silver47 Shareholder Meeting; and (C) within 12 months following the date of such termination, either:

    (a) the announced Acquisition Proposal (as it may be modified or amended) is consummated by Silver47; or

    (b) Silver47 and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Silver47 Board approves or recommends, any Acquisition Proposal which is subsequently consummated at any time thereafter;

2. Bunker Hill will pay the Termination Fee to Silver47 if the Arrangement Agreement is terminated by either Party due to a failure of Bunker Hill to obtain the Bunker Hill Stockholder Approvals or by Silver47 as a result of there being a breach of representations and warranties or covenants of Bunker Hill but only in the event of a termination due to wilful or intentional breach or fraud by the Bunker Hill if, in each case: (A) prior to such termination, a bona fide Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to Bunker Hill shall have been publicly announced by any person (other than Silver47 or any of its affiliates) after the date of this Agreement and prior to the Special Meeting; (B) such Acquisition Proposal (as it may be modified or amended) has not expired or been withdrawn at least five business days prior to the Special Meeting; and (C) within 12 months following the date of such termination:

(a) the announced Acquisition Proposal (as it may be modified or amended) is consummated by Bunker Hill; or

(b) Bunker Hill and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Bunker Hill Board approves or recommends, any Acquisition Proposal which is subsequently consummated at any time thereafter;

Provided that, for the purposes of the above, "20%" in the definition of "Acquisition Proposal" will be deemed to be references to "50%".

Further, if the Arrangement Agreement is terminated by either Party due to (i) the occurrence of the Outside Date, or (ii) the failure of Silver47 to obtain the Silver47 Shareholder Approval at the Silver47 Shareholder Meeting or the failure of Bunker Hill to obtain the Bunker Hill Stockholder Approvals at the Special Meeting (such Party, the "Non-Approving Party"), if at the time of such termination the other Party was entitled to terminate the Arrangement Agreement due to the Non-Approving Party's board of directors having made a Change in Recommendation, then the Non-Approving Party will pay the applicable Termination Fee to the other Party.

Any circumstance in which a Termination Fee is payable under the Arrangement Agreement shall constitute, if payable by Bunker Hill, a "Bunker Hill Termination Fee Event" and, if payable by Silver47, a "Silver47 Termination Fee Event".

Expense Reimbursement Fees Payable by Silver47

Silver47 is required to pay Bunker Hill an amount equal to C$1.5 million as an expense reimbursement if (i) the Arrangement Agreement is terminated by Bunker Hill as a result of there being a breach of any representation or warranty of Silver47 or failure to perform covenants by Silver47 set forth in the Arrangement Agreement or (ii) the Arrangement Agreement is terminated by Bunker Hill due to the failure of Silver47 to obtain the Silver47 Shareholder Approval at the Silver47 Shareholder Meeting, provided that in the case of (ii), if: (a) Bunker Hill fails to obtain the Bunker Hill Stockholder Approvals at the Special Meeting; or (b) prior to the Silver47 Shareholder Meeting (i) a Material Adverse Effect in respect of Bunker Hill occurred and such Material Adverse Effect was not cured at least five business days prior to the Silver47 Shareholder Meeting and (ii) Silver47 notified Bunker Hill in writing prior to the Silver47 Shareholder Meeting that it is of the view that a Material Adverse Effect has occurred in respect of Bunker Hill, specifying in detail the basis for its conclusion, the expense reimbursement shall not be payable by Silver47 to Bunker Hill.

Expense Reimbursement Fees Payable by Bunker Hill

Bunker Hill is required to pay Silver47 an amount equal to C$1.5 million as an expense reimbursement if (i) the Arrangement Agreement is terminated by Silver47 as a result of there being a breach of any representation or warranty of Bunker Hill or failure to perform covenants by Bunker Hill set forth in the Arrangement Agreement or (ii) the Arrangement Agreement is terminated by Silver47 due to the failure of Bunker Hill to obtain the Bunker Hill Stockholder Approvals at the Special Meeting, provided that in the case of (ii), if: (a) the Silver47 Shareholder Approval was not obtained at the Silver47 Shareholder Meeting; or (b) prior to the Special Meeting (i) a Material Adverse Effect in respect of Silver47 occurred and such Material Adverse Effect was not cured at least five business days prior to the Special Meeting and (ii) Bunker Hill notified Silver47 in writing prior to the Silver47 Shareholder Meeting that it is of the view that a Material Adverse Effect had occurred in respect of Silver47, specifying in detail the basis for its conclusion, the expense reimbursement shall not be payable by Bunker Hill to Silver47.

Notwithstanding the foregoing, the parties have agreed that no such expense reimbursement will be payable by Bunker Hill if the Arrangement Agreement is terminated by Silver47 as a result a failure of Bunker Hill to obtain the Bunker Hill Stockholder Approvals at the Special Meeting where Silver47 does not comply with its obligations in respect of the unsecured debt facility to be provided to Bunker Hill. See "*The Arrangement Agreement—Silver47 Financing Commitment*" for additional information.

Amendments

The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Silver47 Shareholder Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable law, without limitation:

- change the time for performance of any of the obligations or acts of the Parties;
- waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
- waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or
- waive compliance with or modify any mutual conditions precedent herein contained.

For the complete text of the applicable provisions, see section 8.3 of the Arrangement Agreement.

Governing Law

The Arrangement Agreement is governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Injunctive Relief

In addition to any other remedy that may be available to each party under the terms of the Arrangement Agreement, a non-breaching party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief or specific performance.

Silver47 Financing Commitment

Silver47 has covenanted to use commercially reasonable efforts to make available to Bunker Hill an unsecured debt facility in the aggregate principal amount of up to US$5,000,000. The facility is subject to the following conditions, which Bunker Hill and Silver47 have agreed to work in good faith and to use commercially reasonable efforts to satisfy:

(a) definitive documentation for the facility being entered into on terms satisfactory to Bunker Hill and Silver47, acting reasonably and in good faith;

(b) the Arrangement Agreement being in full force and effect and not having been terminated;

(c) the consent of Monetary Metals; and

(d) the approval of the TSXV.

In the event that either Silver47 or Bunker Hill does not comply with the foregoing, the Voting Agreement entered into by Teck may be terminated at Teck's request. See "*Voting Agreements*" for additional information regarding the Bunker Hill Voting Agreements entered into in connection with the Arrangement.

OTHER INFORMATION

Management Contracts

Our management functions are not, to any substantial degree, performed by a person other than directors or senior officers of Bunker Hill.

Interests of Certain Persons in Matters to be Acted Upon

None of the directors or executive officers has at any time since June 30, 2026, or any associate or affiliate of any of the foregoing persons, held any material interest, direct or indirect, by way of beneficial ownership of our shares or otherwise, in the Share Issuance Resolution or the Charter Amendment Resolution.

Indebtedness of Directors and Executive Officers

As of the date of this Proxy Statement, none of the executive officers, directors, employees or former executive officers, directors or employees of Bunker Hill or any of our subsidiaries is indebted to Bunker Hill or any of our subsidiaries, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Bunker Hill or any of our subsidiaries. Similarly, Bunker Hill was not indebted to any of its directors, officers or employees during 2025.

Legal Matters

Certain Canadian legal matters relating to the Arrangement are passed upon by Blakes and certain United States legal matters relating to the Arrangement are passed upon by King & Spalding LLP. As at the date of this Proxy Statement, the designated professionals of Blakes beneficially owned, directly or indirectly, less than 1% of the outstanding Bunker Hill Shares.

Interests of Experts

The following persons and companies have prepared certain sections of this Proxy Statement and/or Annexes attached hereto, as described below, or are named as having prepared or certified a report, valuation, statement or opinion in or incorporated by reference in this Proxy Statement.

Name of Expert	Nature of Relationship
Evans & Evans, Inc.	Provider of the Fairness Opinion
MNP LLP	Auditor to each of Bunker Hill and Silver47
Haywood Securities Inc.	Financial Advisor to Bunker Hill
DMCL LLP, Chartered Professional Accountants	Former auditor to Summa Silver

Experts of Bunker Hill

Evans & Evans prepared the Fairness Opinion attached hereto as **Annex B**. To the knowledge of Bunker Hill, neither Evans & Evans nor any of the designated professionals thereof held securities or other property of Bunker Hill (or any of its associates or affiliates) representing more than 1% of all issued and outstanding Bunker Hill Common Stock as at the date of the Bunker Hill Fairness Opinion, and none of the persons above is or is expected to be elected, appointed or employed as a director, officer or employee of Bunker Hill or of any associate or affiliate of Bunker Hill.

With respect to technical information relating to Bunker Hill contained in this Proxy Statement or in a document incorporated by reference herein, the following is a list of persons or companies named as having prepared or certified a statement, report or valuation and whose profession or business gives authority to the statement, report or valuation made by such person or company:

(a) Scott Wilson, C.P.G., Robert Todd, P.E. and Peter Kondos, Ph.D. authored the technical report titled "Technical Report and Pre-Feasibility Study for Underground Mining, Milling and Concentration of Lead, Silver and Zinc at the Bunker Hill Mine, Coeur D'Alene Mining District, Shoshone County, Idaho, USA" dated November 21, 2022 with an effective date of August 29, 2022; and

(b) except as otherwise provided in this Proxy Statement, all scientific and technical information related to Bunker Hill in this Proxy Statement, or incorporated by reference to this Proxy Statement, has been reviewed and approved by Sam Bourque (AIPG CPG #11775), Chief Geologist of Bunker Hill, who is a Qualified Person under NI 43-101.

The Corporation's independent auditor is MNP LLP. As the Corporation's auditor, MNP LLP has prepared the report of the Independent Registered Public Accounting Firm dated March 6, 2026 in respect of the Bunker Hill Annual Financial Statements incorporated by reference in this Proxy Statement. MNP LLP has confirmed that they are independent with respect to Bunker Hill, within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations, and also that they are independent accounts with respect to Bunker Hill under all relevant U.S. professional and regulatory standards.

Experts of Silver47

See **Annex E.**

Interest of Informed Persons in Material Transactions

No informed person (as that term is defined in NI 51-102), proposed director, or any associate or affiliate of any informed person or proposed director, has had any material interest, direct or indirect, in any transaction since July 1, 2026, or in any proposed transaction, that has materially affected or will materially affect Bunker Hill or any of our subsidiaries.

Additional Information

Additional information relating to Bunker Hill and its business activities, including financial information provided in the Bunker Hill Financial Statements and the Bunker Hill MD&As, are available on SEDAR+ and EDGAR and on Bunker Hill's website. For additional information, please see the "*Where Can I Find More Information?*" section of this Proxy Statement.

PROPOSAL NO. 1 – THE CHARTER AMENDMENT PROPOSAL

The Bunker Hill Board, after due and careful discussion and consideration, unanimously adopted a resolution authorizing, approving, declaring advisable the Arrangement and the other transactions contemplated by the Arrangement Agreement and, among other things, determining to recommend to Bunker Hill Stockholders for their approval the resolution authorizing the Charter Amendment to increase the number of authorized shares of Bunker Hill Common Stock from 100,000,000 shares to 400,000,000 shares (conditioned upon the Closing). A copy of the Charter Amendment is attached to this Proxy Statement as **Annex H**. Bunker Hill Stockholders should read this Proxy Statement carefully and in its entirety, including the annexes, for more detailed information concerning the Arrangement Agreement, the Arrangement and the issuance of Bunker Hill Shares to Silver47 Securityholders in connection with the Arrangement. A copy of the Arrangement Agreement can be found under Bunker Hill's SEDAR+ profile at www.sedarplus.ca and on EDGAR at www.sec.gov.

The Bunker Hill Articles of Incorporation currently authorizes 100,000,000 shares of Bunker Hill Common Stock. The Bunker Hill Board believes that the increased number of authorized shares of Bunker Hill Common Stock contemplated by the Charter Amendment is required to issue the Consideration Shares under the Arrangement as well as to have available for issuance from time to time, without further action or authorization by Bunker Hill Stockholders (except as required by applicable law or any applicable stock exchange rules), if needed for such corporate purposes as may be determined by the Bunker Hill Board. The additional Bunker Hill Shares authorized would be part of the existing class of Bunker Hill Common Stock and, if issued, would have the same rights and privileges as the Bunker Hill Shares presently issued and outstanding.

Approval by Bunker Hill Stockholders of both the Charter Amendment Proposal and the Share Issuance Proposal is a condition to the Closing and is necessary for Bunker Hill to issue shares Bunker Hill Common Stock to Silver47 Securityholders under the Arrangement. Accordingly, if this *Proposal No. 1 - The Charter Amendment Proposal* or *Proposal No. 2 - The Share Issuance Proposal* is not approved at the Special Meeting, a condition to the Closing will not be satisfied and the Arrangement may not be completed. In the event the Charter Amendment Proposal is approved by Bunker Hill Stockholders, but the Arrangement Agreement is terminated (without the Arrangement being completed), Bunker Hill will not adopt the Charter Amendment.

The vote on the Charter Amendment Proposal is a vote separate from the vote to approve the Share Issuance Proposal. Accordingly, a Bunker Hill Stockholder may vote to approve the Charter Amendment Proposal and vote not to approve the Share Issuance Proposal, and vice versa.

In addition, the Bunker Hill Board has unanimously adopted a resolution authorizing, approving and declaring advisable that Bunker Hill further amend the Bunker Hill Articles of Incorporation to change the name of Bunker Hill to "Bunker Hill Silver Corp.", conditioned upon the Closing. If the Charter Amendment Proposal is approved and the Arrangement is completed, Bunker Hill will change its name to "Bunker Hill Silver Corp.".

Required Vote

Approval of the Charter Amendment Proposal requires the affirmative vote of Bunker Hill Stockholders holding a majority of the voting power of the outstanding shares of Bunker Hill Common Stock entitled to vote thereon as of the close of business on the Record Date. Because the required vote for the Charter Amendment Proposal is based on the number of shares of Bunker Hill Common Stock outstanding, if you (i) are a registered holder and fail to vote or authorize a proxy or (ii) are a beneficial holder and fail to instruct your broker on how to vote, such failure will have the same effect as votes cast "**AGAINST**" the Charter Amendment Proposal.

Charter Amendment Resolution

The full text of the Charter Amendment Resolution is as follows:

"BE IT RESOLVED THAT:

(1) Bunker Hill Mining Corp. ("**Bunker Hill**") is hereby authorized to amend its Articles of Incorporation to increase the authorized shares of common stock, par value $0.000001 per share ("**Common Shares**"), of Bunker Hill from 100,000,000 Common Shares to 400,000,000 Common Shares (conditioned upon the closing of the statutory plan of arrangement under the *Business Corporations Act* (British Columbia) (the "**Arrangement**") contemplated by the arrangement agreement dated as of August 20, 2026, by and between Bunker Hill and Silver47 Exploration Corp.);

(2) notwithstanding that this resolution has been passed by stockholders of Bunker Hill, the directors of Bunker Hill are hereby authorized and empowered, if they decide not to proceed with the aforementioned resolution, to revoke this resolution at any time prior to the closing date of the Arrangement, without further notice to or approval of the stockholders of Bunker Hill; and

(3) any officer of Bunker Hill is hereby authorized, empowered and instructed, acting for, in the name and on behalf of Bunker Hill, to execute or cause to be executed, under the seal of Bunker Hill or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person's opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing."

Board Recommendation

The Bunker Hill Board unanimously recommends that you vote "**FOR**" the Charter Amendment Proposal.

PROPOSAL NO. 2 – THE SHARE ISSUANCE PROPOSAL

The Bunker Hill Board, after due and careful discussion and consideration, unanimously adopted a resolution authorizing, approving and declaring advisable the Arrangement and other transactions contemplated by the Arrangement Agreement and, among other things, determining to recommend to Bunker Hill Stockholders for their approval the resolution authorizing the issuance of Bunker Hill Shares to Silver47 Securityholders in connection with the Arrangement. Bunker Hill is asking its stockholders to approve the issuance of Bunker Hill Shares to Silver47 Securityholders in connection with the Arrangement (including for purposes of complying with Section 611(c) of the TSX Company Manual). Bunker Hill Stockholders should read this Proxy Statement carefully and in its entirety, including the annexes, for more detailed information concerning the Arrangement Agreement, the Arrangement and the issuance of Bunker Hill Shares to Silver47 Securityholders in connection with the Arrangement. A copy of the Arrangement Agreement can be found under Bunker Hill's SEDAR+ profile at www.sedarplus.ca and on EDGAR at www.sec.gov.

Section 611(c) of the TSX Company Manual requires securityholder approval in those instances where the number of securities issued or issuable in payment of the purchase price for an acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis. The number of Bunker Hill Shares to be issued to Silver47 Securityholders pursuant to the Arrangement will exceed 25% of the number of Bunker Hill Shares outstanding before the issuance. Therefore, Section 611(c) of the TSX Company Manual requires security holder approval of the Share Issuance Proposal.

Approval by Bunker Hill Stockholders of both the Charter Amendment Proposal and the Share Issuance Proposal is a condition to the Closing and is necessary for Bunker Hill to issue shares Bunker Hill Common Stock to Silver47 Securityholders under the Arrangement. Accordingly, if this *Proposal No. 2 - The Share Issuance Proposal* or *Proposal No. 1 - The Charter Amendment Proposal* is not approved at the Special Meeting, a condition to the Closing will not be satisfied and the Arrangement may not be completed. In the event the Share Issuance Proposal is approved by Bunker Hill Stockholders but the Arrangement Agreement is terminated (without the Arrangement being completed), Bunker Hill will not issue shares of Bunker Hill Common Stock to Silver47 Securityholders as a result of the approval of the Share Issuance Proposal.

The vote on the Share Issuance Proposal is a vote separate from the vote to approve the Charter Amendment Proposal. Accordingly, a Bunker Hill Stockholder may vote to approve the Share Issuance Proposal and vote not to approve the Charter Amendment Proposal, and vice versa.

Required Vote

Assuming the presence of a quorum, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast on the Share Issuance Proposal. A broker non-vote or an abstention from voting for the Share Issuance Proposal will not constitute or be counted as votes cast and, consequently, if a quorum is present at the Special Meeting, will have no effect on the outcome of the Share Issuance Proposal.

Share Issuance Resolution

The full text of the Share Issuance Resolution is as follows:

"BE IT RESOLVED THAT:

(1) Bunker Hill Mining Corp. ("**Bunker Hill**") is hereby authorized to issue up to 51,965,961 shares of common stock in the capital of Bunker Hill ("**Bunker Hill Shares**") as is necessary to allow Bunker Hill to acquire 100% of the issued and outstanding common shares of Silver47 Exploration Corp. ("**Silver47**") pursuant to a plan of arrangement (as it may be modified, amended or supplemented, the Plan of Arrangement) in accordance with the arrangement agreement dated August 20, 2026 among Silver47 and Bunker Hill (as it may be amended, modified or supplemented, the "**Arrangement Agreement**"), as more particularly described in the proxy statement of Bunker Hill dated September 23, 2026, including, but not limited to the issuance of Bunker Hill Shares upon the

exercise, conversion or settlement of the outstanding convertible securities of Silver47, as applicable, a 2% buffer to account for clerical and administrative matters, and the issuance of Bunker Hill Shares for any other matters contemplated by the Arrangement;

(2) notwithstanding that this resolution has been passed by stockholders of Bunker Hill, the directors of Bunker Hill are hereby authorized and empowered, if they decide not to proceed with the aforementioned resolution, to revoke this resolution at any time prior to the closing date of the Arrangement, without further notice to or approval of the stockholders of Bunker Hill; and

(3) any officer of Bunker Hill is hereby authorized, empowered and instructed, acting for, in the name and on behalf of Bunker Hill, to execute or cause to be executed, under the seal of Bunker Hill or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person's opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing."

Board Recommendation

The Bunker Hill Board unanimously recommends that you vote "**FOR**" the Share Issuance Proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Bunker Hill Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement.

WHERE YOU CAN FIND MORE INFORMATION

Bunker Hill files annual, quarterly and current reports, proxy statements and other information with the SEC. Bunker Hill's SEC filings are available to the public on EDGAR at www.sec.gov. Bunker Hill also maintains a website at www.bunkerhillmining.com. Information contained in, or accessible through, Bunker Hill's website does not constitute a part of this Proxy Statement. As Bunker Hill is also a Canadian reporting issuer, it also files continuous disclosure documents with the Canadian securities regulatory authorities, which documents are available on SEDAR+ at www.sedarplus.com. Unless otherwise provided herein, the information provided in Bunker Hill's SEC and SEDAR+ filings are not part of this Proxy Statement and are not incorporated by reference. See "*Documents Incorporated by Reference*" in **Annex D**. These documents are also available from Bunker Hill, without charge, upon written request to Bunker Hill's Corporate Secretary at ir@bunkerhillmining.com.

If you have any questions about this Proxy Statement, the Special Meeting or the Arrangement or need assistance with voting procedures, you should contact Bunker Hill's Investor Relations Department at ir@bunkerhillmining.com.

For where you find more information regarding Silver47, please see "*Documents Incorporated by Reference*" in **Annex E.**

MISCELLANEOUS

Bunker Hill has supplied all information relating to Bunker Hill, and Silver47 has supplied, and Bunker Hill has not independently verified, all of the information relating to Silver47 contained in this Proxy Statement.

You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents that we incorporate by reference in this Proxy Statement in voting on the Share Issuance Proposal and the Charter Amendment Proposal. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement.

This Proxy Statement is dated September 23, 2026. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement), and the mailing of this Proxy Statement to Bunker Hill Stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A: Plan of Arrangement

(Please see attached)

PLAN OF ARRANGEMENT
UNDER THE *BUSINESS CORPORATIONS ACT* (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

"**affiliate**" shall have the meaning ascribed thereto in National Instrument 45-106 – *Prospectus Exemptions*, in force as of the date of this Plan of Arrangement;

"**Arrangement**" means the arrangement pursuant to the provisions of Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto in accordance with Section 9.3 of the Arrangement Agreement, or Article 5, or at the direction of the Court in the Final Order with the prior written consent of Bunker Hill and Silver47, each acting reasonably;

"**Arrangement Agreement**" means the arrangement agreement dated August 20, 2026 between Bunker Hill and Silver47, together with the disclosure letters referenced therein, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

"**Arrangement Resolution**" means the special resolution of the Silver47 Shareholders approving the Arrangement to be considered at the Silver47 Meeting, substantially in the form and content of Schedule B to the Arrangement Agreement;

"**BCBCA**" means the *Business Corporations Act* (British Columbia);

"**Bunker Hill**" means Bunker Hill Mining Corp.;

"**Bunker Hill Shares**" means the shares of common stock, par value $0.000001 per share, of Bunker Hill;

"**Bunker Hill Stock Option Plan**" means the amended and restated stock option plan of Bunker Hill adopted by the stockholders of Bunker Hill on June 11, 2026;

"**Business Day**" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia or Toronto, Ontario;

"**Consideration**" means the consideration to be received pursuant to the Plan of Arrangement for each Silver47 Share that is issued and outstanding immediately prior to the Effective Time, consisting of the Consideration Shares;

"**Consideration Shares**" means the Bunker Hill Shares to be issued to the Silver47 Securityholders pursuant to the Arrangement;

"**Court**" means the Supreme Court of British Columbia;

"**Depositary**" means any trust company, bank or financial institution agreed to in writing between Bunker Hill and Silver47 (each acting reasonably) to act as depositary in relation to the Arrangement;

"**Dissent Rights**" means the rights of dissent exercisable by registered Silver47 Shareholders as of the record date of the Silver47 Meeting with respect to all (but not less than all) Silver47 Shares held by such holder as registered holder thereof as of such date in connection with the Arrangement pursuant to and in strict compliance with the procedures set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order, or any other order of the Court, and Section 4.1, as described in Section 4.1;

"**Dissent Shares**" means Silver47 Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has duly and validly exercised Dissent Rights in strict compliance with the procedures set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order, or any other order of the Court, and Section 4.1 (provided that Dissent Rights of such Dissenting Shareholder have not terminated or ceased to apply with respect to such shares);

"**Dissenting Shareholder**" means a registered holder of Silver47 Shares as of the record date of the Silver47 Meeting who has duly and validly exercised Dissent Rights in strict compliance with the procedures set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order, or any other order of the Court, and Section 4.1, and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Silver47 Shares in respect of which Dissent Rights are validly exercised by such registered holder;

"**DRS**" shall have the meaning ascribed thereto in Section 3.2;

"**Effective Date**" means the date designated by Silver47 and the Bunker Hill by notice in writing as the effective date of the Arrangement, after all of the conditions of the Arrangement Agreement have been satisfied or waived;

"**Effective Time**" means 12:01 a.m. (Vancouver time) on the Effective Date, unless a different time on the Effective Date is agreed to by the Parties and set out in an instrument in writing for that purpose that is executed by the Parties;

"**Exchange Ratio**" means 0.1724 of a Bunker Hill Share for each Silver47 Share, as adjusted pursuant to Section 3.5;

"**Exchanges**" means the TSX and the TSXV and, if the Bunker Hill Shares are listed on the NYSE American on the Effective Date, the NYSE American, as applicable;

"**Final Order**" means the final order of the Court, after being informed of the intention to rely upon the exemption from the registration requirements under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and the Replacement Convertible Securities pursuant to the Arrangement, made pursuant to Section 291(4) of the BCBCA, approving the Arrangement, in form and substance acceptable to Silver47 and Bunker Hill, all acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date (provided that any such amendment, modification, supplementation or variation is acceptable to each of Silver47 and Bunker Hill, all acting reasonably), or, if appealed, then, as affirmed or as amended on appeal (provided that any

such amendment is acceptable to each of Silver47 and Bunker Hill, all acting reasonably) unless such appeal is withdrawn, abandoned or denied;

"**final proscription date**" shall have the meaning ascribed thereto in Section 5.5;

"**Former Silver47 Shareholders**" means the holders of Silver47 Shares immediately prior to the Effective Time;

"**Governmental Entity**" means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, bureau, board or authority of any of the foregoing; (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (d) any stock exchange, including the Exchanges; or (e) any government-run, government-owned, or government-controlled entity;

"**Interim Order**" means the interim order of the Court, after being informed of the intention to rely upon the exemption from the registration requirements under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and the Replacement Convertible Securities pursuant to the Arrangement, made pursuant to Section 291(2) of the BCBCA, following the application contemplated by Section 2.3(a) of the Arrangement Agreement, in form and substance acceptable to each of Silver47 and Bunker Hill, each acting reasonably, providing for, among other things, declarations and directions in respect of the notice to be given in respect of, and the calling and holding of the Silver47 Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of Silver47 and Bunker Hill, each acting reasonably);

"**Laws**" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the Exchanges), and the term "applicable" with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

"**Liens**" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

"**NYSE American**" shall mean the NYSE American LLC;

"**Party**" means any of Silver47 or Bunker Hill, as the case may be, and "**Parties**" means both of them, collectively;

"**Plan of Arrangement**" means this plan of arrangement as amended, modified or supplemented from time to time in accordance with Article 6 or at the direction of the Court in the Final Order, with the consent of Silver47 and Bunker Hill, each acting reasonably;

"**Replacement Convertible Securities**" means (i) the Replacement Options and (ii) the Replacement Warrants;

"**Replacement Option In-The-Money Amount**" in respect of a Replacement Option means the amount, if any, by which the total fair market value (determined immediately after the Effective Time) of the Bunker Hill Shares that a holder is entitled to acquire on exercise of the Replacement Option at and from the Effective Time exceeds the amount payable to acquire such shares;

"**Replacement Options**" shall have the meaning ascribed thereto in Section 3.1(d);

"**Replacement Warrants**" shall have the meaning ascribed thereto in Section 3.1(e));

"**SEC**" means the United States Securities and Exchange Commission;

"**Silver47**" means Silver47 Exploration Corp.;

"**Silver47 Circular**" means the notice of the Silver47 Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto, and information incorporated by reference therein) to be sent to the Silver47 Shareholders in connection with the Silver47 Meeting, including any amendments or supplements thereto;

"**Silver47 Meeting**" means the special meeting of the Silver47 Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering the Arrangement Resolution and for any other purpose as may be set out in the Silver47 Circular;

"**Silver47 Omnibus Incentive Plan**" means the omnibus incentive plan of Silver47 adopted by the board of directors of Silver47 on December 8, 2025, and approved by Silver47 Shareholders on January 21, 2026, being the effective date of the plan;

"**Silver47 Optionholders**" means the holders of Silver47 Options;

"**Silver47 Option In-The-Money Amount**" in respect of a Silver47 Option means the amount, if any, by which the total fair market value (determined immediately before the Effective Time) of the Silver47 Shares that a holder is entitled to acquire on exercise of the Silver47 Option immediately before the Effective Time exceeds the amount payable to acquire such shares;

"**Silver47 Options**" means options to acquire Silver47 Shares granted pursuant to or otherwise subject to the Silver47 Omnibus Incentive Plan or the Summa Silver Option Plan;

"**Silver47 RSU**" means a restricted share unit issued pursuant to the Silver47 Omnibus Incentive Plan;

"**Silver47 RSU Holders**" means the holders of Silver47 RSUs;

"**Silver47 Securityholders**" means holders of the Silver47 Shares, Silver47 Options, Silver47 RSUs and Silver47 Warrants;

"**Silver47 Shareholders**" means the holders of the Silver47 Shares;

"**Silver47 Shares**" means the common shares in the capital of Silver47;

"**Silver47 Warrant Certificates**" means the warrant certificates, as amended, each dated July 8, 2021, April 14, 2022, May 31, 2022, June 28, 2022, November 28, 2022, June 4, 2024, June 6, 2024, November 6, 2024, March 5, 2025, March 12, 2025, March 21, 2025, April 2, 2025, April 4, 2025 and September 19, 2025;

"**Silver47 Warrantholders**" means the holders of Silver47 Warrants;

"**Silver47 Warrant Indentures**" means the warrant indentures, as amended, each dated November 1, 2024, June 17, 2025, September 16, 2025, and January 14, 2026;

"**Silver47 Warrants**" means Silver47 Share purchase warrants issued under the terms of the Silver47 Warrant Certificates and Silver47 Warrant Indentures;

"**Summa Silver**" means Summa Silver Corp.

"**Summa Silver Option Plan**" means the stock option plan of Summa Silver adopted by the board of directors of Summa Silver on February 5, 2024, and approved by the shareholders of Summa Silver on March 26, 2024, being the effective date of the plan;

"**Tax Act**" means the *Income Tax Act* (Canada);

"**Taxes**" means, with respect to any person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, digital services taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, ecological taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers' compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, global minimum or "Pillar 2" taxes, goods and service taxes, harmonized sales taxes, mining duties (whether assessed on explored or exploited surface area, related to mining or non-mining activities, based on sales, profits, production, volume or otherwise measured in any manner under applicable Law), contributions, duties, government charges or fees, tariffs, customs duties, surtaxes or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, any requirement to pay or repay any amount to a Governmental Entity in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes, and any instalments in respect thereof, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, and "**Tax**" means any one of such Taxes;

"**Transmittal Letter**" means the letter of transmittal to be sent to holders of Silver47 Shares for use in connection with the Arrangement;

"**U.S. Securities Act**" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

"**VWAP**" means for any date, the price determined by the first of the following clauses that applies: (a) if the Bunker Hill Shares are then listed or quoted on an Exchange in Canada, the daily volume weighted average price of the Bunker Hill Shares for such date (or the nearest preceding date) on the principal Exchange in Canada on which the Bunker Hill Shares are then listed or quoted,

and (b) in all other cases, the fair market value of a Bunker Hill Share as determined by the board of directors of Bunker Hill in good faith.

Any capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto. Unless the contrary intention appears, references in this Plan of Arrangement to an Article or Section, by number or letter or both refer to the Article or Section, respectively, bearing that designation in this Plan of Arrangement.

1.3 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4 Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Statutory References

Any reference in this Plan of Arrangement to a statute includes all rules and regulations made or promulgated thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6 Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of United States.

1.7 Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.8 Binding Effect

At the Effective Time, this Plan of Arrangement and the Arrangement, will become effective, and be binding on, without any further act or formality required on the part of any person: Bunker Hill, Silver47, the Depositary, all registered and beneficial Silver47 Shareholders, including Dissenting Shareholders, Silver47 Optionholders, Silver47 RSU Holders, Silver47 Warrantholders, the registrar and transfer agent in respect of the Silver47 Shares and all other persons.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

ARTICLE 3
ARRANGEMENT

3.1 Arrangement

Commencing and effective as at the Effective Time, each of the events set out below shall occur and shall be deemed to occur sequentially in the following order, in each case, unless stated otherwise, effective as at one-minute intervals starting at the Effective Time, without any further act or formality required on the part of any person, except as otherwise expressly provided herein:

(a) each Dissent Share shall, without any further act or formality by or on behalf of a Dissenting Shareholder, be deemed to have been transferred by the holder thereof to Silver47 (free and clear of any Liens of any nature whatsoever) and cancelled, and Silver47 shall thereupon be obligated to pay the amount therefore determined and payable in accordance with Article 4, and:

  (i) such Dissenting Shareholder shall cease to be, and shall be deemed to cease to be, the holder of such Dissent Share and to have any rights as a Silver47 Shareholder other than the right to be paid the fair value by Silver47 for such Dissent Share as set out in Section 4.1 out of reserves established by Silver47 therefore; and

  (ii) such Dissenting Shareholder's name shall be, and shall be deemed to be, removed from the register of Silver47 Shareholders maintained by or on behalf of Silver47;

(b) notwithstanding any vesting or exercise or other provision to which a Silver47 RSU might otherwise be subject (whether by contract, the conditions of grant, applicable Law or the terms of the Silver47 Omnibus Incentive Plan, as applicable), each Silver47 RSU outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed to be immediately and unconditionally vested to the fullest extent, shall be settled by Silver47 at the Effective Time, net of any applicable withholdings pursuant to Section 5.4, in exchange for Silver47 Shares (provided that no share certificates or DRS statements shall be issued with respect

to such Silver47 Shares), and shall cease to represent a restricted share unit or other right to acquire Silver47 Shares. Such Silver47 Shares shall be transferred to Bunker Hill at the time and for the Consideration provided for pursuant to Section 3.1(c), and each such Silver47 RSU shall be immediately cancelled by Silver47, and

(i) the holder of such Silver47 RSU shall cease to be holder thereof and to have any rights as a Silver47 RSU Holder, other than the right to receive the consideration (if any) to which they are entitled under this Section 3.1(b);

(ii) the name of such holder shall be, and shall be deemed to be, removed from the register of Silver47 RSUs maintained by or on behalf of Silver47; and

(iii) all agreements relating to such Silver47 RSU shall be terminated and shall be of no further force and effect;

(c) each outstanding Silver47 Share, including the Silver47 Shares issued pursuant to Section 3.1(b) above (*other than* Dissent Shares or any Silver47 Shares held by Bunker Hill or its any of its affiliates) shall, without any further act or formality by or on behalf of a Silver47 Shareholder, be deemed to be transferred and assigned by the holder thereof to Bunker Hill (free and clear of all Liens of any nature whatsoever) in exchange for the Consideration, and

(i) the holder of such Silver47 Share shall cease to be, and shall be deemed to cease to be, the holder thereof and to have any rights as a Silver47 Shareholder other than the right to be paid the Consideration per Silver47 Share in accordance with this Plan of Arrangement;

(ii) the name of such holder shall be, and shall be deemed to be, removed from the register of Silver47 Shareholders maintained by or on behalf of Silver47; and

(iii) Bunker Hill shall be deemed to be the transferee and the legal and beneficial holder of such Silver47 Share (free and clear of any Liens of any nature whatsoever) and shall be entered as the registered holder of such Silver47 Share in the register of Silver47 Shareholders maintained by or on behalf of the Silver47;

(d) each Silver47 Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be exchanged for an option (each a "**Replacement Option**") to acquire from Bunker Hill, the number of Bunker Hill Shares equal to (rounded down to the nearest whole number): (i) the number of Silver47 Shares subject to such Silver47 Option immediately prior to the Effective Time; multiplied by (ii) the Exchange Ratio. The exercise price per Bunker Hill Share subject to a Replacement Option shall be an amount equal to: (i) the exercise price per Silver47 Share subject to each such Silver47 Option immediately before the Effective Time; divided by (ii) the Exchange Ratio, provided that the aggregate exercise price payable on any particular exercise of Replacement Options shall be rounded up to the nearest whole cent. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Silver47 Option for a Replacement Option.

Therefore, in the event that the Replacement Option In-The-Money Amount in respect of a Replacement Option exceeds the Silver47 Option In-The-Money Amount in respect of the Silver47 Option for which it is exchanged, the exercise price of a Replacement Option (as otherwise determined) will be increased (and will be deemed always to have been increased) to ensure that the Replacement Option In-The-Money Amount in respect of the Replacement Option does not exceed the Silver47 Option In-The-Money Amount in respect of the Silver47 Option and the ratio of the amount payable to acquire such shares to the value of such shares to be acquired shall be unchanged.

The Replacement Options shall be exercisable until the original expiry date of the Silver47 Option, except that the term of any Replacement Options, including any outstanding Replacement Options held by or on behalf of an individual that will not be continuing as a director, officer, employee or consultant of Bunker Hill or any of its affiliates (including Silver47) following 60 days after the Effective Date, shall be the lesser of (A) the current expiry date of the Silver47 Option, and (B) the date that is 120 days following the Effective Date. Except as set out above, term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Options shall be the same as the terms and conditions of the Silver47 Option for which it is exchanged and, for greater certainty, each Replacement Option shall continue to be governed by and be subject to the terms of the Silver47 Omnibus Incentive Plan or the Summa Silver Option Plan, as applicable, and the agreement evidencing the grant of such Silver47 Option with respect to such terms and conditions, with any adjustment deemed to be made thereto as are necessary to ensure consistency with the provisions of this Section 3.1(d), including that any references in such plans and the option agreements to Silver47, Summa Silver, or the board of directors of Silver47 or Summa Silver, as applicable, shall be read as references to Bunker Hill and its board of directors. To the extent that the terms of the Replacement Option confers any additional benefit to the holder thereof as compared to the Silver47 Option so exchanged, the terms of the Replacement Option shall be deemed such that any such benefit is not conferred.

Any document previously evidencing Silver47 Options will thereafter evidence and be deemed to evidence the Replacement Options exchanged therefor and no certificates evidencing the Replacement Options will be issued.

Following the exchange of the Silver47 Options for the Replacement Options pursuant to this Section 3.1(d), the Silver47 Optionholders shall have no further rights, and Silver47 and Summa Silver, as applicable, shall have no further obligations with respect to, any Silver47 Option. The exchange of the Silver47 Options for the Replacement Options is in full and complete satisfaction of all payment obligations of Silver47 and Summa Silver, as applicable, relating to the Silver47 Options.

It is further intended that each Silver47 Option that is held by a holder who is subject to taxation in the United States will be exchanged for a Replacement Option in a manner compliant with Section 409A of the U.S Tax Code and further that if such Silver47 Option is an “incentive stock option” (as defined in Section 422 of the U.S. Tax Code) in a manner compliant with Section 424 of the U.S. Tax Code, and this Section 3.1(d) will be construed consistently with such intent.

(e) each Silver47 Warrant outstanding immediately prior to the Effective Time (whether vested or unvested) shall be exchanged for a warrant (each a "**Replacement Warrant**") to acquire from Bunker Hill, other than as provided herein, the number of Bunker Hill Shares equal to: (i) the number of Silver47 Shares subject to such Silver47 Warrant immediately prior to the Effective Time; multiplied by (ii) the Exchange Ratio, provided that, if the foregoing would result in the issuance of a fraction of a Bunker Hill Share on any particular exercise of Replacement Warrants, then the number of Bunker Hill Shares otherwise issued shall be rounded down to the nearest whole number of Bunker Hill Shares. The exercise price per Bunker Hill Share subject to a Replacement Warrant shall be an amount equal to: (i) the exercise price per Silver47 Share subject to each such Silver47 Warrant immediately before the Effective Time; divided by (ii) the Exchange Ratio, provided that the aggregate exercise price payable on any particular exercise of Replacement Warrants shall be rounded up to the nearest whole cent; and provided, further, that Replacement Warrants will be exercisable exclusively on a "cashless exercise" basis, without the payment of any cash, if at the time of such exercise (A) a registration statement filed under the U.S. Securities Act and covering the exercise of the Replacements Warrants and the issuance of the Bunker Hill Shares issuable upon such exercise is not then effective or may not then be used; or (B) the holder or beneficial holder of the Replacement Warrants has not demonstrated to the satisfaction of Bunker Hill that either (i) the Replacement Warrants are being exercised outside the United States and not for the account or benefit of a U.S. person or a person in the United States (as such terms are defined in Regulation S under the U.S. Securities Act), or (ii) the exercise of the Replacement Warrants for cash complies with the applicable U.S. state or blue sky laws without the imposition of any resale or other restrictions on the holder by virtue of such U.S. state or blue sky laws. Upon any exercise of Replacement Warrants on a "cashless exercise" basis in accordance with the foregoing provisions, the holder shall be entitled to receive, without the payment of any cash, a number of Bunker Hill Shares equal to the quotient obtained by dividing (A-B) (X)] by (A), where:

(A) = the last VWAP immediately preceding the time of delivery of the Notice of Exercise (as defined in the applicable Silver47 Warrant Indenture or Silver47 Warrant Certificate) giving rise to the applicable "cashless exercise", as set forth in the applicable Notice of Exercise (to clarify, the "last VWAP" will be the last VWAP as calculated over an entire trading day such that, in the event that the Replacement Warrant is exercised at a time that the primary Exchange in Canada for the Bunker Hill Shares (if any) is open, the prior trading day's VWAP shall be used in this calculation);

(B) = the exercise price of the Replacement Warrant, as adjusted pursuant to its terms; and

(X) = the number of Bunker Hill Shares that would be issuable upon exercise of the Replacement Warrant (or portion thereof if a partial exercise) in accordance with the terms of the Replacement Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

Bunker Hill agrees that a holder of Replacement Warrants will not be required to provide any evidence of registration or exemption under the U.S. Securities Act or

any U.S. state or blue sky laws in order to exercise a Replacement Warrant; provided, that in connection with the exercise of Replacement Warrants at any time that the Bunker Hill Shares are not listed on a U.S. national securities exchange, Bunker Hill may require the holder or beneficial holder of the Replacement Warrants to confirm whether the Replacement Warrants are being exercised outside the United States and not for the account or benefit of a U.S. person or a person in the United States (as such terms are defined in Regulation S under the U.S. Securities Act) or, if otherwise, the U.S. state or other jurisdiction in which the holder, beneficial holder and/or person to receive the underlying Bunker Hill Shares is located. All other terms and conditions of a Replacement Warrant, including the term to expiry, will be the same as the Silver47 Warrant for which it was exchanged.

The exchanges and cancellations provided for in Sections 3.1(a) through 3.1(e) will be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Date.

3.2 Effective Time Procedures

Following the receipt of the Final Order and prior to the Effective Date, Bunker Hill shall deliver or arrange to be delivered to the Depositary certificates or direct registration ("**DRS**") advice-statements representing the Bunker Hill Shares required to be issued to Former Silver47 Shareholders, all in accordance with the provisions of Section 3.1(c), which certificates or DRS advice-statements shall be held by the Depositary as agent and nominee for such Former Silver47 Shareholders for distribution to such Former Silver47 Shareholders (or, for greater certainty, to give effect to any withholding or remittance obligations in respect of Taxes pursuant to Section 5.4 hereof) in accordance with the provisions of Article 5.

Subject to the provisions of Article 5, and upon return of a properly completed Transmittal Letter by a registered Former Silver47 Shareholder together with certificates representing Silver47 Shares and such other documents as the Depositary may require, Former Silver47 Shareholders shall be entitled to receive delivery of certificates or DRS advice-statements representing the Bunker Hill Shares to which they are entitled pursuant to Section 3.1.

3.3 Bunker Hill Shares

In no event shall any holder of Silver47 Shares be entitled to a fractional Bunker Hill Share. Where the aggregate number of Bunker Hill Shares to be issued to a person as consideration under or as a result of this Arrangement would result in a fraction of a Bunker Hill Share being issuable, the number of Bunker Hill Shares to be received by such securityholder shall be rounded down to the nearest whole Bunker Hill Share and no person will be entitled to any compensation in respect of a fractional Bunker Hill Share. All Bunker Hill Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for the purposes of the BCBCA.

3.4 Calculations

All calculations and determinations made by Bunker Hill and Silver47, or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final, and binding.

3.5 Adjustments to Consideration

The Exchange Ratio and the Consideration Shares issuable to a Silver47 Shareholder pursuant to Section 3.1(c) shall be adjusted to reflect fully the effect of any stock split, reverse split, dividend (including any dividend or distribution of securities convertible into Silver47 Shares or Bunker Hill Shares), consolidation, reorganization, recapitalization or other like change with respect to Silver47 Shares or Bunker Hill Shares, as applicable effected in accordance with the terms of the Arrangement Agreement occurring after the date of the Arrangement Agreement and prior to the Effective Time, such that the Silver47 Shareholders receive the same economic consideration that they would have received had such stock split, reverse split, dividend, consolidation, reorganization, recapitalization or other like change not occurred.

ARTICLE 4
DISSENT RIGHTS

4.1 Dissent Rights

Pursuant to the Interim Order, registered Silver47 Shareholders as of the record date of the Silver47 Meeting may exercise rights of dissent ("**Dissent Rights**") with respect to all (but not less than all) Silver47 Shares held by such holder as registered holder thereof as of such date in connection with the Arrangement pursuant to and in strict compliance with the procedures set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order, or any other order of the Court, and this Section 4.1; provided that, notwithstanding anything to the contrary contained in Section 242(1)(a) of the BCBCA, the written notice setting forth the objection of such registered Silver47 Shareholder to the Arrangement Resolution must be received by Silver47 not later than 5:00 p.m. (Vancouver time) on the day that is two Business Days immediately before the date of the Silver47 Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder who duly and validly exercises its Dissent Rights in accordance with this Section 4.1, shall be deemed to have transferred all Silver47 Shares held by such Dissenting Shareholder and in respect of which Dissent Rights have been validly exercised to Silver47, free and clear of all Liens, as provided in Section 3.1(a) and if such Dissenting Shareholder:

(a) is ultimately entitled to be paid fair value for such Silver47 Shares, such Dissenting Shareholder: (i) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(a)); (ii) will be entitled to be paid the fair value of such Silver47 Shares, less applicable withholding Taxes in accordance with Section 5.4, by Silver47 (using Silver47's own funds and not funds directly or indirectly provided by Bunker Hill or its affiliates), which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the Business Day immediately preceding the date on which the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights in respect of such Silver47 Shares; or

(b) is ultimately not entitled, for any reason, to be paid fair value for such Silver47 Shares, such Dissenting Shareholder shall be deemed to have participated in the Arrangement as of the Effective Time on the same basis as a non-dissenting holder of Silver47 Shares that is not a Dissenting Shareholder and shall be entitled to receive only the Consideration contemplated by Section 3.1(b) that such

Dissenting Shareholder would have received pursuant to the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights.

4.2 Recognition of Dissenting Shareholders

(a) In no circumstances shall Bunker Hill, Silver47 or any other person be required to recognize a person exercising Dissent Rights as a holder of Silver47 Shares unless, as of the record date of the Silver47 Meeting and the deadline for exercising Dissent Rights (as set forth in Section 4.1), such person is the registered holder of the Silver47 Shares in respect of which such Dissent Rights are sought to be exercised. For greater certainty, in addition to any other restrictions under Sections 237 to 247 of the BCBCA or in the Interim Order, none of the following persons shall be entitled to exercise Dissent Rights: (i) any Silver47 Optionholder, Silver47 Warrantholder or Silver47 RSU Holder in respect of such holder's Silver47 Options, Silver47 Warrants and/or Silver47 RSUs; (ii) any Silver47 Shareholder who votes or has instructed a proxyholder to vote such holder's Silver47 Shares in favour of the Arrangement Resolution (but only in respect of such Silver47 Shares); and (iii) any other person who is not a registered Silver47 Shareholder as of the record date of the Silver47 Meeting and as of the deadline for exercising such Dissent Rights.

(b) For greater certainty, in no case shall Bunker Hill, Silver47 or any other person be required to recognize any Dissenting Shareholder as a holder of Silver47 Shares after the completion of the transfer under Section 3.1(a), and the name of such Dissenting Shareholder shall be removed from the register of Silver47 Shareholders as to those Silver47 Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 3.1(a) occurs, and Silver47 shall be recorded as the registered holder of such Silver47 Shares and shall be deemed to be the legal and beneficial owner of such Silver47 Shares.

ARTICLE 5
DELIVERY OF CONSIDERATION

5.1 Delivery of Consideration

(a) As soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate or a DRS advice-statement that immediately before the Effective Time represented one or more outstanding Silver47 Shares (other than Silver47 Shares in respect of which Dissent Rights have been validly exercised and not withdrawn), together with a duly completed and executed Transmittal Letter and such other documents and instruments as would have been required to effect the transfer of the Silver47 Shares formerly represented by such certificate or DRS advice-statement under the BCBCA and the constating documents of Silver47 and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate or DRS advice-statement shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, or make available for pick up at its offices during normal business hours, a certificate or DRS advice-statement representing the Bunker Hill Shares that such holder is entitled to receive in accordance with Section 3.1, less any

amounts withheld, if any, pursuant to Section 5.4, and any certificate so surrendered shall forthwith be cancelled.

(b) Until surrendered for cancellation as contemplated by this Section 5.1, each certificate or DRS advice-statement that immediately prior to the Effective Time represented one or more Silver47 Shares (other than Silver47 Shares in respect of which Dissent Rights have been validly exercised and not withdrawn) shall be deemed after the Effective Time to represent only the right to receive in exchange therefor a certificate or DRS advice-statement representing Bunker Hill Shares that the holder of such certificate or DRS advice-statement is entitled to receive in accordance with Section 3.1, less any amounts withheld, if any, pursuant to Section 5.4.

5.2 Lost Certificates

In the event any certificate that immediately prior to the Effective Time represented one or more outstanding Silver47 Shares that were exchanged in accordance with Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing Bunker Hill Shares that such holder is entitled to receive in accordance with Section 3.1. When authorizing such delivery of a certificate representing Bunker Hill Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Bunker Hill Shares is to be delivered shall, as a condition precedent to the delivery of such Bunker Hill Shares, give a bond satisfactory to Bunker Hill and the Depositary in such amount as Bunker Hill and the Depositary may direct, or otherwise indemnify Bunker Hill and the Depositary in a manner satisfactory to Bunker Hill and the Depositary, against any claim that may be made against Bunker Hill or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the constating documents of Silver47.

5.3 Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Bunker Hill Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Silver47 Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or 5.2. Subject to applicable Law and to Section 5.4, at the time of such compliance, there shall, in addition to the delivery of a certificate representing Bunker Hill Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Bunker Hill Shares.

5.4 Withholding Rights

Bunker Hill, Silver47, the Depositary, and their respective agents, as applicable (in this paragraph, the "**payor**"), shall each be entitled to deduct and withhold, or direct any person to deduct or withhold on their behalf, from any consideration payable (whether in cash or in kind, and including for avoidance of doubt the Consideration Shares) or otherwise deliverable to any person under the Plan of Arrangement and Arrangement Agreement (including any payment to Dissenting Shareholders) such amounts as the payor is required to deduct or withhold therefrom under any

applicable Law in respect of Taxes. For the purposes hereof, all such deducted or withheld amounts shall be treated as having been paid to the person in respect of which such deduction or withholding was made on account of the obligation to make payment to such person thereunder, provided that such deducted or withheld amounts are actually and timely remitted to the appropriate Governmental Entity when required by Law by, or on behalf of, the payor. Each payor is hereby authorized to sell or otherwise dispose of, on behalf of such person in respect of which a deduction or withholding was made, such portion of any Consideration Shares or other security deliverable to such person as is necessary to provide sufficient funds to the payor to enable it to comply with such deduction or withholding requirement and the payor shall notify such person thereof and remit the applicable portion of the net proceeds of such sale (after deducting all reasonable commissions, fees and other reasonable expenses in respect of such sale) to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person. Any such sale will be made in accordance with applicable Laws and at prevailing market prices, and no payor shall be under any obligation to obtain a particular price, or indemnify any person, in respect of a particular price, for the portion of the Consideration Shares or other securities, as applicable, so sold. No payor will be liable for any loss arising out of any such sale.

5.5 Limitation and Proscription

To the extent that a Former Silver47 Shareholder shall not have complied with the provisions of Section 5.1 or 5.2 on or before the date that is six years after the Effective Date (the "**final proscription date**"), then the Bunker Hill Shares that such Former Silver47 Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates or DRS advice-statements representing such Bunker Hill Shares shall be delivered to Bunker Hill by the Depositary and the share certificates shall be cancelled by Bunker Hill, and the interest of the Former Silver47 Shareholder in such Bunker Hill Shares to which it was entitled shall be terminated as of such final proscription date.

5.6 Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Silver47 Shares, Silver47 Options, Silver47 RSUs and Silver47 Warrants outstanding prior to the Effective Time, (b) the rights and obligations of the Silver47 Shareholders (other than Bunker Hill or any of its affiliates), Silver47 Optionholders, Silver47 RSU Holders and Silver47 Warrantholders, Silver47, Bunker Hill, the Depositary and any transfer agent or other depositary therefore in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Silver47 Shares, Silver47 Options, Silver47 RSUs and Silver47 Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 6
AMENDMENTS

6.1 Amendments to Plan of Arrangement

(a) Bunker Hill and Silver47 reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Bunker Hill and Silver47 (each acting reasonably) and filed

with the Court, and, if made following the Silver47 Meeting, then: (i) approved by the Court; and (ii) communicated to the Silver47 Shareholders, Silver47 Optionholders, Silver47 RSU Holders and Silver47 Warrantholders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Bunker Hill and Silver47 (each acting reasonably), may be proposed by Bunker Hill and Silver47 at any time prior to or at the Silver47 Meeting, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Silver47 Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Silver47 Meeting shall be effective only if: (i) it is consented to in writing by each of Bunker Hill and Silver47 (each acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Silver47 Shareholders voting in the manner directed by the Court.

(d) Any amendment, modification or supplement to this Plan of Arrangement may be made by Bunker Hill and Silver47 without the approval of or communication to the Court or the Silver47 Shareholders, Silver47 Optionholders, Silver47 RSU Holders and Silver47 Warrantholders, provided that it concerns a matter which, in the reasonable opinion of Bunker Hill and Silver47 is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any of the Silver47 Shareholders, Silver47 Optionholders, Silver47 RSU Holders and Silver47 Warrantholders.

ARTICLE 7
FURTHER ASSURANCES

7.1 Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of Bunker Hill and Silver47 will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

ARTICLE 8
U.S. SECURITIES LAW MATTERS

8.1 U.S. Securities Law Matters

Notwithstanding any provision herein to the contrary, the Parties agree that this Plan of Arrangement will be carried out with the intention that all Consideration Shares and Replacement Convertible Securities to be issued pursuant to this Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and applicable U.S. state securities laws in reliance

upon similar exemptions under such laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

Annex B: Opinion of Evans & Evans, Inc.

(Please see attached)

SUITE 130, 3RD FLOOR, BENTALL II, 555 BURRARD STREET
VANCOUVER, BRITISH COLUMBIA
CANADA V7X 1M8

19TH FLOOR, 700 2ND STREET SW
CALGARY, ALBERTA
CANADA T2P 2W2

357 BAY STREET
TORONTO, ONTARIO
CANADA M5H 4A6

August 20, 2026

BUNKER HILL MINING CORP.
300 - 1055 West Hastings Street,
Vancouver, British Columbia V6E 2E9

Attention: Mark Cruise, Independent Director

Dear Sir:

Subject: Fairness Opinion

1.0 Introduction

1.01 Evans & Evans, Inc. ("Evans & Evans" or the "authors of the Opinion") was engaged by the Independent Lead Director (the "Independent") of the Board of Directors (the "Board") of Bunker Hill Mining Corp. ("BHMC", "Bunker Hill" or the "Company") to prepare a Fairness Opinion (the "Opinion") with respect to the plan of arrangement whereby BHMC will ultimately acquire 100% of the issued and outstanding shares (the "Proposed Transaction") of Silver47 Exploration Corp. ("Silver47" or the "Target" and together with BHMC the "Companies") by way of a share exchange. The Proposed Transaction is outlined in more detail in section 1.05 of this Opinion.

Evans & Evans has been requested by the Board, led by the Independent, to prepare the Opinion to provide an independent opinion as to the fairness of the exchange ratio under the Proposed Transaction, from a financial point of view, to the shareholders of BHMC (the "BHMC Shareholders").

BHMC is a reporting issuer whose shares are listed for trading on the Toronto Stock Exchange (the "TSX") under the symbol "BNKR". Silver47 is a Canadian resource company whose shares are listed for trading on the TSX Venture Exchange (the "TSXV" and together with the TSX the "Exchanges") under the symbol "AGA".

1.02 **Unless otherwise noted, all monetary amounts referenced herein are Canadian dollars.**

1.03 On May 8, 2026, the Companies entered into a non-binding letter of intent (the "LOI") regarding the proposed acquisition by BHMC of all of the issued and outstanding shares of Silver47. As of the date of the Opinion, the Companies had agreed to the general business terms of the Proposed Transaction which were set out in an arrangement agreement between Silver47 and BHMC (the "Agreement") and related plan of arrangement. Evans & Evans reviewed substantially final forms of the Agreement and the plan of arrangement. The key terms of the Proposed Transaction are highlighted below.

1. The Proposed Transaction will be effected by way of a plan of arrangement (the "Arrangement") pursuant to the provisions of Division 5 of Part 9 the *Business Corporations Act* (British Columbia) ("BCBCA").

2. BHMC will acquire all issued and outstanding Silver47 common shares (each a "Silver47 Shares"). Each Silver47 shareholder will receive 0.1724 of common shares of BHMC (each a "BHMC Share") for each Silver47 Share held immediately prior to the closing of the Proposed Transaction (the "Exchange Ratio").

3. On closing, the pro forma board of directors of Bunker Hill would be expected to be Richard Williams (Executive Chairman), Mark Cruise (Lead Independent Director), Pamela Saxton (Director), Kelli Kast (Director), Gary Thompson (Director), Sam Ash (Director), and Galen McNamara (Director) with one nominee to be determined.

4. Pursuant to the Agreement, Silver47 may provide Bunker Hill with a working capital facility (the "Working Capital Facility") on commercially reasonable terms, with aggregate principal not to exceed US$10,000,000 unless otherwise agreed in writing, to be documented in a credit agreement in form and substance satisfactory to each Party, acting reasonably.

5. Pursuant to the Agreement, Bunker Hill may conduct one or more equity financings for aggregate gross proceeds of up to US$15,000,000 through the issuance of BHMC Shares (and/or securities convertible into, exchangeable for, or exercisable to acquire BHMC Shares) (the "Equity Financing"), subject to the following: (i) Bunker Hill shall provide Silver47 with reasonable advance written notice of the specific terms of any Equity Financing, which must be acceptable to Silver47; and (ii) Bunker Hill shall not undertake or complete any Equity Financing, or agree to or announce the terms thereof, without the prior written consent of Silver47 as per the terms of the Agreement.

6. Pursuant to the Agreement, each Silver47 option (a "Silver47 Option") outstanding immediately prior to the effective time of the Arrangement (the "Effective Time"), whether vested or unvested, shall be exchanged for an option (each a "Replacement Option") to acquire from Bunker Hill, the number of BHMC Shares as is equal to (rounded down to the nearest whole number): (i) the number of Silver47 Shares subject to such Silver47 Option immediately prior to the Effective Time; multiplied by (ii) the Exchange Ratio. The exercise price per Bunker Hill Share subject to a Replacement Option shall be an amount equal to: (i) the exercise price per Silver47 Share subject to each such Silver47 Option immediately before the Effective Time; divided by (ii) the Exchange Ratio, provided that the aggregate exercise price payable on any particular exercise of Replacement Options shall be rounded up to the nearest whole cent. The Replacement Options shall be exercisable until the original expiry date of the Silver47 Option, except that the term of any Replacement Options, including any outstanding Replacement Options held by or on behalf of an individual that will not be continuing as a director, officer, employee or consultant of Bunker Hill or any of its affiliates (including Silver47) following 60 days after the effective date of the Arrangement, shall

be the lesser of (A) the current expiry date of the Silver47 Option, and (B) the date that is 120 days following the effective date of the Arrangement. Except as set out above, term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Options shall be the same as the terms and conditions.

7. All Silver47 restricted share units ("RSUs") outstanding immediately prior to the Effective Time, whether vested or unvested, will be deemed to be immediately and unconditionally vested and shall be settled by Silver47 at the Effective Time in exchange for Silver47 Shares. Following such exchange, Silver47 holders of RSUs will be treated as Silver47 shareholders pursuant to the Arrangement.

8. Pursuant to the Arrangement, each Silver47 warrant outstanding immediately prior to the Effective Time (whether vested or unvested) shall be exchanged for a warrant (each a "Replacement Warrant") to acquire from Bunker Hill, other than as provided herein, the number of BHMC Shares equal to: (i) the number of Silver47 Shares subject to such Silver47 warrant immediately prior to the Effective Time; multiplied by (ii) the Exchange Ratio (rounded down to the nearest whole number of BHMC Shares). The exercise price per Bunker Hill Share subject to a Replacement Warrant shall be an amount equal to: (i) the exercise price per Silver47 Share subject to each such Silver47 warrant immediately before the Effective Time; divided by (ii) the Exchange Ratio, provided that the aggregate exercise price payable on any particular exercise of Replacement Warrants shall be rounded up to the nearest whole cent. All other terms and conditions of a Replacement Warrant, including the term to expiry, will be the same as the Silver47 warrant for which it was exchanged.

9. Under certain circumstances, if the Agreement, is terminated by Bunker Hill, a termination fee of approximately US$6,600,000 ($9,100,000) may be payable to Silver47 as further described in the Agreement. Under certain circumstances, if the Agreement, is terminated by Silver47, a termination fee of approximately US$5,700,000 ($7,900,000) may be payable to Bunker Hill as further described in the Agreement. Additionally, each party is entitled to an expense reimbursement fee in certain circumstances.

The Agreement contains customary deal-protection provisions, including a non-solicitation covenant and a right to match any superior proposal as defined and described in the Agreement.

In connection with signing of the Agreement, certain directors, officers and shareholders of Silver47 will enter into voting support agreements with Bunker Hill, agreeing to vote their Silver47 Shares in favour of the Proposed Transaction at the Silver47 Meeting. An aggregate of 13,244,675 Silver47 Shares, representing approximately 6.3% of the issued and outstanding Silver47 Shares, are subject to these voting support agreements.
In connection with signing of the Arrangement Agreement, certain directors, officers and shareholders of Bunker Hill, including Sprott Private Resource Streaming & Royalty Corp. and Teck Resources Ltd. ("Teck"), will enter into voting support agreements with Silver47,

agreeing to vote their BHMC Shares in favour of the Proposed Transaction. An aggregate of 24,301,785 BHMC Shares, representing approximately 51.5% of the issued and outstanding BHMC Shares, are subject to these voting support agreements.

The Proposed Transaction was not announced prior to Evans & Evans providing its verbal opinion, which is subsequently affirmed by this written Opinion.

1.04 The Independent, on behalf of the Board, has engaged Evans & Evans to act as an independent advisor to BHMC and to prepare and deliver the Opinion to the Independent and the Board to provide an independent opinion as to the fairness of the Proposed Transaction, from a financial point of view, to the BHMC Shareholders as of the close of trading on August 20, 2026.

1.05 BHMC was incorporated under the laws of the State of Nevada on February 20, 2007, under the name Lincoln Mining Corp. The Company subsequently changed its name to Liberty Silver Corp. on February 11, 2010, and to BHMC on September 29, 2017, to align its corporate identity with the Bunker Hill mine (the "Mine"), the Company's flagship asset located in Idaho, United States of America ("US"). BHMC is focused on the development and restart of the Mine. The Mine remains the largest historically producing mine by tonnage in the Silver Valley region of northwest Idaho.

The following description of Bunker Hill's mineral properties are derived from various public disclosure documents and technical reports prepared in accordance with National Instrument 43-101 *Standards of Disclosure for Mineral Projects* ("NI 43-101").

Bunker Hill Mine

In 2022, the Company released the NI 43-101 technical report titled *"Technical Report and Pre-Feasibility Study for Underground Mining, Milling and Concentration of Lead, Silver and Zinc at the Bunker Hill Mine, Coeur D'alene Mining District, Shoshone County, Idaho, USA*" (the "Bunker Hill PFS"). The Bunker Hill PFS was prepared for BHMC by Resource Development Associates, Inc., Minetech, USA, LLC and YaKum Consulting Inc., with a report date of November 21, 2022 and an effective date of August 29, 2022. The Bunker Hill PFS set out an updated mineral resource estimate ("MRE") setting out probable reserves and measured, indicated and inferred resources in silver ("Ag"), lead ("Pb") and zinc ("Zn").

The Mine is wholly owned by BHMC and is located in Kellogg and Wardner, Shoshone County, Idaho, within the Coeur d'Alene Mining District. The Mine is accessible through the Kellogg Tunnel and Russell Portal and benefits from extensive existing underground infrastructure, surface facilities, and grid power connections dating from the original operation. As the Mine is situated on patented mining claims that constitute privately-owned land, only a limited number of permits are required for mining and milling operations.

The Mine is located within Operable Unit 2 of the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921). Cleanup activities within the Operable Unit 2 have been completed, although water treatment continues at the Central Treatment Plant ("CTP") located near the Mine. The CTP is owned by the US Environmental Protection Agency ("EPA") and is operated by the Idaho Department of Environmental Quality ("IDEQ"). On May 14, 2018, BHMC entered into a Settlement Agreement and Order on Consent with the EPA and the US Department of Justice ("DoJ").

The Company acquired the Mine in January 2022. On May 13, 2022, the Company purchased a comprehensive package of equipment and parts inventory from Teck, which became a related party on June 5, 2025. The package included substantially all processing equipment of value located at the Pend Oreille mine site, including complete crushing, grinding and flotation circuits suitable for the processing plant located at the Mine, together with nearly 10,000 components and spare parts for mill, assay lab, conveyers, field instruments, and electrical systems. The process plant was purchased in an assembled state in the seller's location, and included major processing systems, significant components, and a large inventory of spare parts. The Company has disassembled it, transported it to the Mine site, and reassembled it.

Effective December 19, 2021, BHMC entered into an amended Settlement Agreement with the IDEQ, DoJ, and the EPA (the "Amended Settlement"). Upon the Amended Settlement becoming effective, the Company became fully compliant with its payment obligations to these parties. The Amended Settlement revised the payment schedule and terms relating to the recovery of historical environmental response costs. Pursuant to the terms of the Amended Settlement, the Company following the purchase of the Mine and satisfaction of financial assurance commitments, Company was required to pay the US$19 million cost-recovery liability in annual instalments through November 1, 2029.

The Mine was discovered in 1885 and was operated for approximately 95 years before closing in 1981, reportedly due to declining metal prices and the costs of complying with new US environmental legislation enacted in the 1970s. Over its operating history, the Mine produced approximately 165 million ounces ("Moz") of silver and an estimated 4.5 million to 5 million tonnes of lead and zinc. Historical average grades were approximately 8.43% lead, 4.52% zinc, and 3.52 ounces of silver per tonne.

Once in full production, the Mine is expected to support 1,800 tonnes per day ("tpd") in average throughput at the processing plant. On August 17, 2026, the Company announced it had completed the first production stope blast at the Bunker Hill Mine, marking the transition from mine redevelopment and preparation toward sustained underground production. With underground production activities advancing and the processing facility operational, Bunker Hill management expects to achieve commercial production by the end of 2026.

In 2022, BHMC entered into a definitive concentrate offtake agreement with Teck covering 100% of the Mine's zinc and lead concentrate production for an initial five-year term. The

Company also secured an upsized approximately US$67 million non-dilutive project finance package with Sprott Private Resource Streaming & Royalty Corp. ("Sprott Streaming"), comprising a US$46 million multi-metals stream and a US$21 million debt facility.

The current Mine plan contemplates the underground extraction of a polymetallic silver-lead-zinc deposit and processing through a newly constructed differential flotation plant with a designed throughput of 1,800 tpd. Technical studies are underway to evaluate potential expansion to 2,500 tpd. The resulting silver-bearing lead and zinc concentrates are shipped to Teck's smelter at Trail, British Columbia, under the offtake agreement.

On June 29, 2026, BHMC produced its first concentrate from the Mine, representing the first product shipped from the property in 45 years, for delivery to the Teck smelter at Trail.

Financial Position

The Company's fiscal year ("FY") ends on December 31. As noted above, the Mine is expected to begin commercial production by the end of 2026, and as such Bunker Hill has yet to generate any revenues and has relied on equity, debt financing, and streaming / royalty agreements to fund operations to date. For the year ended December 31, 2025, BHMC reported a comprehensive loss of US$90.41 million, compared with a comprehensive loss of US$29.15 million for the same period in 2024.

As at June 30, 2026, BHMC had unrestricted cash holdings of US$6.66 million and working capital deficiency was US$11.8 million. For the six months ended June 30, 2026, BHMC reported comprehensive income of US$39.16 million.

The Company is party to a standby prepayment facility agreement dated June 5, 2025 (the "Standby Prepayment Facility Agreement") among Bunker Hill and Silver Valley Metals Corp., as borrowers, and the Teck Metals Ltd., as lender, providing for a demand uncommitted standby prepayment revolving credit facility up to an aggregate principal amount not exceeding US$10,000,000 (the "Standby Facility"). Bunker Hill submitted an advance request dated June 29, 2026 for the full US$10,000,000 available under the Standby Prepayment Facility Agreement (the "Standby Facility Drawdown").

On July 30, 2026, Teck forwarded to Bunker Hill US$5,000,000 of the Standby Facility Drawdown. With respect to the remaining US$5,000,000 of the Standby Facility, Teck and Bunker Hill will maintain consistent correspondence regarding the production of concentrate and Bunker Hill's need for working capital to decide on timing of the remaining drawdown. Bunker Hill submitted an advance request dated August 14, 2026, for the remaining US$5,000,000 available under the Standby Prepayment Facility Agreement.

As at date of the Opinion, Evans & Evans has assumed BHMC has cash of approximately $13.0 million and has a debt of approximately $177.88 million.

As of the date of the Opinion, the Company was in compliance with all covenants regarding its various debt facilities.

Capital Structure

The authorized capital of BHMC consists of 100 million BHMC Shares, and 285,715 shares of preferred stock. As of the date of the Opinion, BHMC had (i) 47,207,589 BHMC Shares and no preferred stock issued and outstanding; (ii) 64,234 options exercisable for 64,234 BHMC Shares; (iii) 336,084 RSUs settleable in 336,084 BHMC Shares; (iv) 17,935,048 warrants exercisable for 17,935,048 BHMC Shares; (v) 984,364 Bunker Hill compensation options outstanding providing for the issuance of an aggregate of 984,364 BHMC Shares upon the exercise thereof; and, (vi) an aggregate of 245,312 Bunker Hill deferred shares units outstanding evidencing the right to receive a cash payment.

On March 6, 2026, BHMC completed a one-for-thirty-five reverse stock split BHMC Shares and preferred stock.

On March 5, 2026, the Company completed a private placement offering of units (the "LIFE Units"). BHMC issued 4,308,809 LIFE Units (post consolidation) at a price of $6.30 for gross proceeds of $27,145,500, including the full exercise of the agents' over-allotment option. The Company also issued 255,048 LIFE Units on a post-consolidated basis at a price of $6.30 on a post-consolidated basis for gross proceeds of $1,606,800 under a concurrent private placement, on a non-brokered basis.

Each LIFE Unit is comprised of one BHMC Share and one-half of one BHMC Share purchase warrant. Each whole warrant exercisable for one additional BHMC Share at a post-consolidation exercise price of $10.50 for 36 months from the date of issuance.

As of the date of the Opinion, the 20-day volume weighted average price ("VWAP") of the Company was $4.85, implying a market capitalization of $228.7 million.

1.06 Silver47 was incorporated under the BCBCA on January 29, 2021, as Silver47 Exploration Corp. On July 29, 2021, Silver47 Exploration Corp. amalgamated with Gastown Acquisitions 2.0 Corp. to form Silver47, an amalgamated company existing under the BCBCA. On September 11, 2023, the Target incorporated Silver47 USA Inc., a wholly owned subsidiary established under the laws of the State of Delaware to hold Silver47's U.S. assets.

On August 1, 2025, the Target acquired all issued and outstanding shares of Summa Silver Corp. ("Summa"), thereby acquiring its subsidiaries, in exchange for 68,468,133 Silver47 common shares.

Silver47's primary projects are summarized below. In addition to the projects below, Silver47 holds the following exploration projects: (1) Kennedy Project in Nevada; (2) Adam's Plateau Project in British Columbia; and (3) the Michelle Project in the Yukon.

The following descriptions of the Silver47 mineral projects are derived from various Silver47 disclosure documents and NI 43-101 technical reports.

Hughes Property

The Hughes property ("Hughes") is held 100% by Silver47 and is located within and adjacent to Tonopah, Nevada. The property comprises 57 patented mining claims and 246 unpatented mineral claims, covering approximately 5,504 acres, although the actual area is slightly smaller due to intentional claim overlaps. Hughes also includes level terrain suitable for planned exploration activities and potential future mineral processing facilities.

In October of 2022, Summa released the first MRE on Hughes in compliance with NI 43-101. The initial MRE comprised both indicated and inferred mineral resource. Recent drilling has confirmed high-grade mineralization across 6.2 kilometers of strike, within and along extensions of the historic Tonopah silver district. The book value of the Hughes was approximately $36.31 million as of April 30, 2026.

Red Mountain Project

The Red Mountain Project ("Red Mountain") is Silver47's flagship asset, located in Alaska approximately 100 kilometers south of Fairbanks. Silver47 wholly owns 942 mineral claims and one mining lease covering a 60-kilometre trend in a mining-friendly region near existing infrastructure. On October 6, 2023, Silver47 acquired 100% of Red Mountain for $8,048,400.

Since 1976, a total of 213 holes for 38,417 metres have been drilled on the Red Mountain by numerous operators prior to Silver47 ownership. In 2024, Silver47 drilled six holes for a total of 1,039 metre at the Red Mountain to confirm historic intercepts, infill and expansion potential. In 2024, Silver47 released MRE for the Red Mountain setting out an inferred mineral resource. The book value of the Red Mountain as of April 30, 2026, was approximately $8.01 million.

Mogollon Property

The Mogollon property is located in Catron County in southwest New Mexico, adjacent to the small town of Mogollon. The property is comprised of 85 patented mining claims and 403 unpatented mineral claims, which cover approximately 3,128 hectares (7,730 acres) of land.

The Mogollon property is accessible year-round. Following geochemical sampling, Summa completed three seasons of core drilling from 2021 to 2024, largely focusing on the Queen Vein.

Summa released the first MRE on the Mogollon property in compliance with NI 43-101 in November of 2022. The initial MRE for the Mogollon property set out an inferred mineral

resource. The book value of the Mogollon property was approximately $27.25 million as of April 30, 2026.

Financial Position and Capital Structure

Silver47's FY ends on July 31. For the nine months ended April 30, 2026, Silver47 had comprehensive loss of $20.05 million compared to comprehensive loss of $5.01 million for the same period in 2025. The increase in comprehensive loss between the comparative periods of 2025 and 2026 was primarily attributable to higher exploration expenses, which increased from $1.88 million in 2025 to $8.57 million in 2026, and higher share-based compensation expense, which increased from $1.36 million to $6.63 million over the same period.

As at April 30, 2026, Silver47 had cash and cash equivalents of $49 million and working capital of $50.49 million. Silver47 had no debt as of the date of the Opinion.

The authorized capital of Silver47 consists of an unlimited number of Silver47. As at the date of the Opinion, the Target had: (i) 209,625,021 Silver47 Shares issued and outstanding; (ii) 18,216,330 options exercisable for the issuance of an aggregate of 18,216,330 Silver47 Shares; (iii) 180,000 RSUs settleable in aggregate of 180,000 Silver47 Shares; and (iv) 67,795,018 warrants exercisable for the issuance of an aggregate of 67,795,018 Silver47 Shares.

On January 14, 2026, Silver47 completed a bought deal public offering of 32,857,800 units (the "Units"), including the full exercise of the over-allotment option, at a price of $1.05 per Unit for aggregate gross proceeds of $34,500,690. Each Unit comprised of one Silver47 Share and one-half of one Silver47 Share purchase warrant of the Company (each whole warrant, a "Warrant"). Each Warrant is exercisable for one Silver47 Share at an exercise price of $1.40 until January 14, 2029.

The 20-day VWAP of Silver47 as of the date of the Opinion was $0.65, implying a market capitalization of $135.6 million.

2.0 Engagement of Evans & Evans, Inc.

2.01 Evans & Evans is a Canadian boutique financial advisory firm founded in 1989, with offices in Vancouver, Toronto and Calgary, and international affiliates. The firm provides valuation reports, fairness opinions, M&A advisory, capital formation assistance, business due diligence, business planning, and market and competitive research to clients globally. Its valuation and fairness opinion services are prepared in accordance with recognized professional standards, including those of the Canadian Institute of Chartered Business Valuators. Evans & Evans has experience across a range of sectors, including natural resources, metals and mining, technology, financial services, healthcare, and consumer industries.

2.02 Evans & Evans was formally engaged by the Board pursuant to an engagement letter dated June 17, 2026 (the "Engagement Letter"). The Engagement Letter provides the terms upon which Evans & Evans has agreed to provide the Opinion to the Independent and the Board.

The terms of the Engagement Letter provide that Evans & Evans is to be paid a fixed professional fee for its services. In addition, Evans & Evans is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by BHMC in certain circumstances.

2.03 Evans & Evans has no past, present or prospective interest in the Companies or any entity that is the subject of this Opinion, and we have no personal interest with respect to the parties involved. Neither Evans & Evans, nor its Principal or Managing Partner hold any interest in the Companies.

Neither Evans & Evans nor any of its affiliates is an "associated" or "affiliated" entity or an "issuer insider" (as such terms are defined in Multilateral Instrument 61-101 *Protection of Minority Security Holders in Special Transactions*") of Bunker Hill, Silver47 or any of their respective associates or affiliates (collectively, the "Interested Parties"). Evans & Evans has not provided any advisory services to Bunker Hill in the past two years.

Evans & Evans did act as an independent financial advisor to Summa, now a wholly-owned subsidiary of Silver47, in its transaction with Silver47.

There are no understandings, agreements or commitments between Evans & Evans and any of the Interested Parties with respect to future business dealings. Evans & Evans or its affiliates may, in the ordinary course of their respective business, provide financial advisory or other services to one or more of the Interested Parties.

2.04 Evans & Evans' fee for the preparation and provision of the Opinion is not dependent on the successful completion of the Proposed Transaction.

3.0 Scope of Review

3.01 In connection with preparing the Opinion, Evans & Evans has reviewed and relied upon, or carried out, among other things, the following:

- Interviews with management and members of the Board of BHMC.
- Reviewed the substantially final form of the Arrangement Agreement between Silver47 and BHMC and the associated Plan of Arrangement.
- Reviewed the letter of intent between BHMC and Silver47 dated May 8, 2026, as provided by management.

- Reviewed the draft Bunker Hill and Silver47 disclosure letters as referenced in the Agreement.

- Reviewed the draft press release dated August 19, 2026, pertaining to the Proposed Transaction titled "Bunker Hill and Silver47 Announce Merger to Create A 'Made in America' U.S. Silver & Critical Minerals Champion".

- Reviewed the Side Letter between BHMC, Silver47 and Teck in relation to the Proposed Transaction, dated August 18, 2026.

- Reviewed the draft Voting and Support Agreement between BHMC and Silver47 shareholders dated August 18, 2026.

- Reviewed management prepared calculation of the Exchange Ratio.

Bunker Hill Documents

- Reviewed the Form 10-Ks for the fiscal years ended December 31, 2022 to December 31, 2025, and the audited historical financial statements of BHMC for the fiscal years ended December 31, 2022 to December 31, 2025, audited by MNP LLP, Mississauga, Ontario.

- Reviewed BHMC's Form 10-Q for the three months ended March 31, 2026, and June 30, 2026, and the consolidated unaudited financial statements for the three months ended March 31, 2026, and the six months ended June 30, 2026.

- Reviewed the Management Discussion & Analysis ("MD&A") of BHMC for the fiscal years ended December 31, 2023 to 2025 and the six months ended June 30, 2026.

- Reviewed the Company's Interim Review Findings Report to the Audit Committee dated September 30, 2025; March 31, 2025; and June 30, 2025; as issued by MNP LLP.

- Reviewed the Company's Articles of Incorporation dated February 20, 2007; Certificate of Amendment February 11, 2010; Amended and Restated Articles of Incorporation dated December 28, 2012; Amended and Restated Articles dated January 27, 2015; Certificate of Amendment dated September 28, 2017; and Certificate of Amendment dated June 17, 2020; and Certificate of Amendment dated June 5, 2025.

- Reviewed BHMC's income tax return for the year ended December 31, 2021, to 2023.

- Reviewed BHMC's corporate organization chart and mine organization chart from May 2026.

- Reviewed the Company's financial forecast for the years 2027 and 2028.

- Reviewed BHMC's Updated Title Opinion of the Bunker Hill Mine dated September 29, 2025, as prepared by Lyons O'Dowd Attorneys & Counselors.

- Reviewed the Company's Purchase and Sale Agreement among Placer Mining Corporation between William Pangburn and Shirley Pangburn and Silver Valley dated December 15, 2021.

- Reviewed and relied extensively on the amended and restated technical report dated September 30, 2022, entitled "Technical Report and Pre-Feasibility Study for Underground Mining, Milling and Concentration of Lead, Silver and Zinc at the Bunker Hill Mine, Coeur D'alene Mining District, Shoshone County, Idaho, USA" (the "Bunker Hill PFS"). The Bunker Hill PFS was prepared for BHMC by Resource Development Associates, Inc., Minetech, USA, LLC and YaKum Consulting Inc., with a report date of November 21, 2022, and an effective date of August 29, 2022.

- Reviewed the Bridge Loan Agreement between the Company, Silver Valley, Sprott Private Resource streaming and Royalty (Canada), LP, Sprott Private Resource streaming and Royalty (US), LP and Sprott Private Resource streaming and Royalty (International), LP.

- Reviewed the Intercreditor and Subordination Agreement between Sprott Private Resource streaming and Royalty, LP and Sprott Private Resource Streaming and Royalty, LP, Monetary Metals Bond III LLC, and Minewater Finance III LLC and Minewater LLC, MW HH LLC and BHMC and Silver Valley, dated August 8, 2024.

- Reviewed the Secured Promissory Note Purchase Agreement between Monetary Metals Bond III LLC, BHMC and Silver Valley, dated August 8, 2024, and First Amendment to the Secured Promissory Note dated June 5, 2025, ands Second amendment dated June 5, 2025, and the related Security Agreement between the Company, Silver Valley, Monetary Metals Bond III LLC, dated August 8, 2024.

- Reviewed the Secured Royalty Convertible Debenture between Silver Valley and Sprott Private Resource Streaming and Royalty (Collector), LP, dated January 7, 2022.

- Reviewed the Secured Convertible Debenture between BHMC and Sprott Private Resource Streaming and Royalty Annex (US Collector), LP, dated June 5, 2025.

- Reviewed the Series 3 Secured Convertible Debenture between BHMC and Sprott Private Resource Streaming and Royalty (US), LP, dated January 28, 2022.

- Reviewed the various BHMC corporate insurance and bonding documents.

- Reviewed the BHMC Board resolutions for the current fiscal year.

- Reviewed BHMC website, https://www.bunkerhillmining.com/ and the Company's June 2026 Corporate Presentation.

Silver47 Documents

- Reviewed the audited historical financial statements of Silver47 for the fiscal years ended July 31, 2023, to 2025 audited by MNP LLP, Vancouver, British Columbia.

- Reviewed the Silver47 unaudited condensed interim consolidated financial statements for the six months ended January 31, 2026, and nine months ended April 30, 2026.

- Reviewed the MD&A of Silver47 for the fiscal years ended July 31, 2023 to 2025, the six months ended January 31, 2026, and the nine months ended April 30, 2026.

- Reviewed and relied extensively on the "NI 43-101 Technical Report on Mineral Resources at the Mogollon Silver-Gold Property Catron County, New Mexico, USA" prepared for Summa by RESPEC Company LLC with an effective date of October 22, 2024.

- Reviewed and relied extensively on the "Technical Report and Mineral Resource Estimate for the Hughes Silver-Gold Property, Tonopah District, Nye County Nevada, USA" prepared for Summa by RESPEC Company LLC with an effective date of November 22, 2024.

- Reviewed and relied extensively on the "Technical Report on the Red Mountain VMS Property, Bonnifield Mining District, Alaska, USA" dated June 28, 2024, with an effective date of January 12, 2024.

- Reviewed the Silver47 website, https://silver-47.com/ and the June 2026 Corporate Presentation.

General Information

- Reviewed the trading prices of the BHMC Shares and Silver47 Shares on the TSX and TSXV for the 12 months preceding the date of the Opinion. As can be seen from the following chart, the closing price of the Companies respective common shares have followed similar trend lines. The trading price of both Companies trended downwards in the first quarter and have subsequently stabilized.


Closing Share Prices
BHMC Closing Price (C$)
Silver47 Closing Price (C$)
12
10
8
6
4
2
0
1.4
1.2
1
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0.4
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0
20-Aug-25
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20-Dec-25
20-Jan-26
20-Feb-26
20-Mar-26
20-Apr-26
20-May-26
20-Jun-26
20-Jul-26
20-Aug-26
BHMC
Silver47

- Reviewed the Companies' press releases for the 18 months preceding the date of the Opinion.

- Reviewed information on the Companies' markets from a variety of sources.

- Reviewed information on mergers & acquisitions involving silver and polymetallic assets and companies focused on silver exploration.

- Reviewed financial, trading and resource information on the following companies which are comparable to BHMC: Americas Gold and Silver Corporation; Hecla Mining Company; Silver Valley Metals Corp.; Blackrock Silver Corp.; GoGold Resources Inc.; Vizsla Silver Corp.; AbraSilver Resource Corp.; Discovery Silver Corp.; Kootenay Silver Inc.; and Southern Silver Exploration Corp.

- Reviewed financial, trading and resource information on the following companies which are comparable to Silver47: Southern Silver Exploration Corp.; Outcrop Silver & Gold Corporation; Taranis Resources Inc.; Silver Mountain Resources Inc.; Endeavour Silver Corp.; Americas Gold and Silver Corporation; Nexa Resources S.A.; Mirasol Resources Ltd.; Metallic Minerals Corp.; Avino Silver & Gold Mines Ltd.; Silver Storm Mining Ltd.; Silver Elephant Mining Corp.; Apollo Silver Corp.; Viscount Mining Corp.; Silver One Resources Inc.; Osisko Metals Incorporated; Tinka Resources Limited; Kootenay Silver Inc.; Argenta Silver Corp.; Blackrock Silver Corp. and New Pacific Metals Corp.

- **Limitation and Qualification**: Evans & Evans did not visit any of the mineral resource properties referenced in the Opinion. Evans & Evans has, therefore, relied on management's disclosure with respect to the properties/operations of BHMC and Silver47 and the various technical reports outlined in section 3.0 of this Opinion. Given the technical data available on both Companies, the lack of a site visit did not impact our conclusions.

4.0 Market Summary

4.01 In determining the fairness of the Proposed Transaction as of the date of the Opinion, Evans & Evans reviewed the silver and zinc market conditions and the market for exploration and development stage companies.

Evans & Evans focused on the silver and zinc markets in reviewing the opportunity for both Companies going forward. A review of the demand for silver and base metals was deemed appropriate as the value of resource projects is influenced by future demand and supply. A review of commodity pricing was deemed appropriate in order to assess the reasonableness of the assumptions in the BMCH forecast relative to current market conditions. As Silver47 is significantly reliant on equity financings, a review of the funding market for junior resource companies was also deemed relevant.

4.02 Global nonferrous exploration budgets witnessed a decline in 2025 down 0.6% year on year ("y-o-y"). Spending diverged across projects, with budgets for late-stage exploration and feasibility work falling the most, followed closely by grassroots exploration. These reductions were partially offset by increased investment in minesite and near-mine exploration programs. Overall, 2025 reinforced recent trends, as many explorers shifted capital towards minesite activities, after completing late-stage exploration and feasibility studies, while continuing to scale back grassroots efforts.[1]


Global exploration budgets by stage, 2010–25
Share of exploration budgets by stage, 2010–25
Grassroots
21%
Late-stage and feasibility
34%
Minesite
45%
US$2.6B
↓ 8% YOY
US$4.2B
↓ 11% YOY
US$5.6B
↑ 13% YOY

The shift toward minesite-focused exploration persisted in 2025, as companies continued to favor lower-risk, near-term returns at existing operations over higher-risk generative exploration. Brownfield expansions and reverse replacement dominated spending, eroding the discovery pipeline and heightening the risk of tighter future supply, higher growth costs and longer development timelines. At the same time, declining generative budgets contrast sharply with rising long-term demand supported by decarbonization and electrification,

[1] Corporate Exploration Strategies ("CES") 2025 – Minesite momentum builds as grassroots loses ground, S&P Capital IQ

raising concerns about the industry's capacity to adequately support the energy transition.

Juniors accounted for a 45% share of grassroots exploration spending in 2025, down from a 52% peak in 2023, reflecting both fewer active juniors and lower average budgets. The number of junior explorers declined to 1,807 in 2025, with average spending falling to US$800,000, compared with 1,862 companies spending an average of US$1.1 million in 2023. Elevated-interest rates in 2023-24 limited smaller companies' access to the capital markets, and the funds that were raised were largely directed toward development rather than exploration as companies sought to monetize high prices for selected metals.

Juniors were also behind the pullback in late-stage exploration, with spending down 18%, while majors partially offset the decline with a modest 1% increase. Many gold and copper late-stage projects and feasibility studies were completed in 2024-25, and nickel and lithium exploration slowed spending due to persistently weak price performance.

As juniors retreated, majors expanded their role, accounting for 50% of global grassroots exploration in 2025, with a clear bias toward gold and silver projects. Majors also remained the dominant force in minesite exploration, representing nearly three-quarters of activity, with a particular focus on gold and copper exploration as the companies expanded production capacity to capitalize on elevated prices for these commodities.

Funds raised by junior and intermediate mining companies rose to US$2.21 billion in June 2026, up 15% from May 2026's US$1.92 billion, continuing the alternating pattern of gains and declines that has persisted since late 2025. June's rebound followed a subdued May and reflected renewed appetite for specialty commodities and base/other metals, particularly tungsten and silver, which more than offset a sharp pullback in gold. Activity was supported by continued strength in critical minerals and a stronger showing from the NYSE Group, fueled by a couple of relatively large initial public offerings. Funds raised in the first six months of 2026 reached US$12.64 billion, up 90% from the same period a year earlier.[2]

Despite there being fewer transactions, higher-value deals lifted the aggregate. The number of completed financings declined to 131 from 137 in May 2026, the lowest in over four years. Significant financings transactions valued at over US$2 million also declined to 75 from 76, while transactions valued above US$50 million dropped to five from nine in May 2026, indicating selective participation in higher-valued deals.

[2] IM July 2026 – Specialty commodities, silver fuel June financing recovery


Junior, intermediate financings, May 2024–June 2026
Hover over/click bars and line to view additional data. Click each legend item to switch views.
Number of transactions
Gold ($M)
Base/other ($M)
Specialty ($M)
Amount raised ($M)
Number of transactions
4,000
3,000
2,000
1,000
0
400
300
200
100
0
06/24
08/24
10/24
12/24
02/25
04/25
06/25
08/25
10/25
12/25
02/26
04/26
06/26
As of July 7, 2026.
Source: S&P Global Market Intelligence.
© 2026 S&P Global.

In June 2026, junior and intermediate financings totaled US$1,151.2 million on Toronto Stock Exchange, US$523.5 million on the New York Stock Exchange, US$239.8 million on the Australian Stock Exchange, US$8.3 million on London Stock Exchange, and US$263.8 million on other exchanges.


Junior, intermediate financings by exchange, June 2026 ($M)
Hover over/click sections for details
TSX Group
ASX
LSE Group
NYSE
Other
Unlisted
All
1,151.2
239.8
8.3
523.5
22.7
Gold
214.2
150.6
50.2
Base/other
104.6
44.7
523.5
194.2
20.0
Specialty
832.4
As of July 7, 2026.
ASX = Australian Securities Exchange; LSE = London Stock Exchange; TSX = Toronto Stock Exchange.
Source: S&P Global Market Intelligence.
© 2026 S&P Global.

4.03 The silver ore market size is expected to grow from US$7.95 billion in 2025 to US$8.38 billion in 2026 at a compound annual growth rate ("CAGR") of 5.5%. The growth in this period can be attributed to growth of precious metal mining activities, rising demand for

silver jewelry, expansion of underground mining operations, availability of silver-bearing ore deposits, development of mineral processing technologies.[3]

Key trends include advanced ore processing techniques, rising demand for high-grade silver ores, automation in mining, grater emphasis on environmentally responsible and multi-metal ore extraction practices.[3]


Silver Ore Market
Market forecast to grow at a CAGR of 7.1%
USD 8.38 Billion
USD 11.01 Billion
2026
2030
https://www.researchandmarkets.com/reports/5807059
RESEARCH AND MARKETS
THE WORLD'S LARGEST MARKET RESEARCH STORE

The growing adoption of electric vehicles is expected to drive demand in the silver ore market. Silver plays a critical role in electric vehicle manufacturing, including applications in electrical systems, batteries, semiconductors, charging infrastructure, and thermal management systems. Demand is supported by rising electric vehicle production volumes, government incentives, ongoing research and development ("R&D"), and increasing consumer preference for sustainable transport.

According to the U.S. Geological Survey's Mineral Commodity Summaries (January 2025), the total global silver reserves are estimated at approximately 641,400 metric tonnes. Peru holds the largest share of global silver reserves, estimated at approximately 140,000 metric tonnes which represents roughly 22% of the global total, making the country a key player in the silver market. Mexico represents a contrast between production and reserves. While it is the world's leading silver producer, it holds about 37,000 metric tonnes of reserves, representing approximately 6% of the global total. Mexico's mining sector is characterised by intensive extraction, with relatively fewer projects supported by established reserve pipelines.[4]

Price volatility and environmental concerns remain key challenges, increasing the emphasis on sustainable mining and responsible sourcing. From 2025 to 2033, the silver market is expected to grow steadily, supported by silver's crucial role in renewable energy technologies and continued traditional demand.[5]

---

[3] Silver Ore Market Size, Competitors & Forecast to 2030
[4] All of the World's Silver Reserves by Country, in One Visualization

Mexico, Peru and Chile dominate global silver production due to their substantial reserves and well-established mining industries. Mexico remains one the world's leading producers, supported by extensive infrastructure, while Peru and Chile benefit from abundant resources and growing mining sectors. These countries leverage skilled labour, strong infrastructure, and supportive regulatory frameworks to maintain their position in the market. On the demand side, the electronics sector is a key growth driver, fueled by the increasing use of electronic devices and the expansion of renewable energy, particularly solar power, which relies heavily on silver. Although jewelry and silverware continue to represent important end-use segments, their growth remains comparatively slower. As a result, these leading producers are expected to retain their dominance, while rising demand from electronics is likely to drive overall market expansion.[5]

4.03 In mid-October 2025, silver entered an upward trend after breaking historical resistance levels near US$50 per ounce ("Oz"). The rally gained momentum towards year-end 2025, with prices rising through November and December of 2025 to approximately US$70 per Oz to US$75 per Oz, representing one of the sharpest late year increases in decades.[6]

In early January 2026, the rally intensified further, pushing silver to an all-time peak of approximately US$120 per Oz, driven by speculative momentum, tight supply, and strong investment demand. Prices subsequently became volatile following the peak but showing signs of stabilization compared to the fluctuations seen earlier.[6]


Silver (USD/t.oz) 69.328 30.428 (+78.22%) 1Y
120
110
100
90
80
69.328
60
50
40
Sep
Oct
Nov
Dec
2026
Feb
Mar
Apr
May
Jun
Jul
Aug
1D 1W 1M 6M 1Y 5Y 10Y 25Y 50Y All
[7]

4.04 The global zinc mining market size was valued at US$77.07 billion in 2025. The market is projected to grow from US$81.13 billion in 2026 to US$122.25 billion by 2034, exhibiting a CAGR of 5.26% during the forecast period.

The zinc mining market is expanding globally due to the increasing demand for zinc in industrial, construction, automotive, and consumer goods applications. Zinc is primarily

[5] All of the World's Silver Reserves by Country, in One Visualization
[6] Silver prices find new floor around $70 an ounce – pv magazine USA
[7] https://tradingeconomics.com/commodity/silver

extracted through underground, open-pit, and combined mining techniques, and is a key material in galvanization, die-casting, and alloy production. The Zinc Mining Market Report highlights that advancements in mining technologies, ore processing, and sustainable practices are improving extraction efficiency and reducing environmental impact.[8]

In the United States, the Zinc Mining Market is supported by a well-established mining infrastructure, skilled labor, and regulatory frameworks promoting safe and efficient operations. The Zinc Mining Industry Analysis shows that U.S. zinc mines contribute significantly to domestic demand for galvanization, construction, and automotive industries. Mining operations utilize a combination of underground and open-pit methods, ensuring consistent supply for industrial users. The Zinc Mining Market Outlook highlights that technological advancements in ore processing, mechanization, and environmental compliance are improving yield and efficiency. Additionally, investments in exploration and extraction are enabling the U.S. market to meet increasing industrial demand, particularly in construction, manufacturing, and consumer electronics sectors.

The Zinc Mining Market Trends indicate increasing adoption of sustainable and energy-efficient mining technologies, with a focus on reducing carbon emissions and environmental impact. Mines are employing advanced ore sorting, automated machinery, and digital monitoring systems to optimize extraction and processing efficiency. The Zinc Mining Market Insights show that companies are integrating real-time monitoring and predictive analytics to improve operational productivity, reduce downtime, and ensure safety. Another trend is the growing emphasis on secondary zinc recovery from recycling industrial waste and end-of-life products, such as galvanized steel and batteries. This circular approach is supporting sustainability goals and supplementing primary zinc supply.

Australia leads global zinc reserves with approximately 64 million tonnes, followed by China with 46 million tonnes and Russia with 29 million tonnes. Peru, Mexico, India and the U.S. hold approximately 20 million tonnes, 14 million tonnes, 9.8 million tonnes and 9.2 million tonnes, respectively.[9]

The London Metal Exchange three-month (LME 3M) zinc price retreated below US$3,500 per metric ton in the middle of June 2026 amid a hawkish US Federal Reserve, but retraced higher to US$3,626.5/ metric tonne ("mt") on July 9, 2026 due in part to policy uncertainties and a fire at Young Poong Corp.'s Sukpo/Seokpo zinc smelter. Given mine suspensions in China and logistical disruptions overseas, zinc domestic and imported treatment charges have reached multiyear lows.[10]

[8] Zinc Mining Market Size, Industry Share, Forecast to 2034
[9] Zinc Reserves by Country 2026
[10] S&P Global Energy's Medium-Term Outlook- Zinc MTO July 2026 – Prices spike on smelter fire; treatment charges sink


Supply disruptions, policy developments drive zinc price volatility
2024
2025
2026
LME 3M price ($/mt)
4,000
3,800
3,600
3,400
3,200
3,000
2,800
2,600
2,400
2,200
2,000
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
1 Young Poong's Seokpo zinc smelter curbs output
2 China import TCs lowest since 2018
3 China announces stimulus package to aid property market
4 US dollar rallies after presidential election
1 US tariffs cause fear of global slowdown
2 Hopes of US interest rate cuts increase
3 Low levels of stocks outside of China
1 US Fed maintains interest rates
2 LME cancelled warrants surge
3 Glencore, Nexa announced smelter disruptions in May
4 Fire reported at Young Poong's Seokpo smelter
As of July 20, 2026.
Fed = US Federal Reserve; LME 3M = London Metal Exchange three-month; TC = treatment charge.
Sources: S&P Global Market Intelligence; London Metal Exchange.

With the market navigating global geopolitics and supply constraints, LME 3M zinc prices have been fluctuating above US$3,500/mt despite slow demand in China. Riding on the unease surrounding potential US tariffs on copper, zinc prices reached a multiyear high at $3,641.5/mt on June 2, 2026, before moderating to $3,491/mt on June 10, 2026. However, the price rebounded to $3,638/mt on June 18, 2026, after a potential long-term deal between the US and Iran was signed.

5.0 Prior Valuations

5.01 The Company and the Target have represented to Evans & Evans that there have been no formal valuations or appraisals relating to the Company or the Target or any affiliate or any of their respective material assets or liabilities made in the preceding three years which are in the possession or control of the Company and the Target.

6.0 Conditions and Restrictions

6.01 The Opinion may not be issued to anyone, nor relied upon by any party beyond the Board and, at the Board's discretion, may be shared with the management of the Companies, and the Exchanges. The Opinion may be referenced and/or included in BHMC's information circular and may be submitted to the BHMC Shareholders. The Opinion may be submitted to the Court reviewing the Agreement.

6.02 The Opinion may not be issued to any international stock exchange and/or regulatory authority beyond the Exchanges.

6.03 The Opinion may not be issued and/or used to support any type of value with any other third parties, legal authorities, nor stock exchanges, or other regulatory authorities, nor any Canadian or international tax authority. Nor can it be used or relied upon by any of these parties or relied upon in any legal proceeding (other than relating to the approval of the Proposed Transaction).

6.04 Any use beyond that defined above is done without the consent of Evans & Evans and readers are advised of such restricted use as set out above.

6.05 The Opinion should not be construed as a formal valuation or appraisal of the Company or the Target or any of their securities or assets. Evans & Evans has, however, conducted such analyses as we considered necessary in the circumstances.

6.06 In preparing the Opinion, Evans & Evans has relied upon and assumed, without independent verification, the truthfulness, accuracy and completeness of the information and the financial data provided by the Company and the Target. Evans & Evans has therefore relied upon all specific information as received and declines any responsibility should the results presented be affected by the lack of completeness or truthfulness of such information. Publicly available information deemed relevant for the purpose of the analyses contained in the Opinion has also been used.

The Opinion is based on: (i) our interpretation and review of information relating to the Company and the Target; (ii) our understanding of the terms of the Proposed Transaction; and (iii) the assumption that the Proposed Transaction will be consummated substantially in accordance with the expected terms.

6.07 The Opinion is necessarily based on economic, market and other conditions as of the date hereof, and the written and oral information made available to us until the date of the Opinion. It is understood that subsequent developments may affect the conclusions of the Opinion, and that, in addition, Evans & Evans has no obligation to update, revise or reaffirm the Opinion.

6.08 Evans & Evans denies any responsibility, financial, legal or other, for any use and/or improper use of the Opinion however occasioned.

6.09 Evans & Evans is expressing no opinion as to the price at which any securities of the Company or the Target will trade on any stock exchange at any time.

6.10 Evans & Evans was not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a potential acquisition target for, or a merger with BHMC. Our Opinion also does not address the relative merits of the Proposed Transaction as compared to any alternative business strategies or transactions that might exist for BHMC, the underlying business decision of BHMC to proceed with the Proposed Transaction or the effects of any other transaction in which BHMC will or might engage.

6.11 Evans & Evans expresses no opinion or recommendation as to how any BHMC Shareholder should vote or act in connection with the Proposed Transaction, any related matter or any other transactions. We are not experts in, nor do we express any opinion, counsel or interpretation with respect to, legal, regulatory, accounting or tax matters. Evans & Evans has assumed that such opinions, counsel or interpretation have been or will be obtained by BHMC from the appropriate professional sources. Furthermore, we have

relied, with BHMC's consent, on the assessments by BHMC and its advisors, as to all legal, regulatory, accounting and tax matters with respect to BHMC and the Proposed Transaction, and accordingly, we are not expressing any opinion as to the value of BHMC's tax attributes or the effect of the Proposed Transaction thereon.

6.12 Evans & Evans is expressing no opinion as to whether any alternative transaction might have been more beneficial to BHMC Shareholders.

6.13 Evans & Evans reserves the right to review all information and calculations included or referred to in the Opinion and, if it considers it necessary, to revise part and/or its entire Opinion and conclusion in light of any information which becomes known to Evans & Evans during or after the date of this Opinion.

6.14 In preparing the Opinion, Evans & Evans has relied upon a letter from the management of BHMC confirming to Evans & Evans in writing that the information and management's representations made to Evans & Evans in preparing the Opinion are accurate, correct and complete and that there are no material omissions of information that would affect the conclusions contained in the Opinion.

6.15 Evans & Evans has based its Opinion upon a variety of factors. Accordingly, Evans & Evans believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by Evans & Evans, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Evans & Evans' conclusions as to the fairness, from a financial point of view, to each of BHMC and the BHMC Shareholders of the Proposed Transaction were based on its review of the Proposed Transaction taken as a whole, in the context of all of the matters described under "Scope of Review", rather than on any particular element of the Proposed Transaction or the Proposed Transaction outside the context of the matters described under "Scope of Review". The Opinion should be read in its entirety.

6.16 Evans & Evans and all of its Principal's, Partner's, staff or associates' total liability for any errors, omissions or negligent acts, whether they are in contract or in tort or in breach of fiduciary duty or otherwise, arising from any professional services performed or not performed by Evans & Evans, its Principal, Partner, any of its directors, officers, shareholders or employees, shall be limited to the fees charged and paid for the Opinion. No claim shall be brought against any of the above parties, in contract or in tort, more than two years after the date of the Opinion.

7.0 Assumptions

7.01 In preparing the Opinion, Evans & Evans has made certain assumptions as outlined below.

7.02 With the approval of BHMC and as provided for in the Engagement Letter, Evans & Evans has relied upon, and has assumed the completeness, accuracy and fair presentation of, all financial information, business plans, forecasts and other information, data, advice, opinions and representations obtained by it from public sources or provided by the Company or its affiliates or any of their respective officers, directors, consultants, advisors or representatives (collectively, the "Information"). The Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. In accordance with the terms of the Engagement Letter, but subject to the exercise of its professional judgment, and except as expressly described herein, Evans & Evans has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

7.03 Senior officers of BHMC represented to Evans & Evans that among other things: (i) the Information (other than estimates or budgets) provided orally by, an officer or employee of BHMC or in writing by BHMC (including, in each case, affiliates and their respective directors, officers, consultants, advisors and representatives) to Evans & Evans relating to BHMC, its affiliates or the Proposed Transaction, for the purposes of the Engagement Letter, including in particular preparing the Opinion was, at the date the Information was provided to Evans & Evans, fairly and reasonably presented and complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of BHMC, its affiliates or the Proposed Transaction and did not and does not omit to state a material fact in respect BHMC, its affiliates or the Proposed Transaction that is necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; (ii) with respect to portions of the Information that constitute financial estimates or budgets of BHMC or any of its affiliates, they have been fairly and reasonably presented and reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and its affiliates as to the matters covered thereby and such financial estimates and budgets reasonably represent the views of management of the Company; and (iii) since the dates on which the Information was provided to Evans & Evans, except as disclosed in writing to Evans & Evans, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Opinion.

7.04 In preparing the Opinion, we have made several assumptions, including that all final or executed versions of documents will conform in all material respects to the drafts provided to us, all of the conditions required to implement the Proposed Transaction will be met, all consents, permissions, exemptions or orders of relevant third parties or regulating authorities will be obtained without adverse condition or qualification, the procedures being followed to implement the Proposed Transaction are valid and effective and that the disclosure provided or (if applicable) incorporated by reference in any information circular provided to shareholders or other persons with respect to BHMC, Silver47 and the Proposed Transaction will be accurate in all material respects and will comply with the

requirements of applicable law. Evans & Evans also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Evans & Evans and any party involved in the Proposed Transaction. Although Evans & Evans believes that the assumptions used in preparing the Opinion are appropriate in the circumstances, some or all of these assumptions may nevertheless prove to be incorrect.

7.05 The Company and the Target and all of their related parties and their principals had no contingent liabilities, unusual contractual arrangements, or substantial commitments, other than in the ordinary course of business, nor litigation pending or threatened, nor judgments rendered against, other than those disclosed by management and included in the Opinion that would affect the evaluation or comment.

7.06 As of June 30, 2026, and April 30, 2026, all assets and liabilities of BHMC, and Silver47, respectively, have been recorded in their accounts and financial statements and follow International Financial Reporting Standards.

7.07 There were no material changes in the financial position of the Company and the Target between the date of their financial statements and the date of the Opinion unless noted in the Opinion. Evans & Evans specifically makes reference to cash and debt balances of the Company and the Target as at the date of the Opinion as outlined in section 1.0 of this Opinion.

7.08 Representations made by the Company and the Target as to securities outstanding in the Agreement outstanding are accurate.

7.09 All conclusions contained herein are on a pre-tax basis.

8.0 Analysis of BHMC

8.01 In assessing the fairness of the Proposed Transaction, Evans & Evans considered the following analyses and factors, amongst others with respect to BHMC: (1) trading price analysis; (2) historical financing analysis; (3) guideline public company ("GPC") analysis; and (4) other considerations.

8.02 Evans & Evans reviewed BHMC's trading prices over the 10, 30, 90 and 180 trading days preceding the date of the Opinion. In the 180 trading days preceding the date of the Opinion, the Company share price decreased from an average of $6.40 to $4.93 per BHMC Share as outlined in the table below. While Evans & Evans reviewed data over an 80-day trading period, the analysis focused on the 30 to 90-days preceding the date of the Opinion. Over the 90-trading days preceding the date of the Opinion, BHMC's share price had declined but had been rising in the 20-day period preceding the date of the Opinion.

Trading Price (C$)	August 20, 2026		
	Minimum	Average	Maximum
10-Days Preceding	$4.70	$4.93	$5.38
30-Days Preceding	$4.31	$4.68	$5.38
90-Days Preceding	$4.31	$5.31	$6.27
180-Days Preceding	$4.31	$6.40	$9.80

In undertaking the share price analysis, the authors of the Opinion deemed it necessary to examine the trading history of the BHMC Shares to determine the actual ability of the BHMC Shareholders to realize the implied value of their BHMC Shares (i.e., sell).

In reviewing the trading volumes of the BHMC Shares at the date of the Opinion, it appears trading volume has decreased from approximately 520,000 to 30,000 BHMC Shares traded per day. As can be seen from the table below, in the 90 trading days preceding the date of the Opinion, approximately 3.6 million BHMC Shares were traded, representing 7.6% of the issued and outstanding BHMC Shares Trading volumes of approximately 30,000 BHMC Shares per day suggest that the actual ability of large numbers of BHMC Shareholders to realize the current trading price of the BHMC Shares is highly unlikely.

Trading Volume			August 20, 2026		
	Minimum	Average	Maximum	Total	%
10-Days Preceding	13,565	31,971	107,080	319,707	0.7%
30-Days Preceding	6,471	29,747	107,080	892,403	1.9%
90-Days Preceding	4,268	39,838	399,935	3,585,410	7.6%
180-Days Preceding	1,360	37,822	399,935	6,808,027	14.4%

Given the limited trading volumes, Evans & Evans also considered the VWAP of the BHMC Shares. Over the 30 trading days preceding the date of the Opinion, the VWAP of the BHMC Shares had been increasing. Over the 60 trading days preceding the date of the Opinion, BHMC's VWAP decreased approximately 14.9% from $5.445 to $4.634.

20-Aug-26			
5-Day VWAP	$5.131	20-Day VWAP	$4.845
10-Day VWAP	$5.049	30-Day VWAP	$4.759
15-Day VWAP	$4.949	60-Day VWAP	$5.184

Given the limited trading volumes of the BHMC Shares, trading price was only one metric considered in evaluating the fairness of the Proposed Transaction to the BHMC Shareholders.

8.03 Evans & Evans assessed the reasonableness of using the VWAP of Bunker Hill to establish the Exchange Ratio through a review of the last round of financing secured by the Company. The last round of financing of BHMC was completed in March of 2026, when BHMC raised gross proceeds of approximately $28.75 million at an implied equity value of $293.66 million. The 10-day VWAP represents an approximate 20% discount to the Company's last round of financing.

Given the Company's trading price had been increasing and was trending upwards, the value implied by the last round of financing was considered in determining the value of Bunker Hill.

8.04 Evans & Evans also considered a GPC analysis in order to assess the reasonableness of the market capitalization of Bunker Hill relative to its fundamental value. The identified GPCs selected were considered reasonably comparable to BHMC. Evans & Evans calculated the enterprise value ("EV")[11] per ounce of silver equivalent for BHMC and the identified GPCs. The identified GPCs considered were either in production or expected to be in production in the near term. The majority of the GPCs were primarily silver companies, although Evans & Evans did focus on companies with polymetallic assets.

Evans & Evans found the Company's EV per ounce of silver equivalent ("EV / AgEq") was above the median and average of its peers. The identified GPCs' trading multiples were in the range of $0.39 to $13.22 EV / AgEq[12], with an average of $5.88 and the median of $5.92.

Given that BHMC is expected to be in production by the end of 2026, Evans & Evans also reviewed the EV to earnings before interest, tax, depreciation and Amortization ("EBITDA") multiples of the GPCs. The identified GPCs had EV to next fiscal year ("NFY") EBITDA multiples ranging of 4.26x to 11.89x with an average of 8.83x and a median of 9.00x. As the Company has not provided guidance as to FY2027 EBITDA, the EV / EBITDA multiple analysis could not be relied upon.

In assessing the reasonableness of the above, we considered the following:

- there are a limited number of directly comparable public companies, when one considers differentiating factors such as stage of exploration and number of properties;
- no company considered in the analysis is identical to BHMC; and
- an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in the financial and operating characteristics BHMC, the Proposed Transaction and other factors that could affect the trading value and aggregate transaction values of the companies to which they are being compared.

The EV / AgEq multiple was on method Evans & Evans relied upon in assessing the value of Bunker Hill and the relative position of the BHMC Shareholders in Bunker Hill post Proposed Transaction.

[11] Enterprise value = market capitalization less cash plus debt / minority interest / preferred shares
[12] AgEq ounces were calculated as 100% of proven and probable mineral reserves, 100% of measured and indicated mineral resources and 50% of inferred mineral resources

8.05 In considering the relative position of the BHMC Shareholders in Bunker Hill post-Proposed Transaction, Evans & Evans considered a weighting of the above noted approaches. The majority of the weighting was placed on the trading price and historical financing methods as they reflect the prices investors are willing to pay for BHMC Shares.

Evans & Evans believed the EV / AgEq method warranted less weighting as Bunker Hill is currently at a tipping point, where it is expected to be in production in the short-term and will begin to trade on both the profitability of the Mine and the size of the resource associated with the Mine.

Evans & Evans did consider a discounted cash flow ("DCF") analysis for Bunker Hill. However, management does not have a long-term mine model (beyond two years) and management also believes with exploration efforts, the Mine can be extended beyond the five-year life of mine outlined in the Bunker Hill PFS. As such, Evans & Evans is of the view that a DCF analysis at a current stage would not capture the true value of Bunker Hill as of the date of the Opinion.

9.0 Analysis of Silver47

9.01 In assessing the fairness of the Proposed Transaction, and the consideration being paid for Silver47, Evans & Evans considered the following analyses and factors, amongst others with respect to Silver47: (1) trading price analysis; (2) historical financing analysis; (3) guideline company analysis; and (4) other considerations.

9.02 The equity value implied for Silver47 based upon the Exchange Ratio, the number of Silver47 Shares outstanding and the Bunker Hill VWAP ranges from $172.1 million to $187.5 million. For the purposes of the Opinion, Evans & Evans focused on the equity value and EV of Silver47 implied by Bunker Hill's 20-day VWAP of approximately $175.2 million.

Implied Value of Proposed Transaction	10-day VWAP	20-day VWAP	30-day VWAP	60-day VWAP
Silver47 - Equity Value	**182,624,025**	**175,236,219**	**172,123,448**	**187,517,818**
Net Debt	-49,000,014	-49,000,014	-49,000,014	-49,000,014
Enterprise Value	**133,620,000**	**126,240,000**	**123,120,000**	**138,520,000**

9.03 Evans & Evans reviewed Silver47's trading prices over the 10, 30, 90 and 180 trading days preceding the date of the Opinion. In the 180 trading days preceding the date of the Opinion, Silver47's closing share price decreased from an average of $0.76 to $0.67 per Silver47 Share as outlined in the table below. While Evans & Evans reviewed data over a 180-day trading period, the analysis focused on the 30 to 90 days preceding the date of the Opinion. Over the 90 trading days preceding the date of the Opinion, Silver47's share price has stabilized between $0.65 and $0.70 per Silver47 Share.

Trading Price (C$)	August 20, 2026		
	Minimum	Average	Maximum
10-Days Preceding	$0.64	$0.67	$0.70
30-Days Preceding	$0.56	$0.62	$0.70
90-Days Preceding	$0.56	$0.65	$0.80
180-Days Preceding	$0.56	$0.76	$1.18

In undertaking the share price analysis, the authors of the Opinion deemed it necessary to examine the trading history of Silver47 to determine the actual ability of the Silver47 Shareholders to realize the implied value of their shares (i.e., sell).

In reviewing the trading volumes of Silver47's shares at the date of the Opinion, it appears liquidity had been declining from over 800,000 Silver47 Shares trading per day to approximately 300,000. As can be seen from the table below, in the 180 trading days preceding the date of the Opinion, approximately 151 million Silver47 Shares were traded, representing 72% of the issued and outstanding shares. Over the longer-term, the Silver47 Shares have been more liquid than the BHMC Shares.

Trading Volume			August 20, 2026		
	Minimum	Average	Maximum	Total	%
10-Days Preceding	90,200	317,308	685,493	3,173,078	1.5%
30-Days Preceding	44,650	215,534	685,493	6,466,014	3.1%
90-Days Preceding	44,650	315,389	2,484,590	28,385,045	13.5%
180-Days Preceding	44,650	838,989	8,269,439	151,018,017	72.0%

Evans & Evans also considered the VWAP of Silver47. Over the 60 trading days preceding the date of the Opinion, Silver47's VWAP ranged between $0.5920 to $0.623 on the TSXV.

20-Aug-26			
5-Day VWAP	$0.681	20-Day VWAP	$0.647
10-Day VWAP	$0.670	30-Day VWAP	$0.635
15-Day VWAP	$0.655	60-Day VWAP	$0.616

The Exchange Ratio implies a value for a Silver47 Share in the range of $0.84, which is premium to the Silver47 trading price. As can be seen from the following table, the Consideration represents a premium of 30% to 45% over Silver47's VWAP.[13]

(Canadian Dollars) As at the Date of the Opinion	BHMC	Silver47	Exchange Ratio	Implied Silver47	Premium to VWAP
10 - Day VWAP	5.049	0.670	0.1724	0.8704	30.0%
20 - Day VWAP	4.845	0.647	0.1724	0.8352	29.1%
30 - Day VWAP	4.759	0.635	0.1724	0.8204	29.3%
60 - Day VWAP	5.184	0.616	0.1724	0.8938	45.2%

[13] In calculating VWAP Evans & Evans includes data only from the TSXV and as such the premiums may differ slightly from those reported by the Companies that may include consolidated volumes.

9.04 In assessing the reasonableness of the premium over Silver47's trading price, Evans & Evans reviewed 112 global transactions which involved the acquisition of a metals and mining company with its shares listed on the Exchanges between April 1, 2022, and June 1, 2026. As can be seen from the following table, the median one-month premium was 31.4% which is supportive of the implied premium for Silver47 as of the date of the Opinion.

Acquisition Premiums - All Transactions (TSXV & TSX Metals and Mining Issuers)	One Week Premium	One Month Premium
Average	36%	40%
Median	29%	31%
Minimum	-87%	-87%
Maximum	349%	300%

Evans & Evans also reviewed a subset of the above noted data set which included 48 transactions where the enterprise value implied by the transaction was above $100 million. The 29% to 30% premium represents a discount to both the average and the median of the transactions with similar sizes.

Acquisition Premiums -(TSXV & TSX Metals & Mining Issuers) - Transaction Enterprise Value > $100 Million	One Week Premium	One Month Premium
Average	35%	41%
Median	27%	36%
Minimum	-87%	-87%
Maximum	349%	300%

9.05 Evans & Evans assessed the reasonableness of the Exchange Ratio and the implied equity value for Silver47 based on the last round of financing secured by Silver47. The last round of financing of Silver47 was completed in January of 2026, when Silver47 raised gross proceeds of approximately $34.50 million at an implied equity value of $219.09 million. Based on the 10-day VWAP, the price of Silver47 Shares had declined approximately 36% since the last round of financing. The Exchange Ratio implies an equity value of $175.2 million (undiluted), which is below the value implied by Silver47's last round of financing, which is supportive of the fairness analysis for the BHMC Shareholders.

9.06 Based on Silver47's last publicly, announced financial results, the $175.2 million equity value implies a $126.2 million EV. Evans & Evans assessed the reasonableness of the implied EV by comparing certain of the related valuation metrics to the metrics indicated for referenced guideline public companies. The identified guideline companies selected were considered reasonably comparable to Silver47. Evans & Evans calculated the EV per ounce of silver ("EV / Ag") and EV / AgEq for Silver47 mineral resource properties and the GPCs.

The identified guideline companies' EV / AgEq trading multiples were in the range of $0.36 to $4.67, with an average of $2.31 and median of $1.14. The identified guideline

companies EV / Ag trading multiples were in the range of $0.68 to $7.40, with an average of $3.18 and median of $2.45.

Evans & Evans found the value implied by the Exchange Ratio was below the average and the median of both the EV / Ag and the EV / AgEq of the identified GPCs which is supportive of fairness to the BHMC Shareholders.

In assessing the reasonableness of the above, we considered the following:

- there are a limited number of directly comparable public companies, when one considers differentiating factors such as stage of exploration and number of properties;
- no company considered in the analysis is identical to Silver47; and
- an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in the financial and operating characteristics Silver47, the Proposed Transaction and other factors that could affect the trading value and aggregate transaction values of the companies to which they are being compared.

10.0 Fairness Conclusion

10.01 In considering fairness, from a financial point of view, Evans & Evans considered the Proposed Transaction from the perspective of the BHMC Shareholders as a group and did not consider the specific circumstances of any particular BHMC Shareholder, including with regard to income tax considerations.

10.02 Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion, as of the date hereof and the date of the Opinion, that the Exchange Ratio is fair, from a financial point of view, to the BHMC Shareholders.

In arriving at the conclusion as to fairness, from a financial standpoint, Evans & Evans considered the following non-exhaustive quantitative and qualitative issues. Evans & Evans has not attempted to quantify the qualitative issues.

a. As outlined in section 9.0 of the Opinion, the metrics implied by the Proposed Transaction are supported by a review of the trading multiples of BHMC peers.

b. BHMC is currently a single asset company. The Proposed Transaction provides the BHMC Shareholders with diversification and exposure to Silver47's portfolio of silver exploration assets, enhancing the combined entity's precious metals focus.

c. The Exchange Ratio reflects an approximate 30% premium to the 20-day VWAP of Silver47. The premium is supported by the average and median of over 100 TSX / TSXV mining transactions and is below the average and median for transactions with an EV greater than $100 million.

d. Silver47 brings a strong balance sheet to Bunker Hill. Silver47 has a positive working capital position, no debt and exploration assets with a book value of approximately $75 million, all which strengthen the balance sheet of Bunker Hill post-Proposed Transaction.

e. BHMC Shareholders will retain 57% of the BHMC Shares Resulting Issuer shares while shares issued to acquire Silver47 will amount to 43%. The relative position of the BHMC Shareholders in Bunker Hill post-Proposed Transaction is supported by Evans & Evans analysis as to the relative fundamental values of the Companies as summarized by the considerations in section 8.0 and 9.0 of this Opinion.

f. As detailed in Section 9.06 of this Opinion, the Proposed Transaction implies an EV/Ag and an EV /AgEq multiple for Silver 47 which is below the average and median multiples calculated by Evans & Evans for the GPCs.

g. The Proposed Transaction provides diversification and long-term potential for the BHMC Shareholders. Currently, Bunker Hill is solely reliant on the Mine, which has an expected life of Mine of five years. The Proposed Transaction provides for operating cash flow from the Mine to be invested, along with any external financing, to provide long-term share appreciation through the advancement of the Silver47 assets.

h. In the last four months of 2026, the Proposed Transaction is expected to close, and the Mine is expected to be in production. With a producing asset and a pipeline of mineral exploration assets, management believes there is an opportunity to attract broader institutional ownership and index inclusion which may bring about share appreciation.

11.0 Qualifications & Certification

11.01 The Opinion preparation was carried out by Jennifer Lucas and thereafter reviewed by Michael Evans.

Mr. Michael A. Evans, MBA, CFA, CBV, ASA, Principal, founded Evans & Evans, Inc. in 1989. For over 35 years, he has been extensively involved in the financial services and management consulting fields in Vancouver, where he was a Vice-President of two firms, The Genesis Group (1986-1989) and Western Venture Development Corporation (1989-1990). Over this period, he has been involved in the preparation of several thousand technical and assessment reports, business plans, business valuations, and feasibility studies for submission to various Canadian stock exchanges and securities commissions as well as for private purposes.

Mr. Michael A. Evans holds: a Bachelor of Business Administration degree from Simon Fraser University, British Columbia (1981); a Master's degree in Business Administration from the University of Portland, Oregon (1983) where he graduated with honors; the professional designations of Chartered Financial Analyst (CFA), Chartered Business

Valuator (CBV) and Accredited Senior Appraiser. Mr. Evans is a member of the CFA Institute, the CBV Institute and the American Society of Appraisers ("ASA").

Ms. Jennifer Lucas, MBA, CBV, ASA, Partner, joined Evans & Evans in 1997. Ms. Lucas possesses several years of relevant experience as an analyst in the public and private sector in British Columbia and Saskatchewan. Her background includes working for the Office of the Superintendent of Financial Institutions of British Columbia as a Financial Analyst. Ms. Lucas has also gained experience in the Personal Security and Telecommunications industries. Since joining Evans & Evans Ms. Lucas has been involved in writing and reviewing several valuation and due diligence reports for public and private transactions.

Ms. Lucas holds: a Bachelor of Commerce degree from the University of Saskatchewan (1993), a Masters in Business Administration degree from the University of British Columbia (1995). Ms. Lucas holds the professional designations of Chartered Business Valuator and Accredited Senior Appraiser. She is a member of the CBV Institute and the ASA.

11.02 The analyses, opinions, calculations and conclusions were developed, and this Opinion has been prepared in accordance with the standards set forth by the Canadian Institute of Chartered Business Valuators.

11.03 The authors of the Opinion have no present or prospective interest in the BHMC, and Silver47, or any entity that is the subject of this Opinion, and we have no personal interest with respect to the parties involved.

Yours very truly,



EVANS & EVANS, INC.

Annex C: Consent of Evans & Evans, Inc.

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CANADA M5H 4A6

CONSENT OF EVANS & EVANS

We refer to the fairness opinion of our firm dated August 20, 2026 (the "**Evans & Evans Fairness Opinion**"), attached as Annex "B" to the proxy statement dated September 23, 2026 (the "**Proxy Statement**") of Bunker Hill Mining Corp. (the "**Company**"), which we prepared for the exclusive benefit and use of the board of directors of the Company (the "**Board**") in connection with their consideration of the Arrangement (as defined in the Proxy Statement).

In connection with the Arrangement, we hereby consent to the inclusion of the Evans & Evans Fairness Opinion as Annex "B" to the Proxy Statement and to the inclusion of a summary of the Evans & Evans Fairness Opinion, and the reference thereto, in the Proxy Statement. The Evans & Evans Fairness Opinion was given as at August 20, 2026 and remains subject to the analyses, assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the Board shall be entitled to rely upon the Evans & Evans Fairness Opinion.

DATED as of September 23, 2026

Evans & Evans

EVANS & EVANS, INC.
Vancouver, British Columbia

Annex D: Information Concerning Bunker Hill

The following information concerning Bunker Hill should be read together with the documents incorporated by reference under "Documents Incorporated by Reference" below and any other Bunker Hill disclosure included elsewhere in this Proxy Statement.

Capitalized terms used in this **Annex D**, but not otherwise defined herein, have the meanings set forth in the "*Certain Defined Terms*" in this Proxy Statement. See also "*Cautionary Statement Regarding Forward-Looking Information*".

About Bunker Hill

Bunker Hill is a mineral exploration and development company engaged in sustainable mineral, exploration and mining activities with its primary focus being the restart of the Bunker Hill Mine located in the Silver Valley, Idaho, United States. Bunker Hill intends to advance the Bunker Hill Mine toward commercial production of zinc and lead-silver concentrates, while pursuing opportunities to optimize operations, expand resources and extend mine life.

The material operations of Bunker Hill consist of the Bunker Hill Mine. Further information regarding the business of Bunker Hill, its operations and its mineral property can be found in the Bunker Hill Annual Report and the materials incorporated by reference herein. See "*Documents Incorporated by Reference*" below.

Corporate Structure

The Company was incorporated under the NRS on February 20, 2007, under the name "Lincoln Mining Corp.". Pursuant to a Certificate of Amendment dated February 11, 2010, Bunker Hill changed its name to "Liberty Silver Corp.", and on September 29, 2017, Bunker Hill changed its name to "Bunker Hill Mining Corp.".

As the following chart illustrates, as of the date of this Proxy Statement, Bunker Hill has one wholly-owned subsidiary, Silver Valley, a corporation formed in Idaho to facilitate the work being done at the Bunker Hill Mine.


Bunker Hill Mining Corp.
(Nevada, U.S.)
100%
Silver Valley Metals Corp.
(Idaho, U.S.)

Recent Developments

Since the date of the Annual Report on Form 10-K, in addition to the developments outlined in the Material Change Reports and under "Consolidated Capitalization" below, the Company has had the following developments and/or updates.

On June 26, 2026, Bunker Hill announced that the Idaho Court (as defined below) had delivered a summary judgment in favor of Bunker Hill in relation to the Crescent (as defined below) litigation.

On June 29, 2026, Bunker Hill announced the production of first concentrate from the Bunker Hill Mine and provided an exploration update.

On July 31, 2026, Bunker Hill announced its first shipment of concentrate to Teck Resources' Trail smelter.

On August 27, 2026, Bunker Hill announced first stop blast and that it remained on track for commercial production in the fourth quarter of 2026.

On August 20, 2026, Bunker Hill entered into the Arrangement Agreement, pursuant to which, among other things, Bunker Hill agreed to acquire all of the issued and outstanding Silver47 Shares. Pursuant to the Arrangement, at the Effective Time, Silver47 Shareholders (other than Silver47 Dissenting Shareholders) will receive 0.1724 Bunker Hill Shares for each Silver47 Share held. Closing of the Arrangement is expected to occur during the fourth quarter of 2026, subject to satisfaction of closing conditions. On August 21, 2026, Bunker Hill announced the entering into of the Arrangement Agreement.

On August 31, 2026, Bunker Hill announced the intersection of additional high-grade silver in the Cate-8 Vein, including individual drill samples grading to 16.3 oz/ton Ag, 41.1% Pb, 7.41% Zn, and underground channel sampling results returning 46 feet of 8.19% Pb, 2.49 oz/ton Ag, 1.18% Zn. Please refer to the news release dated August 31, 2026 for more information.

As of the date of filing of this Proxy Statement, Bunker Hill continues to progress ongoing ramp-up activities at the Bunker Hill Mine and is advancing toward commercial production.

Bunker Hill Material Properties

Bunker Hill's sole material property is the Bunker Hill Mine and related landholdings. See the Bunker Hill Annual Report, which is incorporated by reference into this Proxy Statement, for a description of the Bunker Hill Mine, including a summary of the technical report.

Description of Capital Structure

As of the date of this Proxy Statement, Bunker Hill is authorized to issue 100,000,000 shares of Bunker Hill Common Stock, par value $0.000001 per share, and 285,715 shares of Bunker Hill Preferred Stock. If the Charter Amendment Proposal is approved by the Bunker Hill Stockholders at the Special Meeting and the Charter Amendment becomes effective, the authorized capital of Bunker Hill will consist of 400,000,000 shares of Bunker Hill Common Stock, par value $0.000001 per share, and 285,715 shares of Bunker Hill Preferred Stock, par value $0.000001 per share. As at the date of this Proxy Statement, there were 47,207,589 shares of Bunker Hill Common Stock and nil shares of Bunker Hill Preferred Stock issued and outstanding.

The holders of Bunker Hill Shares are entitled to one vote per share. All of the Bunker Hill Shares rank equally as to voting rights, participation in a distribution of the assets of Bunker Hill on a liquidation, dissolution or winding-up of Bunker Hill and entitlement to any dividends declared by Bunker Hill. In the event of the liquidation, dissolution or winding-up of Bunker Hill, or any other distribution of the assets of Bunker Hill among its stockholders for the purpose of winding-up its affairs, the holders of the Bunker Hill Shares are entitled to receive ratably in all of the assets which are legally available after the payment of all Bunker Hill's debts and other liabilities. The holders of Bunker Hill Shares are entitled to receive dividends as and when declared by the Bunker Hill Board in respect of the Bunker Hill Shares on a pro rata basis. The holders of Bunker Hill Shares do not have pre-emptive, subscription, redemption or conversion rights.

Dividend History

Bunker Hill has not, since incorporation, declared or paid any cash dividends on the Bunker Hill Shares and does not have a dividend policy.

Principal Securityholders

To the knowledge of the directors and officers of Bunker Hill, based on information available as of the date of this Proxy Statement, no person or company beneficially owned or exercised control or direction over, directly or indirectly, Bunker Hill Shares carrying more than 10% of the voting rights attached to all outstanding Bunker Hill Shares on a non-diluted basis, except as noted below.

Shareholder	Number of Bunker Hill Shares Beneficially Owned(1)	% of Outstanding Bunker Hill Shares(2)
Sprott Asset Management LP Sprott Asset Management USA, Inc. Research Capital Investment Corp.	8,858,248	18.8%
Teck Resources Limited	12,653,317	26.8%

Notes:

(1) As at September 23, 2026.

(2) Based on the number of Bunker Hill Shares beneficially owned, on a non-diluted basis, and a total of 47,207,589 Bunker Hill Shares issued and outstanding as at September 23, 2026.

Market for Securities

TSX and TSXV

Bunker Hill is a reporting issuer in each of the provinces and territories of Canada, other than Québec. The Bunker Hill Shares are currently listed for trading on the TSX under the ticker symbol "BNKR". The Bunker Hill Shares began trading on the TSX on March 25, 2026 (the "**TSX Listing Date**") and, prior to the TSX Listing Date, traded on the TSXV. The following table sets forth the high and low trading price and trading volumes of the Bunker Hill Shares on the TSX and TSXV as reported for the periods indicated:

	TSX(1)			**TSXV(2)**		
Month	**High (C$)**	**Low (C$)**	**Volume**	**High (C$)**	**Low (C$)**	**Volume**
September 2025(3)	-	-	-	8.58	4.38	369,995
October 2025(3)	-	-	-	8.23	5.78	302,122
November 2025(3)	-	-	-	7.00	6.30	190,530
December 2025(3)	-	-	-	10.33	7.18	417,888
January 2026(3)	-	-	-	10.33	6.74	926,479
February 2026(3)	-	-	-	8.40	6.48	1,087,444
March 2026(3)	6.45	6.05	120,919	8.23	4.86	555,220
April 2026	6.35	5.47	515,708	-	-	-
May 2026	6.40	5.50	1,266,818	-	-	-
June 2026	6.29	4.35	876,847	-	-	-
July 2026	5.10	4.12	678,767	-	-	-
August 2026	5.49	4.56	1,802,820	-	-	-
September 1, 2026 to September 22, 2026	4.91	4.07	1,237,886	-	-	-

Source: Bloomberg

Notes:

(1) The Bunker Hill Shares began trading on the TSX on March 25, 2026.

(2) The Bunker Hill Shares ceased trading on the TSXV on March 24, 2026.

(3) Adjusted to reflect the 35:1 reverse stock split completed as of March 6, 2026, as applicable.

On September 22, 2026, the last trading day prior to the date of this Proxy Statement, the closing price of the Bunker Hill Shares on the TSX was C$4.26.

OTCQB

The Bunker Hill Shares are currently quoted on the OTCQB in the United States under the symbol "BHLL". The following table sets forth the high and low trading price and trading volumes of the Bunker Hill Shares on the OTCQB as reported for the periods indicated:

OTCQB			
Month	**High (US$)**	**Low (US$)**	**Volume**
September 2025	6.19	3.15	399,949
October 2025	5.92	4.14	510,505
November 2025	5.25	4.46	291,890
December 2025	8.75	4.95	589,636
January 2026	8.05	4.95	1,157,159
February 2026	6.31	4.70	886,098
March 2026	6.15	3.70	780,505
April 2026	4.59	4.00	457,443
May 2026	4.66	4.03	674,576
June 2026	4.53	3.08	1,080,120
July 2026	3.63	2.89	883,594
August 2026	3.99	3.12	1,392,935
September 1, 2026 to September 22, 2026	3.69	2.91	986,640

Source: Bloomberg

Notes:

(1) Adjusted to reflect the 35:1 reverse stock split completed as of March 6, 2026, as applicable.

On September 22, 2026, the last trading day prior to the date of this Proxy Statement, the closing price of the Bunker Hill Shares on the OTCQB was US$3.02.

Prior Sales

The following table sets forth information in respect of issuances of Bunker Hill Shares and securities that are convertible or exchangeable into Bunker Hill Shares within the 12 months prior to the date of the Proxy Statement, including the price at which such securities have been issued, the number of securities issued, and the date on which such securities were issued:

Date	Type of Security	Price per Security	Number of Securities
September 29, 2025	Units(1)	C$4.20(2)	12,321,429(2)
September 30, 2025	Common Shares(3)	-	4,898,449(2)
October 6, 2026	Common Shares(10)	-	2,236,112(2)
October 14, 2025	RSUs	-	140,762(2)
October 14, 2025	Stock Options	-	17,903(2)
October 22, 2025	Common Shares(4)	-	2,372(2)
October 27, 2025	Stock Options	-	20,000(2)
October 28, 2025	Common Shares(5)	-	26,433(2)
October 28, 2025	Warrants(5)	-	26,433(2)
November 14, 2025	Common Shares(4)	-	78,457(2)
November 18, 2025	Common Shares(6)	-	17,583(2)
November 21, 2025	Warrants(7)	-	2,869(2)

Date	Type of Security	Price per Security	Number of Securities
December 12, 2025	Common Shares(8)	-	666,667(2)
December 22, 2025	Common Shares(4)	-	16,572(2)
December 23, 2025	Common Shares(4)	-	2,858(2)
December 30, 2025	Common Shares(9)	-	9,396(2)
December 30, 2025	Common Shares(4)	-	2,858(2)
January 5, 2026	Common Shares(10)	-	45,098(2)
January 8, 2026	Common Shares(4)	-	5,714(2)
January 13, 2026	Common Shares(4)	-	2,858(2)
January 15, 2026	Common Shares(4)	-	11,429(2)
January 19, 2026	Common Shares(4)	-	85,714(2)
January 21, 2026	Common Shares(4)	-	17,142(2)
January 26, 2026	Common Shares(4)	-	5,715(2)
January 28, 2026	Common Shares(4)	-	11,429(2)
January 30, 2026	Common Shares(4)	-	5,714(2)
February 3, 2026	Common Shares(5)	-	1,134(2)
February 4, 2026	Common Shares(4)	-	28,571(2)
February 6, 2026	Common Shares(5)	-	180(2)
February 9, 2026	Common Shares(4)	-	5,714(2)
February 13, 2026	Common Shares(4)	-	120,000(2)
February 17, 2026	Common Shares(5)	-	643(2)
February 23, 2026	Common Shares(4)	-	5,714(2)
February 25, 2026	Common Shares(4)	-	21,631(2)
February 27, 2026	Common Shares(4)	-	5,714(2)
March 3, 2026	Common Shares(4)	-	840,336(2)
March 5, 2026	Units(11)	C$6.30(2)	4,563,857(2)
March 5, 2026	Compensation Options(3)	-	258,271(2)
March 9, 2026	Common Shares(5)	-	9,601
March 9, 2026	Common Shares(3)	-	81,771
March 12, 2026	Common Shares(4)	-	19,517
March 13, 2026	Common Shares(3)	-	69,171
March 25, 2026	Common Shares(4)	-	146,853
March 25, 2026	Common Shares(5)	-	23,897
March 26, 2026	Common Shares(5)	-	17,622
March 27, 2026	Common Shares(4)	-	582,841
March 31, 2026	Common Shares(3)	-	43,505
April 1, 2026	Common Shares(10)	-	72,115
April 10, 2026	Stock Options	-	12,402
April 10, 2026	RSUs	-	163,674
May 25, 2026	RSUs	-	7,000
June 5, 2026	RSUs	-	10,564
July 10, 2026	Common Shares(10)	-	522,296
August 26, 2026	RSUs	-	24,761

Notes:

(1) Units issued pursuant to a private placement, each comprised of one Bunker Hill Share and one Bunker Hill Warrant.
(2) Adjusted to reflect the 35:1 reverse stock split completed as of March 6, 2026.
(3) Issued in settlement of RSUs.
(4) Issued on exercise of share purchase warrants.
(5) Issued on exercise of compensation options.
(6) Issued in settlement of DSUs.
(7) Issued as bonus warrants to Monetary Metals.
(8) Issued to acquire the Ranger Page Property from Silver Dollar Resources (Idaho) Inc., a subsidiary of Silver Dollar Resources Inc.
(9) Issued in connection with the service agreement for the three months ended November 30, 2025.
(10) Issued in satisfaction and settlement of interest payments outstanding under certain Bunker Hill Convertible Debentures.
(11) Units issued pursuant to a private placement, each comprised of one Bunker Hill Share and one-half of one Bunker Hill Warrant.
(12) Each Compensation Option is exercisable to acquire one Common Share at a price of C$6.30 per share for a period of 24 months from issuance.

Consolidated Capitalization

Since June 30, 2026, the date of Bunker Hill's most recently filed financial statements, the following material changes have occurred in Bunker Hill's consolidated share capital and loan capital:

On July 30, 2026, Bunker Hill drew US$5,000,000 under the Teck Facility.

On August 20, 2026, Bunker Hill drew an additional US$1,000,000, in the aggregate, under the Teck Facility.

On August 20, 2026, Bunker Hill and Silver Valley entered into a prepayment agreement with Ocean Partners, pursuant to which Ocean Partners agreed to provide Bunker Hill with the Ocean Partners Facility of up to US$10,000,000.

On August 28, 2026, Bunker Hill drew an additional US$2,000,000 under the Teck Facility, for an aggregate principal amount of US$8,000,000.

On September 1, 2026, Bunker Hill drew US$4,000,000 under the Ocean Partners Facility and, on September 16, 2026, drew an additional US$4,000,000 under the Ocean Partners Facility, for an aggregate principal amount of US$8,000,000.

Further changes in Bunker Hill's consolidated share capital and loan capital have been outlined in the table under the "*Prior Sales*" section of this **Annex D** above.

Legal Proceedings and Regulatory Actions

Other than as described below, to Bunker Hill's knowledge, neither Bunker Hill nor the Bunker Hill Mine is the subject of any current, pending, or threatened legal proceedings or regulatory actions. There have been no penalties or sanctions imposed against Bunker Hill by a court relating to provincial or territorial securities legislation or by any securities regulatory authority, there have been no penalties or sanctions imposed by a court or regulatory body against Bunker Hill and the Bunker Hill has not entered into any settlement agreements before a court relating to provincial or territorial securities legislation or with any securities regulatory authority since Bunker Hill's incorporation.

On July 28, 2021, Crescent Mining, LLC ("**Crescent**" or the "**Plaintiff**") filed a lawsuit in the U.S. District Court for the District of Idaho (the "**Idaho Court**") naming the Bunker Hill, Placer Mining Corporation ("**Placer**"), and Robert Hopper Jr. as defendants. The Plaintiff requested unspecified damages and alleged that Placer and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 to 1994, and that Bunker Hill is jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of acid mine drainage in the Crescent Mine. Bunker Hill subsequently filed a motion to dismiss the claims, resulting in the dismissal of certain claims without prejudice on March 2, 2022. The Idaho Court denied the motion to dismiss filed by Placer for Crescent's trespass, nuisance and negligence claims. Crescent subsequently filed an amended complaint on April 1, 2022 naming Placer and the Company as co-defendants. Crescent also asserts claims for cost recovery and declaratory judgment under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA). Bunker Hill is defending the claims on behalf of itself and Placer, pursuant to an indemnification obligation under the terms of the sale and purchase agreement between the companies dated December 15, 2021. During 2025, the parties participated in mediation sessions. On June 26, 2026, the Court granted Bunker Hill and Placer summary judgment on the Plaintiff's two CERCLA claims and partial summary judgment on Crescent's state-law claims for damages arising before specified cutoff dates. The Plaintiff's later-period state-law claims and Bunker Hill's and Placer's CERCLA contribution claims against Crescent remain pending for trial or further proceedings.

Transfer Agent, Registrar and Auditor

As of the date of this Proxy Statement, Bunker Hill's transfer agent and registrar in Canada and the United States is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia.

Bunker Hill's auditor is MNP LLP, Chartered Professional Accountants, located at Suite 2400, 609 Granville St Vancouver BC, V6B3K3 Canada. MNP LLP has advised Bunker Hill that it is a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("**PCAOB**") and is independent of the Company in accordance with the U.S. federal securities laws and applicable rules and regulations of the SEC and the PCAOB and within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada.

Documents Incorporated by Reference

Information has been incorporated by reference in this Proxy Statement from documents filed with the securities commissions or similar authorities in each of the applicable provinces and territories of Canada and filed with, or furnished to, the SEC. Copies of the documents relating to Bunker Hill incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Bunker Hill by email at ir@bunkerhillmining.com and are also available electronically under Bunker Hill's profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. The filings of Bunker Hill on SEDAR+ and EDGAR are not incorporated by reference in this Proxy Statement except as specifically set out herein.

The following documents, filed by Bunker Hill with securities commissions or similar regulatory authorities in Canada, which have also been filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of this Proxy Statement:

1. the Bunker Hill Annual Report;

2. the Bunker Hill Annual Financial Statements;

3. the Bunker Hill Annual MD&A;

4. the condensed interim consolidated financial statements for the three months ended June 30, 2026;

5. the Bunker Hill Interim MD&A;

6. the proxy statement dated May 11, 2026, relating to the annual general meeting of stockholders of Bunker Hill held on June 11, 2026;

7. the following material change reports filed since December 31, 2025, the end of Bunker Hill's most recently completed financial year (collectively, the "**Material Change Reports**"):

    a. the material change report dated March 12, 2026, relating to, among other things, closing of the concurrent "best efforts" and non-brokered private placement offering of units of Bunker Hill;

    b. the material change report dated March 18, 2026, relating to the resignation of Gerbrand van Heerden as Chief Financial Officer and Corporate Secretary of Bunker Hill, and the concurrent appointment of Bradley Barnett as Chief Financial Officer and Corporate Secretary of Bunker Hill;

    c. the material change report dated May 8, 2026, relating to the appointment of Mark Child as a director of Bunker Hill;

    d. the material change report dated June 29, 2026, relating to the resignation of Mark Child as a director of Bunker Hill;

    e. the material change report dated August 8, 2026, relating to the $5 million draw-down under the existing standby prepayment facility previously made available to Bunker Hill by Teck Resources (the "**Standby Facility**");

f. the material change report dated August 10, 2026, relating to the amendment and restatement of Bunker Hill's by-laws; and

g. the material change report dated August 31, 2026, relating to, among other things, additional draws under the Standby Facility, the entering into of a concentrate prepayment facility with Ocean Partners UK Ltd. and the Arrangement Agreement.

Any document of the type referred to in paragraphs (1) – (7) above or similar material and any documents required by section 11.1 of Form 44-101F1 of NI 44-101 filed by Bunker Hill with any securities commissions or similar regulatory authority in Canada after the date of this Proxy Statement will be deemed to be incorporated by reference in this Proxy Statement and will automatically update and supersede information contained or incorporated by reference in this Proxy Statement. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Proxy Statement and the documents incorporated or deemed to be incorporated by reference herein.

Risk Factors

The business and operations of Bunker Hill are subject to risks. In addition to considering the other information and risk factors set out elsewhere in this Proxy Statement, you should consider carefully the factors set forth under the "*Risk Factors*" heading and the risks set forth in the Bunker Hill Annual Report, the Bunker Hill Annual MD&A and the Bunker Hill Interim MD&A, each of which are incorporated by reference herein.

Annex E: Information Concerning Silver47

Notice to Reader

The following information concerning Silver47 is presented on a pre-Arrangement basis (except where otherwise indicated) and reflects the current business, financial and share capital position of Silver47. This information should be read in conjunction with the documents incorporated by reference into this **Annex E** and the information concerning Silver47 appearing elsewhere in this Proxy Statement. See **Annex D** and **Annex F** of this Proxy Statement for business, financial and share capital information related to Bunker Hill before and after giving effect to the Arrangement.

Capitalized terms used in this **Annex E** but not otherwise defined herein have the meanings set forth in the "*Certain Defined Terms*" in this Proxy Statement.

Forward-Looking Information

Certain statements contained in this **Annex E**, and in the documents incorporated by reference herein, constitute forward-looking information and forward-looking statements within the meaning of applicable Securities Laws. Such forward-looking information and forward-looking statements relate to future events or Silver47's future performance. See "*Cautionary Statement Regarding Forward-Looking Information*" in this Proxy Statement. Readers should also carefully consider the matters and cautionary statements discussed under "*Risk Factors*" in this Proxy Statement, under "*Risk Factors*" below and in the Silver47 AIF, the Silver47 Annual MD&A and the Silver47 Interim MD&A.

Overview

Silver47 is a mineral exploration and development company focused on advancing high-grade silver and silver-rich polymetallic projects in the United States. Silver47's focus is on the acquisition, exploration and development of silver, silver-gold and silver-rich polymetallic mineral deposits. Its activities involve the exploration, evaluation, acquisition and advancement of mineral properties. Silver47's principal assets include the Red Mountain Project in Alaska, the Hughes Project in Nevada and the Mogollon Project in New Mexico. Silver47's strategy is to build a leading U.S.-focused silver company through the advancement of its existing projects, resource growth and strategic acquisition opportunities. Silver47's head office is located at Suite 918 – 1030 West Georgia Street, Vancouver, British Columbia and its common shares are listed on the TSX Venture Exchange under the symbol "AGA", on the OTCQX under the symbol "AAGAF" and on the Frankfurt Stock Exchange under the symbol "QP2".

Silver47 is a corporation existing under the *Business Corporations Act* (British Columbia). Silver47 is a mineral exploration and development company focused on advancing high-grade silver and silver-rich polymetallic projects in the United States. Silver47's activities involve the exploration, evaluation, acquisition and advancement of mineral properties.

Silver47's material mineral properties consist of:

- the Red Mountain Project, located in Alaska;
- the Hughes Project, located in Nevada; and
- the Mogollon Project, located in New Mexico.

Further information regarding the business of Silver47, its operations and its mineral properties can be found in the documents incorporated by reference in this Proxy Statement. Readers are encouraged to review those documents carefully for a more complete description of Silver47 and its business.

Documents Incorporated by Reference

Information regarding Silver47 has been incorporated by reference from documents filed by Silver47 with securities commissions or similar authorities in all of the provinces of Canada. Copies of the documents are also available electronically under Silver47's profile on SEDAR+ at www.sedarplus.ca.

The following documents, filed with the securities regulatory authorities in all of the provinces of Canada are specifically incorporated by reference into, and form a part of, this Proxy Statement:

(a) the Silver47 AIF;

(b) the Silver47 Annual Financial Statements;

(c) the management's discussion and analysis of financial condition and results of operations of Silver47 for the years ended July 31, 2025 and 2024;

(d) the unaudited condensed interim consolidated financial statements of Silver47 for the three and nine-month periods ended April 30, 2026 and April 30, 2025, together with the notes thereto;

(e) the management's discussion and analysis of financial condition and results of operations of Silver47 for the three and nine-month periods ended April 30, 2026 and April 30, 2025;

(f) the material change report of Silver47 dated August 20, 2026 in respect of the entering into of the Arrangement Agreement;

(g) the material change report of Silver47 dated January 14, 2026 in respect of the closing of a brokered private placement of 32,857,800 units at a price of $1.05 per unit for gross proceeds of $34,500,690;

(h) the material change report of Silver47 dated September 18, 2025 in respect of the closing of a brokered private placement of 32,857,800 units at a price of $0.70 per unit for gross proceeds of $23,000,460;

(i) the material change report of Silver47 dated August 6, 2025 in respect of the completion of the acquisition of all of the issued an outstanding shares of Summa Silver (the "**Summa Transaction**");

(j) the business acquisition report (the "**Business Acquisition Report**") dated August 22, 2025 in respect of the Summa Transaction, excluding the notice to reader indicating that the interim financial statements of Summa Silver for the period ended May 31, 2025 had not been reviewed by an auditor; and

(k) the management information circular of Silver47 dated December 8, 2025 in connection with the annual general and special meeting of the Silver47 Shareholders held on January 21, 2026.

Any documents of the type described in Section 11.1 of Form 44-101F1 — *Short Form Prospectus* filed by Silver47 with any securities regulatory authorities in Canada subsequent to the date of this Proxy Statement and prior to the Effective Date will be deemed to be incorporated by reference in this Proxy Statement.

Any statement contained in this Proxy Statement or in any other document incorporated or deemed to be incorporated by reference in this Proxy Statement shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Proxy Statement except as so modified or superseded.

Upon Silver47's filing of a new annual information form and the related annual financial statements and management's discussion and analysis with applicable securities regulatory authorities in Canada, the previous Silver47 AIF, the previous Silver47 Annual Financial Statements and management's discussion and analysis and all interim financial statements, supplemental information, material change reports and information circulars filed prior to the commencement of Silver47's financial year in which the new annual information form is filed will be deemed no longer to be incorporated into this Proxy Statement. Upon interim consolidated financial statements and the accompanying management's discussion and analysis and material change report being filed by Silver47 with the applicable securities regulatory authorities in Canada, all interim consolidated financial statements and the accompanying management's discussion and analysis filed by Silver47 prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Proxy Statement.

Recent Developments

On September 8, 2026, Silver47 announced the completion of its summer drill program at the Red Mountain Project and summarized certain assay results in connection with same.

On August 21, 2026, Silver47 announced the entering into of the Arrangement Agreement.

On July 21, 2026, Silver47 announced the results from a 21-hole auger drill program testing the tailings pile from the historic Belmont mine at the Hughes Project.

On June 12, 2026, Silver47 announced that its fully funded, 2026 summer drill program has commenced across the Red Mountain Project.

On June 4, 2026, Silver47 announced plans for the upcoming summer drill program at the Red Mountain Project.

On May 7, 2026, Silver47 announced the results of a comprehensive rock sampling and geological mapping program at the its wholly owned high-grade Kennedy gold-silver project in Nevada.

On April 24, 2026, Silver47 announced that, subject to approval from the TSXV, that the Corporation will issue an aggregate of 56,902 Silver47 Shares pursuant to two previously entered into amended and restated mining lease agreements entered into by the Corporation's wholly-owned subsidiary, Summa Silver Corp.

On April 20, 2026, Silver47 announced that it had acquired an additional 4,150 acres of mineral claims at the high-grade, gold-silver Kennedy project.

On March 26, 2026, Silver47 announced that it has joined the Critical Minerals Forum, a coalition of miners, processors, investors and end-users committed to building resilient and diversified supply chains.

On March 23, 2026, Silver47 announced that drilling has commenced across the Hughes Project.

On March 2, 2026, Silver47 announced the upcoming drill program at the Hughes Project.

On February 20, 2026, Silver47 announced that it has been recognized as a 2026 Top 50 Silver Company by the TSXV.

On February 19, 2026, Silver47 announced that it has initiated metallurgical test work to evaluate the feasibility of reprocessing the historic Belmont tailings deposit located at the Hughes Project.

On January 23, 2026, Silver47 announced the results of its annual general and special meeting of shareholders held on January 21, 2026.

On January 21, 2026, Silver47 announced the start of a winter drill program at the Mogollon Project.

On January 14, 2026, Silver47 announced the closing of the Financing (as defined below).

On December 31, 2025, Silver47 announced an upsize to the Financing to $30,000,600.

On December 30, 2025, Silver47 announced the entering into of an underwriting agreement with Research Capital in connection with a bought deal financing of 19,048,000 units of the Corporation (each, a "**Unit**") at a price of $1.05 per Unit for aggregate gross proceeds of $20,000,400 (the "**Financing**").

On December 30, 2025, Silver47 announced the results from a property-wide prospecting and rock sampling program from its wholly owned Red Mountain Project.

On December 5, 2025, Silver47 announced that the Silver47 Shares have been upgraded to the OTCQX from the OTCQB in the United States.

Material Properties

As of the date of this Proxy Statement, Silver47 considers its interests in the Red Mountain Property, located in Alaska, USA; the Hughes Property, located in Nevada, USA; and the Mogollon Property, located in New Mexico, USA, to be its only material mineral properties for the purposes of NI 43-101. Silver47 will continue to assess the materiality of its assets as new assets are acquired or assets progress through stages of development into production.

See the Silver47 AIF, which is incorporated into this Proxy Statement by reference, for a further description of each of the Red Mountain Property, Hughes Property and Mogollon Property, including summaries of the Red Mountain Technical Report, Hughes Technical Report and Mogollon Technical Report.

Consolidated Capitalization

Since the date of the Silver47 Annual Financial Statements, there have been no material changes in Silver47's consolidated share and loan capital.

Description of Share Capital

Pursuant to Silver47's articles, Silver47 is authorized to issue an unlimited number of Silver47 Shares. As of the Silver47 Record Date, there were: (i) 210,525,021 Silver47 Shares issued and outstanding; (ii) 17,016,330 Silver47 Options outstanding; (iii) 67,795,018 Silver47 Warrants outstanding; (iv) 180,000 Silver47 RSUs outstanding.

Each Silver47 Share ranks equally with all other Silver47 Shares with respect to dissolution, liquidation or winding-up of Silver47 and payment of dividends. The holders of Silver47 Shares are entitled to one vote for each share of record on all matters to be voted on by such holders and are entitled to receive pro rata such dividends as may be declared by the Silver47 Board of Directors out of funds legally available therefore and to receive, pro rata, the remaining property of Silver47 on dissolution. The holders of Silver47 Shares have no redemption, retraction, purchase, pre-emptive or conversion rights. The rights attaching to the Silver47 Shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

Prior Sales

Silver47 has not sold or issued any Silver47 Shares or securities convertible into Silver47 Shares during the 12 month period prior to the date of the Proxy Statement other than as follows:

Silver47 Shares

Date	Security	Issue Price	Number of Securities
September 10, 2026	Option Exercise	C$0.60	300,000
September 1, 2026	Option Exercise	C$0.50	200,000
July 30, 2026	Vesting RSU	C$0.77	166,666

Date	Security	Issue Price	Number of Securities
June 30, 2026	Vesting RSU	C$0.77	800,000
April 29, 2026	Royalty Payment	C$0.686	56,902
February 2, 2026	Option Exercise	C$0.60	25,000
February 27, 2026	Warrant Exercise	C$0.55	1,800
February 27, 2026	Warrant Exercise	C$0.70	750
January 30, 2026	Warrant Exercise	C$0.55	121,020
January 28, 2026	Warrant Exercise	C$0.796	45,200
January 26, 2026	Warrant Exercise	C$1.00	249,400
January 22, 2026	Warrant Exercise	C$1.22	169,500
January 16, 2026	Warrant Exercise	C$0.796	90,400
January 14, 2026	Bought Deal	C$1.05	32,857,800
January 14, 2026	Vesting RSU	N/A	1,058,334
January 8, 2026	Option Exercise	C$0.60	100,000
January 6, 2026	Warrant Exercise	C$1.00	4,813
January 6, 2026	Warrant Exercise	C$0.75	269,885
January 5, 2026	Warrant Exercise	C$0.75	190,171
December 30, 2025	Warrant Exercise	C$0.796	90,400
December 30, 2025	Warrant Exercise	C$1.00	375,900
December 30, 2025	Warrant Exercise	C$0.796	90,400
December 30, 2025	Warrant Exercise	C$0.796	4,520
December 15, 2025	Warrant Exercise	C$0.796	22,600
October 21, 2025	Option Exercise	C$0.50	300,000
October 17, 2025	Option Exercise	C$0.50	100,000
October 3, 2025	Warrant Exercise	C$0.75	10,250

Securities Convertible into Silver47 Shares

Date	Security	Grant Price	Number of Securities
January 14, 2026	Warrants	C$1.40	16,428,900
January 14, 2026	Warrants	C$1.05	1,970,877
January 21, 2026	Stock Options	C$0.99	5,600,000

Market for Securities

TSXV

The Silver47 Shares are currently listed and traded on the TSXV under the symbol "AGA". The following tables set forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Silver47 Shares on the TSXV:

Month	High (C$)	Low (C$)	Volume
September 1, 2026 to September 22, 2026	0.79	0.67	3,778,290
August 2026	0.84	0.58	12,058,635
July 2026	0.65	0.56	4,403,977
June 2026	0.65	0.54	11,886,399
May 2026	0.80	0.63	6,010,846
April 2026	0.77	0.63	8,878,111
March 2026	0.97	0.58	15,373,766
February 2026	0.96	0.74	23,181,976
January 2026	1.13	0.85	60,921,378
December 2025	1.34	0.83	28,501,024
November 2025	0.91	0.66	12,420,776
October 2025	1.06	0.70	24,919,584
September 2025	0.96	0.70	41,945,286

On August 20, 2026, the last full trading day on the TSXV prior to the announcement that the Arrangement Agreement had been entered into, the closing price of the Silver47 Shares on the TSXV was C$0.67. On September 22, 2026, the last full trading day on the TSXV prior to the date of this Proxy Statement, the closing price of the Silver47 Shares on the TSXV was C$0.70.

OTCQX

The Silver47 Shares are quoted for trading on the OTCQX in the United States under the symbol "AAGAF". The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Silver47 Shares on the OTCQX:

Month	High (US$)	Low (US$)	Volume
September 1, 2026 to September 22, 2026	0.5878	0.4637	1,823,652
August 2026	0.5934	0.4001	7,488,288
July 2026	0.4579	0.3573	4,239,082
June 2026	0.5255	0.3573	5,357,389
May 2026	0.5965	0.4503	5,359,594
April 2026	0.5772	0.4505	6,404,591
March 2026	0.7450	0.4180	9,295,611
February 2026	0.7360	0.5353	12,522,638

Month	High (US$)	Low (US$)	Volume
January 2026	0.8310	0.6200	19,566,888
December 2025	1.0150	0.6002	15,187,415
November 2025	0.6500	0.4650	6,670,057
October 2025	0.7900	0.4850	15,496,458
September 2025	0.7000	0.5101	17,977,046

On August 20, 2026, the last full trading day on the OTCQX prior to the announcement that the Arrangement Agreement had been entered into, the closing price of the Silver47 Shares on the OTCQX was US$0.49. On September 22, the last full trading day on the OTCQX prior to the date of this Proxy Statement, the closing price of the Silver47 Shares on the OTCQX was US$0.50.

Legal Proceedings and Regulatory Actions

There are no material legal proceedings or regulatory actions to which Silver47 is or was a party to, or to which any of Silver47's property is or was the subject of, during the 12-month period prior to the date of this Proxy Statement, nor is Silver47 aware of any being considered.

Auditors

The auditors of Silver47 are MNP LLP. MNP LLP is independent of Silver47 within the meaning of the rules of professional conduct of the Chartered Professional Accountants of British Columbia.

Transfer Agents and Registrar

Odyssey Trust Company of Canada, at 1310 – 1140 West Pender St, Vancouver, British Columbia, V6E 4G1, Canada, is the transfer agent and registrar of Silver47 Shares.

Risk Factors

An investment in the securities of Silver47 is subject to certain risks. Readers should carefully consider the risk factors described under the heading "*Risk Factors*" in the Silver47 AIF, which is incorporated by reference herein, as well as the risk factors set forth under "*Risk Factors*" in this Proxy Statement. If any of the identified risks were to materialize, Silver47's business, financial position, results and/or future operations may be materially affected.

Shareholders should also carefully consider all of the information disclosed in this Proxy Statement and the documents incorporated by reference.

The risk factors that are identified in this Proxy Statement and the documents incorporated by reference are not exhaustive and other factors may arise in the future that are currently not foreseen by management of Silver47 that may present additional risks in the future.

Dividends

Silver47 has never declared or paid any cash dividends or capital distributions on the Silver47 Shares. Silver47 intends to retain all future earnings, if any, and other cash resources for the future operation and development of its business, and accordingly, does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of the Silver47 Board of Directors after taking into account many factors including Silver47's operating results, financial condition and current and anticipated cash needs.

Interests of Experts

The following are the names of persons or entities (a) that are named as having prepared or certified a report, valuation, statement or opinion (or part thereof) included in or incorporated by reference in this Proxy Statement; and (b) whose profession or business gives authority to the statement, report or valuation made by the person or Silver47.

1. Samuel Bourque, C.P.G, Jeffrey J. Bickel, C.P.G. and RESPEC Company LLC provided the technical report titled "Technical Report and Mineral Resources Estimate for the Hughes Silver-Gold Property, Tonopah District, NYE County Nevada, USA" dated March 3, 2025, with an effective date of October 22, 2024;

2. Samuel Bourque, C.P.G, Jeffrey J. Bickel, C.P.G. and RESPEC Company LLC provided the technical report titled "NI 43-101 Technical Report on Mineral Resources at the Mogollon Silver-Gold Property, Catron County, New Mexico, USA" dated March 2, 2025, with an effective date of November 22, 2024;

3. Kristopher J. Raffle, B.Sc., P.Geo., Christopher W. Livingstone, B.SC., P.Geo., Yuliana R. Proenza, M.Eng., P.Geo., Warren E. Black, M.Sc., P.Geo. and APEX Geoscience Ltd. provided the technical report titled "Technical Report on the Red Mountain VMS Property Bonnifield Mining District, Alaska, USA" dated March 2, 2025, with an effective date of November 22, 2024;

4. MNP LLP provided the Independent Auditor's Report dated November 28, 2025, in respect of the Silver47 Annual Financial Statements;

5. Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants provided the Independent Auditor's Report dated December 20, 2024 in respect of the financial statements of Summa Silver for the years ended August 31, 2024 and 2023 included in the Business Acquisition Report; and

6. Research Capital Corporation is named as having prepared or certified a report, statement or opinion incorporated by reference into this Proxy Statement, specifically their fairness opinion.

Silver47's independent auditor is MNP LLP Chartered Professional Accountants, who have prepared the Independent Auditor's Report dated November 28, 2025, in respect of the Silver47 Annual Financial Statements. MNP LLP has confirmed that they are independent with respect to Silver47 within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations, and also that they are independent accountants with respect to Silver47 under all relevant US professional and regulatory standards.

Except as set out herein, as at the date hereof, to the best knowledge of Silver47, Research Capital Corporation, and if applicable, its directors, officers, employees and partners, collectively, held less than one percent of the securities of Silver47 when they prepared or certified a report, valuation, statement or opinion, as applicable, referred to above and as at the date hereof, and they did not receive any direct or indirect interest in any securities of Silver47 or of any associate or affiliate of Silver47 in connection with the preparation or certification of such report, valuation, statement or opinion, as applicable.

Additional Information

Additional information relating to Silver47 can be found under Silver47's issuer profile on SEDAR+ at www.sedarplus.ca. Financial information concerning Silver47 is provided in the Silver47 Annual Financial Statements and the Silver47 Annual MD&A, and the Silver47 Interim Financial Statements and the Silver47 Interim MD&A, which can be found under Silver47's issuer profiles on SEDAR+ at www.sedarplus.ca or on Silver47's website at www.silver47.ca. Silver47 Shareholders may also obtain these documents, without charge, upon request at Silver47 Exploration Corp., 918-1030 West Georgia Street, Vancouver, British Columbia, Canada, 26E 2Y3.

Annex F: Information Concerning Post-Arrangement Bunker Hill

The following is a summary of Post-Arrangement Bunker Hill, its business and operations and should be read together with the more detailed information and financial data and statements contained elsewhere in this Proxy Statement.

Except as otherwise described in this **Annex F**, the business of Post-Arrangement Bunker Hill and information relating to Post-Arrangement Bunker Hill shall be that of Bunker Hill generally disclosed elsewhere in the Proxy Statement.

Capitalized terms used in this **Annex F** but not otherwise defined herein have the meanings set forth in the "*Certain Defined Terms*" section of this Proxy Statement.

Corporate Structure

On completion of the Arrangement, Post-Arrangement Bunker Hill will continue the current operations of Bunker Hill and Silver47 and be governed by the laws of the State of Nevada. The Arrangement will result in the acquisition of all issued and outstanding Silver47 Shares by Bunker Hill.

It is expected that the head and registered offices of Post-Arrangement Bunker Hill will continue to be located at 1009 McKinley Ave, Kellogg, Idaho, United States 83837. Bunker Hill's registered office is expected to continue to be located at 1802 N. Carson Street, Suite 212, Carson City, Nevada, United States 89701 with a Canadian office located at 300-1055 West Hastings Street, Vancouver, British Columbia, Canada V6E 2E9.

The following chart illustrates Post-Arrangement Bunker Hill's material subsidiaries, including their respective jurisdiction of incorporation and the percentage of votes attached to all voting securities of each subsidiary that will be beneficially owned, controlled or directed, directly or indirectly, by Post-Arrangement Bunker Hill:


Bunker Hill Mining Corp.
(Nevada, U.S.)
100%
Silver47 Exploration Corp.
(British Columbia, CA)
Silver Valley Metals Corp.
(Idaho, U.S.)
100%
Silver47 USA Inc.
(Delaware, U.S.)
Summa Silver Corp.
(British Columbia, CA)
100%
Summa Silver Nevada Inc.
Nevada (U.S.)
1237025 B.C. Ltd.
(British Columbia, CA)
Summa Silver (US) Corp.
(New Mexico, U.S.)
100%
1237025 Nevada Inc.
(Nevada, U.S.)

Description of the Business

Post-Arrangement Bunker Hill will carry on the businesses currently operated by Bunker Hill and Silver47, and will continue to engage in mining activities, including exploring for, extracting and processing precious metals.

Following the Effective Date, Bunker Hill's material mineral property for the purposes of NI 43-101 will be the Bunker Hill Mine. Further information regarding the Bunker Hill properties can be found in the Bunker Hill Annual Report, while further information regarding the Silver47 properties can be found in the Silver47 AIF, each of which are incorporated by reference herein. Additional information can also be found in the Bunker Hill Technical Report and

the Silver47 Technical Reports, which are not incorporated by reference herein but are summarized in the Bunker Hill Annual Report and the Silver47 AIF, respectively, which are filed on Bunker Hill's and Silver47's respective issuer profiles on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov, as applicable.

Description of Share Capital

As of the date of this Proxy Statement, Bunker Hill is authorized to issue 100,000,000 shares of Bunker Hill Common Stock, par value $0.000001 per share, and 285,715 shares of Bunker Hill Preferred Stock. If the Charter Amendment Proposal is approved by the Bunker Hill Stockholders at the Special Meeting and the Charter Amendment becomes effective, the authorized capital of Post-Arrangement Bunker Hill will consist of 400,000,000 shares of Bunker Hill Common Stock, par value $0.000001 per share, and 285,715 shares of Bunker Hill Preferred Stock, par value $0.000001 per share. See "*Description of Capital Structure*" in **Annex D**.

Immediately following completion of the Arrangement, assuming approximately 36 million Bunker Hill Shares are issued as a result of the Arrangement, existing Bunker Hill Stockholders and former Silver47 Shareholders will own approximately 57% and 43% of Post-Arrangement Bunker Hill, respectively based on the number of issued and outstanding Bunker Hill Shares and Silver47 Shares on the date of this Proxy Statement.

Selected Unaudited Pro Forma Financial Information

Certain selected unaudited pro forma financial information is set forth in the following tables. Such information should be read in conjunction with the unaudited pro forma consolidated financial statements of Bunker Hill after giving effect to the Arrangement for the year ended December 31, 2025, and as at and for the six months ended June 30, 2026, and the accompanying notes thereto attached as **Annex G**.

Adjustments have been made to prepare the unaudited pro forma consolidated financial statements of Post-Arrangement Bunker Hill, which adjustments are based on certain assumptions. Both the adjustments and the assumptions made in respect thereof are described in the notes to the unaudited pro forma consolidated financial statements set forth in **Annex G**.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating or financial results that would have occurred had the Arrangement actually occurred at the times contemplated by the notes to the unaudited pro forma consolidated financial statements set forth in **Annex G** or of the results expected in future periods.

Consolidated Capitalization

The following table sets out the consolidated cash and cash equivalents and the consolidated capitalization of Post-Arrangement Bunker Hill as at June 30, 2026, on an adjusted basis, giving effect to the Arrangement (as if it had closed on June 30, 2026).

As at June 30, 2026 (in United States dollars, except shares)	Bunker Hill (actual)	Post-Arrangement Bunker Hill (adjusted)
Cash and cash equivalents	$6,657,131	$42,623,141
Non-current liabilities	$140,508,117	$158,209,202
Total equity	$11,023,131	$160,346,856
Issued capital[(1)]	$175,638,423	$324,462,148
Bunker Hill Shares	46,685,293	83,346,943

Notes:

(1) Issued capital consists of common stock and additional paid-in-capital as defined by U.S. GAAP.

Integration

Bunker Hill and Silver47 have begun discussing integration planning, focused on safe and continuous operations, corporate reporting, finance, treasury, technical services, procurement, human resources, sustainability and capital

allocation. Post-Arrangement Bunker Hill expects to establish an integration committee reporting to senior management and the board of directors of Post-Arrangement Bunker Hill to oversee key workstreams, integration milestones and risk mitigation. Bunker Hill cautions that there can be no assurance that expected efficiencies or benefits will be realized.

Dividends

There will be no restrictions in Post-Arrangement Bunker Hill's articles or elsewhere, other than customary general solvency requirements, which would prevent Post-Arrangement Bunker Hill from paying dividends following completion of the Arrangement.

Principal Securityholders

To the best of the knowledge of the directors and officers of Bunker Hill and Silver47, and based on information available as of the date of this Proxy Statement, upon completion of the Arrangement, there will be no persons or companies who will beneficially own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to the Bunker Hill Shares on a non-diluted basis, after giving effect to the Arrangement, except for the following:

Shareholder	Number of Bunker Hill Shares Beneficially Owned(1)	% of Outstanding Bunker Hill Shares(2)
Sprott Asset Management LP Sprott Asset Management USA, Inc. Research Capital Investment Corp.	8,998,383(3)	10.8%(3)
Teck Resources Limited	12,653,317	15.2%

Notes:

(1) As of the date of this Proxy Statement.

(2) Based on the number of Bunker Hill Shares beneficially owned, on a non-diluted basis, as of the date of this Proxy Statement and an estimated total of 83,533,134 Bunker Hill Shares issued and outstanding following completion of the Arrangement.

(3) Including 812,849 Silver47 Shares held as of the date of this Proxy Statement.

Following completion of the Arrangement, separately or together, Bunker Hill does not anticipate that: (i) any person will hold more than 20% of the Bunker Hill Shares; or (ii) control of Post-Arrangement Bunker Hill will be materially affected. No new class of voting securities will be created and the Consideration Shares will carry the same rights as the existing Bunker Hill Shares.

Executive Officers and Directors of Post-Arrangement Bunker Hill

Following completion of the Arrangement, the executive officers of Post-Arrangement Bunker Hill will be (i) Richard Williams, as Executive Chairman, (ii) Sam Ash, as Chief Executive Officer, (iii) Bradley Barnett as Chief Financial Officer, and (iv) Galen McNamara as President and Chief Investment Officer (current Chief Executive Officer of Silver47), as well as any other officers appointed by the Post-Arrangement Bunker Hill Board on the recommendation of Messrs. Ash and McNamara.

Following completion of the Arrangement, the board of directors of Post-Arrangement Bunker Hill will be chaired by Richard Williams, the current Chairman of the Bunker Hill Board, and will have six additional directors, comprising four directors from Bunker Hill and two directors from Silver47: Dr. Mark Cruise (Lead Independent Director), Sam Ash (Director), Gary Thompson (Director), Galen McNamara (Director), Pamela Saxton (Director), and Kelli Kast (Director).

Transfer Agent, Registrar and Auditor

As of the date of this Proxy Statement, the transfer agent and registrar for the Bunker Hill Shares in Canada and the United States, respectively, is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia, Canada. Following the Effective Date, the transfer agent and registrar for the Bunker Hill Shares in Canada

and the United States will continue to be Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia, Canada.

The auditor of Bunker Hill following the Effective Date will continue to be MNP LLP, through its offices located at 2400, 609 Granville Street (MNP Tower), P.O. Box 10203, Pacific Centre, Vancouver, British Columbia, V7Y 1E7, Canada, the current auditor of each of Bunker Hill and Silver47.

Annex G: Unaudited Pro Forma Financial Information

BUNKER HILL
MINING CORPORATION

Pro Forma Consolidated Financial Statements

As at and for the six months ended June 30, 2026 and for the year ended December 31, 2025

(Unaudited, expressed in thousands of United States dollars unless otherwise stated)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information ("**Unaudited Pro Forma Financial Information**") has been prepared based on the historical audited and unaudited consolidated financial statements of Bunker Hill Mining Corp. ("**Bunker Hill**" or the "**Company**"), the historical audited and unaudited consolidated financial statements of Silver47 Exploration Corp. ("**Silver47**"), and the historical unaudited pro forma condensed combined statements of loss of Silver47 adjusted for the acquisition by Silver47 of Summa Silver Corp. ("**Summa**") (as described in Note 7), in each case, as indicated below, and is intended to provide information about how the Transaction (as defined and described in Note 1) might have affected Bunker Hill's historical financial statements.

The unaudited pro forma condensed combined statements of loss for the year ended December 31, 2025 combines the historical audited consolidated statements of loss of Bunker Hill for the year ended December 31, 2025, with the historical unaudited consolidated statements of loss of Silver47 adjusted for Summa (as described in Note 7) for the corresponding period as if the Transaction had occurred on the first day of Bunker Hill's fiscal year 2025, being January 1, 2025.

The unaudited pro forma condensed combined statements of income (loss) for the six months ended June 30, 2026 combines the historical unaudited condensed interim consolidated statements of income of Bunker Hill for the six months ended June 30, 2026 with the historical unaudited condensed interim consolidated statements of loss of Silver47 for the six months ended April 30, 2026 as if the Transaction had occurred on the first day of Bunker Hill's fiscal year 2026, being January 1, 2026.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the historical unaudited condensed interim consolidated balance sheets of Bunker Hill as of June 30, 2026 and the historical unaudited condensed interim consolidated statements of financial position of Silver47 as of April 30, 2026, as if the Transaction had occurred on June 30, 2026.

The Unaudited Pro Forma Financial Information has been prepared based on and should be read in conjunction with the following, which are included elsewhere or incorporated by reference in this Proxy Statement:

- the accompanying notes to the Unaudited Pro Forma Financial Information;
- the historical audited consolidated financial statements of Bunker Hill for the year ended December 31, 2025, included in Bunker Hill's annual report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 6, 2026 and on SEDAR+ on March 16, 2026;
- the historical unaudited condensed consolidated financial statements of Bunker Hill for the three and six months ended June 30, 2026, included in Bunker Hill's quarterly report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC and on SEDAR+ on July 31, 2026;
- the historical audited consolidated financial statements of Silver47 for the year ended July 31, 2025, filed on Silver47's SEDAR+ issuer profile on November 28, 2025;
- the historical unaudited consolidated financial statements of Silver47 for the three and nine months ended April 30, 2026, filed on Silver47's SEDAR+ issuer profile on June 29, 2026;
- the historical audited consolidated financial statements of Summa for the year ended August 31, 2024, included in Silver47's business acquisition report filed on Silver47's SEDAR+ issuer profile on August 22, 2025 (the "**BAR**");
- the historical unaudited consolidated financial statements of Summa for the three and nine months ended May 31, 2025, included in the BAR; and
- other information relating to Bunker Hill and Silver47 contained in or incorporated by reference into this document. See the section entitled "*Where You Can Find More Information*" beginning on page 111 of the Proxy Statement.

The Unaudited Pro Forma Financial Information is presented using the asset acquisition method of accounting, as further described in Note 1, with Bunker Hill as the acquirer of Silver47. Under the asset acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed of Silver47 based on their respective fair market values on the acquisition date.

The Unaudited Pro Forma Financial Information is presented for informational purposes only. The information has been prepared in accordance with Article 11 of Regulation S-X of the SEC as amended by the final rule, Release No. 33-10786 "Amendments to Financial Disclosures about Acquired and Disposed Businesses," using the assumptions set forth in the notes to the Unaudited Pro Forma Financial Information. The information has been adjusted to include estimated Transaction accounting adjustments, which reflect the application of the accounting required by accounting principles generally accepted in the United States ("**U.S. GAAP**").

The Unaudited Pro Forma Financial Information is not necessarily indicative of the financial position and results of operations that actually would have been achieved had the Transaction occurred as of the dates indicated herein, nor does it purport to project the future financial position and operating results of Post-Arrangement Bunker Hill, defined herein. The Unaudited Pro Forma Financial Information also does not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the Transaction and, accordingly, does not attempt to predict or suggest future results.

Bunker Hill Mining Corp.
Unaudited Pro Forma Condensed Combined Balance Sheet
(Expressed in U.S. Dollars)
As at June 30, 2026

	Historical Bunker Hill As of June 30, 2026	Reclassified Historical Silver47 As of April 30, 2026 (Note 5)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined
ASSETS					
Current assets					
Cash	$ 6,657,131	$ 35,966,010	$ -		$ 42,623,141
Restricted cash	2,975,000	-	-		2,975,000
Accounts receivable and prepaid expenses	629,351	2,382,434	-		3,011,785
Inventory	939,688	-	-		939,688
Total current assets	11,201,170	38,348,444	-		49,549,614
Non-current assets					
Long term restricted cash	-	158,700	-		158,700
Long term deposit	1,406,480	-	-		1,406,480
Right-of-use asset	3,098,501	-	-		3,098,501
Land	3,249,488	-	-		3,249,488
Plant and equipment	124,881,165	120,631	-		125,001,796
Mineral properties and rights	30,681,446	-	-		30,681,446
Exploration and evaluation assets	-	54,899,046	80,206,740	6(a), 6(b)	135,105,786
Total assets	$ 174,518,250	$ 93,526,821	$ 80,206,740		$ 348,251,811
DEFICIENCY AND LIABILITIES					
Current liabilities					
Accounts payable	$ 7,990,188	$ 1,208,751	$ -		$ 9,198,939
Accrued liabilities	2,848,329	-	5,500,000	6(b)	8,348,329
Current portion of lease liability	601,924	-	-		601,924
Deferred share units liability	811,377	-	-		811,377
Share-based payment liabilities	-	79,517	(79,517)	6(c)	-
Environment protection agency cost recovery payable	6,000,000	-	-		6,000,000
Current portion of Silver Loan	1,624,625	-	-		1,624,625
Interest payable	1,780,416	-	-		1,780,416
Current income tax payable	1,330,143	-	-		1,330,143
Total current liabilities	22,987,002	1,288,268	5,420,483		29,695,753
Non-current liabilities					
Lease liability	1,430,684	-	-		1,430,684
Series 1 convertible debenture	4,560,273	-	-		4,560,273
Series 2 convertible debenture	9,522,815	-	-		9,522,815
Series 3 convertible debenture	2,518,765	-	-		2,518,765
Silver Loan	69,989,396	-	-		69,989,396
Sprott Debt Facility	14,840,344	-	-		14,840,344
Environment protection agency cost recovery liability, net of discount	5,023,426	-	-		5,023,426

Derivative warrant liability	32,622,414	-	17,701,085	6(d)	50,323,499
Total liabilities	163,495,119	1,288,268	23,121,568		187,904,955
Shareholders' equity					
Preferred shares[(1)]	-	-	-		-
Common stock[(2)]	1,551	-	141	6(e)	1,692
Additional paid-in-capital	175,636,872	120,960,685	27,862,899	6(e)	324,460,456
Accumulated other comprehensive income (loss)	569,488	(484,088)	484,088	6(e)	569,488
Accumulated deficit	(165,184,780)	(28,238,044)	28,738,044	6(e)	(164,684,780)
Total shareholders' equity	11,023,131	92,238,553	57,085,172		160,346,856
Total shareholders' equity and liabilities	$ 174,518,250	$ 93,526,821	$ 80,206,740		$ 348,251,811

(1) Bunker Hill's shares of preferred stock have $0.000001 par value, 285,715 shares of preferred stock authorized; nil shares of preferred stock issued and outstanding as of June 30, 2026. Silver47 has nil preferred shares authorized.

(2) Bunker Hill's shares of common stock have $0.000001 par value, 100,000,000 shares of common stock authorized; 46,685,293 shares of common stock issued and outstanding as of June 30, 2026. Silver47's common shares have no par value, unlimited number of common shares authorized; 208,658,355 common shares issued and outstanding as of April 30, 2026.

See accompanying notes to Unaudited Pro Forma Combined Financial Information.

Bunker Hill Mining Corp.
Unaudited Pro Forma Condensed Combined Statements of Income (Loss)
(Expressed in U.S. Dollars, except for shares and per share amounts)
For the Six Months Ended June 30, 2026

	Historical Bunker Hill For the Six Months Ended June 30, 2026	Reclassified Historical Silver47 for the Six Months Ended April 30, 2026 (Note 5)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined
Operating expenses	$ (8,403,331)	$ (8,950,448)	$ 500,000	6(b)	$(16,853,779)
Other items					
Interest income	265,257	333,720	-		598,977
Change in derivative liability	43,580,366	-	-		43,580,366
Gain on fair value of silver loan	6,213,354	-	-		6,213,354
Interest expense	(2,125,144)	-	-		(2,125,144)
Financing costs	(725,795)	-	-		(725,795)
Gain on debt settlement	9,800	-	-		9,800
Loss on debt settlement	(29,149)	-	-		(29,149)
Loss on foreign exchange	(91,259)	(9,674)	-		(100,933)
Income (loss) for the period pre tax	$ 38,694,099	$ (8,626,402)	$ 500,000		$ 30,567,697
Current tax expense	(380,143)	-	-		(380,143)
Income (loss) for the period	$ 38,313,956	$ (8,626,402)	$ 500,000		$ 30,187,554
Net income per common share – basic	$ 0.87			6(f)	$ 0.38
Net income per common share – fully diluted	$ 0.81			6(f)	$ 0.37
Weighted average common shares – basic	44,228,069			6(f)	80,398,454
Weighted average common shares – fully diluted	49,456,551			6(f)	85,225,947

See accompanying notes to Unaudited Pro Forma Combined Financial Information.

Bunker Hill Mining Corp.
Unaudited Pro Forma Condensed Combined Statements of Loss
(Expressed in U.S. Dollars, except for shares and per share amounts)
For the Year Ended December 31, 2025

	Historical Bunker Hill	Reclassified Historical Silver47 Adjusted for Summa (Note 5)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined
Operating expenses	$(13,595,412)	$(22,063,229)	$ -		$ (35,658,641)
Other items					
Interest income	363,818	252,773	-		616,591
Change in derivative liability	(42,593,254)	-	-		(42,593,254)
Gain on fair value of debentures	1,002,763	-	-		1,002,763
Loss on fair value of silver loan	(49,386,219)	-	-		(49,386,219)
Interest expense	(7,383,987)	-	-		(7,383,987)
Financing costs	(3,414,423)	-	-		(3,414,423)
Gain on revaluation of stream debenture	4,149,606	-	-		4,149,606
Gain on debt modification	468,878	-	-		468,878
Gain on debt settlement	29,791,130	-	-		29,791,130
Loss on debt modification	(2,155,718)	-	-		(2,155,718)
Loss on debt settlement	(3,449,557)	-	-		(3,449,557)
Loss on issuance of warrants	(6,469,023)	-	-		(6,469,023)
Loss on sale of equipment	(40,000)	-	-		(40,000)
Loss on foreign exchange	(171,862)	(82,188)	-		(254,050)
Other income	-	46,354	-		46,354
Bad debt expense	(248,755)	-	-		(248,755)
Loss for the year pre tax	$(93,132,015)	$(21,846,290)	$ -		$(114,978,305)
Current tax expense	-	-	-		-
Loss for the year	$(93,132,015)	$(21,846,290)	$ -		$(114,978,305)
Net loss per common share – basic	$ (4.09)			6(f)	$ (1.95)
Net loss per common share – fully diluted	$ (4.09)			6(f)	$ (1.95)
Weighted average common shares – basic	22,747,234			6(f)	58,917,619
Weighted average common shares – fully diluted	22,747,234			6(f)	58,917,619

See accompanying notes to Unaudited Pro Forma Combined Financial Information.

Notes to Unaudited Pro Forma Combined Financial Information
(Expressed in U.S. Dollars)

1. Description of the Transaction

On August 20, 2026, the Company entered into an arrangement agreement (the "**Arrangement Agreement**"), whereby the Company agreed to acquire all of the issued and outstanding shares of Silver47 by way of a plan of arrangement under the *Business Corporations Act* (British Columbia) (the "**Transaction**"). Under the terms of the Arrangement Agreement, Silver47 shareholders will receive 0.1724 shares of Bunker Hill common stock for each Silver47 common share (the "**Exchange Ratio**") held immediately prior to the effective time of the Transaction. Following the closing of the Transaction, it is anticipated that the combined company ("**Post-Arrangement Bunker Hill**") will seek a name change to "Bunker Hill Silver Corp." and remain listed on the Toronto Stock Exchange. It is also expected that Bunker Hill will apply to delist the Silver47 shares from the TSX Venture Exchange, the Frankfurt Stock Exchange and the OTCQX promptly following completion of the Transaction.

2. Basis of Presentation

The Unaudited Pro Forma Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786 "Amendments to Financial Disclosures about Acquired and Disposed Businesses," using the assumptions set forth in these notes.

The accompanying Unaudited Pro Forma Combined Financial Information presents the unaudited pro forma condensed combined statements of loss for the year ended December 31, 2025 of Bunker Hill giving effect to the acquisition of Silver47 as if it occurred on January 1, 2025, the unaudited pro forma condensed combined statements of income (loss) for the six months ended June 30, 2026 of Bunker Hill giving effect to the acquisition of Silver47 as if it occurred on January 1, 2026 and the unaudited pro forma combined balance sheet as at June 30, 2026 of Bunker Hill giving effect to the acquisition of Silver47 as if it occurred on June 30, 2026.

Bunker Hill and Silver47 prepare their consolidated financial statements with a fiscal year end of December 31 and July 31, respectively. In accordance with applicable SEC rules, if the fiscal year end of an acquired entity differs from the acquirer's fiscal year end by more than 93 days, the acquired entity's income statement must be brought up within 93 days of the acquirer's fiscal year end. The Unaudited Pro Forma Combined Financial Information was prepared in accordance with the 93 day interval threshold as explained below, with adjustments made to the historical financial information of Silver47 to align the reporting periods with Bunker Hill's fiscal year end, where applicable.

The unaudited pro forma condensed combined balance sheet as at June 30, 2026 was prepared using:

- the historical unaudited condensed interim consolidated balance sheets of Bunker Hill for the period ended June 30, 2026, as included in Bunker Hill's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2026 filed with the SEC and on SEDAR+ on July 31, 2026; and

- the historical unaudited condensed interim consolidated statements of financial position of Silver47 for the period ended April 30, 2026. The two month difference between respective period ends is within the 93 day permitted interval.

The unaudited pro forma condensed combined statements of income (loss) for the six months ended June 30, 2026 was prepared using:

- the historical unaudited condensed interim consolidated statements of income of Bunker Hill for the six months ended June 30, 2026, as included in Bunker Hill's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2026 filed with the SEC and on SEDAR+ on July 31, 2026; and

- the historical financial information of Silver47 for the six month period ended April 30, 2026, derived from Silver47's unaudited consolidated financial statements for the nine months ended April 30, 2026, less the unaudited consolidated financial statements for the three months ended October 31, 2025. The two month difference between respective period ends is within the 93 day permitted interval.

The unaudited pro forma condensed combined statements of loss for the year ended December 31, 2025 was prepared using:

- the historical audited consolidated statements of loss of Bunker Hill for the year ended December 31, 2025, as included in Bunker Hill's annual report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 6, 2026 and on SEDAR+ on March 16, 2026; and

- the historical financial information of Silver47 adjusted for Summa (as described in Note 7) for the twelve-month period ended December 31, 2025, derived from Silver47's audited consolidated financial statements for the year ended July 31, 2025 and subsequent unaudited interim financial information, with adjustments to conform the reporting period to Bunker Hill's December 31 fiscal year end.

The above constructed unaudited pro forma condensed combined statements of loss for the year ended December 31, 2025 of Silver47 was prepared for the purpose of preparing the Unaudited Pro Forma Combined Financial Information and does not conform with the audited consolidated financial statements for the year ended July 31, 2025 of Silver47.

The historical unaudited consolidated financial statements of Bunker Hill are prepared in accordance with U.S. GAAP and are reported in U.S. dollars ("**$**" or "**USD**"). The historical unaudited consolidated financial statements of Silver47 and Summa are prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board ("**IFRS**") and are reported in Canadian dollars ("**C$**" or "**CAD**").

The Transaction will be accounted for using the asset acquisition method of accounting, as prescribed in Accounting Standards Codification ("**ASC**") 805, Business Combinations, ("**ASC 805**"), under U.S. GAAP, which requires an allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values as of the date of the Transaction. As of the date of this filing, Bunker Hill has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of Silver47's assets acquired and liabilities assumed and the related allocations of purchase price.

Silver47's historical financial information has been translated into USD for the purposes of the Unaudited Pro Forma Financial Information to align Silver47's presentation currency to Bunker Hill's presentation currency. Assets and liabilities have been translated into USD using the applicable exchange rate as of the balance sheet date. Revenues and expenses have been translated using the average exchange rates for the periods presented.

At the date of this filing, management is not aware of any material differences and therefore no adjustments have been made to reflect Silver47's historical audited consolidated financial statements on a U.S. GAAP basis for purposes of the Unaudited Pro Forma Financial Information and to align Silver47's historical significant accounting policies under IFRS to Bunker Hill's significant accounting policies under U.S. GAAP. As of the date of this filing, Bunker Hill has not identified all adjustments necessary to convert Silver47's historical audited financial statements prepared in accordance with IFRS to U.S. GAAP and to conform Silver47's accounting policies to Bunker Hill's accounting policies.

A final determination of the fair value of Silver47's assets and liabilities, including property and equipment, and exploration and evaluation assets, will be based on the actual property and equipment, and exploration and evaluation assets of Silver47 that exist as of the closing date of the Transaction and therefore cannot be made prior to the consummation of the Transaction. Bunker Hill has estimated the fair value of Silver47 assets and liabilities based on discussions with Silver47's management, preliminary valuation studies, due diligence and information presented in Silver47's filings with the Canadian securities authorities. A final determination of fair value of Silver47's assets and liabilities has not been finalized as of the date of filing. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma combined balance sheet and unaudited pro forma statements of income (loss). In addition, the value of the purchase consideration to be paid by Bunker Hill upon the consummation of the Transaction will be determined based on the closing price of Bunker Hill's common stock on the Transaction date. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not necessarily reflect what Post-Arrangement Bunker Hill's financial condition would have been had the Transaction occurred on the date indicated. They also may not be useful in predicting the future financial condition and results of the operations of Post-Arrangement Bunker Hill. The actual financial position and results of operations of Bunker Hill may differ significantly from the pro forma amounts reflected in the unaudited pro forma consolidated financial statements due to a variety of factors.

The unaudited pro forma information and adjustments are based upon current available information and certain assumptions that Bunker Hill believes are reasonable in the circumstances, as described in the notes to the unaudited pro forma consolidated financial statements. The actual adjustments to the consolidated financial statements of Bunker Hill in connection with the closing of the Transaction will depend on a number of factors, including, among others, the actual expenses of the Transaction and other additional information that becomes available after the date of this report. As a result, it is expected that actual adjustments will differ from the pro forma adjustments presented herein, and the differences may be material. The Unaudited Pro Forma Financial Information also does not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the Arrangement Agreement and, accordingly, do not attempt to predict or suggest future results.

Estimated Purchase Price

The total preliminary estimated purchase price consists of the following:

Share consideration				
Bunker Hill common stock to be issued to Silver47 shareholders[(1)]		36,139,353		
Bunker Hill common stock to be issued for outstanding RSUs[(2)]		31,032		
Total Bunker Hill common stock to be issued		36,170,385		
Bunker Hill share price[(3)]	$	3.90		
Preliminary share consideration			$	141,165,521
Fair value of Replacement Options[(4)]				7,658,204
Fair value of Replacement Warrants[(5)]				17,701,085
Transaction costs [(6)]				6,000,000
Total Preliminary Purchase Consideration			**$**	**172,524,810**

(1) Common shares of Silver47 in the amount of 209,625,021 issued and outstanding as of August 20, 2026, multiplied by the Exchange Ratio.

(2) Restricted share units ("**RSUs**") of Silver47 in the amount of 180,000 outstanding as of August 20, 2026, multiplied by the Exchange Ratio.

(3) The Company's share price of C$5.38 and foreign exchange rate of CAD/USD 0.7254 at the close of business on August 20, 2026 was used to estimate the preliminary share consideration. The final share consideration will be based on the actual closing price per share of the Company's stock on the closing date of the Transaction, which could differ materially from the assumed common stock price used to estimate share consideration for the purpose of the Unaudited Pro Forma Financial Information. A hypothetical 20% change in the Company's closing share price as of August 20, 2026, would have an approximate $37 million impact on the purchase price, which would result in $37 million additional or reduction in Exploration and evaluation assets.

(4) Each Silver47 option outstanding immediately prior to the closing of the Transaction, whether vested or unvested, will be exchanged for an option (each a "**Replacement Option**") to acquire shares of Bunker Hill common stock. The number of Bunker Hill shares of which each Replacement Option is exercisable was determined by multiplying the number of Silver47 shares subject to the Silver47 option immediately prior to the Transaction by the Exchange Ratio. The exercise price of the Replacement Options was determined by dividing the original exercise price of Silver47 options by the Exchange Ratio. The fair value of the Replacement Options was determined using the Black-Scholes option pricing model which used the assumptions of Bunker Hill share price of C$5.38, foreign exchange rate of CAD/USD 0.7254 at the close of business on August 20, 2026, a dividend yield of 0.0%, risk-free interest rate of 3.02%, expected life of 0.5 years to 8.8 years, and expected price volatility of 85.0%. The weighted average fair value of the Replacement Options was determined to be $2.44.

(5) Each Silver47 warrant outstanding immediately prior to the closing of the Transaction, whether vested or unvested, will be exchanged for a warrant (each a "**Replacement Warrant**") to acquire shares of Bunker Hill common stock. The number of Bunker Hill shares for which each Replacement Warrant is exercisable was determined by multiplying the number of Silver47 shares subject to the Silver47 warrant immediately prior to the Transaction by the Exchange Ratio. The exercise price of the Replacement Warrants was determined by dividing the original exercise price of Silver47 warrants by the Exchange Ratio. The fair value of the Replacement Warrants was determined using the Binomial model which used the assumptions of dividend yield of 0.0%, risk-free interest rate of 3.02%, expected life of 0.3 years to 2.5 years, and expected price volatility of 85%. The weighted average fair value of the Replacement Warrants was determined to be $1.51.

(6) Represents expected costs to be incurred as part of the Transaction.

Preliminary Purchase Price Allocation

For the purposes of the Unaudited Pro Forma Financial Information, the table below summarizes the preliminary allocation of purchase price to the estimated fair value assets acquired and liabilities assumed of Silver47 as if the Transaction had occurred on June 30, 2026. The estimated fair value of the assets acquired and liabilities assumed of Silver47 are substantially the same as their respective carrying amounts as at April 30, 2026:

Cash and cash equivalents	$	35,966,010
Tax and other receivables		135,674
Prepaid expenses		2,246,760
Restricted cash		158,700
Property and equipment		120,631
Exploration and evaluation assets		135,105,786
Total assets	**$**	**173,733,561**
Accounts payable and accrued liabilities		1,208,751
Total liabilities	**$**	**1,208,751**
Total assets acquired and liabilities assumed, net	**$**	**172,524,810**

3. IFRS to U.S. GAAP Conversion and Accounting Policy Alignment Adjustments

IFRS differs in certain material respects from U.S. GAAP. Bunker Hill's management performed a preliminary analysis of Silver47's historical financial information to identify differences between IFRS and U.S. GAAP. There were no material differences identified on Silver47's consolidated statements of financial position or Silver47's consolidated statements of loss as presented in the Unaudited Pro Forma Financial Information. Therefore, no corresponding IFRS to U.S. GAAP adjustments are made to the Unaudited Pro Forma Financial Information as of June 30, 2026. In addition, no material adjustments have been made to align Silver47's significant accounting policies under IFRS to Bunker Hill's significant accounting policies under U.S. GAAP when there is no specific difference between IFRS and U.S. GAAP.

4. Foreign Currency Translation

Silver47's historical financial information and pro forma adjustments have been translated from its reporting currency of CAD to be presented in Bunker Hill's reporting currency of USD using the following exchange rates:

	CAD/USD
Unaudited pro forma condensed combined balance sheet – spot rate at April 30, 2026	0.7340
Unaudited pro forma condensed combined statements of income (loss) – average exchange rate for the six months ended April 30, 2026	0.7250
Unaudited pro forma condensed combined statements of loss – average exchange rate for the year ended December 31, 2025	0.7154

5. Silver47 Historical Financial Statements

Silver47's historical audited consolidated financial statements, as described above, are presented under IFRS in CAD. No material adjustments have been made to align Silver47's historical significant accounting policies under IFRS to Bunker Hill's significant accounting policies under U.S. GAAP as discussed in Note 3. Further review may identify additional reclassifications that could have a material impact on the unaudited pro forma financial information of the combined group. In addition, Silver47's historical financial information has been translated into USD to align Silver47's presentation currency to Bunker Hill's presentation currency as discussed in Note 4. The reclassified historical balances reflect certain reclassifications of Silver47's consolidated statements of loss and consolidated statements of financial position categories to conform to Bunker Hill's presentation in its consolidated balance sheets and consolidated statements of income. The reclassifications identified and presented in the unaudited pro forma financial information are based on discussions with Silver47's management, due diligence and information presented in Silver47's filings with Canadian securities authorities. As of the date of this filing, Bunker Hill is not aware of any additional reclassifications that would have a material impact on the Unaudited Pro Forma Financial Information that are not reflected in the pro forma adjustments.

Condensed Consolidated Statement of Financial Position
For the Period Ended as at April 30, 2026

	Historical Silver47 April 30, 2026 CAD	CAD/USD	Historical Silver47 April 30, 2026 USD
ASSETS			
Current assets			
Cash and cash equivalents	C$ 49,000,014	0.7340	$ 35,966,010
Tax and other receivables	184,842	0.7340	135,674
Prepaid expenses	3,060,981	0.7340	2,246,760
Total current assets	52,245,837		38,348,444
Non-current assets			
Restricted cash	216,213	0.7340	158,700
Plant and equipment	164,348	0.7340	120,631
Exploration and evaluation assets	74,794,340	0.7340	54,899,046
Total assets	C$ 127,420,738		$ 93,526,821
Current liabilities			
Accounts payable and accrued liabilities	C$ 1,646,800	0.7340	$ 1,208,751
Share-based payment liabilities	108,334	0.7340	79,517
Total liabilities	1,755,134		1,288,268
Equity			
Share capital	145,086,538	0.7340	106,493,519
Contributed surplus	19,710,035	0.7340	14,467,166
Accumulated deficit	(38,471,449)	0.7340	(28,238,044)
Foreign currency translation reserve	(659,520)	0.7340	(484,088)
Total shareholders' equity	125,665,604		92,238,553
Total shareholders' equity and liabilities	C$ 127,420,738		$ 93,526,821

The reclassifications are summarized below:

Condensed Consolidated Statements of Financial Position
For the Period Ended as at April 30, 2026
(Expressed in U.S. Dollars)

Silver47 Financial Statement Line	Historical Silver47	Reclassification Adjustments	Note	Reclassified Historical Silver47	Bunker Hill Financial Statement Line
ASSETS					**ASSETS**
Current assets					**Current assets**
Cash and cash equivalents	$ 35,966,010	$ -		$ 35,966,010	Cash
Tax and other receivables	135,674	(135,674)	(1)	-	
Prepaid expenses	2,246,760	135,674	(1)	2,382,434	Accounts receivable and prepaid expenses
	38,348,444	-		38,348,444	**Total current assets**
Non-current assets					
Restricted cash	158,700	-		158,700	Long term restricted cash
Property and equipment	120,631	-		120,631	Plant and equipment
Exploration and evaluation assets	54,899,046	-	(2)	54,899,046	Exploration and evaluation assets
TOTAL ASSETS	**$ 93,526,821**	$ -		**$ 93,526,821**	**Total assets**
LIABILITIES					**EQUITY AND LIABILITIES**
Current liabilities					**Current liabilities**
Accounts payable and accrued liabilities	$ 1,208,751	$ -		$ 1,208,751	Accounts payable
		-		-	Accrued liabilities
Share-based payment liabilities	79,517	-	(3)	79,517	Share-based payment liabilities
TOTAL LIABILITIES	1,288,268	-		1,288,268	**Total liabilities**
EQUITY					**Shareholders' equity**
Share capital	106,493,519	(106,493,519)	(4)	-	Common stock
Contributed surplus	14,467,166	106,493,519	(4)	120,960,685	Additional paid-in capital
Accumulated deficit	(28,238,044)	-		(28,238,044)	Accumulated deficit
Foreign currency translation reserve	(484,088)	-		(484,088)	Accumulated other comprehensive income
TOTAL EQUITY	92,238,553	-		92,238,553	**Total shareholders' equity**
TOTAL LIABILITIES AND EQUITY	**$ 93,526,821**	$ -		**$ 93,526,821**	**Total shareholders' equity and liabilities**

(1) Represents a reclassification of Silver47's sales tax receivables, historically included in tax and other receivables, to accounts receivable and prepaid expenses at Bunker Hill.

(2) Represents Silver47's exploration and evaluation assets consisting of costs to acquire Silver47's projects which are pending determination of technical feasibility and commercial viability. A new financial statement line item named "exploration and evaluation assets" was added to the unaudited pro forma combined balance sheet.

(3) Represents Silver47's RSUs with the option of the participant to choose to receive the RSUs in (i) a lump sum payment in cash equal to the number of vested RSUs multiplied by the market value of a common share on the payout date; (ii) the number of underlying common shares or; (iii) any combination of the foregoing. A new financial statement line item named "share-based payment liabilities" was added to the unaudited pro forma combined balance sheet.

(4) Represents Silver47's share capital reclassed to additional paid in capital as the par value of Silver47's shares are nil.

Condensed Consolidated Statements of Loss
For the Six Months Ended April 30, 2026

	(A) **Historical Silver47 nine months ended April 30, 2026 CAD**	(B) **Historical Silver47 three months ended October 31, 2025 CAD**	(A – B) **Historical Silver47 six months ended April 30, 2026 CAD**	**CAD/USD**	**Historical Silver47 six months ended April 30, 2026 USD**
Operating expenses					
Exploration expenses	C$ (8,566,413)	C$(2,977,631)	C$ (5,588,782)	0.7250	$(4,051,867)
General and administrative expenses	(5,265,539)	(2,125,416)	(3,140,123)	0.7250	(2,276,589)
Share-based compensation	(6,628,486)	(3,382,379)	(3,246,107)	0.7250	(2,353,428)
Depreciation expenses	(39,171)	(961)	(38,210)	0.7250	(27,702)
	(20,499,609)	(8,486,387)	(12,013,222)		(8,709,586)
Other items					
Interest income	532,473	72,169	460,304	0.7250	333,720
Change in fair value of share-based payment liabilities	(63,022)	269,201	(332,223)	0.7250	(240,862)
Foreign exchange loss	(17,771)	(4,428)	(13,343)	0.7250	(9,674)
	451,680	336,942	114,738		83,184
Net loss	**C$(20,047,929)**	**C$(8,149,445)**	**C$(11,898,484)**		**$(8,626,402)**

Condensed Consolidated Statements of Loss
For the Six Months Ended April 30, 2026
(Expressed in U.S. Dollars)

Silver47 Financial Statement Line	Historical Silver47	Reclassification Adjustments	Note	Reclassified Historical Silver47	Bunker Hill Financial Statement Line
Operating expenses	$	$ (8,950,448)		$ (8,950,448)	**Operating expenses**
Exploration expenses	(4,051,867)	4,051,867	(1)	-	
General and administrative expenses	(2,276,589)	2,276,589	(2)	-	
Share-based compensation	(2,353,428)	2,353,428	(3)	-	
Depreciation expenses	(27,702)	27,702	(4)	-	
	(8,709,586)	(240,862)		(8,950,448)	
Other items					**Other income or gain (expense or loss)**
Interest income	333,720	-		333,720	Interest income
Change in fair value of share-based payment liabilities	(240,862)	240,862	(5)	-	
Foreign exchange loss	(9,674)	-		(9,674)	Loss on foreign exchange
	83,184	240,862		324,046	
Net loss	**$ (8,626,402)**	$ -		**$ (8,626,402)**	**Loss for the period pre tax**

(1) Represents a reclassification of Silver47's exploration expenditures to operating expenses at Bunker Hill.

(2) Represents a reclassification of Silver47's general and administrative expenses to operating expenses at Bunker Hill.

(3) Represents a reclassification of Silver47's share-based compensation to operating expenses at Bunker Hill.

(4) Represents a reclassification of Silver47's depreciation expenses to operating expenses at Bunker Hill.

(5) Represents a reclassification of Silver47's change in fair value of share-based payment liabilities to operating expenses at Bunker Hill.

Condensed Consolidated Statements of Loss
For the Year Ended December 31, 2025
(Expressed in U.S. Dollars)

Silver47 Financial Statement Line	Historical Silver47 Adjusted for Summa (Note 7)	Reclassification Adjustments	Note	Reclassified Historical Silver47	Bunker Hill Financial Statement Line
Operating expenses	$	$ (22,063,229)		$(22,063,229)	**Operating expenses**
Exploration expenses	(7,812,591)	7,812,591	(1)	-	
General and administrative expenses	(8,467,068)	8,467,068	(2)	-	
Share-based compensation	(5,739,174)	5,739,174	(3)	-	
Depreciation expenses	(7,532)	7,532	(4)	-	
	(22,026,365)	(36,864)		(22,063,229)	
Other items					**Other income or gain (expense or loss)**
Interest income	252,773	-		252,773	Interest income
Flow through share premium	46,354	-		46,354	Other income
Change in fair value of share-based payment liabilities	(36,864)	36,864	(5)	-	
Foreign exchange loss	(82,188)	-		(82,188)	Loss on foreign exchange
	180,075	36,864		216,939	
Net loss	**$(21,846,290)**	$ -		**$(21,846,290)**	**Loss for the year pre tax**

(1) Represents a reclassification of Silver47's exploration expenditures to operating expenses at Bunker Hill.

(2) Represents a reclassification of Silver47's general and administrative expenses to operating expenses at Bunker Hill.

(3) Represents a reclassification of Silver47's share-based compensation to operating expenses at Bunker Hill.

(4) Represents a reclassification of Silver47's depreciation expenses to operating expenses at Bunker Hill.

(5) Represents a reclassification of Silver47's change in fair value of share-based payment liabilities to operating expenses at Bunker Hill.

6. Transaction Accounting Adjustments

The following adjustments have been made to the Unaudited Pro Forma Financial Information to reflect certain preliminary purchase price accounting and other pro forma adjustments. Further review may identify additional adjustments that could have a material impact on the unaudited pro forma financial information of the combined group. At this time, Bunker Hill is not aware of any additional Transaction related adjustments that would have a material impact on the unaudited pro forma financial information that are not reflected or disclosed in the pro forma adjustments.

(a) Exploration and evaluation assets

The adjustment to increase Exploration and evaluation assets by $76,706,740 reflects the adjustment to Silver47's Exploration and evaluation assets based on the estimated fair value as of April 30, 2026 and the preliminary purchase consideration, see Note 2 for further detail. The fair value was determined as the excess of the consideration paid for the identifiable assets and liabilities acquired in relation to the Transaction.

(b) Transaction costs and other one-time charges

As at June 30, 2026, Bunker Hill had incurred approximately $500,000 in transaction costs comprised of legal and professional services fees, historically reported in Operating expenses. The amount was reversed and capitalized as part of the Transaction. Bunker Hill estimates an additional $5,500,000 in transaction costs will be incurred in relation to the Transaction which have not been reflected in the historical financial statements.

(c) Share-based payment liabilities

Immediately prior to consummation of the Transaction, each outstanding Silver47 RSU will be deemed to be bested and settled by Silver47 for Silver47 shares. In accordance with the plan of arrangement governing the Transaction, each such Silver47 share will then be exchanged for 0.1724 shares of Bunker Hill common stock. See Note 2 for further detail on the Transaction.

(d) Derivative warrant liability

The adjustment to Derivative warrant liability represents the fair value of the Replacement Warrants that Bunker Hill will issue upon closing of the Transaction, as per the Arrangement Agreement. See Note 2 for further detail on the Transaction.

(e) Shareholders' equity

The adjustment to Shareholders' equity of $57,085,172 represents the elimination of Silver47's equity and the net impact to Shareholders' equity, including common stock, additional paid-in-capital, accumulated other comprehensive income (loss), and accumulated deficit, in relation to the Arrangement Agreement, as summarized below:

	Common stock	Additional paid-in-capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total adjustment
Issuance of Bunker Hill shares for Transaction(1)	$ 141	$ 141,165,380	$ -	$ -	$141,165,521
Fair value of Replacement Options(2)	-	7,658,204	-	-	7,658,204
Transaction costs incurred to June 30, 2026(3)	-	-	-	500,000	500,000
Elimination of Silver47's historical equity(4)	-	(120,960,685)	484,088	28,238,044	(92,238,553)
Net transaction accounting adjustments to shareholders' equity	**$ 141**	**$ 27,862,899**	**$ 484,088**	**$ 28,738,044**	**$ 57,085,172**

(1) Common shares of Silver47 in the amount of 209,625,021 issued and outstanding as of August 20, 2026 and RSUs of Silver47 in the amount of 180,000 outstanding as of August 20, 2026 multiplied by the Exchange Ratio. See Note 2 for further detail.

(2) Represents fair value of the Replacement Options to be issued pursuant to the Transaction. See Note 2 for further detail.

(3) Represents transaction costs incurred to June 30, 2026, historically reported in Bunker Hill's Operating costs. The amount was reversed and capitalized as part of the Transaction.

(4) Represents adjustments to eliminate Silver47's historical shareholders' equity as at April 30, 2026.

(f) Earnings per share

The pro forma combined earnings per share below reflects pro forma combined net income (loss) attributable to shareholders of Bunker Hill divided by the pro forma weighted average number of shares of common stock outstanding, after giving effect to 36,170,385 shares issued as share consideration and the dilutive effect of Silver47 options and warrants, assuming such shares have been outstanding for the entirety of the periods presented:

	For the six months ended June 30, 2026		For the year ended December 31, 2025	
Pro forma net income (loss) attributable to Bunker Hill shareholders	$	30,187,554	$	(114,978,305)
Pro forma basic weighted average Bunker Hill stock outstanding(1)		80,398,454		58,917,619
Pro forma basic earnings (loss) per share	$	0.38	$	(1.95)
Pro forma diluted weighted average Bunker Hill stock outstanding(2)		85,225,947		58,917,619
Pro forma diluted earnings (loss) per share	$	0.37	$	(1.95)

(1) Basic weighted average shares is comprised of pre-existing shares of Bunker Hill common stock and 36,170,385 shares of Bunker Hill common stock to be exchanged for 209,625,021 shares of Silver47 common stock issued and outstanding and in settlement of 180,000 RSUs of Silver47 outstanding as of August 20, 2026 in accordance with the Exchange Ratio.

(2) Diluted weighted average shares is comprised of pre-existing dilutive shares of Bunker Hill common stock and for the six months ended June 30, 2026 includes 2,524,295 of potential dilutive shares of Silver47.

7. Summa Arrangement Accounting Adjustments

Silver47 completed the acquisition of Summa on August 1, 2025. Silver47's historical consolidated financial statements for the period January 1, 2025 through July 31, 2025 do not include Summa's results of operations.

In accordance with Article 11 of Regulation S-X, the Unaudited Pro Forma Financial Information gives effect to this arrangement as if it had occurred at the beginning of the periods presented. The Unaudited Pro Forma Financial Information also reflects a separate arrangement for the completed acquisition of Summa that required separate financial statements under Rule 3-05 of Regulation S-X.

To provide a more meaningful presentation of Post-Arrangement Bunker Hill's operating results, management has prepared Silver47's historical statements of loss adjusted to include Summa's historical results, together with related pro forma adjustments. These adjustments include:

(a) Adjustments to align Summa's historical financial information with Silver47's accounting policies;

(b) Silver47 and Summa's historical financial information and pro forma adjustments translated from its reporting currency of CAD to be presented in Bunker Hill's reporting currency of USD using the exchange rates in Note 4.

The table below presents a construction of Silver47's historical statements of loss for the year ended December 31, 2025, adjusted for Summa's historical results for the adjustments noted above.

Condensed Consolidated Statements of Loss
For the Year Ended December 31, 2025
(Expressed in U.S. Dollars)

	Historical Silver47 Seven-Months Ended July 31, 2025	Historical Summa Seven-Months Ended July 31, 2025	Historical Consolidated Silver47 Five-Months Ended December 31, 2025	Accounting Policy Alignment Adjustments	Note	Historical Silver47 Twelve months ended December 31, 2025 Adjusted for Summa
Operating expenses						
Exploration expenses	$ (2,888,060)	$ (117,099)	$ (2,977,561)	$ (1,829,871)	(1)	$ (7,812,591)
General and administrative expenses	(2,269,397)	(2,150,761)	(4,046,910)	-		(8,467,068)
Share-based compensation	(736,955)	(346,331)	(4,655,888)	-		(5,739,174)
Depreciation expenses	(490)	-	(7,042)	-		(7,532)
	(5,894,902)	(2,614,191)	(11,687,401)	(1,829,871)		(22,026,365)
Other items						
Interest income	56,993	16,842	178,938	-		252,773
Flow through share premium	46,354	-	-	-		46,354
Change in fair value of share-based payment liabilities	204,421	-	(241,285)	-		(36,864)
Foreign exchange loss	(31,690)	(35,214)	(15,284)	-		(82,188)
	276,078	(18,372)	(77,631)	-		180,075
Net loss	**$ (5,618,824)**	**$ (2,632,563)**	**$ (11,765,032)**	**$ (1,829,871)**		**$(21,846,290)**

(1) Represents an adjustment to align Summa's accounting policy for exploration and evaluation expenditures to that of Silver47's accounting policy and U.S. GAAP, under which such expenditures are expensed in the period incurred instead of capitalized.

Annex H: Charter Amendment

CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BUNKER HILL MINING CORP.

Bunker Hill Mining Corp., a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Bunker Hill Mining Corp.

2. Article III of the Corporation's Second Amended and Restated Articles of Incorporation is amended and restated in its entirety to read as follows:

   "As of the effective date of the filing of this Certificate of Amendment with the Secretary of State of the State of Nevada (the "**Effective Date**"), the total number of shares of capital stock which the Corporation shall have authority to issue is Four Hundred Million, Two Hundred Eighty-Five Thousand, Seven Hundred Fifteen (400,285,715). These shares shall be divided into two classes, with Four Hundred Million (400,000,000) shares designated as common stock, par value $0.000001 per share (the "**Common Stock**"), and Two Hundred Eighty-Five Thousand, Seven Hundred Fifteen (285,715) shares designated as preferred stock, par value $0.000001 per share (the "**Preferred Stock**," and together with the Common Stock, the "Capital Stock"), to be issued in series. The voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock must be described in a resolution of the Board of Directors and a certificate of designation filed pursuant to the Nevada Revised Statutes ("**NRS**") before the issuance of shares of that series."

3. Except as set forth in this Certificate of Amendment to Second Amended and Restated Articles of Incorporation, the Second Amended and Restated Articles of Incorporation remain in full force and effect.